UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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RENTECH NITROGEN PARTNERS, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Rentech Nitrogen Partners, L.P.

MERGER PROPOSAL

Dear Unitholder:

On August 9, 2015, Rentech Nitrogen Partners, L.P. (“Rentech Nitrogen”) and CVR Partners, LP (“CVR Partners”) entered into a merger agreement, pursuant to which (i) Lux Merger Sub 1 LLC, a wholly owned subsidiary of CVR Partners (“Merger Sub 1”), will merge with and into Rentech Nitrogen GP, LLC, the general partner of Rentech Nitrogen (“Rentech Nitrogen GP”), with Rentech Nitrogen GP continuing as the surviving entity as a wholly owned subsidiary of CVR Partners (the “Rentech Nitrogen GP merger”), and (ii) Lux Merger Sub 2 LLC, a wholly owned subsidiary of CVR Partners (“Merger Sub 2”), will merge with and into Rentech Nitrogen, with Rentech Nitrogen continuing as the surviving entity as a subsidiary of CVR Partners (the “Rentech Nitrogen merger” and together with the Rentech Nitrogen GP merger, the “mergers”). The board of directors of Rentech Nitrogen GP (the “Rentech Nitrogen Board”) has determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are advisable, fair and reasonable to and in the best interests of Rentech Nitrogen and its common unitholders, and has unanimously approved and adopted the merger agreement, approved the execution, delivery and performance of the merger agreement and approved the consummation of the transactions contemplated by the merger agreement, including the mergers. The Rentech Nitrogen Board unanimously recommends that the Rentech Nitrogen common unitholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby (the “merger proposal”).

Under the terms of the merger agreement, holders of common units representing limited partner interests in Rentech Nitrogen (“Rentech Nitrogen common units”) eligible to receive consideration will receive 1.04 common units (the “unit consideration”) representing limited partner interests in CVR Partners (“CVR Partners common units”) and $2.57 in cash, without interest, (the “cash consideration” and together with the unit consideration, the “merger consideration”) for each Rentech Nitrogen common unit. The unit consideration is fixed, and the number of units included in the merger consideration will not be adjusted to reflect changes in the price of Rentech Nitrogen or CVR Partners common units. The merger consideration is valued at $13.69 per Rentech Nitrogen common unit based on the closing price of CVR Partners common units as of August 7, 2015, representing a 32.9% premium to the closing price of Rentech Nitrogen common units of $10.30 on August 7, 2015. The merger consideration does not include any value attributable to Rentech Nitrogen’s ammonium sulfate production facility located in Pasadena, Texas (the “Pasadena Facility”). Rentech Nitrogen is required to sell or spin off the Pasadena Facility prior to the closing of the mergers, and Rentech Nitrogen common unitholders may receive additional consideration for the Pasadena Facility in the event such a sale or spin-off is consummated.

Immediately following completion of the mergers, it is expected that former Rentech Nitrogen common unitholders will own approximately 35.7% of the outstanding CVR Partners common units, on a fully diluted basis, based on the estimated number of CVR Partners common units that are expected to be outstanding immediately following the closing of the mergers. The Rentech Nitrogen common units are traded on the New York Stock Exchange under the symbol “RNF,” and the CVR Partners common units are traded on the New York Stock Exchange under the symbol “UAN.”

We are holding a special meeting (the “Rentech Nitrogen special meeting”) of unitholders on February 15, 2016 at 10:00 a.m., local time, to obtain your vote for the merger proposal. The mergers cannot be completed unless the holders of a majority of the outstanding Rentech Nitrogen common units vote for the approval of the merger proposal at the special meeting. Rentech, Inc. and certain of its wholly owned subsidiaries (collectively, the “Rentech Unitholders”) have entered into a voting and support agreement with CVR Partners, pursuant to which, subject to certain exceptions, each of the Rentech Unitholders agreed to vote all of the Rentech Nitrogen common units it owns in favor of the merger proposal and to take other actions in furtherance of the mergers. The Rentech Unitholders collectively hold Rentech Nitrogen common units representing approximately 59.7% of the outstanding Rentech Nitrogen common units as of the date of the accompanying proxy statement/prospectus, which is a sufficient number of Rentech Nitrogen common units to approve the merger proposal without the affirmative vote of any other Rentech Nitrogen common unitholders. Accordingly, assuming the voting and support obligations are not terminated prior to the Rentech Nitrogen special meeting and the Rentech Nitrogen special meeting is held, approval of the merger proposal at the Rentech Nitrogen special meeting is assured.

The Rentech Nitrogen Board recommends that Rentech Nitrogen common unitholders vote “FOR” the merger proposal and “FOR” the approval, on an advisory, non-binding basis, of the merger-related compensation payments that may be paid or become payable to Rentech Nitrogen’s named executive officers in connection with the mergers.

On behalf of the Rentech Nitrogen Board, I invite you to attend the Rentech Nitrogen special meeting. Whether or not you expect to attend the Rentech Nitrogen special meeting in person, we urge you to submit your proxy as promptly as possible through one of the delivery methods described in the accompanying proxy statement/prospectus.

In addition, we urge you to read carefully the accompanying proxy statement/prospectus (and the documents contained in or incorporated by reference into the accompanying proxy statement/prospectus), which includes important information about the merger agreement, the proposed mergers, Rentech Nitrogen, CVR Partners and the Rentech Nitrogen special meeting. Please pay particular attention to the section titled “Risk Factors” beginning on page 33 of the accompanying proxy statement/prospectus.

On behalf of the Rentech Nitrogen Board, thank you for your continued support.

Sincerely,

Keith B. Forman

Chief Executive Officer and Director of Rentech Nitrogen GP,

LLC, the general partner of Rentech Nitrogen Partners, L.P.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated January 14, 2016 and is first being mailed to the unitholders of Rentech Nitrogen on or about January 15, 2016.

Rentech Nitrogen Partners, L.P.

10877 Wilshire Boulevard, 10th Floor

Los Angeles, California 90024

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

To the Unitholders of Rentech Nitrogen Partners, L.P.:

Notice is hereby given that a special meeting (the “Rentech Nitrogen special meeting”) of unitholders of Rentech Nitrogen Partners, L.P., a Delaware limited partnership (“Rentech Nitrogen”), will be held on February 15, 2016, at 10:00 a.m., local time, at Rentech Nitrogen’s principal executive offices, located at 10877 Wilshire Boulevard, 10th Floor, Los Angeles, California 90024, solely for the following purposes:

•	Proposal 1: to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 9, 2015 (as such agreement may be amended from time to time, the “merger agreement”), by and among Rentech Nitrogen, Rentech Nitrogen GP, LLC, the general partner of Rentech Nitrogen (“Rentech Nitrogen GP”), CVR Partners, LP (“CVR Partners”), CVR GP, LLC, the general partner of CVR Partners (“CVR Partners GP”), Lux Merger Sub 1 LLC, a wholly owned subsidiary of CVR Partners (“Merger Sub 1”), and Lux Merger Sub 2 LLC, a wholly owned subsidiary of CVR Partners (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”) pursuant to which, among other things, Merger Sub 1 will merge with and into Rentech Nitrogen GP, with Rentech Nitrogen GP surviving the merger as a wholly owned subsidiary of CVR Partners (the “Rentech Nitrogen GP merger”) and Merger Sub 2 will merge with and into Rentech Nitrogen, with Rentech Nitrogen surviving the merger as a subsidiary of CVR Partners (the “Rentech Nitrogen merger” and, together with the Rentech Nitrogen GP merger, the “mergers”) and the transactions contemplated thereby, which we refer to as the “merger proposal”; and

•	Proposal 2: to consider and vote on a proposal to approve, on an advisory, non-binding basis, the merger-related compensation payments that may be paid or become payable to Rentech Nitrogen’s named executive officers in connection with the mergers, which we refer to as the “merger-related compensation proposal.”

These items of business are described in detail in the accompanying proxy statement/prospectus. The board of directors of Rentech Nitrogen GP (the “Rentech Nitrogen Board”) has determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are advisable, fair and reasonable to and in the best interests of Rentech Nitrogen and its common unitholders, and has unanimously approved and adopted the merger agreement, approved the execution, delivery and performance of the merger agreement and approved the consummation of the transactions contemplated by the merger agreement, including the mergers. The Rentech Nitrogen Board unanimously recommends that the Rentech Nitrogen common unitholders vote “FOR” the merger proposal and “FOR” the merger-related compensation proposal.

Only common unitholders of record as of the opening of business on December 28, 2015, the record date for determination of holders entitled to notice of and to vote at the Rentech Nitrogen special meeting, are entitled to notice of the Rentech Nitrogen special meeting and to vote at the Rentech Nitrogen special meeting or at any adjournment or postponement thereof.

Approval of the merger proposal by the Rentech Nitrogen common unitholders is a condition to the consummation of the mergers and requires the affirmative vote of holders of a majority of the outstanding common units representing limited partner interests in Rentech Nitrogen (“Rentech Nitrogen common units”). Rentech, Inc. (“Rentech”) and certain of its wholly owned subsidiaries (collectively, the “Rentech Unitholders”) have entered into a voting and support agreement with CVR Partners pursuant to which each of the Rentech Unitholders has agreed to vote all of the Rentech Nitrogen common units it owns in favor of the merger proposal and to take other actions in furtherance of the mergers. The Rentech Unitholders collectively hold common units representing approximately 59.7% of the outstanding Rentech Nitrogen common units as of the date of the accompanying proxy statement/prospectus, which is a sufficient number of Rentech Nitrogen common units to approve the merger proposal without the affirmative vote of any other Rentech Nitrogen common unitholders. Accordingly, assuming the voting and support obligations are not terminated prior to the Rentech Nitrogen special meeting and the Rentech Nitrogen special meeting is held, approval of the merger proposal at the Rentech Nitrogen special meeting is assured.

Your failure to vote your common units will have the same effect as a vote “AGAINST” the merger proposal.

By order of the board of directors,

Colin M. Morris

Senior Vice President, General Counsel and Secretary

January 14, 2016

WHETHER OR NOT YOU EXPECT TO ATTEND THE RENTECH NITROGEN SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE, (2) VIA THE INTERNET OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE PREPAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the Rentech Nitrogen special meeting. If your common units are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished to you by such record holder.

We urge you to read the accompanying proxy statement/prospectus, including all documents included in or incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger proposal, the merger-related compensation proposal, the Rentech Nitrogen special meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help voting your Rentech Nitrogen common units, please contact Rentech Nitrogen as follows:

10877 Wilshire Boulevard, 10th Floor

Los Angeles, California 90024

(310) 571-9800

Attn: Julie Dawoodjee Cafarella

Vice President, Investor Relations and Communications

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about CVR Partners and Rentech Nitrogen from other documents filed with the Securities and Exchange Commission (the “SEC”) that are not included in or delivered with this proxy statement/prospectus. See “Where You Can Find More Information.”

Documents incorporated by reference are available to you without charge upon written or oral request. You can obtain any of these documents by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers.

CVR Partners, LP

Attn: Investor Relations

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

(281) 207-3200

Rentech Nitrogen Partners, L.P.

Attn: Julie Dawoodjee Cafarella

Vice President, Investor Relations and Communications

10877 Wilshire Boulevard, 10th Floor

Los Angeles, California 90024

(310) 571-9800

To receive timely delivery of the requested documents in advance of the Rentech Nitrogen special meeting, you should make your request no later than February 8, 2016.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by CVR Partners (File No. 333-206982), constitutes a prospectus of CVR Partners under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the common units representing limited partner interests in CVR Partners (“CVR Partners common units”) to be issued pursuant to the merger agreement. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Rentech Nitrogen special meeting, at which Rentech Nitrogen common unitholders will be asked to consider and vote on the merger proposal and the merger-related compensation proposal.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated January 14, 2016. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to Rentech Nitrogen common unitholders nor the issuance by CVR Partners of its common units pursuant to the merger agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning CVR Partners contained in or incorporated by reference into this proxy statement/prospectus has been provided by CVR Partners, and the information concerning Rentech Nitrogen contained in or incorporated by reference into this proxy statement/prospectus has been provided by Rentech Nitrogen.

i

ANNEX A: Agreement and Plan of Merger	A-1
ANNEX B: Opinion of Morgan Stanley & Co. LLC	B-1

QUESTIONS AND ANSWERS

Set forth below are questions that you, as a unitholder of Rentech Nitrogen, may have regarding the merger proposal and the merger-related compensation proposal and brief answers to those questions. You are urged to read carefully this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety, including the merger agreement, which is attached as Annex A to this proxy statement/prospectus, and the documents contained in and incorporated by reference into this proxy statement/prospectus, because this section may not provide all of the information that is important to you with respect to the mergers and the Rentech Nitrogen special meeting. You may obtain a list of the documents incorporated by reference into this proxy statement/prospectus in the section titled “Where You Can Find More Information.”

Q: Why am I receiving this proxy statement/prospectus?

A: CVR Partners and Rentech Nitrogen have entered into a merger agreement, pursuant to which (i) Merger Sub 1 will merge with and into Rentech Nitrogen GP, with Rentech Nitrogen GP continuing as the surviving entity as a wholly owned subsidiary of CVR Partners, and (ii) Merger Sub 2 will merge with and into Rentech Nitrogen, with Rentech Nitrogen continuing as the surviving entity as a subsidiary of CVR Partners. Following the completion of the mergers, Rentech Nitrogen will cease to be a publicly held limited partnership. In order to complete the mergers, Rentech Nitrogen common unitholders must vote to approve the merger proposal. Rentech Nitrogen is holding the Rentech Nitrogen special meeting to obtain such unitholder approval.

In the mergers, CVR Partners will issue CVR Partners common units and pay cash as the consideration to holders of Rentech Nitrogen common units eligible to receive consideration pursuant to the merger agreement. This document is being delivered to you as both a proxy statement of Rentech Nitrogen and a prospectus of CVR Partners in connection with the mergers. It is the proxy statement by which the Rentech Nitrogen Board is soliciting proxies from you to vote on the merger proposal at the Rentech Nitrogen special meeting or at any adjournment or postponement thereof. It is also the prospectus by which CVR Partners will issue CVR Partners common units to you in the mergers.

Q: What will happen in the mergers?

A: In the Rentech Nitrogen GP merger, Merger Sub 1 will merge with and into Rentech Nitrogen GP. Rentech Nitrogen GP will be the surviving limited liability company in the Rentech Nitrogen GP merger and will continue as a wholly owned subsidiary of CVR Partners. In the Rentech Nitrogen merger, Merger Sub 2 will merge with and into Rentech Nitrogen. Rentech Nitrogen will be the surviving limited partnership in the Rentech Nitrogen merger and will continue as a subsidiary of CVR Partners. Rentech Nitrogen will cease to be a publicly held limited partnership upon completion of the Rentech Nitrogen merger.

Q: What will I receive in the mergers for my Rentech Nitrogen common units?

A: If the mergers are completed, each of your Rentech Nitrogen common units will be cancelled and converted automatically into the right to receive 1.04 CVR Partners common units (the “unit consideration”) and $2.57 in cash, without interest, (the “cash consideration” and together with the unit consideration, the “merger consideration”). No fractional CVR Partners common units will be issued in the mergers. Holders of Rentech Nitrogen common units to whom fractional units would have otherwise been issued will be entitled to receive, subject to applicable withholding, a cash payment in lieu of such fractional interest based on the average trading price of CVR Partners common units over the ten trading day period prior to the closing date of the mergers. The unit consideration is fixed and will not be adjusted to reflect changes in the price of Rentech Nitrogen common units or CVR Partners common units prior to the closing of the mergers. See “Risk Factors” beginning on page 33 of this proxy statement/prospectus.

Q: Can I elect to receive cash for my Rentech Nitrogen common units?

A: No. Pursuant to the merger agreement, the consideration to be received by the holders of Rentech Nitrogen common units consists of both the cash consideration and the unit consideration, which are fixed, in each case as described above.

Q: What will happen to my Rentech Nitrogen phantom units in the mergers?

A: If the mergers are completed, immediately prior to the effective time of the mergers (the “effective time”), all outstanding phantom units granted under the Rentech Nitrogen long-term incentive plan (the “Rentech Nitrogen LTIP”) and held by an employee of Rentech Nitrogen or Rentech Nitrogen GP or one of their subsidiaries (other than Rentech Nitrogen Pasadena Holdings, LLC and Rentech Nitrogen Pasadena LLC, which we refer to collectively as the Pasadena subsidiaries) who continues in the employment of Rentech Nitrogen GP following the effective time (a “continuing employee”) will be automatically cancelled and forfeited. At the effective time, CVR Partners will grant a replacement incentive award to each such continuing employee which will be equal in value to the cancelled and forfeited phantom units. The new incentive award will be granted under the CVR Partners LTIP in the form of a “phantom unit” as defined under the CVR Partners long-term incentive plan (the “CVR Partners LTIP”), and will be subject to substantially the same terms and conditions (including, without limitation, applicable vesting and payment timing provisions) as the cancelled and forfeited phantom units. Any then-accumulated distribution equivalents payable upon a subsequent vesting date pursuant to distribution equivalent rights linked to any phantom unit forfeited in accordance with this paragraph will be paid by CVR Partners to the continuing employee upon the vesting of the CVR Partners “phantom unit” corresponding to such forfeited phantom unit.

Each phantom unit granted under the Rentech Nitrogen LTIP and held by (i) an employee who is terminated at the effective time and does not become a continuing employee (including an employee who continues in employment with Rentech following the effective time) or (ii) any member of the Rentech Nitrogen Board, in any case, that is outstanding immediately prior to the effective time will, as of the effective time, automatically and without any action on the part of the holder, vest in full and be cancelled. In consideration therefor, the holder of such phantom unit will be entitled to receive the merger consideration. In addition, any then-accumulated distribution equivalents payable pursuant to distribution equivalent rights with respect to each phantom unit that vests pursuant to these terms will, as of the effective time, automatically and without any action on the part of the holder thereof, vest in full and thereafter be paid to the holder thereof in cash. See “The Merger Agreement—Treatment of Phantom Units.”

Q: What happens if the mergers are not completed?

A: If the merger proposal is not approved by Rentech Nitrogen common unitholders or if the mergers are not completed for any other reason, you will not receive any consideration for your Rentech Nitrogen common units or Rentech Nitrogen phantom units in connection with the mergers. Instead, Rentech Nitrogen will remain a publicly traded limited partnership and its common units will continue to be listed and traded on the New York Stock Exchange (the “NYSE”). Under specified circumstances, Rentech Nitrogen would be required to pay CVR Partners a termination fee of $31,200,000, and, in specified circumstances, either Rentech Nitrogen or CVR Partners would be required to pay $10,000,000 as a reimbursement of expenses to the other party as described in “The Merger Agreement—Termination Fee and Expenses.”

Q: Will I continue to receive future distributions?

A: Until completion of the mergers, Rentech Nitrogen expects to continue to pay quarterly cash distributions in respect of its common units. However, Rentech Nitrogen and CVR Partners will coordinate the timing of distribution declarations leading up to the mergers so that, in any quarter, a holder of Rentech Nitrogen common units will either receive distributions in respect of its Rentech Nitrogen common units or distributions in respect of CVR Partners common units that such holder will receive in the mergers (but will not receive distributions in respect of both in any quarter). Receipt of the quarterly distribution will not reduce the merger consideration you receive. After completion of the mergers, you will be entitled only to distributions on any CVR Partners common units you receive in the mergers and hold through the applicable distribution record date (except in the case of unvested distribution equivalents that have accumulated with respect to unvested Rentech Nitrogen phantom units held by continuing employees and thus cancelled on the mergers closing date, which will be paid to the continuing employee if and when the replacement incentive award corresponding to such cancelled Rentech Nitrogen phantom unit vests).

Q: What am I being asked to vote on?

A: Rentech Nitrogen’s unitholders are being asked to vote on the following proposals:

•	Proposal 1: to approve and adopt the merger agreement and the transactions contemplated thereby, which we refer to as the merger proposal; and

•	Proposal 2: to approve, on an advisory, non-binding basis, the merger-related compensation payments that may be paid or become payable to Rentech Nitrogen’s named executive officers in connection with the mergers, which we refer to as the merger-related compensation proposal.

The approval of the merger proposal by Rentech Nitrogen common unitholders is a condition to the obligations of Rentech Nitrogen and CVR Partners to complete the mergers. The approval (on an advisory, non-binding basis) of the merger-related compensation proposal is not a condition to the obligations of Rentech Nitrogen or CVR Partners to complete the mergers.

Q: Does the Rentech Nitrogen Board recommend that unitholders vote “FOR” the merger proposal?

A: Yes. The Rentech Nitrogen Board has determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are advisable, fair and reasonable to and in the best interests of Rentech Nitrogen and its common unitholders, and has unanimously approved and adopted the merger agreement, approved the execution, delivery and performance of the merger agreement and approved the consummation of the transactions contemplated by the merger agreement, including the mergers. Therefore, the Rentech Nitrogen Board unanimously recommends that you vote “FOR” the merger proposal. See “Proposal 1: The Mergers—Rentech Nitrogen’s Reasons for the Mergers; Recommendation of Rentech Nitrogen Board.” In considering the recommendation of the Rentech Nitrogen Board with respect to the merger proposal, you should be aware that directors and executive officers of Rentech Nitrogen are parties to agreements or participants in other arrangements that give them interests in the mergers that may be different from, or in addition to, your interests as a unitholder of Rentech Nitrogen. In addition, the Rentech Unitholders, including the sole member of Rentech Nitrogen GP (which has the authority to appoint all of the members of the Rentech Nitrogen Board), are also party to agreements that give them interests in the mergers that may be different from, or in addition to, your interests as a holder of Rentech Nitrogen common units. You should consider these interests in voting on this proposal. See “Proposal 1: The Mergers—Interests of Directors and Executive Officers of Rentech Nitrogen GP in the Mergers” and “Proposal 1: The Mergers—Interests of Rentech in the Mergers.”

Q: What unitholder vote is required for the approval of each proposal?

A: The following are the vote requirements for the proposals:

•	Proposal 1: Merger Proposal. The affirmative vote of holders of a majority of the outstanding Rentech Nitrogen common units. Accordingly, abstentions, broker non-votes (if any) and unvoted units will have the same effect as votes “AGAINST” the merger proposal.

•	Proposal 2: Merger-Related Compensation Proposal. The affirmative vote of a majority of the outstanding Rentech Nitrogen common units present in person or by proxy at the Rentech Nitrogen special meeting. Accordingly, abstentions and broker non-votes (if any) will have the same effect as votes “AGAINST” the merger-related compensation proposal, and unvoted units will have no effect on the merger-related compensation proposal. The approval for this proposal is on an advisory, non-binding basis.

The Rentech Unitholders have entered into a voting and support agreement (the “voting and support agreement”) with CVR Partners, pursuant to which each of the Rentech Unitholders has agreed, subject to certain exceptions, to vote all of the Rentech Nitrogen common units it owns in favor of the merger proposal and to take other actions in furtherance of the mergers. The Rentech Unitholders collectively hold Rentech Nitrogen common units representing approximately 59.7% of the outstanding Rentech Nitrogen common units as of the date of this proxy statement/prospectus, which is a sufficient number of Rentech Nitrogen common units to approve the merger proposal without the affirmative vote of any other Rentech Nitrogen common unitholders. Accordingly, assuming the voting and support obligations are not terminated prior to the Rentech Nitrogen special meeting and the Rentech Nitrogen special meeting is held, approval of the merger proposal at the Rentech Nitrogen special meeting is assured.

Q: What constitutes a quorum for the Rentech Nitrogen special meeting?

A: A majority of the outstanding Rentech Nitrogen common units must be represented in person or by proxy at the meeting in order to constitute a quorum. Under the voting and support agreement, subject to certain terms and conditions, each of the Rentech Unitholders has agreed to cause all of the Rentech Nitrogen common units it owns to be represented at the meeting for purposes of establishing a quorum at the Rentech Nitrogen special meeting. Proxies received but marked as abstentions will be counted as common units that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes (if any) will be considered present at the meeting for purposes of determining the presence of a quorum.

Q: When is this proxy statement/prospectus being mailed?

A: This proxy statement/prospectus and the proxy card are first being sent to Rentech Nitrogen common unitholders on or about January 15, 2016.

Q: Who is entitled to vote at the Rentech Nitrogen special meeting?

A: Holders of each outstanding Rentech Nitrogen common unit (as defined in the Rentech Nitrogen partnership agreement) as of the opening of business on December 28, 2015, the record date for the determination of common unitholders entitled to notice of and to vote at the Rentech Nitrogen special meeting, are entitled to one vote per common unit at the Rentech Nitrogen special meeting.

As of the record date, there were 38,984,868 common units outstanding, all of which are entitled to vote at the Rentech Nitrogen special meeting.

Q: When and where is the Rentech Nitrogen special meeting?

A: The Rentech Nitrogen special meeting will be held at Rentech Nitrogen’s principal executive offices, located at 10877 Wilshire Boulevard, 10th Floor, Los Angeles, California 90024, on February 15, 2016, at 10:00 a.m., local time.

Q: How do I vote my common units, or cause my common units to be voted, at the Rentech Nitrogen special meeting?

A: There are four ways you may cause your common units to be voted at the Rentech Nitrogen special meeting:

•	In Person. If you are a common unitholder of record, you may vote in person at the Rentech Nitrogen special meeting. Common units held by a broker, bank or other nominee may be voted in person by you only if you obtain a legal proxy from the record holder (which is your broker, bank or other nominee) giving you the right to vote the common units;

•	Via the Internet. You may submit a proxy electronically via the Internet by accessing the Internet address provided on each proxy card (if you are a common unitholder of record) or vote instruction card (if your common units are held by a broker, bank or other nominee);

•	By Telephone. You may submit a proxy by using the toll-free telephone number listed on the enclosed proxy card (if you are a common unitholder of record) or vote instruction card (if your common units are held by a broker, bank or other nominee); or

•	By Mail. You may submit a proxy by filling out, signing and dating the enclosed proxy card (if you are a common unitholder of record) or vote instruction card (if your common units are held by a broker, bank or other nominee) and returning it by mail in the prepaid envelope provided.

Even if you plan to attend the Rentech Nitrogen special meeting in person, your plans may change, thus you are encouraged to submit your proxy as described above so that your vote will be counted if you later decide not to attend the Rentech Nitrogen special meeting.

If your common units are held by a broker, bank or other nominee, also known as holding units in “street name,” you should receive instructions from the broker, bank or other nominee that you must follow in order to have your common units voted. Please review such instructions to determine whether you will be able to submit your proxy via Internet or by telephone. The deadline for submitting your proxy by telephone or electronically through the Internet is 11:59 p.m. Eastern Time February 14, 2016 (the “Telephone/Internet deadline”).

Q: If my common units are held in “street name” by my broker, will my broker automatically vote my common units for me?

A: No. If your common units are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your common units by following the instructions that the broker or other nominee provides to you with these materials. Most brokers offer the ability for common unitholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you do not provide voting instructions to your broker, your common units will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is referred to in this proxy statement/prospectus and in general as a broker non-vote. Under the current rules of the NYSE, brokers do not have discretionary authority to vote on the merger proposal or the merger-related compensation proposal. Because the only proposals for consideration at the Rentech Nitrogen special meeting are non-discretionary proposals, it is not expected that there will be any broker non-votes at such meeting. However, if there are any broker non-votes, they will be counted as common units that are present and entitled to vote for purposes of determining the presence of a quorum, but the broker or other nominee will not be able to vote on those matters for which specific authorization is required. Therefore, they will have the same effect as a vote “AGAINST” the merger proposal and the merger-related compensation proposal.

Q: How will my common units be represented at the Rentech Nitrogen special meeting?

A: If you submit your proxy by telephone, through the Internet or by mail, the officers named in your proxy card will vote your common units in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your common units, your common units will be voted as the Rentech Nitrogen Board recommends, which is:

•	Proposal 1: “FOR” the merger proposal; and

•	Proposal 2: “FOR” the merger-related compensation proposal.

If you hold your Rentech Nitrogen common units through a broker or other nominee, you must follow the directions you receive from your broker or other nominee in order to revoke your proxy or change your voting instructions.

Q: Who may attend the Rentech Nitrogen special meeting?

A: Rentech Nitrogen common unitholders (or their authorized representatives) as of the record date and Rentech Nitrogen’s invited guests may attend the Rentech Nitrogen special meeting. All attendees should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance.

Q: Can I revoke my proxy?

A: Yes. If you are a common unitholder of record, you may revoke or change your proxy at any time before the Telephone/Internet deadline or before the polls close at the Rentech Nitrogen special meeting by:

•	sending a written notice, no later than the Telephone/Internet deadline, to Rentech Nitrogen at 10877 Wilshire Boulevard, 10th Floor, Los Angeles, California 90024, Attn: Secretary, that bears a date later than the date of the proxy and is received prior to the Rentech Nitrogen special meeting and states that you revoke your proxy;

•	submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the Rentech Nitrogen special meeting; or

•	attending the Rentech Nitrogen special meeting and voting by ballot in person (your attendance at the Rentech Nitrogen special meeting will not, by itself, revoke any proxy that you have previously given).

Q: What happens if I sell my common units after the record date but before the Rentech Nitrogen special meeting?

A: The record date for the Rentech Nitrogen special meeting will be earlier than the date of the Rentech Nitrogen special meeting and the date that the mergers are expected to be completed. If you sell or otherwise transfer your common units after the record date but before the date of the Rentech Nitrogen special meeting, you will retain your right to vote at the Rentech Nitrogen special meeting. However, you will not have the right to receive the merger consideration to be received by the Rentech Nitrogen common unitholders in the mergers. In order to receive the merger consideration, you must hold your common units through completion of the mergers.

Q: What does it mean if I receive more than one proxy card or vote instruction card?

A: Your receipt of more than one proxy card or vote instruction card means that you have multiple accounts with Rentech Nitrogen’s transfer agent or with a brokerage firm, bank or other nominee. If submitting your proxy by mail, please sign and return all proxy cards or vote instruction cards to ensure that all of your common units are voted. Each proxy card or vote instruction card represents a distinct number of common units, and it is the only means by which those particular common units may be voted by proxy.

Q: Am I entitled to appraisal rights if I vote against the merger proposal?

A: No. Appraisal rights are not available in connection with the mergers under the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) or under the Rentech Nitrogen partnership agreement.

Q: Is completion of the mergers subject to any conditions?

A: Yes. In addition to the approval of the merger proposal by Rentech Nitrogen common unitholders, completion of the mergers requires the receipt of the necessary governmental clearances and the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the merger agreement. Moreover, it is a condition to the completion of the mergers that Rentech Nitrogen sell or spin off the Pasadena Facility and its related business, in each case subject to certain terms specified in the merger agreement and, if applicable, the separation agreement (as described under “The Merger Agreement—Conditions to Consummation of the Mergers,” “The Merger Agreement—Qualified Pasadena Sale” and “The Merger Agreement—Spin-Off”).

Q: When do you expect to complete the mergers?

A: Rentech Nitrogen and CVR Partners are working towards completing the mergers promptly. Rentech Nitrogen and CVR Partners currently expect to complete the mergers in the first quarter of 2016, subject to receipt of Rentech Nitrogen’s unitholder approval, regulatory approvals and clearances, the sale or spin-off of the Pasadena Facility and its related business by Rentech Nitrogen, in each case subject to certain terms specified in the merger agreement and, if applicable, the separation agreement, and other usual and customary closing conditions. However, no assurance can be given as to when, or if, the mergers will occur.

Q: What are the expected U.S. federal income tax consequences to a Rentech Nitrogen common unitholder as a result of the transactions contemplated by the merger agreement?

A: No gain or loss will be recognized by a holder of Rentech Nitrogen common units solely as a result of the receipt of the merger consideration, other than (i) the difference between the aggregate amount of cash received by such Rentech Nitrogen common unitholder (including cash received in lieu of fractional CVR Partners common units) and the deemed assumption by CVR Partners of such Rentech Nitrogen common unitholder’s share of any Rentech Nitrogen liabilities that are treated as part of a “disguised sale” under Section 707 of the Internal Revenue Code of 1986, as amended (the “Code”), and any basis allocable to the portion of such unitholder’s Rentech Nitrogen common units deemed sold as part of the “disguised sale” and (ii) any net decrease in such Rentech Nitrogen common unitholder’s share of partnership liabilities pursuant to Section 752 of the Code (as adjusted for any nonrecourse liabilities taken into account as part of a “disguised sale”) in excess of such Rentech Nitrogen common unitholder’s remaining adjusted tax basis. The amount and effect of any gain that may be recognized by holders of Rentech Nitrogen common units will depend on such unitholder’s particular situation, including the ability of such unitholder to utilize any suspended passive losses.

See “Risk Factors—Risk Factors Relating to the Mergers” and “Material U.S. Federal Income Tax Consequences of the Mergers—Tax Consequences of the Mergers to Rentech Nitrogen Common Unitholders.”

Q: What are the expected U.S. federal income tax consequences for a holder of Rentech Nitrogen common units of the ownership of CVR Partners common units after the mergers are completed?

A: Each holder of Rentech Nitrogen common units who becomes a CVR Partners common unitholder as a result of the mergers will, as is the case for existing CVR Partners common unitholders, be allocated such unitholder’s distributive share of CVR Partners’ income, gain, loss, deduction and credit. In addition to U.S. federal income taxes, such a holder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which CVR Partners conducts business or owns property or in which the unitholder is resident. See “Material U.S. Federal Income Tax Consequences of CVR Partners Common Unit Ownership.”

Q: How many Schedules K-1 will I receive for 2016 if I am a Rentech Nitrogen common unitholder?

A: If you are a holder of Rentech Nitrogen common units, you will receive two Schedules K-1, one from Rentech Nitrogen, which will describe your share of Rentech Nitrogen’s income, gain, loss and deduction for the portion of the tax year that you held Rentech Nitrogen common units prior to the effective time, and one from CVR Partners, which will describe your share of CVR Partners’ income, gain, loss and deduction for the portion of the tax year you held CVR Partners common units following the effective time.

Rentech Nitrogen expects to furnish a Schedule K-1 to each Rentech Nitrogen common unitholder within 90 days of the end of the calendar year in which the closing occurs, and CVR Partners expects to furnish a Schedule K-1 to each CVR Partners common unitholder within 90 days of the closing of CVR Partners’ taxable year on December 31, 2016.

Q: What do I need to do now?

A: Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes. Then, please vote your Rentech Nitrogen common units or submit your proxy in accordance with the instructions described above.

If you hold common units through a broker or other nominee, please instruct your broker or nominee to vote your common units by following the instructions that the broker or nominee provides to you with these materials.

Q: Should I send in my common unit certificates now?

A: No. Rentech Nitrogen common unitholders should not send in their common unit certificates at this time. After completion of the mergers, CVR Partners’ exchange agent will send you a letter of transmittal and instructions for exchanging your Rentech Nitrogen common units for the merger consideration. Unless you specifically request to receive CVR Partners common unit certificates, the CVR Partners common units you receive in the mergers will be issued in book-entry form.

Q: Who should I call with questions?

A: Rentech Nitrogen common unitholders should call Rentech Nitrogen’s Investor Relations and Communications department at (310) 571-9800 with any questions about the mergers or the Rentech Nitrogen special meeting, or to obtain additional copies of this proxy statement/prospectus, proxy cards or voting instruction forms.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. You are urged to read carefully the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger agreement, the mergers and the other matters being considered at the Rentech Nitrogen special meeting. See “Where You Can Find More Information.”

The Parties

CVR Partners, LP

CVR Partners is a Delaware limited partnership formed by CVR Energy, Inc. (“CVR Energy”) to own, operate and grow its nitrogen fertilizer business. Strategically located adjacent to CVR Energy’s affiliated refinery in Coffeyville, Kansas, CVR Partners’ nitrogen fertilizer manufacturing facility is the only operation in North America that utilizes a petroleum coke, or pet coke, gasification process to produce nitrogen fertilizer.

The address of CVR Partners’ and CVR Partners GP’s principal executive offices is 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, and its telephone number is (281) 207-3200. Additional information about CVR Partners and its subsidiaries is included in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Rentech Nitrogen Partners, L.P.

Rentech Nitrogen is a Delaware limited partnership formed in July 2011 by Rentech to own, operate and expand its fertilizer business. Rentech Nitrogen owns and operates two fertilizer facilities: the East Dubuque Facility and the Pasadena Facility. The East Dubuque Facility produces primarily ammonia and urea ammonium nitrate solution, or UAN, using natural gas as the facility’s primary feedstock. The Pasadena Facility produces ammonium sulfate, ammonium thiosulfate and sulfuric acid, using ammonia and sulfur as the facility’s primary feedstocks. It is a condition to the completion of the mergers that Rentech Nitrogen sell or spin off the Pasadena Facility and its related business, in each case subject to certain terms specified in the merger agreement and, if applicable, the separation agreement.

Rentech Nitrogen’s principal executive offices are located at 10877 Wilshire Boulevard, 10th Floor, Los Angeles, California 90024, and its telephone number is (310) 571-9800. Additional information about Rentech Nitrogen and its subsidiaries is included in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Lux Merger Sub 1 LLC

Merger Sub 1 is a Delaware limited liability company and wholly owned subsidiary of CVR Partners. Merger Sub 1 was created for purposes of the Rentech Nitrogen GP merger and has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the merger agreement.

Lux Merger Sub 2 LLC

Merger Sub 2 is a Delaware limited liability company and wholly owned subsidiary of CVR Partners. Merger Sub 2 was created for purposes of the Rentech Nitrogen merger and has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the merger agreement.

The Mergers

The merger agreement provides, subject to the terms and conditions therein and in accordance with Delaware law, for the merger of Merger Sub 1 with and into Rentech Nitrogen GP and the merger of Merger Sub 2 with and into Rentech Nitrogen. Rentech Nitrogen GP and Rentech Nitrogen will survive the mergers as subsidiaries of CVR Partners.

Merger Consideration

The merger agreement provides that, at the effective time, each eligible Rentech Nitrogen common unit issued and outstanding immediately prior to the effective time will be converted into the right to receive 1.04 CVR Partners common units and $2.57 in cash, without interest. The aggregate merger consideration is expected to be approximately $747.9 million, including the fair value of CVR Partners common units issued of approximately $297.2 million based on the price of CVR Partners common units of $7.33 as of the close of trading on January 8, 2016, cash consideration of approximately $100.2 million and approximately $350.5 million of assumed debt. Any Rentech Nitrogen common units that are owned by Rentech Nitrogen or CVR Partners or any of their respective subsidiaries at the effective time (except for certain Rentech Nitrogen common units held by affiliates of CVR Partners that are designated by CVR Partners prior to the effective time to remain outstanding (the “CVR Partners affiliate units”)) will be cancelled without any conversion or payment of consideration in respect thereof.

Treatment of Rentech Nitrogen Phantom Units

Continuing Employees. Immediately prior to the effective time, all outstanding phantom units granted under the Rentech Nitrogen LTIP and held by an employee of Rentech Nitrogen or Rentech Nitrogen GP or one of their subsidiaries (other than the Pasadena subsidiaries) who is a continuing employee will be automatically cancelled and forfeited. At the effective time, CVR Partners will grant a replacement incentive award to each such continuing employee which will be equal in value (determined by reference to the closing price of the units underlying such replacement incentive award on the mergers closing date) to the cancelled and forfeited phantom units. The replacement incentive award will be granted under the CVR Partners LTIP in the form of a “phantom unit” as defined under the CVR Partners LTIP, and will be subject to substantially the same terms and conditions (including, without limitation, applicable vesting and payment timing provisions) as the cancelled and forfeited phantom units. Any then-accumulated distribution equivalents payable upon a subsequent vesting date pursuant to distribution equivalent rights linked to any forfeited Rentech Nitrogen phantom unit will be paid by CVR Partners to the continuing employee upon the vesting of the CVR Partners “phantom unit” corresponding to such forfeited Rentech Nitrogen phantom unit.

Non-Continuing Employees and Rentech Nitrogen Board Members. Each phantom unit granted under the Rentech Nitrogen LTIP and held by (i) an employee who is terminated at the effective time and does not become a continuing employee (including an employee who continues in employment with Rentech following the effective time) or (ii) any member of the Rentech Nitrogen Board, in any case, that is outstanding immediately prior to the effective time will, as of the effective time, automatically and without any action on the part of the holder, vest in full and be cancelled. In consideration therefor, the holder of such phantom unit will be entitled to receive the merger consideration. In addition, any then-accumulated distribution equivalents payable pursuant to distribution equivalent rights with respect to each phantom unit that vests pursuant to these terms will, as of the effective time, automatically and without any action on the part of the holder thereof, vest in full and be paid to the holder thereof in cash.

Rentech Nitrogen Special Meeting; Unitholders Entitled to Vote; Vote Required

Meeting. The Rentech Nitrogen special meeting will be held on February 15, 2016, at 10:00 a.m., local time, at Rentech Nitrogen’s principal executive offices, located at 10877 Wilshire Boulevard, 10th Floor, Los Angeles, California 90024. At the Rentech Nitrogen special meeting, Rentech Nitrogen common unitholders will be asked to vote on the following proposals:

•	Proposal 1: the merger proposal; and

•	Proposal 2: the merger-related compensation proposal.

Record Date. Only Rentech Nitrogen common unitholders of record at the opening of business on December 28, 2015, the record date for the determination of holders entitled to notice of and to vote at the Rentech Nitrogen special meeting, will be entitled to receive notice of and to vote at the Rentech Nitrogen special meeting. As of the opening of business on the record date of December 28, 2015, there were 38,984,868 Rentech Nitrogen common units outstanding and entitled to vote at the meeting. Each holder of Rentech Nitrogen common units is entitled to one vote for each common unit owned as of the record date.

Required Vote. Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding Rentech Nitrogen common units present in person or by proxy at the Rentech Nitrogen special meeting. Rentech Nitrogen cannot complete the mergers unless its common unitholders approve the merger proposal.

Approval (on an advisory, non-binding basis) of the merger-related compensation proposal requires the affirmative vote of the holders of a majority of the outstanding Rentech Nitrogen common units present in person or by proxy at the Rentech Nitrogen special meeting.

The Rentech Unitholders have entered into the voting and support agreement with CVR Partners, pursuant to which, subject to certain exceptions, each of the Rentech Unitholders has agreed to vote all of the Rentech Nitrogen common units it owns in favor of the merger proposal and to take other actions in furtherance of the mergers. The Rentech Unitholders collectively hold Rentech Nitrogen common units representing approximately 59.7% of the outstanding Rentech Nitrogen common units as of the date of this proxy statement/prospectus, which is a sufficient number of Rentech Nitrogen common units to approve the merger proposal without the affirmative vote of any other Rentech Nitrogen common unitholders. Accordingly, assuming the voting and support obligations are not terminated prior to the Rentech Nitrogen special meeting and the Rentech Nitrogen special meeting is held, approval of the merger proposal at the Rentech Nitrogen special meeting is assured.

Unit Ownership of and Voting by Rentech Nitrogen GP’s Directors and Executive Officers. At the opening of business on the record date for the Rentech Nitrogen special meeting, Rentech Nitrogen GP’s directors and executive officers beneficially owned and had the right to vote 129,492 Rentech Nitrogen common units at the Rentech Nitrogen special meeting, which represents approximately 0.3% of the Rentech Nitrogen common units entitled to vote at the Rentech Nitrogen special meeting. It is expected that Rentech Nitrogen GP’s directors and executive officers will vote their units “FOR” the merger proposal, although none of them has entered into any agreement requiring them to do so.

Rentech Nitrogen Common Unitholder Proposals. Ownership of Rentech Nitrogen common units does not entitle Rentech Nitrogen common unitholders to make proposals at the Rentech Nitrogen special meeting. Under the Rentech Nitrogen partnership agreement, only its general partner can make a proposal at the Rentech Nitrogen special meeting.

Rentech Nitrogen’s Reasons for the Mergers; Recommendation of Rentech Nitrogen Board

The Rentech Nitrogen Board has determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are advisable, fair and reasonable to and in the best interests of Rentech Nitrogen and its common unitholders, and has unanimously approved and adopted the merger agreement, approved the execution, delivery and performance of the merger agreement and approved the consummation of the transactions contemplated by the merger agreement, including the mergers. The Rentech Nitrogen Board unanimously recommends that the Rentech Nitrogen common unitholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the Rentech Nitrogen Board considered a number of factors in its deliberations. For a more complete discussion of these factors, see “Proposal 1: The Mergers—Rentech Nitrogen’s Reasons for the Mergers; Recommendation of Rentech Nitrogen Board.”

Opinion of the Financial Advisor to the Rentech Nitrogen Board

Rentech Nitrogen retained Morgan Stanley & Co. LLC (“Morgan Stanley”) to provide it with financial advisory services and a financial opinion in connection with a possible merger, sale or other strategic business combination. Rentech Nitrogen selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Rentech Nitrogen. At the meeting of the Rentech Nitrogen Board on August 9, 2015, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing on the same date, to the Rentech Nitrogen Board to the effect that, as of such date, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the merger consideration to be received by the holders of Rentech Nitrogen common units (other than the Rentech Unitholders and CVR Partners and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Morgan Stanley’s written opinion to the Rentech Nitrogen Board, dated as of August 9, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement/prospectus as Annex B and is incorporated herein by reference. You are encouraged to read Morgan Stanley’s opinion and the summary of Morgan Stanley’s opinion below carefully and in their entirety. Morgan Stanley’s opinion was rendered for the benefit of the Rentech Nitrogen Board, in its capacity as such, and addressed only the fairness from a financial point of view of the merger consideration pursuant to the merger agreement to the holders of Rentech Nitrogen common units (other than the Rentech Unitholders and CVR Partners and its affiliates) as of the date of the opinion. Morgan Stanley’s opinion did not address any other aspect of the Rentech Nitrogen merger or related transactions, including the prices at which CVR Partners common units will trade following consummation of the mergers or at any time, or any compensation or compensation agreements arising from (or relating to) the mergers that benefit any of Rentech Nitrogen’s officers, directors or employees, or any class of such persons. The opinion was addressed to, and rendered for the benefit of, the Rentech Nitrogen Board and was not intended to, and does not, constitute advice or a recommendation as to how holders of Rentech Nitrogen common units should vote at the Rentech Nitrogen special meeting to be held in connection with the Rentech Nitrogen merger or act on any matter with respect to the Rentech Nitrogen merger or related transactions. The summary of the opinion of Morgan Stanley set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

See “Proposal 1: The Mergers—Opinion of the Financial Advisor to the Rentech Nitrogen Board.”

Voting and Support Agreement

Simultaneously with the execution of the merger agreement, CVR Partners entered into the voting and support agreement with the Rentech Unitholders, who collectively hold Rentech Nitrogen common units representing approximately 59.7% of the outstanding Rentech Nitrogen common units as of the date of this proxy statement/prospectus, which is a sufficient number of Rentech Nitrogen common units to approve the merger proposal without the affirmative vote of any other Rentech Nitrogen common unitholders.

In accordance with the voting and support agreement, subject to certain exceptions, the Rentech Unitholders have agreed, among other things, to vote or cause to be voted all of their respective Rentech Nitrogen common units in favor of the merger proposal and against alternative proposals or other proposals made in opposition to the merger proposal and other actions or transactions which might materially impede or interfere with the mergers or the transactions contemplated by the merger agreement. The Rentech Unitholders also agreed to provide CVR Partners with an irrevocable proxy over all of their respective Rentech Nitrogen common units, which will empower CVR Partners, subject to the terms of the voting and support agreement, to vote those units in favor of the mergers and the transactions contemplated thereby on behalf of the Rentech Unitholders. The foregoing obligations and proxy will terminate upon the earliest to occur of (a) the consummation of the mergers and (b) the termination of the merger agreement in accordance with its terms. Upon either a partnership change in recommendation made in accordance with the merger agreement or the issuance of an injunction by a governmental authority prohibiting the consummation of the transactions in accordance with the merger agreement or the voting and irrevocable proxy covenants described above, such covenants will have no further effect. The other covenants described above shall continue in full force and effect until the voting and support agreement is validly terminated.

The Rentech Unitholders have also agreed to certain restrictions under the voting and support agreement, including but not limited to: (i) a restriction on transferring their respective Rentech Nitrogen common units and (ii) a restriction on soliciting or encouraging alternative proposals. Furthermore, each of the Rentech Unitholders agreed to promptly notify CVR Partners of any alternative proposal that they receive and to keep CVR Partners reasonably informed regarding the material developments of any such alternative proposals. CVR Partners and the Rentech Unitholders have also agreed to a mutual two-year non-solicitation of employees commencing at the effective time.

For a more complete discussion of the voting and support agreement, see “Proposal 1: The Mergers—Voting and Support Agreement.”

Separation Agreement

It is a condition to the obligation of CVR Partners to complete the mergers that Rentech Nitrogen sell or spin off the Pasadena Facility and its related business, in each case subject to certain terms specified in the merger agreement and, if applicable, the separation agreement. The separation agreement is not expected to be executed unless the sale of the Pasadena Facility and its related businesses has not been completed by the closing date for the mergers, and certain other conditions have been met. The separation agreement, if ultimately entered into, would govern the terms of the separation of Rentech Nitrogen’s Pasadena business from its other assets and the distribution to the Rentech Nitrogen common unitholders of equity interests in a new entity holding the Pasadena business (“SpinCo”). Subject to the receipt of required governmental and other consents and approvals, in order to accomplish the separation, the separation agreement will provide for Rentech Nitrogen and SpinCo to transfer specified assets and liabilities between the two companies to separate the Pasadena business from Rentech Nitrogen’s remaining businesses. Rentech Nitrogen will retain all other assets and liabilities. For a more complete discussion of the separation agreement, see “Proposal 1: The Mergers—Separation Agreement.”

Registration Rights Agreement

Simultaneously with the execution of the merger agreement, CVR Partners and Coffeyville Resources, LLC (“Coffeyville”) entered into a registration rights agreement (the “registration rights agreement”) with Rentech Nitrogen Holdings, Inc. and DSHC, LLC (the “Rentech Subsidiary Holders”). Pursuant to the registration rights agreement, among other things, (i) no later than the 30th day following the closing date of the mergers, CVR Partners will file a shelf registration statement with the SEC to permit the public resale of the CVR Partners common units received by the Rentech Subsidiary Holders as consideration in the mergers, (ii) the Rentech

Subsidiary Holders will have certain rights to participate in certain future underwritten public offerings of CVR Partners common units and (iii) CVR Partners will be obligated to facilitate an underwritten offering of the CVR Partners common units received by the Rentech Subsidiary Holders as consideration in the mergers, subject to certain conditions. The Rentech Subsidiary Holders may assign certain of their registration rights under the registration rights agreement in certain circumstances. For a more complete discussion of the registration rights agreement, see “Proposal 1: The Mergers—Registration Rights Agreement.”

Rentech Unitholders Transaction Agreement

Simultaneously with the execution of the merger agreement, CVR Partners and Coffeyville entered into a transaction agreement (the “Rentech Unitholders transaction agreement”) with the Rentech Unitholders pursuant to which the Rentech Unitholders will have the right to appoint two directors to the board of directors of CVR Partners GP (the “CVR Partners Board”), subject to certain minimum ownership thresholds. The Rentech Unitholders transaction agreement also contains certain lock-up and standstill provisions to which the Rentech Unitholders are subject. For a more complete discussion of the transaction agreement, see “Proposal 1: The Mergers—Rentech Unitholders Transaction Agreement.”

GSO Transaction Agreement

In connection with the closing of the mergers, GSO Capital Partners LP (“GSO”) and certain of its affiliated or managed funds (collectively, the “GSO Funds”), among other things, will receive a substantial portion of the CVR Partners common units. For more information, see “—Interests of Rentech in the Mergers.” Simultaneously with the execution of the merger agreement, CVR Partners also entered into a transaction agreement (the “GSO transaction agreement”) with GSO and the GSO Funds, pursuant to which the GSO Funds are subject to certain lock-up and standstill provisions with respect to the CVR Partners common units they receive in connection with the mergers. For a more complete discussion of the GSO transaction agreement, see “Proposal 1: The Mergers—GSO Transaction Agreement.”

Commitment Letter

Simultaneously with the execution of the merger agreement, CVR Partners entered into a commitment letter (the “commitment letter”) with Coffeyville, pursuant to which Coffeyville has committed to, on the terms and subject to the conditions set forth in the commitment letter, make available to CVR Partners term loan financing of up to $150 million, which amounts would be available to fund the repayment of all of the loans outstanding under Rentech Nitrogen’s existing $50 million credit facility with General Electric Capital Corporation (the “GE Credit Facility”), the cash consideration and transaction related expenses. Such term loan, if drawn, would have a one year term. For a more complete discussion of the commitment letter, see “Proposal 1: The Mergers—Commitment Letter.”

CVR Partners Common Unitholder Approval is Not Required

CVR Partners common unitholders are not required to adopt the merger agreement or approve the mergers or the issuance of CVR Partners common units in connection with the mergers.

Ownership of CVR Partners After the Mergers

CVR Partners is expected to issue approximately 40.7 million CVR Partners common units to former Rentech Nitrogen common unitholders pursuant to the mergers. Further, the number of CVR Partners common units outstanding will increase after the date of this proxy statement/prospectus if CVR Partners sells additional common units to the public. Based on the number of CVR Partners common units outstanding as of the date of this proxy statement/prospectus, immediately following the completion of the mergers, CVR Partners expects to have approximately 113.8 million common units outstanding. Based on the 60-day volume-weighted average price of CVR Partners common units as of January 5, 2016, the Rentech Unitholders and the GSO Funds are expected to hold approximately 4.5% and 16.8%, respectively, of the aggregate number of CVR Partners common units outstanding immediately after the mergers. For more information regarding the exchange agreement between Rentech and the GSO Funds in connection with the mergers, see “—Interests of Rentech in the Mergers.” The Rentech Nitrogen common unitholders other than the Rentech Unitholders and the GSO Funds are therefore expected to hold approximately 14.4% of the aggregate number of CVR Partners common units outstanding immediately after the mergers. Holders of CVR Partners common units are not entitled to elect CVR Partners’ general partner and have only limited voting rights on matters affecting CVR Partners’ business.

Interests of Directors and Executive Officers of Rentech Nitrogen GP in the Mergers

Rentech Nitrogen GP’s directors and executive officers have certain financial interests in the mergers that are different from, or in addition to, the interests of Rentech Nitrogen common unitholders generally. The members of the Rentech Nitrogen Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the mergers, and in recommending to Rentech Nitrogen’s unitholders that the merger agreement be approved.

These interests include:

•	The executive officers and directors of Rentech Nitrogen GP participate in the Rentech Nitrogen LTIP and hold Rentech Nitrogen phantom units. Each Rentech Nitrogen phantom unit that is outstanding immediately prior to the effective time and held by any executive officer who will be a continuing employee will be automatically cancelled and forfeited in exchange for a replacement incentive award in CVR Partners, which will be on substantially similar terms and equal in value to the aggregate value of the Rentech Nitrogen phantom units cancelled and forfeited in the mergers, and will entitle its holder to receive, upon vesting of the replacement incentive award, payment of any previously-accumulated but unpaid distribution equivalents relating to the underlying Rentech Nitrogen phantom units. Each Rentech Nitrogen phantom unit that is outstanding immediately prior to the effective time and held by (i) any executive officer who will not be a continuing employee or (ii) any director, in either case, will automatically vest in full and be cancelled in exchange for the right to receive the merger consideration. In addition, any then-accumulated distribution equivalents payable with respect to such Rentech Nitrogen phantom unit will vest in full and be paid to the holder in cash at the effective time.

•	Certain executive officers of Rentech Nitrogen GP will be entitled to receive cash bonuses in connection with the mergers and may become entitled to severance payments and benefits if their employment terminates involuntarily following the closing of the mergers.

•	Rentech Nitrogen GP’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

Interests of Rentech in the Mergers

Rentech has certain financial interests in the mergers that are different from, or in addition to, the interests of Rentech Nitrogen common unitholders generally. In connection with the execution of the merger agreement, Rentech and certain of its subsidiaries entered into a Waiver and Amendment of Certain Loan and Equity Documents (the “Waiver”). The Waiver covers (i) that certain Amended and Restated Term Loan Credit Agreement, dated as of February 12, 2015 (as amended or modified to date, the “A&R GSO Credit Agreement”), by and among certain Rentech subsidiaries, the GSO Funds, and Credit Suisse AG, Cayman Islands Branch (the “Agent”), (ii) that certain Amended and Restated Guaranty Agreement, dated as of February 12, 2015 (as amended or modified to date, the “Guaranty”), by and among Rentech and certain subsidiaries of Rentech party thereto in favor of the Agent and (iii) that certain Subscription Agreement, dated as of April 9, 2014 (as amended or modified to date, the “Subscription Agreement”) by and among Rentech, the GSO Funds and GSO.

Pursuant to the Waiver, the lenders under the A&R GSO Credit Agreement, the Agent and GSO, as applicable, agreed to waive compliance with the A&R GSO Credit Agreement, Guaranty and certain restrictions in the Subscription Agreement, solely to the extent they restrict or prohibit Rentech, Rentech Nitrogen and Rentech Nitrogen GP’s ability to enter into the merger agreement, the voting and support agreement or the transactions contemplated thereby. The Waiver also provides that, in lieu of the repurchase of the preferred stock and repayment of the loans as provided in the Subscription Agreement and A&R GSO Credit Agreement, the GSO Funds will receive certain other consideration, including CVR Partners common units, described under “Proposal 1: The Mergers—Interests of Rentech in the Mergers.” The Waiver also attaches drafts of an amended and restated credit agreement (“A&R Credit Agreement”), amended and restated guaranty (“A&R Guaranty”) and a preferred equity exchange and discharge agreement (the “exchange agreement”) relating to the Series E Convertible Preferred Stock of Rentech, each of which would be entered into at the closing under the merger agreement. For more information, see “Proposal 1: The Mergers—Interests of Rentech in the Mergers.”

Risks Relating to the Mergers and Ownership of CVR Partners Common Units

Rentech Nitrogen common unitholders should consider carefully all the risk factors together with all of the other information contained in or incorporated by reference in this proxy statement/prospectus before deciding how to vote. Risks relating to the mergers and ownership of CVR Partners common units are described in the section titled “Risk Factors.” These risks include, but are not limited to, those described below:

•	Because the unit consideration is fixed and because the market price of CVR Partners common units will fluctuate prior to the consummation of the mergers, Rentech Nitrogen common unitholders cannot be sure of either the market value or the value relative to the value of Rentech Nitrogen common units, of the CVR Partners common units they will receive as merger consideration.

•	CVR Partners and Rentech Nitrogen may be unable to obtain the regulatory clearances required to complete the mergers or, in order to do so, CVR Partners and Rentech Nitrogen may be required to comply with material restrictions or satisfy material conditions.

•	If CVR Partners successfully completes the mergers, it may not be able to fund a change of control offer for all of the outstanding Second Lien Notes of Rentech Nitrogen.

•	Rentech Nitrogen is subject to provisions that limit its ability to pursue transactions as alternatives to the mergers, which could discourage a potential competing acquirer of Rentech Nitrogen from making a favorable alternative transaction proposal. In specified circumstances under the merger agreement, such provisions would require Rentech Nitrogen to pay $10,000,000 to CVR Partners as reimbursement of its expenses, and pay a termination fee to CVR Partners of $31,200,000.

•	Directors and executive officers of Rentech Nitrogen GP, and Rentech, the indirect owner of Rentech Nitrogen GP, have certain interests that are different from, or in addition to, those of Rentech Nitrogen common unitholders generally.

•	Completion of the mergers is subject to the consummation of the sale or spin-off by Rentech Nitrogen of the Pasadena Facility and its related business, in each case subject to certain terms specified in the merger agreement and, if applicable, the separation agreement. There can be no assurance that this condition will be satisfied and, if it is, that Rentech Nitrogen common unitholders will realize any value in connection with the sale or spin-off of the Pasadena Facility and its related business.

•	CVR Partners common units to be received by Rentech Nitrogen common unitholders as a result of the mergers have different rights from Rentech Nitrogen common units.

•	No ruling has been obtained with respect to the U.S. federal income tax consequences of the mergers.

•	The intended U.S. federal income tax consequences of the mergers are dependent upon CVR Partners being treated as a partnership for U.S. federal income tax purposes.

•	Rentech Nitrogen common unitholders could recognize taxable income or gain for U.S. federal income tax purposes as a result of the mergers.

•	CVR Partners’ tax treatment depends on CVR Partners’ status as a partnership for U.S. federal income tax purposes, as well as CVR Partners’ not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat CVR Partners as a corporation, rather than as a partnership, for U.S. federal income tax purposes or if CVR Partners were to become subject to material additional amounts of entity-level taxation for state tax purposes, then CVR Partners’ cash available for distribution to CVR Partners common unitholders would be substantially reduced, likely causing a substantial reduction in the value of CVR Partners common units.

Material U.S. Federal Income Tax Consequences of the Mergers

Tax matters associated with the mergers are complicated. The U.S. federal income tax consequences of the mergers to a Rentech Nitrogen common unitholder will depend, in part, on such unitholder’s own tax situation. The tax discussions contained herein focus on the U.S. federal income tax consequences generally applicable to individuals who are residents or citizens of the United States that hold their Rentech Nitrogen common units as capital assets, and these discussions have only limited application to other unitholders, including those subject to special tax treatment. Rentech Nitrogen common unitholders are urged to consult their tax advisors for a full understanding of the U.S. federal, state, local and foreign tax consequences of the mergers that will be applicable to them.

In connection with the mergers, Rentech Nitrogen expects to receive an opinion from Latham & Watkins LLP to the effect that (i) except to the extent that the Section 707 Consideration (as defined below) causes the transaction to be treated as a “disguised sale,” holders of Rentech Nitrogen common units (other than Rentech and its affiliates and any holder of the CVR Partners affiliate units) will not recognize any income or gain as a result of the Rentech Nitrogen merger (other than any (a) income or gain resulting from the actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code, or (b) any liabilities incurred other than in the ordinary course of business of Rentech Nitrogen or any of its subsidiaries); provided that such opinion will not extend to any Rentech Nitrogen common unitholder who acquired common units from Rentech Nitrogen in exchange for property other than cash; and (ii) at least 90% of the gross income of Rentech Nitrogen for all of the calendar year prior to the year in which the mergers occur and all calendar quarters of the year in which the mergers occur ending before the closing date of the mergers for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

In connection with the mergers, CVR Partners expects to receive an opinion from Vinson & Elkins L.L.P. to the effect that (i) CVR Partners will not recognize any income or gain as a result of the mergers (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code); (ii) no gain or loss will be recognized by holders of CVR Partners common units as a result of the mergers (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code); and (iii) at least 90% of the combined gross income of CVR Partners and Rentech Nitrogen for all of the calendar year prior to the year in which the mergers occur and all calendar quarters of the calendar year in which the mergers occur ending before the closing date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Opinions of counsel, however, are subject to certain limitations and are not binding on the Internal Revenue Service (“IRS”) and no assurance can be given that the IRS would not successfully assert a contrary position regarding the mergers and the opinions of counsel. In addition, such opinions will be based upon certain factual assumptions and representations, warranties and covenants made by the officers of CVR Partners, CVR Partners GP, Rentech Nitrogen and Rentech Nitrogen GP and any of their respective affiliates. See “Material U.S. Federal Income Tax Consequences of the Mergers” for a more complete discussion of the U.S. federal income tax consequences of the mergers.

Accounting Treatment of the Mergers

In accordance with accounting principles generally accepted in the United States and in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805—Business Combinations, CVR Partners will account for the mergers as an acquisition of a business.

Listing of CVR Partners Common Units; Delisting and Deregistration of Rentech Nitrogen Common Units

CVR Partners common units are currently listed on the NYSE under the symbol “UAN.” It is a condition to closing that the CVR Partners common units to be issued in the mergers to Rentech Nitrogen common unitholders be approved for listing on the NYSE, subject to official notice of issuance.

Rentech Nitrogen common units are currently listed on the NYSE under the ticker symbol “RNF.” If the mergers are completed, Rentech Nitrogen common units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

No Appraisal Rights

Appraisal rights are not available in connection with the mergers under the Delaware LP Act or under the Rentech Nitrogen partnership agreement. See “Proposal 1: The Mergers—No Appraisal Rights.”

Conditions to Consummation of the Mergers

CVR Partners and Rentech Nitrogen currently expect to complete the mergers in the first quarter of 2016, subject to receipt of required Rentech Nitrogen common unitholder and regulatory approvals and clearances, the sale or spin-off by Rentech Nitrogen of the Pasadena Facility and its related business, in each case subject to certain terms specified in the merger agreement and, if applicable, the separation agreement, and to the satisfaction or waiver of the other conditions to the transactions contemplated by the merger agreement described below.

As more fully described in this proxy statement/prospectus, each party’s obligation to complete the transactions contemplated by the merger agreement depends on a number of customary closing conditions being satisfied or, where legally permissible, waived, including the following:

•	the merger agreement and the transactions contemplated thereby must have been approved by the affirmative vote or consent of the holders of a majority of the outstanding Rentech Nitrogen common units as of the record date (the “Rentech Nitrogen unitholder approval”);

•	all waiting periods applicable to the mergers under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act, must have been terminated or expired (the waiting period under the HSR Act and related rules expired on September 21, 2015);

•	no law, order, judgment or injunction (whether preliminary or permanent) issued, enacted or promulgated by a court of competent jurisdiction or other governmental authority restraining or prohibiting the transactions contemplated by the merger agreement (brought by a third party) is in effect;

•	the registration statement of which this proxy statement/prospectus forms a part must have been declared effective by the SEC without any stop order superseding the effectiveness of the registration statement being issued or any proceedings for that purpose being initiated or threatened by the SEC; and

•	the new CVR Partners common units to be issued in the mergers must have been approved for listing on the NYSE, subject to official notice of issuance.

The obligations of CVR Partners to effect the mergers are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Rentech Nitrogen in the merger agreement being true and correct both when made and at and as of the date of the closing of the mergers, subject to certain standards, including materiality and material adverse effect qualifications, as described under “The Merger Agreement—Conditions to Consummation of the Mergers;”

•	Rentech Nitrogen and Rentech Nitrogen GP having performed, in all material respects, all agreements and covenants required to be performed by them under the merger agreement;

•	the receipt of an officer’s certificate executed by an executive officer of Rentech Nitrogen GP certifying that the two preceding conditions have been satisfied;

•	the receipt of a counterpart of a transition services agreement executed by the Rentech Unitholders;

•	the absence of any event of default under the indenture governing the 6.500% Second Lien Senior Secured Notes due 2021 of Rentech Nitrogen (the “Second Lien Notes”), other than any event of default resulting from the consummation of the spin-off transaction (as described under “The Merger Agreement—Spin-Off”) in the manner specified in the merger agreement;

•	CVR Partners having received from Vinson & Elkins L.L.P., tax counsel to CVR Partners, a written opinion regarding certain U.S. federal income tax matters (as described under “The Merger Agreement—Conditions to Consummation of the Mergers”);

•	the consummation of either a sale or spin-off by Rentech Nitrogen of the Pasadena Facility and its related business, in each case subject to certain terms specified in the merger agreement and, if applicable, the separation agreement (as described under “The Merger Agreement—Conditions to Consummation of the Mergers,” “The Merger Agreement—Qualified Pasadena Sale” and “The Merger Agreement—Spin-Off”);

•	CVR Partners having received from each of Rentech and Rentech Nitrogen Holdings, Inc. a properly executed certification of non-foreign status; and

•	CVR Partners having received the written resignation of each member of the Rentech Nitrogen Board and each officer of Rentech Nitrogen GP, dated and effective as of the effective time.

The obligation of Rentech Nitrogen to effect the mergers is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of CVR Partners in the merger agreement being true and correct both when made and at and as of the date of the closing of the mergers, subject to certain standards, including materiality and material adverse effect qualifications (as described under “The Merger Agreement—Conditions to Consummation of the Mergers);”

•	CVR Partners, CVR Partners GP, Merger Sub 1 and Merger Sub 2 having performed, in all material respects, all agreements and covenants required to be performed by them under the merger agreement;

•	the receipt of an officer’s certificate executed by the Chief Executive Officer of CVR Partners GP certifying that the two preceding conditions have been satisfied; and

•	Rentech Nitrogen having received from Latham & Watkins, LLP, tax counsel to Rentech Nitrogen, a written opinion regarding certain U.S. federal income tax matters (as described under “The Merger Agreement—Conditions to Consummation of the Mergers”).

Regulatory Approvals and Clearances Required for the Mergers

On August 21, 2015, CVR Partners and Rentech Nitrogen filed Notification and Report Forms with the Antitrust Division of the Department of Justice, which is referred to as the Antitrust Division, and the Federal Trade Commission, which is referred to as the FTC. The waiting period under the HSR Act and related rules expired on September 21, 2015. See “Proposal 1: The Mergers—Regulatory Approvals and Clearances Required for the Mergers.”

No Solicitation by Rentech Nitrogen of Alternative Proposals

Under the merger agreement, Rentech Nitrogen and Rentech Nitrogen GP have agreed that they will not, and will cause their subsidiaries and their respective directors, officers and employees not to, and will use commercially reasonable efforts to cause their respective other representatives not to, directly or indirectly:

•	initiate, solicit, knowingly encourage or knowingly facilitate (including by providing information or granting any waiver, amendment or release under any anti-takeover statute under state or federal law) any inquiry, proposal or offer that would reasonably be expected to lead to an alternative proposal (as described under “The Merger Agreement—Rentech Nitrogen Unitholder Approval”); or

•	participate in any discussions or negotiations regarding, or furnish (or afford access) to any person (other than CVR Partners, Merger Subs and their representatives) any non-public information that could reasonably be expected to give rise to any alternative proposal.

Rentech Nitrogen and Rentech Nitrogen GP agreed that any such discussions or negotiations in progress as of the date of the merger agreement had been terminated prior to the execution and delivery of the merger agreement. In addition, Rentech Nitrogen and Rentech Nitrogen GP agreed that, promptly following the date of the merger agreement, they will (i) terminate access that was granted to any person to any “data room” (virtual or physical) that was established in connection with the transactions contemplated by the merger agreement, and (ii) exercise any contractual rights available to any of them to cause each person who received non-public or confidential information of any of Rentech Nitrogen or Rentech Nitrogen GP or any of their subsidiaries to cause such persons to promptly return to Rentech Nitrogen or Rentech Nitrogen GP or destroy such information.

Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances at any time prior to Rentech Nitrogen common unitholders voting in favor of the merger proposal, Rentech Nitrogen may furnish information, including confidential information, with respect to it and its subsidiaries to, and participate in discussions or negotiations with, any third party that makes a written alternative proposal (which was not solicited after the execution of the merger agreement and that did not result from a violation of the no solicitation restrictions described above) that the Rentech Nitrogen Board believes is bona fide, and (after consultation with its financial advisors and outside legal counsel) that the Rentech Nitrogen Board determines in good faith constitutes or could reasonably be expected to lead to or result in a superior proposal, provided that Rentech Nitrogen complies with certain provisions of the merger agreement as described under “The Merger Agreement—No Solicitation by Rentech Nitrogen of Alternative Proposals.”

Rentech Nitrogen has also agreed in the merger agreement that it will promptly, and in any event within twenty-four hours after receipt, advise CVR Partners in writing if any proposal, offer or inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated with, Rentech Nitrogen or Rentech Nitrogen GP in respect of any alternative proposal and will, in any such notice to CVR Partners, indicate the identity of the person making such proposal, offer, or inquiry and the terms and conditions of any proposals or offers (and will include with such notice copies of any written materials received from or on behalf of such person relating to the proposal, offer, inquiry or request). In addition, Rentech Nitrogen will promptly keep CVR Partners reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests and promptly, and in any event within twenty-four hours, provide CVR Partners with copies of any additional written materials received by Rentech Nitrogen or Rentech Nitrogen GP or that Rentech Nitrogen or Rentech Nitrogen GP have delivered to any third party who made an alternative proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

Rentech Nitrogen has also agreed in the merger agreement that neither it, Rentech Nitrogen GP nor any of the subsidiaries of Rentech Nitrogen will enter into any agreement with any person subsequent to the date of the merger agreement that prohibits Rentech Nitrogen from providing any information to CVR Partners in accordance with the “no solicitation” provisions in the merger agreement (including those described above).

All of the standstill provisions, if any, included in each effective confidentiality agreement that Rentech Nitrogen or Rentech Nitrogen GP entered into prior to the date of the merger agreement automatically terminated upon entry into the merger agreement, by the terms of such confidentiality agreements.

Change in Rentech Nitrogen Board Recommendation

The merger agreement provides that, except as otherwise expressly provided for in the merger agreement, the Rentech Nitrogen Board will not (i) withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify), in any manner adverse to CVR Partners, the recommendation of the Rentech Nitrogen Board that Rentech Nitrogen’s unitholders adopt the merger agreement, (ii) fail to include such recommendation in this proxy statement/prospectus, or (iii) publicly approve or recommend or publicly propose to approve or recommend, any alternative proposal. Rentech Nitrogen’s taking or failing to take, as applicable, any of the actions described above is referred to as a “partnership change in recommendation.”

The merger agreement also provides that the Rentech Nitrogen Board will not: (i) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Rentech Nitrogen or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with any alternative proposal; or (ii) resolve, agree or publicly propose to, or permit Rentech Nitrogen or any of its representatives to agree or publicly propose to, take any of the actions referred to in this paragraph or the immediately preceding paragraph.

Subject to the satisfaction of specified conditions in the merger agreement described under “The Merger Agreement—Change in Rentech Nitrogen Board Recommendation,” notwithstanding the terms described above, if prior to obtaining the Rentech Nitrogen unitholder approval, Rentech Nitrogen receives a written alternative proposal (and such proposal is not withdrawn) that the Rentech Nitrogen Board believes is bona fide and which did not result from any breach of the no solicitation provisions in the merger agreement summarized above, and the Rentech Nitrogen Board, after consultation with its financial advisors and outside legal counsel, concludes that such alternative proposal constitutes a superior proposal, and that the failure to effect a partnership change in recommendation would result in a breach of its duties under applicable law, then the Rentech Nitrogen Board may at any time prior to obtaining the Rentech Nitrogen unitholder approval, effect a partnership change in recommendation.

Termination of the Merger Agreement

CVR Partners and Rentech Nitrogen may terminate the merger agreement at any time prior to the closing of the mergers by mutual written consent.

In addition, either CVR Partners or Rentech Nitrogen may terminate the merger agreement at any time prior to the effective time by written notice to the other party in the event that:

•	there is in effect a final nonappealable order of a governmental authority restraining, enjoining or otherwise prohibiting the parties from consummating the transactions contemplated by the merger agreement; provided, that the right to terminate for this reason is not available to Rentech Nitrogen, on the one hand, or CVR Partners, on the other hand, if such order was primarily due to the failure of Rentech Nitrogen or Rentech Nitrogen GP, on the one hand, or any of CVR Partners, Merger Sub 1, or Merger Sub 2, on the other hand, to perform any of its obligations under the merger agreement;

•	the closing of the mergers does not occur on or before April 30, 2016 (as such date may be extended in accordance with the merger agreement as described under “The Merger Agreement—Termination of the Merger Agreement”, the “outside date”); provided that neither CVR Partners nor Rentech Nitrogen may terminate the merger agreement or extend the outside date under these terms if the failure of the closing of the mergers to occur is due to the failure of such party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such party prior to the closing of the mergers; or

•	the Rentech Nitrogen meeting has concluded and the Rentech Nitrogen unitholder approval has not been obtained.

CVR Partners may terminate the merger agreement in the event that:

•	either (i) Rentech Nitrogen or Rentech Nitrogen GP has breached or failed to perform any of its covenants or agreements set forth in the merger agreement, or (ii) if any representation or warranty of Rentech Nitrogen is or becomes untrue, and, with respect to clauses (i) and (ii) above certain closing conditions would not be satisfied and such breach, failure to perform or untruth is incapable of being cured (or become true) or, if capable of being cured (or become true), is not cured (or become true) by the earlier of (x) the outside date or (y) 30 days following receipt by Rentech Nitrogen of notice of such breach, failure or untruth from CVR Partners;

•	a partnership change in recommendation has occurred; or

•	Rentech Nitrogen shall have committed a willful breach of its non-solicitation covenants, or the Rentech Unitholders shall have committed a willful breach of their obligations under the voting and support agreement.

Rentech Nitrogen may terminate the merger agreement in the event that:

•	either (i) CVR Partners or either Merger Sub has breached or failed to perform any of its covenants or agreements set forth in the merger agreement, or (ii) if any representation or warranty of CVR Partners or the Merger Subs is or becomes untrue, and, with respect to either (i) or (ii) above, certain conditions would not be satisfied and such breach, failure to perform or untruth is incapable of being cured (or become true) or, if capable of being cured (or become true), is not cured (or become true) by the earlier of (x) the outside date or (y) 30 days following receipt by CVR Partners of notice of such breach from Rentech Nitrogen; or

•	prior to the Rentech Nitrogen meeting, Rentech Nitrogen would be permitted to effect a partnership change in recommendation and has otherwise complied with its non-solicitation covenants and paid the termination fee, but only to enter into a binding definitive agreement relating to a superior proposal in accordance with terms of the merger agreement.

Expenses and Termination Fee

Generally, all fees and expenses incurred in connection with the transactions contemplated by the merger agreement will be the obligation of the respective party incurring such fees and expenses, except that CVR Partners will pay the expenses incurred in connection with the filings required to be made under the HSR Act.

The merger agreement provides that Rentech Nitrogen will pay to CVR Partners or CVR Partners will pay to Rentech Nitrogen an amount equal to $10,000,000, as a reimbursement of expenses, upon the occurrence of certain events. Rentech Nitrogen may furthermore be required to pay to CVR Partners a termination fee of $31,200,000 under certain circumstances.

Comparison of Rights of CVR Partners Common Unitholders and Rentech Nitrogen Common Unitholders

Rentech Nitrogen common unitholders will own CVR Partners common units following the completion of the mergers, and their rights associated with those CVR Partners common units will be governed by the CVR Partners partnership agreement, which differs in a number of respects from the Rentech Nitrogen partnership agreement, and the Delaware LP Act.

Litigation Relating to the Mergers

In connection with the mergers, purported unitholders of Rentech Nitrogen have filed two class action lawsuits against Rentech Nitrogen, Rentech Nitrogen GP, Rentech Nitrogen Holdings, Inc. (“Rentech Holdings”), Rentech, CVR Partners, DSHC, LLC (“DSHC”), Merger Sub 1, Merger Sub 2, and the members of the Rentech Nitrogen Board. Among other remedies, the plaintiffs in these actions seek to enjoin the mergers. The outcome of any such litigation is uncertain.

These lawsuits are at a preliminary stage. CVR Partners and Rentech Nitrogen believe that these lawsuits are without merit and intend to defend against them vigorously.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CVR PARTNERS

The following selected historical consolidated financial data as of and for the nine months ended September 30, 2015 and September 30, 2014 are derived from CVR Partners’ unaudited condensed consolidated interim financial statements and the selected historical consolidated financial data as of and for each of the years ended December 31, 2014, 2013, 2012, 2011, and 2010 are derived from CVR Partners’ audited consolidated financial statements. You should read the following data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in CVR Partners’ Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.” You should not assume the results of operations for any past period indicate results for any future period.

In millions, except per unit data and as otherwise indicated	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(unaudited)
Statement of Operations Data:
Net sales	$223.2	$224.3	$298.7	$323.7	$302.3	$302.9	$180.5
Cost of product sold—Affiliates(1)	5.1	6.8	9.4	10.8	11.5	11.7	5.8
Cost of product sold—Third parties(1)	50.6	49.8	62.6	47.3	34.6	30.8	28.5

	55.7	56.6	72.0	58.1	46.1	42.5	34.3
Direct operating expenses—Affiliates(1)(2)	3.2	2.2	3.0	4.1	2.3	1.2	2.3
Direct operating expenses—Third parties(1)	79.5	75.0	95.9	90.0	93.3	85.3	84.4

	82.7	77.2	98.9	94.1	95.6	86.5	86.7
Insurance recovery—business interruption	—	—	—	—	—	(3.4)	—
Selling, general and administrative expenses—Affiliates(1)(2)	10.3	10.5	13.4	16.0	17.2	16.5	16.7
Selling, general and administrative expenses—Third parties(1)	4.9	3.4	4.3	5.0	6.9	5.7	3.9

	15.2	13.9	17.7	21.0	24.1	22.2	20.6

Depreciation and amortization	21.2	20.3	27.3	25.6	20.7	18.9	18.5

Operating income	48.4	56.3	82.8	124.9	115.8	136.2	20.4
Interest expense and other financing costs	(5.2)	(5.0)	(6.7)	(6.3)	(3.8)	(4.0)	—
Interest income(3)	—	—	—	—	0.2	—	13.1
Other income (expense), net	0.1	—	—	0.1	0.1	0.2	(0.2)

Income before income tax expense	43.3	51.3	76.1	118.7	112.3	132.4	33.3
Income tax expense (benefit)	—	—	—	0.1	0.1	—	—

Net income	$43.3	$51.3	$76.1	$118.6	$112.2	$132.4	$33.3

Net income per common unit—basic(4)	$0.59	$0.70	$1.04	$1.62	$1.54	$1.48	$—
Net income per common unit—diluted(4)	$0.59	$0.70	$1.04	$1.62	$1.53	$1.48	$—
Weighted-average common units outstanding (in thousands):
Basic	73,123	73,114	73,115	73,072	73,039	73,008	—
Diluted	73,131	73,141	73,139	73,228	73,193	73,073	—

Reconciliation to net sales:
Sales net at gate	$193.0	$195.3	$259.3	$281.5	$273.5	$266.6	$163.4
Freight in revenue	20.1	20.6	27.5	30.2	22.4	22.1	17.0
Hydrogen revenue	9.0	6.9	10.1	11.4	6.4	14.2	0.1
Other	1.1	1.5	1.8	0.6	—	—	—

Total Net sales	$223.2	$224.3	$298.7	$323.7	$302.3	$302.9	$180.5

In millions, except per unit data and as otherwise indicated	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(unaudited)

Balance Sheet Data:
Cash and cash equivalents	$33.2	$68.0	$79.9	$85.1	$127.8	$237.0	$42.7
Working capital (deficiency)(5)	(76.5)	84.4	89.9	108.4	116.6	229.4	27.1
Total assets	523.8	562.1	578.8	593.5	623.0	659.3	452.2
Total debt	125.0	125.0	125.0	125.0	125.0	125.0	—
Total long-term liabilities	—	125.4	125.2	126.1	127.3	127.4	3.9
Total partners’ capital	366.6	408.7	413.9	439.9	446.2	489.5	402.2

Cash Flow and Other Data:
Net cash flow provided by (used in):
Operating activities	$57.1	$79.6	$118.9	$129.0	$133.5	$139.8	$75.9
Investing activities	(12.4)	(13.4)	(21.0)	(43.7)	(81.1)	(16.4)	(9.0)
Financing activities	(91.4)	(83.3)	(103.1)	(128.0)	(161.5)	70.8	(29.6)

Net increase (decrease) in cash and cash equivalents	$(46.7)	$(17.1)	$(5.2)	$(42.7)	$(109.1)	$194.2	$37.3

Distributions declared per common unit	$0.84	$0.98	$1.39	$1.98	$1.81	$1.57	$—
Capital expenditures for property, plant and equipment	$12.4	$13.5	$21.1	$43.8	$82.2	$19.1	$10.1

(1)	Amounts are shown exclusive of depreciation and amortization. Amounts excluded from selling, general and administrative expenses are nominal.
(2)	Direct operating expenses and selling, general and administrative expenses include amounts for share-based compensation which include amounts related to CVR Energy’s share-based compensation expense allocated to CVR Partners by CVR Energy for financial reporting purposes in accordance with Accounting Standards Codification Topic (“ASC”) 718.
(3)	Interest income for the year ended December 31, 2010 is primarily attributable to a due from affiliate balance owed to CVR Partners by Coffeyville as a result of affiliate loans. The due from affiliate balance was distributed to Coffeyville in December 2010. Accordingly, such amounts are no longer owed to CVR Partners.
(4)	These figures omit net income per unit during the period CVR Partners operated as a partnership through the closing of its initial public offering on April 13, 2011 (the “IPO Closing”) because during those periods CVR Partners operated under a different capital structure than it is operating under following the IPO Closing, and, therefore, the information is not meaningful. Per unit data for the twelve months ending December 31, 2011 is calculated for the period beginning at the IPO Closing through December 31, 2011.
(5)	Working Capital (deficiency) includes $125.0 million for the current portion of long-term debt as of September 30, 2015. Working capital excluding the current portion of long-term debt was $48.5 million as of September 30, 2015.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF RENTECH NITROGEN

The following tables include Rentech Nitrogen’s selected summary financial data as of and for the nine months ended September 30, 2015 and 2014 and the years ended December 31, 2014, 2013, 2012 and 2011, the three months ended December 31, 2011 and 2010 and the two fiscal years ended September 30, 2011 and 2010 which are derived from the unaudited or audited financial statements of Rentech Nitrogen for the corresponding periods. During 2012, the Rentech Nitrogen Board approved a change in Rentech Nitrogen’s fiscal year end from September 30 to December 31. The statement of operations data for the calendar year ended December 31, 2011 was derived by deducting the statement of operations data for the three months ended December 31, 2010 from the statement of operations data for the fiscal year ended September 30, 2011 and then adding the statement of operations data from the three months ended December 31, 2011.

In the fiscal years ended September 30, 2011 and 2010, Rentech Energy Midwest Corporation (“REMC”), Rentech Nitrogen’s predecessor, was a wholly-owned subsidiary of Rentech. At the closing of Rentech Nitrogen’s initial public offering on November 9, 2011, Rentech Nitrogen acquired all of the member interests of REMC. For periods prior to such closing, the summary financial data presented below reflects REMC on a stand-alone or “carve-out” basis from Rentech, and certain corporate overhead costs were allocated to REMC and certain transactions between REMC and Rentech were re-categorized as if REMC were a standalone entity. Prior to the closing, REMC was not a publicly traded company and did not report its financial data in accordance with public company financial disclosure requirements. As a result, the summary financial data of REMC may not be comparable to the summary financial data of Rentech Nitrogen.

The operations of the Pasadena Facility are included below effective November 1, 2012, the date of the closing of the acquisition of Agrifos LLC (now known as Rentech Nitrogen Pasadena Holdings, LLC).

The data below should be read in conjunction with Rentech Nitrogen’s Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, as well as Rentech Nitrogen’s historical financial statements and notes thereto, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

	Nine Months Ended September 30,		Calendar Years Ended December 31,				Three Months Ended December 31,		Fiscal Years Ended September 30,
	2015	2014	2014	2013	2012	2011	2011	2010	2011	2010
	(unaudited)					(unaudited)		(unaudited)
	(in thousands, except for per unit data)
STATEMENTS OF OPERATIONS DATA
Revenues	$263,350	$254,052	$334,612	$311,375	$261,635	$199,909	$63,014	$42,962	$179,857	$131,396
Cost of sales	$180,479	$205,381	$274,135	$240,021	$129,796	$113,911	$37,460	$26,835	$103,286	$106,020
Gross profit	$82,871	$48,671	$60,477	$71,354	$131,839	$85,998	$25,554	$16,127	$76,571	$25,376
Operating income (loss)	$(67,994)	$6,250	$13,213	$19,157	$111,563	$77,918	$22,648	$14,584	$69,854	$20,389
Other expenses, net	$14,750	$15,072	$14,257	$15,185	$4,257	$32,218	$12,193	$7,488	$27,513	$12,036
Income (loss) before income taxes	$(82,744)	$(8,822)	$(1,044)	$3,972	$107,306	$45,700	$10,455	$7,096	$42,341	$8,353
Income tax (benefit) expense	$28	$82	$18	$(96)	$303	$14,643	$—	$2,772	$17,415	$3,344
Net income (loss)	$(82,772)	$(8,904)	$(1,062)	$4,068	$107,003	$31,057	$10,455	$4,324	$24,926	$5,009
Net income subsequent to initial public offering (November 9, 2011 through December 31, 2011)	$—	$—	—	—	—	$11,331	$11,331	—	—	—
Net income (loss) per common unit—Basic and Diluted	$(2.14)	$(0.23)	$(0.03)	$0.10	$2.78	$0.30	$0.30	—	—	—

	Nine Months Ended September 30,		Calendar Years Ended December 31,				Three Months Ended December 31,		Fiscal Years Ended September 30,
	2015	2014	2014	2013	2012	2011	2011	2010	2011	2010
	(unaudited)					(unaudited)		(unaudited)
	(in thousands, except for per unit data)
Weighted-average units used to compute net income (loss) per common unit:
Basic	38,919	38,895	38,898	38,850	38,350	38,250	38,250	—	—	—
Diluted	38,919	38,895	38,898	38,945	38,352	38,255	38,255	—	—	—
FINANCIAL AND OTHER DATA
Net cash flow provided by (used in):
Operating activities	$86,772	$78,156	$64,879	$44,458	$132,546	$53,973	$(5,979)	$23,717	$83,668	$20,144
Investing activities	$(23,193)	$(57,005)	$(72,560)	$(90,540)	$(186,825)	$(26,740)	$(11,566)	$(2,212)	$(17,386)	$(11,583)
Financing activities	$(53,456)	$(11,150)	$1,649	$24,343	$65,242	$(19,018)	$11,009	$(19,818)	$(49,844)	$(10,288)
Distributions declared per common unit	$1.61	$0.26	$0.56	$1.67	$3.30	$0.53	$0.53	—	—	—
Maintenance capital expenditures (1)	$8,653	$13,604	17,188	10,984	8,500	266	3,584	266	24,050	9,849

(1)	Excludes maintenance capital expenditures at our Pasadena Facility funded by debt in the amount of $14.5 million for the year ended December 31, 2014 and $7.3 million for the year ended December 31, 2013.

	As of September 30, 2015	As of December 31,					As of September 30,
		2014	2013	2012	2011	2010	2011	2010
	(unaudited)					(unaudited)
	(in thousands)
BALANCE SHEET DATA
Cash	$38,151	$28,028	$34,060	$55,799	$44,836	$36,621	$51,372	$34,934
Working capital	$13,693	$14,499	$21,188	$23,218	$31,645	$(6,350)	$(32,270)	$22,565
Construction in progress	$16,731	$47,758	$33,531	$61,147	$7,062	$4,553	$20,318	$2,474
Total assets	$291,058	$414,316	$406,344	$376,645	$130,443	$114,052	$152,408	$108,837
Debt	$346,500	$335,000	$320,000	$193,290	$—	$91,779	$146,250	$60,875
Total long-term liabilities	$353,357	$342,147	$324,642	$192,961	$277	$68,446	$114,981	$54,549
Total partners’ capital (deficit)/stockholder’s equity (deficit)	$(137,954)	$8,891	$23,125	$109,404	$99,191	$(22,843)	$(76,133)	$20,334

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma combined balance sheet as of September 30, 2015 reflects the mergers as if they had occurred on September 30, 2015. The following selected unaudited pro forma combined statements of operations for the nine months ended September 30, 2015 and the year ended December 31, 2014 reflect the mergers as if they had occurred on January 1, 2014.

The following selected unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined partnership’s financial position or results of operations actually would have been had the mergers been completed as of the dates indicated. In addition, the following selected unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined partnership. Future results may vary significantly from the results reflected because of various factors. The following selected unaudited pro forma combined financial information has been developed from and should be read in conjunction with the financial statements and related notes contained in CVR Partners’ and Rentech Nitrogen’s Annual Reports on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q, all of which are incorporated by reference into this proxy statement/prospectus, as well as the unaudited pro forma condensed combined financial statements and accompanying notes contained in this proxy statement/prospectus. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

Selected Unaudited Pro Forma Combined Balance Sheet Data as of September 30, 2015

	Historical		Adjustments to Eliminate Pasadena Segment	Rentech Nitrogen, Excluding Pasadena	Pro Forma Adjustments for the Mergers	CVR Partners Pro Forma
(in thousands)	CVR Partners	Rentech Nitrogen
Total assets	$523,755	$291,058	$(67,054)	$224,004	$565,274	$1,313,033

Current portion of long-term debt	$125,000	$—	$—	$—	$450,500	$575,500
Long-term debt, net of current portion	—	346,500	—	346,500	(346,500)	—
Total liabilities	157,172	429,012	(28,579)	400,433	104,000	661,605
Total partners’ capital (deficit)	366,583	(137,954)	(38,475)	(176,429)	461,274	651,428

Total liabilities and partners’ capital	$523,755	$291,058	$(67,054)	$224,004	$565,274	$1,313,033

Selected Unaudited Pro Forma Combined Statement of Operations Data for the Nine Months Ended September 30, 2015

	Historical		Adjustments to Eliminate Pasadena Segment	Rentech Nitrogen, Excluding Pasadena	Pro Forma Adjustments for the Mergers	CVR Partners Pro Forma
(in thousands except per unit data)	CVR Partners	Rentech Nitrogen
Net sales	$223,190	$263,350	$(107,734)	$155,616	$—	$378,806
Operating income (loss)	48,371	(67,994)	133,947	65,953	(2,343)	111,981
Net income (loss)	43,312	(82,772)	132,550	49,778	(4,813)	88,277
Net income (loss) per common unit—basic	$0.59	$(2.14)				$0.78
Net income (loss) per common unit—diluted	$0.59	$(2.14)				$0.78

Selected Unaudited Pro Forma Combined Statement of Operations Data for the Year Ended December 31, 2014

	Historical		Adjustments to Eliminate Pasadena Segment	Rentech Nitrogen, Excluding Pasadena	Pro Forma Adjustments for the Mergers	CVR Partners Pro Forma
(in thousands except per unit data)	CVR Partners	Rentech Nitrogen
Net sales	$298,665	$334,612	$(138,233)	$196,379	$—	$495,044
Operating income	82,803	13,213	47,908	61,121	(11,396)	132,528
Net income (loss)	76,149	(1,062)	42,293	41,231	(15,479)	101,901
Net income (loss) per common unit—basic	$1.04	$(0.03)				$0.90
Net income (loss) per common unit—diluted	$1.04	$(0.03)				$0.90

UNAUDITED COMPARATIVE PER UNIT INFORMATION

The following table sets forth (i) historical per unit information of CVR Partners, (ii) the unaudited pro forma per unit information of CVR Partners after giving pro forma effect to the mergers and the transactions contemplated thereby, including CVR Partners’ issuance of 1.04 CVR Partners common units for each outstanding Rentech Nitrogen common unit (other than certain common units held by Rentech Nitrogen or CVR Partners or their wholly owned subsidiaries (except for the CVR Partners affiliate units), which will be cancelled) and (iii) the historical and equivalent pro forma per unit information for Rentech Nitrogen.

You should read this information in conjunction with (i) the summary historical consolidated financial data included elsewhere in this proxy statement/prospectus, (ii) the historical consolidated financial statements of both Rentech Nitrogen and CVR Partners and related notes that are incorporated by reference in this proxy statement/prospectus and (iii) the “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma per unit information does not necessarily represent what the actual results of operations of Rentech Nitrogen and CVR Partners would have been had the proposed mergers been completed in another period or to project Rentech Nitrogen’s and CVR Partners’ results of operations that may be achieved if the proposed mergers are completed.

	As of and for the Nine Months Ended September 30, 2015	As of and for the Year Ended December 31, 2014
Historical—CVR Partners
Net Income from continuing operations per unit—basic and diluted	$0.59	$1.04
Distributions per unit declared for the period	$0.84	$1.39
Book value per unit(a)	$5.01	$5.66
Historical—Rentech Nitrogen
Net (loss) from continuing operations per unit—basic and diluted	$(2.14)	$(0.03)
Distributions per unit declared for the period	$1.61	$0.56
Book value per unit(a)	$(3.54)	$0.23
Pro forma combined—CVR Partners
Net Income from continuing operations per unit—basic and diluted(b)	$0.78	$0.90
Distributions per unit declared for the period(c)	$1.10	$1.09
Book value per unit(d)	$5.73
Equivalent pro forma combined—Rentech Nitrogen(e)
Net Income from continuing operations per unit—basic and diluted	$0.81	$0.94
Distributions per unit declared for the period	$1.14	$1.13
Book value per unit	$5.96

(a)	The historical book value per unit was calculated as follows (in thousands, except per unit amounts):

	As of September 30, 2015
	CVR Partners	Rentech Nitrogen
Partners’ capital (deficit)	$366,583	$(137,954)
Divided by: Number of units outstanding as of end of period	73,123	38,930

Book value per unit	$5.01	$(3.54)

	As of December 31, 2014
	CVR Partners	Rentech Nitrogen
Partners’ capital	$413,931	$8,891
Divided by: Number of units outstanding as of end of period	73,123	38,913

Book value per unit	$5.66	$0.23

(b)	Amounts are from the unaudited pro forma condensed combined financial statements included under “Unaudited Pro Forma Condensed Combined Financial Information.”
(c)	The pro forma combined—CVR Partners distributions declared amounts were calculated as follows (in thousands, except per unit amounts):

	Nine Months Ended September 30, 2015
	CVR Partners	Rentech Nitrogen	Total
Declared distributions for the period (historical)	$61,423	$63,001	$124,424
Divided by: Pro forma combined number of units outstanding as of date of record			113,610

Distributions per unit declared for the period (pro forma)			$1.10

	Year Ended December 31, 2014
	CVR Partners	Rentech Nitrogen	Total
Declared distributions for the period (historical)	$101,633	$21,899	$123,532
Divided by: Pro forma combined number of units outstanding as of date of record			113,593

Distributions per unit declared for the period (pro forma)			$1.09

(d)	The pro forma combined—CVR Partners, book value per unit was calculated as follows (in thousands, except per unit amounts):

As of September 30, 2015
Partners’ capital	$651,428
Divided by: Pro forma number of units outstanding	113,610

Book value per unit	$5.73

(e)	Equivalent pro forma amounts are calculated by multiplying pro forma combined CVR Partners amounts by 1.04 CVR Partners common units for each Rentech Nitrogen common unit. In addition, Rentech Nitrogen common unitholders will receive $2.57 in cash, without interest, per Rentech Nitrogen common unit, or approximately $100.2 million in cash in total.

COMPARATIVE UNIT PRICES AND DISTRIBUTIONS

CVR Partners common units are currently listed on the NYSE under the ticker symbol “UAN.” Rentech Nitrogen common units are currently listed on the NYSE under the ticker symbol “RNF.” The table below sets forth, for the periods indicated, the high and low sale prices per CVR Partners common unit and per Rentech Nitrogen common unit on the NYSE, as well as information concerning quarterly cash distributions paid on CVR Partners common units and Rentech Nitrogen common units.

	CVR Partners Common Units			Rentech Nitrogen Common Units
	High	Low	Distribution(1)	High	Low	Distribution(1)
2016
First Quarter (through January 8, 2016)	7.99	7.30	(3)	10.61	9.60	(3)
2015
Fourth quarter	10.76	7.11	(2)	13.23	9.50	(2)
Third quarter	13.04	9.32	0.00	15.58	10.12	0.25
Second quarter	16.12	12.12	0.39	16.00	13.86	1.00
First quarter	14.65	9.52	0.45	16.12	10.38	0.36
2014
Fourth quarter	13.99	8.52	0.41	12.88	8.97	0.30
Third quarter	19.26	13.45	0.27	16.79	12.39	0.05
Second quarter	21.93	17.81	0.33	19.07	15.42	0.13
First quarter	21.91	16.31	0.38	21.10	17.30	0.08
2013
Fourth quarter	19.98	15.11	0.43	28.91	17.10	0.05
Third quarter	23.81	17.50	0.36	31.77	24.52	0.27
Second quarter	27.50	21.00	0.583	37.00	27.85	0.85
First quarter	30.00	24.32	0.61	48.40	33.20	0.50

(1)	Represents cash distributions per CVR Partners common unit or Rentech Nitrogen common unit with respect to the quarter presented and paid in the following quarter, when applicable.
(2)	Cash distributions on CVR Partners common units and Rentech Nitrogen common units with respect to the fourth quarter of 2015 have not been declared or paid.
(3)	Cash distributions on CVR Partners common units and Rentech Nitrogen common units with respect to the first quarter of 2016 have not been declared or paid.

The following table presents per unit closing prices for CVR Partners common units and Rentech Nitrogen common units on August 7, 2015, the last trading day before the public announcement of the merger agreement, and on January 8, 2016, the last practicable trading day before the date of this proxy statement/prospectus. This table also presents the equivalent market value per Rentech Nitrogen common unit on such dates. The equivalent market value per Rentech Nitrogen common unit has been determined by multiplying the closing prices of CVR Partners common units on those dates by 1.04 CVR Partners common units and adding the cash consideration.

	CVR Partners Common Units	Rentech Nitrogen Common Units	Equivalent Market Value per Rentech Nitrogen Common Unit
January 8, 2016	$7.33	$9.64	$10.1932
August 7, 2015	$10.69	$10.30	$13.6876

Although the number of CVR common units to be received as consideration is fixed, the market prices of CVR Partners common units and Rentech Nitrogen common units will fluctuate prior to the consummation of the mergers and the market value of the merger consideration ultimately received by Rentech Nitrogen common unitholders will depend on the closing price of CVR Partners common units on the day the mergers are consummated. Thus, Rentech Nitrogen common unitholders will not know the exact market value of the merger consideration they will receive until the closing of the mergers.

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the merger proposal. In addition, you should read and carefully consider the risks associated with each of CVR Partners and Rentech Nitrogen and their respective businesses. These risks can be found in CVR Partners’ Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q and in Rentech Nitrogen’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. The mergers are subject to the receipt of consents and approvals from governmental entities that may impose conditions that could have an adverse effect on the combined organization. For further information regarding the documents contained in or incorporated into this proxy statement/prospectus by reference, see the section titled “Where You Can Find More Information.” Realization of any of the risks described below, any of the events described under “Cautionary Statement Regarding Forward-Looking Statements” or any of the risks or events described in the documents contained in or incorporated by reference could have a material adverse effect on CVR Partners’, Rentech Nitrogen’s or the combined organization’s respective businesses, financial condition, cash flows and results of operations and could result in a decline in the trading prices of their respective common units.

Risk Factors Relating to the Mergers

Because the number of CVR Partners common units to be received as merger consideration is fixed and because the market price of CVR Partners common units will fluctuate prior to the consummation of the mergers, Rentech Nitrogen common unitholders cannot be sure of either the market value or the value relative to the value of Rentech Nitrogen common units, of the CVR Partners common units they will receive as merger consideration.

The market value of the consideration that Rentech Nitrogen common unitholders will receive in the Rentech Nitrogen merger will depend on the trading price of CVR Partners common units at the closing of the mergers. The number of CVR Partners common units that Rentech Nitrogen common unitholders will receive in the Rentech Nitrogen merger is fixed. This means that there is no mechanism contained in the merger agreement that would adjust the number of CVR Partners common units that Rentech Nitrogen common unitholders will receive based on any changes in the trading price of CVR Partners common units or of Rentech Nitrogen common units. Unit price changes may result from a variety of factors (many of which are beyond CVR Partners’ or Rentech Nitrogen’s control), including:

•	changes in CVR Partners’ business, operations and prospects;

•	changes in market assessments of CVR Partners’ business, operations and prospects;

•	interest rates, general market, industry and economic conditions and other factors generally affecting the price of CVR Partners common units; and

•	federal, state and local legislation, governmental regulation and legal developments in the business in which CVR Partners operates.

If the price of CVR Partners common units at the closing of the mergers is less than the price of CVR Partners common units on the date that the merger agreement was signed, then the market value of the consideration received by Rentech Nitrogen common unitholders would be less than contemplated at the time the merger agreement was signed.

CVR Partners and Rentech Nitrogen may be unable to obtain the regulatory clearances required to complete the mergers or, in order to do so, CVR Partners and Rentech Nitrogen may be required to comply with material restrictions or satisfy material conditions.

The mergers are subject to review by the Antitrust Division and the FTC under the HSR Act, and potentially by state regulatory authorities. The closing of the mergers is subject to the condition that there is no law, injunction, judgment or order by a governmental authority in effect restraining or prohibiting the mergers contemplated by the merger agreement. All required regulatory clearances may not be obtained. The merger agreement provides that CVR Partners is not required to commit to dispositions of assets in order to obtain regulatory clearance but is required to take certain other steps to obtain such clearance. There can be no assurance as to the cost, scope or impact of the actions that may be required to obtain antitrust or other regulatory approval. In addition, if CVR Partners must take such actions, it could be detrimental to it or to the combined organization following the consummation of the mergers. Furthermore, these actions could have the effect of delaying or preventing completion of the proposed mergers or imposing additional costs on or limiting the revenues or cash available for distribution of the combined organization following the consummation of the mergers. See “The Merger Agreement—Regulatory Matters” and “Proposal 1: The Mergers—Regulatory Approvals and Clearances Required for the Mergers.”

Although the waiting period under the HSR Act expired on September 21, 2015, the Antitrust Division or the FTC could take action under the antitrust laws to prevent or rescind the mergers, require the divestiture of assets or seek other remedies at any time before or after the effective time. Additionally, state attorneys general could seek to block or challenge the mergers as they deem necessary or desirable in the public interest at any time, including after completion of the transaction. In addition, in some circumstances, a third party could initiate a private action under antitrust laws challenging or seeking to enjoin the mergers, before or after it is completed. CVR Partners may not prevail and may incur significant costs in defending or settling any action under the antitrust laws.

The fairness opinion rendered to the Rentech Nitrogen Board by its financial advisor was based on the financial analyses performed by such financial advisor, which considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to such financial advisor as of the date of the opinion. As a result, this opinion does not reflect changes in events or circumstances after the date of such opinion. Rentech Nitrogen has not obtained, and does not expect to obtain, an updated fairness opinion from its financial advisor reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

The fairness opinion rendered to the Rentech Nitrogen Board by Morgan Stanley was provided in connection with, and at the time of, the evaluation of the mergers and the merger agreement by the Rentech Nitrogen Board. This opinion was based on the financial analysis performed by the financial advisor, which considered market and other conditions then in effect, and financial forecasts and other information made available to the financial advisor, as of the date of the opinion, which may have changed, or may change, after the date of the opinion. Rentech Nitrogen has not obtained an updated opinion from its financial advisor as of the date of this proxy statement/prospectus nor does it expect to obtain an updated opinion prior to completion of the mergers. Changes in the operations and prospects of CVR Partners or Rentech Nitrogen, general market and economic conditions and other factors which may be beyond the control of CVR Partners and Rentech Nitrogen, and on which the fairness opinion was based, may have altered the value of CVR Partners or Rentech Nitrogen or the prices of CVR Partners common units or Rentech Nitrogen common units since the date of such opinion, or may alter such values and prices by the time the mergers are completed. The opinion does not speak as of any date other than the date of the opinion. For a description of the opinion that the Rentech Nitrogen Board received, please refer to “Proposal 1: The Mergers—Opinion of the Financial Advisor to the Rentech Nitrogen Board.”

If CVR Partners successfully completes the mergers, it may not be able to fund a change of control offer for all of the outstanding Second Lien Notes of Rentech Nitrogen.

If CVR Partners successfully completes the mergers, Rentech Nitrogen will be required under the indenture governing the Second Lien Notes to offer to purchase, within 90 days of the mergers, all outstanding Second Lien Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. The aggregate principal amount of the outstanding Second Lien Notes is currently $320.0 million. Apart from borrowings under CVR Partners’ $125.0 million term loan facility and $25.0 million revolving credit facility and cash on hand, CVR Partners has no available funds that CVR Partners could provide to Rentech Nitrogen to purchase the Second Lien Notes, and CVR Partners anticipates that Rentech Nitrogen would not have sufficient cash on hand for that purpose. Consequently, CVR Partners cannot assure you that it would have sufficient funds available, that CVR Partners would be permitted by its term loan facility and revolving credit facility, or that CVR Partners would succeed in arranging new financings or restructurings of its existing facilities, to provide to Rentech Nitrogen sufficient funds to fulfill its obligation to purchase all Second Lien Notes that may be tendered to it for purchase following the mergers.

Rentech Nitrogen is subject to provisions that limit its ability to pursue transactions as alternatives to the mergers, which could discourage a potential competing acquirer of Rentech Nitrogen from making a favorable alternative transaction proposal. In specified circumstances under the merger agreement, such provisions would require Rentech Nitrogen to pay $10,000,000 to CVR Partners as reimbursement of its expenses and pay a termination fee to CVR Partners of $31,200,000.

Under the merger agreement, Rentech Nitrogen is restricted from entering into transactions as alternatives to the mergers. Unless and until the merger agreement is terminated, subject to specified exceptions (which are discussed in more detail in “The Merger Agreement—No Solicitation by Rentech Nitrogen of Alternative Proposals”), Rentech Nitrogen is restricted from initiating, soliciting, knowingly encouraging or knowingly facilitating any inquiry, proposal or offer for a competing acquisition proposal with any person. Under the merger agreement, in the event of a potential change by the Rentech Nitrogen Board of its recommendation with respect to the proposed mergers in light of a superior proposal, Rentech Nitrogen must provide CVR Partners with three business days’ notice to allow CVR Partners to propose an adjustment to the terms and conditions of the merger agreement.

If the merger agreement were to be terminated under specified circumstances, Rentech Nitrogen would be required to pay CVR Partners $10,000,000 as a reimbursement of expenses and, in certain circumstances, also pay CVR Partners a termination fee of $31,200,000. See “The Merger Agreement—Termination Fee and Expenses.” If such expense reimbursement, termination fee or both are payable, the payment of these amounts could have material and adverse consequences to the financial condition and operations of Rentech Nitrogen. In addition, the restrictions on Rentech Nitrogen soliciting or entering into an alternative proposal and the provision requiring the payment of fees and expense reimbursement by Rentech Nitrogen in certain circumstances if the merger agreement is terminated could discourage a third party that may have an interest in acquiring all or a significant part of Rentech Nitrogen from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher per unit market value than the merger consideration, or might result in a potential competing acquirer of Rentech Nitrogen proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee and the expense reimbursement that may become payable in specified circumstances. For a discussion of the restrictions on Rentech Nitrogen soliciting or entering into transactions as alternatives to the mergers and the Rentech Nitrogen Board’s ability to change its recommendation, see “The Merger Agreement—No Solicitation by Rentech Nitrogen of Alternative Proposals” and “The Merger Agreement—Change in Rentech Nitrogen Board Recommendation.”

Directors and executive officers of Rentech Nitrogen GP, and Rentech, the indirect owner of Rentech Nitrogen GP, have certain interests that are different from, or in addition to, those of Rentech Nitrogen common unitholders generally.

Directors and executive officers of Rentech Nitrogen GP, as well as Rentech, the indirect owner of Rentech Nitrogen GP which has the power to appoint all of the members of the Rentech Nitrogen Board, are parties to agreements or participants in other arrangements that give them interests in the mergers that may be different from, or be in addition to, your interests as a unitholder of Rentech Nitrogen. You should consider these interests in voting on the mergers. See “Proposal 1: The Mergers—Interests of Directors and Executive Officers of Rentech Nitrogen GP in the Mergers” and “Proposal 1: The Mergers—Interests of Rentech in the Mergers.”

CVR Partners and Rentech Nitrogen may have difficulty retaining executives and other employees in light of the mergers.

The success of the combined organization after the mergers will depend in part upon the ability of CVR Partners and Rentech Nitrogen to retain their respective key employees. Key employees may depart either before or after the mergers because of issues relating to the uncertainty and difficulty of integration or a desire not to remain following the mergers. Accordingly, no assurance can be given that the combined organization will be able to retain key CVR Partners or Rentech Nitrogen employees to the same extent as in the past.

The unaudited pro forma condensed combined financial information included in this document is presented for illustrative purposes only and may not be an indication of the combined entity’s financial condition or results of operations following the mergers.

The unaudited pro forma condensed combined financial information contained in this document are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates, and may not be an indication of the combined entity’s financial condition or results of operations following the mergers for several reasons. The actual financial condition and results of operations of the combined entity following the mergers may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined entity’s financial condition or results of operations following the mergers. Any potential decline in the combined entity’s financial condition or results of operations may cause significant variations in the price of CVR Partners common units after completion of the mergers. See “Selected Unaudited Pro Forma Condensed Combined Financial Information.”

Lawsuits have been filed against Rentech Nitrogen, Rentech Nitrogen GP, Rentech Holdings, Rentech, CVR Partners, DSHC, Merger Sub 1 and Merger Sub 2, and the members of the Rentech Nitrogen Board, challenging the mergers, and any injunctive relief or adverse judgment for monetary damages could prevent the mergers from occurring or could have a material adverse effect on CVR Partners or Rentech Nitrogen following the mergers.

Rentech Nitrogen, Rentech Nitrogen GP and the members of the Rentech Nitrogen Board are named defendants in class action lawsuits brought by purported unitholders of Rentech Nitrogen in the Court of Chancery of the State of Delaware and pending in the United States District Court for the Central District of California, generally alleging among other things, that the consideration offered by CVR Partners is unfair and inadequate and that, by pursuing a transaction that is the result of an allegedly conflicted and unfair process, certain of the defendants have breached their duties owed to the unitholders of Rentech Nitrogen, are engaging in self-dealing and have violated securities laws relating to allegedly improper disclosure. The plaintiffs further allege that CVR Partners, Merger Sub 1 and Merger Sub 2, among others, aided and abetted the defendants’ alleged wrongdoing in pursuit of the mergers by way of an allegedly conflicted and unfair process. Plaintiffs seek to enjoin the defendants from proceeding with or consummating the mergers and, to the extent that the mergers are implemented before relief is granted, plaintiffs seek to have the mergers rescinded. Plaintiffs also seek money damages and attorneys’ fees.

One of the conditions to the completion of the mergers is that no order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated by the merger agreement. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger. An adverse judgment for rescission or for monetary damages could have a material adverse effect on CVR Partners and Rentech Nitrogen following the merger. For more information on the lawsuits, see “Proposal 1: The Merger—Litigation Relating to the Mergers.”

CVR Partners and Rentech Nitrogen are subject to business uncertainties and contractual restrictions while the proposed mergers are pending, which could adversely affect each party’s business and operations.

In connection with the pending mergers, it is possible that some customers, suppliers and other persons with whom CVR Partners or Rentech Nitrogen have business relationships may delay or defer certain business decisions or, might decide to seek to terminate, change or renegotiate their relationship with CVR Partners or Rentech Nitrogen as a result of the mergers, which could negatively affect CVR Partners’ and Rentech Nitrogen’s respective revenues, earnings and cash available for distribution, as well as the market price of CVR Partners common units and Rentech Nitrogen common units, regardless of whether the mergers are completed.

Under the terms of the merger agreement, each of CVR Partners and Rentech Nitrogen is subject to certain restrictions on the conduct of its business prior to completing the mergers, which may adversely affect its ability to execute certain of its business strategies. Such limitations could negatively affect each party’s businesses and operations prior to the completion of the mergers. Furthermore, the process of planning to integrate two businesses and organizations for the post-mergers period can divert management attention and resources and could ultimately have an adverse effect on each party. For a discussion of these restrictions, see “The Merger Agreement—Conduct of Business of Rentech Nitrogen Pending the Consummation of the Mergers” and “The Merger Agreement—Conduct of Business of CVR Partners Pending the Consummation of the Mergers.”

CVR Partners and Rentech Nitrogen will incur substantial transaction-related and integration costs in connection with the mergers.

CVR Partners and Rentech Nitrogen expect to incur substantial expenses in connection with completing the mergers and integrating the business, operations, systems, policies and procedures of CVR Partners and Rentech Nitrogen. There are a large number of systems and controls that must be integrated, including billing, management information, purchasing, accounting and finance, sales, payroll and benefits, fixed assets, lease administration and regulatory compliance, and there are a number of factors beyond CVR Partners’ and Rentech Nitrogen’s control that could affect the total amount or the timing of integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and integration expenses associated with the mergers could, particularly in the near term, exceed the savings that the combined organization expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of two businesses following the completion of the mergers.

Failure to successfully combine the businesses of Rentech Nitrogen and CVR Partners in the expected time frame may adversely affect the future results of the combined organization, and, consequently, the value of the CVR Partners common units that Rentech Nitrogen common unitholders receive as part of the merger consideration.

The success of the proposed mergers will depend, in part, on the ability of CVR Partners to realize the anticipated benefits and synergies from combining the businesses of CVR Partners and Rentech Nitrogen. To realize these anticipated benefits, the businesses must be successfully combined. If the combined organization is not able to achieve these objectives, or is not able to achieve these objectives on a timely basis, the anticipated benefits of the mergers may not be realized fully or at all. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the mergers. These integration difficulties could result in declines in the market value of CVR Partners common units and, consequently, result in declines in the market value of the CVR Partners common units that Rentech Nitrogen common unitholders receive as part of the merger consideration.

The mergers are subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all. Failure to complete the mergers, or significant delays in completing the mergers, could negatively affect the trading prices of CVR Partners common units and Rentech Nitrogen common units and the future business and financial results of CVR Partners and Rentech Nitrogen.

The completion of the mergers is subject to a number of conditions. The completion of the mergers is not assured and is subject to risks, including the risk that approval of the mergers by the Rentech Nitrogen common unitholders or by governmental agencies is not obtained, that Rentech Nitrogen is not able to sell or spin off the Pasadena Facility and its related business, in each case subject to certain terms specified in the merger agreement and, if applicable, the separation agreement (as described under “The Merger Agreement—Conditions to Consummation of the Mergers,” “The Merger Agreement—Qualified Pasadena Sale” and “The Merger Agreement—Spin-Off”), or that other closing conditions are not satisfied. If the mergers are not completed, or if there are significant delays in completing the mergers, the trading prices of CVR Partners common units and Rentech Nitrogen common units and the respective future business and financial results of CVR Partners and Rentech Nitrogen could be negatively affected, and each of them will be subject to several risks, including the following:

•	the parties may be liable for damages to one another under the terms and conditions of the merger agreement;

•	negative reactions from the financial markets, including declines in the price of CVR Partners common units or Rentech Nitrogen common units due to the fact that current prices may reflect a market assumption that the mergers will be completed;

•	having to pay certain significant costs relating to the mergers, including, in the case of Rentech Nitrogen in certain circumstances, the termination fee of $31,200,000, and in the case of both Rentech Nitrogen and CVR Partners, the obligation to reimburse the other party $10,000,000 if the merger agreement is terminated in specified circumstances, as described in “The Merger Agreement—Termination Fee and Expenses”; and

•	the attention of management of CVR Partners and Rentech Nitrogen will have been diverted to the mergers rather than each organization’s own operations and pursuit of other opportunities that could have been beneficial to that organization.

If the mergers are approved by Rentech Nitrogen common unitholders, the date that those unitholders will receive the merger consideration is uncertain.

As described in this proxy statement/prospectus, completing the proposed mergers is subject to several conditions, not all of which are controllable or waivable by CVR Partners or Rentech Nitrogen. Accordingly, if the proposed mergers are approved by Rentech Nitrogen common unitholders, the date that those unitholders will receive the merger consideration depends on the completion date of the mergers, which is uncertain.

Rentech Nitrogen’s and CVR Partners’ financial estimates are based on various assumptions that may not prove to be correct.

The financial estimates set forth in the forecast included under “Proposal 1: The Mergers—Unaudited Prospective Financial and Operating Information of CVR Partners and Rentech Nitrogen” are based on assumptions of, and information available to, Rentech Nitrogen and CVR Partners at the time they were prepared by such parties. Rentech Nitrogen and CVR Partners do not know whether such assumptions will prove correct. Any or all of such estimates may turn out to be wrong. Such estimates can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond Rentech Nitrogen’s and CVR Partners’ control. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining CVR Partners’ and/or Rentech Nitrogen’s future results. As a result of these contingencies, actual future results may vary materially from these estimates. In view of these uncertainties, the inclusion of these financial estimates in this proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will be achieved.

Neither Rentech Nitrogen’s nor CVR Partners’ financial estimates were prepared with a view toward public disclosure, and these financial estimates were not prepared with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and none of Rentech Nitrogen, CVR Partners or their respective affiliates undertake any obligation, other than as required by applicable law, to update the financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

The financial estimates included in this proxy statement/prospectus related to Rentech Nitrogen and CVR Partners have been prepared by, and are the responsibility of, the management of Rentech Nitrogen and CVR Partners, respectively. None of CVR Partners’ independent registered public accounting firms, Rentech Nitrogen’s independent registered public accounting firm, or any other independent accountants, has compiled, examined or performed any procedures with respect to the unaudited prospective financial and operating information contained herein, accordingly they have not expressed any opinion or any other form of assurance on such information. The reports of the independent registered public accountant of CVR Partners in its Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this proxy statement/prospectus, relates to CVR Partners’ historical financial information. The report of the independent registered public accounting firm of Rentech Nitrogen in its Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this proxy statement/prospectus, relates to Rentech Nitrogen’s historical financial information. The reports do not extend to the unaudited prospective financial and operating information and should not be read to do so. See “Proposal 1: The Mergers—Unaudited Prospective Financial and Operating Information of CVR Partners and Rentech Nitrogen” for more information.

Completion of the mergers is subject to the consummation of the sale or spin-off by Rentech Nitrogen of the Pasadena Facility and its related business, in each case subject to certain terms specified in the merger agreement and, if applicable, the separation agreement. There can be no assurance that this condition will be satisfied and, if it is, that Rentech Nitrogen common unitholders will realize any value in connection with the sale or spin-off of the Pasadena Facility and its related business.

It is a condition to the completion of the mergers that Rentech Nitrogen sell or spin off the Pasadena Facility and its related business on terms specified in the merger agreement. In the event that Rentech Nitrogen consummates a sale of the Pasadena Facility and its related business on the terms specified in the merger agreement, it will be permitted to distribute the net sale proceeds from such sale to Rentech Nitrogen common unitholders or the cash portion of the merger consideration will be increased by a corresponding amount. In the event that Rentech Nitrogen does not consummate a sale of the Pasadena Facility and its related business on the terms specified in the merger agreement, it will be required to enter into the separation agreement and use its commercially reasonable efforts to separate the Pasadena Facility and its related business from Rentech Nitrogen’s remaining businesses, and distribute to Rentech Nitrogen’s unitholders, pro rata, units in an entity formed to hold the Pasadena Facility and its related business.

In the event that Rentech Nitrogen consummates a sale of the Pasadena Facility and its related business on the terms specified in the merger agreement, there can be no assurance that such sale will result in any net sale proceeds. In addition, in the event Rentech Nitrogen consummates a spin-off of the Pasadena Facility and its related business, there can be no assurance as to the value of the units received by Rentech Nitrogen common unitholders in the spin-off company or whether a trading market in such units will develop. Under the terms that will govern the spin-off of the Pasadena Facility, transfers of such units may be prohibited (other than transfers to a narrowly defined group of permitted transferees). Furthermore, Rentech Nitrogen may not be able to complete a sale or spin-off of the Pasadena Facility prior to the outside date under the merger agreement due to various reasons. See “The Merger Agreement—Conditions to Consummation of the Mergers,” “The Merger Agreement—Qualified Pasadena Sale” and “The Merger Agreement—Spin-Off.”

CVR Partners common units to be received by Rentech Nitrogen common unitholders as a result of the mergers have different rights from Rentech Nitrogen common units.

Following completion of the mergers, Rentech Nitrogen common unitholders will no longer hold Rentech Nitrogen common units, but will instead be unitholders of CVR Partners. There are several differences between the rights of Rentech Nitrogen common unitholders and the rights of CVR Partners common unitholders. See “Comparison of Rights of CVR Partners Common Unitholders and Rentech Nitrogen Common Unitholders” for a discussion of the different rights associated with Rentech Nitrogen common units and CVR Partners common units.

No ruling has been obtained with respect to the U.S. federal income tax consequences of the mergers.

No ruling has been or will be requested from the IRS with respect to the U.S. federal income tax consequences of the mergers. Instead, CVR Partners and Rentech Nitrogen are relying on the opinions of their respective counsel as to the U.S. federal income tax consequences of the mergers, and counsel’s conclusions may not be sustained if challenged by the IRS. See “Material U.S. Federal Income Tax Consequences of the Mergers.”

The expected U.S. federal income tax consequences of the mergers are dependent upon CVR Partners being treated as a partnership for U.S. federal income tax purposes.

The expected U.S. federal income tax consequences of the mergers to holders of Rentech Nitrogen common units is dependent upon CVR Partners being treated as a partnership for U.S. federal income tax purposes. If CVR Partners were treated as a corporation for U.S. federal income tax purposes, the consequences of the mergers would be materially different and the mergers would likely be fully taxable transactions to holders of Rentech Nitrogen common units.

Rentech Nitrogen common unitholders could recognize taxable income or gain for U.S. federal income tax purposes as a result of the mergers.

For U.S. federal income tax purposes, each Rentech Nitrogen common unitholder (other than a holder of CVR Partners affiliated units) will be deemed to contribute its Rentech Nitrogen common units to CVR Partners in exchange for CVR Partners common units, cash (including any cash received in lieu of fractional CVR Partners common units) and the deemed assumption by CVR Partners of each Rentech Nitrogen common unitholder’s share of Rentech Nitrogen’s liabilities. The actual receipt of cash (including cash received in lieu of fractional CVR Partners common units) and the deemed assumption by CVR Partners of such liabilities will trigger gain or loss to Rentech Nitrogen common unitholders to the extent that such amounts are treated as a “disguised sale” of property, rather than as a non-taxable contribution of Rentech Nitrogen common units to CVR Partners in exchange for CVR Partners common units. In addition, as a result of the mergers, the holders of Rentech Nitrogen common units who receive CVR Partners common units will become limited partners of CVR Partners and will be allocated a share of CVR Partners’ nonrecourse liabilities. Each holder of Rentech Nitrogen common units will be treated as receiving a deemed cash distribution equal to the net reduction in the amount of nonrecourse liabilities allocated to such Rentech Nitrogen common unitholder (as adjusted to take into account any nonrecourse liabilities included in the Section 707 Consideration (as defined below)). If the amount of such deemed cash distribution received by a holder of Rentech Nitrogen common units exceeds such common unitholder’s basis in his Rentech Nitrogen common units after reduction to account for any basis allocable to the portion of such unitholder’s Rentech Nitrogen common units deemed sold as a result of the receipt of Section 707 Consideration, such common unitholder will recognize gain in an amount equal to such excess. The amount and effect of any gain that may be recognized by holders of Rentech Nitrogen common units will depend on such unitholder’s particular situation, including the ability of such unitholder to utilize any suspended passive losses. For additional information, please read “Material U.S. Federal Income Tax Consequences of the Mergers—Tax Consequences of the Mergers to Rentech Nitrogen Common Unitholders” and “Risk Factors Relating to the Mergers.”

Risk Factors Relating to the Ownership of CVR Partners Common Units

The CVR Partners Board has in place a policy to distribute an amount equal to the available cash CVR Partners generates each quarter, which could limit CVR Partners’ ability to grow and make acquisitions.

CVR Partners GP’s current policy is to distribute an amount equal to the available cash CVR Partners generates each quarter to CVR Partners common unitholders. As a result, CVR Partners will rely primarily upon external financing sources, including commercial bank borrowings, borrowings from CVR Energy and its affiliates, and the issuance of debt and equity securities, to fund CVR Partners’ acquisitions and expansion capital expenditures. As such, to the extent CVR Partners is unable to finance growth externally, CVR Partners’ cash distribution policy will significantly impair its ability to grow. The CVR Partners Board may modify or revoke CVR Partners’ cash distribution policy at any time at its discretion, including in such a manner that would result in an elimination of cash distributions regardless of the amount of available cash CVR Partners generates. The CVR Partners partnership agreement does not require CVR Partners to make any distributions.

In addition, because of CVR Partners’ distribution policy, CVR Partners’ growth, if any, may not be as robust as that of businesses that reinvest their available cash to expand ongoing operations. To the extent CVR Partners issues additional units in connection with any acquisitions or expansion capital expenditures, or as in-kind distributions, current unitholders will experience dilution and the payment of distributions on those additional units will decrease the amount CVR Partners distributes on each outstanding common unit. There are no limitations in the CVR Partners partnership agreement on CVR Partners’ ability to issue additional units, including units ranking senior to the outstanding common units. The incurrence of additional commercial borrowings or other debt to finance CVR Partners’ growth strategy would result in increased interest expense, which, in turn, would reduce the available cash that CVR Partners has to distribute to its common unitholders.

CVR Partners relies primarily on the executive officers of CVR Energy to manage most aspects of CVR Partners’ business and affairs pursuant to a services agreement, which CVR Energy can terminate at any time.

CVR Partners’ future performance depends to a significant degree upon the continued contributions of CVR Energy’s senior management team. CVR Partners has entered into a services agreement with CVR Partners GP and CVR Energy whereby CVR Energy has agreed to provide CVR Partners with the services of its senior management team as well as accounting, business operations, legal, finance and other key back-office and mid-office personnel. CVR Energy can terminate this agreement at any time, subject to a 180-day notice period. The loss or unavailability to CVR Partners of any member of CVR Energy’s senior management team could negatively affect CVR Partners’ ability to operate CVR Partners’ business and pursue CVR Partners’ business strategies. CVR Partners does not have employment agreements with any of CVR Energy’s officers and CVR Partners does not maintain any key person insurance. In addition, CVR Energy may not continue to provide CVR Partners the officers that are necessary for the conduct of CVR Partners’ business or such provision may not be on terms that are acceptable. If CVR Energy elected to terminate the service agreement on 180 days’ notice, CVR Partners might not be able to find qualified individuals to serve as CVR Partners’ executive officers within such 180-day period.

In addition, pursuant to the services agreement CVR Partners is responsible for a portion of the compensation expense of such executive officers according to the percentage of time such executive officers spend working for CVR Partners. However, the compensation of such executive officers is set by CVR Energy, and CVR Partners has no control over the amount paid to such officers. The services agreement does not contain any cap on the amounts CVR Partners may be required to pay CVR Energy pursuant to this agreement.

CVR Partners GP, an indirect wholly-owned subsidiary of CVR Energy, has fiduciary duties to CVR Energy and its stockholders, and the interests of CVR Energy and its stockholders may differ significantly from, or conflict with, the interests of CVR Partners public common unitholders.

CVR Partners GP is responsible for managing CVR Partners. Although CVR Partners GP has duties to manage CVR Partners in a manner that is in CVR Partners’ best interests, the duties are specifically limited by the express terms of the CVR Partners partnership agreement, and the directors and officers of CVR Partners GP also have fiduciary duties to manage CVR Partners GP in a manner beneficial to CVR Energy and its stockholders. The interests of CVR Energy and its stockholders may differ from, or conflict with, the interests of CVR Partners public common unitholders. In resolving these conflicts, CVR Partners GP may favor its own interests, the interests of Coffeyville, its sole member, or the interests of CVR Energy and holders of CVR Energy’s common stock, including its majority stockholder, an affiliate of Icahn Enterprises L.P., over CVR Partners’ interests and those of CVR Partners common unitholders.

The potential conflicts of interest include, among others, the following:

•	Neither the CVR Partners partnership agreement nor any other agreement requires the owners of CVR Partners GP, including CVR Energy, to pursue a business strategy that favors CVR Partners. The affiliates of CVR Partners GP, including CVR Energy, have fiduciary duties to make decisions in their own best interests and in the best interest of holders of CVR Energy’s common stock, which may be contrary to CVR Partners’ interests. In addition, CVR Partners GP is allowed to take into account the interests of parties other than CVR Partners or CVR Partners common unitholders, such as its owners or CVR Energy, in resolving conflicts of interest, which has the effect of limiting its duty to CVR Partners common unitholders.

•	CVR Partners GP has limited its liability and reduced its duties under the CVR Partners partnership agreement and has also restricted the remedies available to CVR Partners common unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty. As a result of purchasing common units, unitholders consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law.

•	The CVR Partners Board determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, repayment of indebtedness and issuances of additional partnership interests, each of which can affect the amount of cash that is available for distribution to CVR Partners common unitholders.

•	The CVR Partners partnership agreement does not restrict CVR Partners GP from causing CVR Partners to pay it or its affiliates for any services rendered to CVR Partners or entering into additional contractual arrangements with any of these entities on CVR Partners’ behalf. There is no limitation on the amounts CVR Partners GP can cause CVR Partners to pay it or its affiliates.

•	CVR Partners GP controls the enforcement of obligations owed to CVR Partners by it and its affiliates. In addition, CVR Partners GP decides whether to retain separate counsel or others to perform services for CVR Partners.

•	CVR Partners GP determines which costs incurred by it and its affiliates are reimbursable by CVR Partners.

•	Most of the executive officers of CVR Partners GP also serve as executive officers of CVR Energy, and CVR Partners’ executive chairman is the chief executive officer of CVR Energy. The executive officers who work for both CVR Energy and CVR Partners GP, including CVR Partners’ chief financial officer and general counsel, divide their time between CVR Partners’ business and the business of CVR Energy. These executive officers will face conflicts of interest from time to time in making decisions which may benefit either CVR Partners or CVR Energy.

The CVR Partners partnership agreement limits the liability and eliminates and replaces the fiduciary duties of CVR Partners GP and restricts the remedies available to CVR Partners and CVR Partners common unitholders for actions taken by CVR Partners GP that might otherwise constitute breaches of fiduciary duty.

The CVR Partners partnership agreement limits the liability and eliminates and replaces the fiduciary duties of CVR Partners GP, while also restricting the remedies available to CVR Partners common unitholders for actions that, without these limitations, eliminations and reductions, might constitute breaches of fiduciary duty. Delaware partnership law permits such contractual replacements of fiduciary duty. By purchasing common units, common unitholders consent to some actions that might otherwise constitute a breach of fiduciary or other duties applicable under state law. The CVR Partners partnership agreement contains provisions that replace the standards to which CVR Partners GP would otherwise be held by state fiduciary duty law. For example:

•	The CVR Partners partnership agreement permits CVR Partners GP to make a number of decisions in its individual capacity, as opposed to its capacity as general partner. This entitles CVR Partners GP to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, CVR Partners or CVR Partners common unitholders. Decisions made by CVR Partners GP in its individual capacity are made by Coffeyville as the sole member of CVR Partners GP, and not by the CVR Partners Board. Examples include the exercise of the general partner’s call right, its voting rights with respect to any common units it may own, its registration rights and its determination whether or not to consent to any merger or consolidation or amendment to the CVR Partners partnership agreement.

•	The CVR Partners partnership agreement provides that CVR Partners GP will not have any liability to CVR Partners or CVR Partners common unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decisions were in CVR Partners’ best interests.

•	The CVR Partners partnership agreement provides that CVR Partners GP and the officers and directors of CVR Partners GP will not be liable for monetary damages to CVR Partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that CVR Partners GP or those persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that such person’s conduct was criminal.

•	The CVR Partners partnership agreement generally provides that affiliate transactions and resolutions of conflicts of interest not approved by the conflicts committee of the CVR Partners Board and not involving a vote of unitholders will not be a breach of the duties of CVR Partners GP if they are on terms no less favorable to CVR Partners than those generally provided to or available from unrelated third parties or be “fair and reasonable.” In determining whether a transaction or resolution is “fair and reasonable,” CVR Partners GP may consider the totality of the relationship between the parties involved, including other transactions that may be particularly advantageous or beneficial to CVR Partners. CVR Partners GP may also determine that an affiliate transaction or resolution of a conflict of interest is in the best interest of CVR Partners.

By purchasing or receiving through the mergers a CVR Partners common unit, a common unitholder becomes bound by the provisions of the CVR Partners partnership agreement, including the provisions described above.

CVR Energy currently has the power to appoint and remove CVR Partners GP’s directors.

CVR Energy currently has the power to elect all of the members of the CVR Partners Board. CVR Partners GP has control over all decisions related to CVR Partners’ operations. CVR Partners public common unitholders do not have an ability to influence any operating decisions and will not be able to prevent CVR Partners from entering into any transactions. Furthermore, the goals and objectives of CVR Energy, as the indirect owner of CVR Partners GP, may not be consistent with those of CVR Partners’ public unitholders. Pursuant to the Rentech

Unitholders transaction agreement, the Rentech Unitholders will have the right to appoint two directors to the CVR Partners Board, subject to certain minimum ownership thresholds. The goals and objectives of CVR Energy, as the indirect owner of CVR Partners GP, and the Rentech Unitholders may not be consistent with those of CVR Partners’ public unitholders.

CVR Partners common units are subject to CVR Partners GP’s call right.

If at any time CVR Partners GP and its affiliates own more than 80% of the CVR Partners common units, CVR Partners GP will have the right, which it may assign to any of its affiliates or to CVR Partners, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated unitholders at a price not less than their then-current market price, as calculated pursuant to the terms of the CVR Partners partnership agreement. As a result, each holder of CVR Partners common units may be required to sell such holder’s common units at an undesirable time or price and may not receive any return on investment. A unitholder may also incur a tax liability upon a sale of its common units. CVR Partners GP is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in the CVR Partners partnership agreement that prevents CVR Partners GP from issuing additional common units and then exercising its call right. CVR Partners GP may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right.

CVR Partners public common unitholders have limited voting rights and are not entitled to elect CVR Partners GP or CVR Partners GP’s directors and do not have sufficient voting power to remove CVR Partners GP without CVR Energy’s consent.

After completion of the mergers, Rentech Nitrogen common unitholders will have a reduced ownership percentage of the combined entity. Furthermore, unlike the holders of common stock in a corporation, CVR Partners common unitholders have only limited voting rights on matters affecting CVR Partners’ business and, therefore, limited ability to influence management’s decisions regarding CVR Partners’ business. Unitholders have no right to elect the directors on the CVR Partners Board on an annual or other continuing basis. The CVR Partners Board, including the independent directors, is chosen entirely by CVR Energy as the indirect owner of the general partner and not by CVR Partners common unitholders. Pursuant to the Rentech Unitholders transaction agreement, the Rentech Unitholders will have the right to appoint two directors to the CVR Partners Board, subject to certain minimum ownership thresholds. Unlike publicly traded corporations, CVR Partners does not hold annual meetings of CVR Partners common unitholders to elect directors or conduct other matters routinely conducted at annual meetings of stockholders. Furthermore, even if CVR Partners common unitholders are dissatisfied with the performance of CVR Partners GP, they have no practical ability to remove CVR Partners GP. As a result of these limitations, the price at which the common units will trade could be diminished.

As of the date hereof, CVR Energy indirectly owns approximately 53.2% of the CVR Partners common units, and following the completion of the mergers, CVR Energy is expected to indirectly own approximately 34.2% of the CVR Partners common units. Accordingly, holders of common units other than CVR Energy will not be able to remove the general partner, under any circumstances, unless CVR Energy sells some of the common units that it owns or CVR Partners sells additional units to the public, in either case, such that CVR Energy owns less than 33 1/3% of the CVR Partners common units.

The CVR Partners partnership agreement restricts the voting rights of unitholders owning 20% or more of the CVR Partners common units (other than CVR Partners GP and its affiliates and permitted transferees).

The CVR Partners partnership agreement restricts unitholders’ voting rights by providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than CVR Partners GP, its affiliates, their transferees and persons who acquired such units with the prior approval of the CVR Partners Board, may not vote on any matter. The CVR Partners partnership agreement also contains provisions limiting the ability of common unitholders to call meetings or to acquire information about CVR Partners’ operations, as well as other provisions limiting the ability of CVR Partners common unitholders to influence the manner or direction of management.

CVR Energy and its affiliates may compete with CVR Partners following consummation of the mergers.

CVR Partners is a party to an omnibus agreement with CVR Energy and CVR GP under which CVR Energy has agreed not to, and will cause its controlled affiliates other than CVR Partners not to, engage in certain fertilizer businesses competing with CVR Partners’ businesses. These non-compete provisions will continue so long as CVR Energy directly or indirectly owns at least 50% of CVR Partners’ common units. CVR Partners expects that CVR Energy will own less than 50% of its common units upon consummation of the mergers. As a result, these non-compete provisions will lapse, and CVR Energy and its affiliates will be permitted to compete with CVR Partners, including by developing or acquiring additional fertilizer assets both directly and through its controlled affiliates. In keeping with the terms of the CVR Partners partnership agreement, the doctrine of corporate opportunity or any analogous doctrine, does not apply to CVR GP or any of its affiliates, including CVR Energy and its executive officers and directors. Therefore, any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for CVR Partners will not have any duty to communicate or offer such opportunity to us. For example, this could permit CVR Energy to elect to develop new fertilizer assets or acquire third-party fertilizer assets itself or through its controlled affiliates. Any such person or entity will not be liable to CVR Partners or any of its limited partners for breach of any fiduciary duty or other duty (other than the implied contractual covenant of good faith and fair dealing) by reason of the fact that such person or entity pursues or acquired such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to CVR Partners. This may create actual and potential conflicts of interest between CVR Partners and affiliates of CVR GP and result in less than favorable treatment of CVR Partners and its unitholders.

In addition, under the terms of the omnibus agreement, CVR Partners and CVR Energy have agreed that CVR Energy will have a preferential right to acquire any assets or group of assets that do not constitute assets used in a fertilizer restricted business. In determining whether to exercise any preferential right under the omnibus agreement, CVR Energy will be permitted to act in its sole discretion, without any fiduciary obligation to us or our unitholders whatsoever. These obligations will continue so long as CVR Energy directly or indirectly owns at least 50% of CVR GP.

Cost reimbursements due to CVR Partners GP and its affiliates will reduce cash available for distribution to CVR Partners common unitholders.

Prior to making any distribution on outstanding CVR Partners common units, CVR Partners will reimburse its general partner for all expenses it incurs on CVR Partners’ behalf including, without limitation, CVR Partners’ pro rata portion of management compensation and overhead charged by CVR Energy and its subsidiaries in accordance with CVR Partners’ services agreement. The services agreement does not contain any cap on the amount CVR Partners may be required to pay pursuant to this agreement. The payment of these amounts, including allocated overhead, to CVR Partners GP and its affiliates could adversely affect CVR Partners’ ability to make distributions to the holders of CVR Partners common units.

CVR Partners common unitholders may have liability to repay distributions.

In the event that: (i) CVR Partners makes distributions to CVR Partners common unitholders when CVR Partners’ nonrecourse liabilities exceed the sum of (a) the fair market value of CVR Partners’ assets not subject to recourse liability and (b) the excess of the fair market value of CVR Partners’ assets subject to recourse liability over such liability, or a distribution causes such a result, and (ii) a unitholder knows at the time of the distribution of such circumstances, such unitholder will be liable for a period of three years from the time of the impermissible distribution to repay the distribution under Section 17-607 of the Delaware Act.

Likewise, upon the winding up of the partnership, in the event that (a) CVR Partners does not distribute assets in the following order: (i) to creditors in satisfaction of their liabilities; (ii) to partners and former partners in satisfaction of liabilities for distributions owed under the CVR Partners partnership agreement; (iii) to partners for the return of their contribution; and finally (iv) to the partners in the proportions in which the partners share in distributions and (b) a unitholder knows at the time of such circumstances, then such unitholder will be liable for a period of three years from the impermissible distribution to repay the distribution under Section 17-807 of the Delaware Act.

CVR Partners GP’s interest in CVR Partners and the control of CVR Partners GP may be transferred to a third party without unitholder consent.

CVR Partners GP may transfer its general partner interest in CVR Partners to a third party in a merger or in a sale of all or substantially all of its assets without the consent of CVR Partners common unitholders. Furthermore, there is no restriction in the CVR Partners partnership agreement on the ability of CVR Energy to transfer its equity interest in CVR Partners GP to a third party. The new equity owner of CVR Partners GP would then be in a position to replace the CVR Partners Board, other than the members of the CVR Partners Board appointed by the Rentech Unitholders, and the officers of CVR Partners GP with its own choices and to influence the decisions taken by the CVR Partners Board and officers of CVR Partners GP.

If control of CVR Partners GP were transferred to an unrelated third party, the new owner of the general partner would have no interest in CVR Energy. CVR Partners relies substantially on the senior management team of CVR Energy and have entered into a number of significant agreements with CVR Energy, including a services agreement pursuant to which CVR Energy provides CVR Partners with the services of its senior management team. If CVR Partners GP were no longer controlled by CVR Energy, CVR Energy could be more likely to terminate the services agreement, which it may do upon 180 days’ notice.

Mr. Carl C. Icahn exerts significant influence over CVR Partners and his interests may conflict with the interests of CVR Partners’ public unitholders.

CVR Energy indirectly owns CVR Partners GP and approximately 53.2% of the CVR Partners common units, and is expected to hold approximately 34.2% of the CVR Partners common units upon completion of the mergers. Pursuant to the Rentech Unitholders transaction agreement, the Rentech Unitholders will have the right to appoint two directors to the CVR Partners Board, subject to certain minimum ownership thresholds. CVR Energy has the right to appoint and replace all of the other members of the CVR Partners Board at any time.

Mr. Carl C. Icahn indirectly controls approximately 82% of the voting power of CVR Energy’s capital stock and, by virtue of such stock ownership in CVR Energy, is able to elect and appoint all of the directors of CVR Energy. This gives Mr. Icahn the ability to control and exert substantial influence over CVR Energy. As a result of such control of CVR Energy, he is able to control CVR Partners, including:

•	business strategy and policies;

•	mergers or other business combinations;

•	the acquisition or disposition of assets;

•	future issuances of common units or other securities;

•	incurrence of debt or obtaining other sources of financing; and

•	CVR Partners’ distribution policy and the payment of distributions on CVR Partners common units.

CVR Energy provides CVR Partners with the services of its senior management team as well as accounting, business operations, legal, finance and other key back-office and mid-office personnel pursuant to a services agreement which it can terminate at any time subject to a 180-day notice period. CVR Partners cannot predict whether CVR Energy will terminate the services agreement and, if so, what the economic effect of termination would be. CVR Energy also has the right under the CVR Partners partnership agreement to sell CVR Partners

GP at any time to a third party, who would be able to replace the entire CVR Partners Board. Finally, while CVR Energy currently owns the majority of CVR Partners common units, its current owners are under no obligation to maintain their ownership interest in CVR Partners, which could have a material adverse effect on CVR Partners.

Mr. Icahn’s interests may not always be consistent with CVR Partners’ interests or with the interests of CVR Partners’ public unitholders. Mr. Icahn and entities controlled by him may also pursue acquisitions or business opportunities in industries in which CVR Partners competes, and there is no requirement that any additional business opportunities be presented to CVR Partners. CVR Partners also has and may in the future enter into transactions to purchase goods or services with affiliates of Mr. Icahn. To the extent that conflicts of interest may arise between CVR Partners and Mr. Icahn and his affiliates, those conflicts may be resolved in a manner adverse to CVR Partners or its public unitholders.

CVR Partners may issue additional common units and other equity interests without the approval of CVR Partners common unitholders, which would dilute the existing ownership interests of CVR Partners common unitholders.

Under the CVR Partners partnership agreement, CVR Partners is authorized to issue an unlimited number of additional interests without a vote of the unitholders. The issuance by CVR Partners of additional common units or other equity interests of equal or senior rank will have the following effects:

•	the proportionate ownership interest of unitholders immediately prior to the issuance will decrease;

•	the amount of cash distributions on each common unit will decrease;

•	the ratio of CVR Partners’ taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding common unit will be diminished; and

•	the market price of the common units may decline.

In addition, the CVR Partners partnership agreement does not prohibit the issuance by CVR Partners’ subsidiaries of equity interests, which may effectively rank senior to the common units.

Units eligible for future sale may cause the price of CVR Partners common units to decline.

Sales of substantial amounts of CVR Partners common units in the public market, or the perception that these sales may occur, could cause the market price of CVR Partners common units to decline. This could also impair CVR Partners’ ability to raise additional capital through the sale of CVR Partners’ equity interests.

As of January 8, 2016, there were approximately 73.1 million CVR Partners common units outstanding, approximately 46.8% of which are held by the public and approximately 53.2% of which are held by CVR Energy, through Coffeyville, and after completion of the mergers, it is expected that there will be approximately 113.8 million CVR Partners common units outstanding, approximately 65.8% of which are expected to be held by the public and approximately 34.2% of which are expected to be held by CVR Energy, through Coffeyville. The CVR Partners common units held by the public are freely transferable without restriction or further registration under the Securities Act of 1933, or the Securities Act, to the extent held by persons other than “affiliates,” as that term is defined in Rule 144 under the Securities Act, and the CVR Partners common units held by CVR Energy, through Coffeyville, may be sold pursuant to an exemption from registration such as Rule 144.

Under the CVR Partners partnership agreement, CVR Partners GP and its affiliates (including Coffeyville) have the right to cause CVR Partners to register their common units under the Securities Act and applicable state securities laws. CVR Partners is also party to an amended and restated registration rights agreement with Coffeyville pursuant to which CVR Partners may be required to register the sale of the common units it holds.

Under the registration rights agreement, CVR Partners will file a shelf registration statement on Form S-3 with the SEC to permit the public resale, from time to time, of the CVR Partners common units received by the Rentech Subsidiary Holders as consideration in the mergers. The Rentech Subsidiary Holders will also have certain rights to participate in certain future underwritten offerings of CVR Partners common units, and CVR Partners will be obligated to initiate an underwritten offering of the CVR Partners common units received by the Rentech Subsidiary Holders as consideration in the mergers, subject to certain conditions. It is expected that this shelf registration statement will also enable Coffeyville to sell, from time to time, in one or more public offerings or direct placements, the CVR Partners common units it currently owns.

As a publicly traded partnership CVR Partners qualifies for certain exemptions from the NYSE’s corporate governance requirements.

As a publicly traded partnership, CVR Partners qualifies for certain exemptions from the NYSE’s corporate governance requirements, including:

•	the requirement that a majority of the CVR Partners Board consist of independent directors;

•	the requirement that the CVR Partners Board have a nominating/corporate governance committee that is composed entirely of independent directors;

•	the requirement that the CVR Partners Board have a compensation committee that is composed entirely of independent directors; and

•	the requirement that CVR Partners common unitholders approve the issuance of 20% or more of the common units in certain offerings.

The CVR Partners Board has not and does not currently intend to establish a nominating/corporate governance committee. Additionally, CVR Partners could avail itself of the additional exemptions available to publicly traded partnerships listed above at any time in the future. Accordingly, CVR Partners common unitholders do not have the same protections afforded to equityholders of companies that are subject to all of the corporate governance requirements of the NYSE.

CVR Partners’ tax treatment depends on its status as a partnership for federal income tax purposes, as well as its not being subject to a material amount of entity-level taxation by individual states or local authorities. If the IRS were to treat CVR Partners as a corporation or if CVR Partners were to become subject to a material amount of entity-level taxation for state or local tax purposes, it would substantially reduce the amount of cash available for payment for distributions on CVR Partners common units.

The anticipated after-tax economic benefit of an investment in CVR Partners common units depends largely on CVR Partners being treated as a partnership for U.S. federal income tax purposes. A publicly traded partnership such as CVR Partners may be treated as a corporation for U.S. federal income tax purposes unless it satisfies a “qualifying income” requirement. Based on its current operations, CVR Partners believes that it satisfies the qualifying income requirement and will be treated as a partnership. Failing to meet the qualifying income requirement or a change in current law could cause CVR Partners to be treated as a corporation for federal income tax purposes or otherwise subject CVR Partners to taxation as an entity. CVR Partners has requested and received private letter rulings from the IRS that certain of its income constitutes qualifying income. CVR Partners has not requested, and does not plan to request, a ruling from the IRS for any other purpose, including its treatment as a partnership for federal income tax purposes.

If CVR Partners were treated as a corporation for federal income tax purposes, it would pay federal income tax on its taxable income at the corporate tax rate, which is currently a maximum of 35% and would likely pay state and local income tax at varying rates. Distributions to CVR Partners common unitholders would generally be taxed again as corporate distributions and no income, gain, loss, deduction or credit would flow through to unitholders. Because a tax would be imposed on CVR Partners as a corporation, its cash available for distribution to its unitholders would be substantially reduced. Therefore, treatment of CVR Partners as a corporation for federal income tax purposes would result in a material reduction in the anticipated cash flow and after-tax return to its unitholders likely causing a substantial reduction in the value of its units.

At the state level, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. CVR Partners is subject to the Texas franchise tax and the Illinois replacement tax. Such taxes reduce CVR Partners’ cash available for distribution. Imposition of additional taxes on CVR Partners by any state or local authority also will reduce the cash available for distribution to its unitholders.

The tax treatment of publicly traded partnerships or an investment in CVR Partners common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including CVR Partners, or an investment in CVR Partners common units may be modified by administrative, legislative or judicial changes or differing interpretations at any time. For example, from time to time, members of Congress and the President propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships, including the elimination of the qualifying income exception to the treatment of all publicly traded partnerships as corporations upon which CVR Partners relies for its treatment as a partnership for U.S. federal income tax purposes.

In addition, the IRS has issued proposed regulations regarding qualifying income under Section 7704(d)(1)(E) of the Code (the “Proposed Regulations”). The Proposed Regulations do not address and, instead, have “reserved” the provisions relating to fertilizer processing or refining. However, there are no assurances that any future proposed regulations with respect to fertilizer will not include changes that interpret Section 7704(d)(1)(E) in a manner that is contrary to our current interpretation of Section 7704(d)(1)(E) and our rulings, which could modify the amount of our gross income that we are able to treat as qualifying income for the purposes of the qualifying income exception.

Any modification to U.S. federal income tax laws may be applied retroactively and could make it more difficult or impossible for CVR Partners to meet the qualifying income requirement to be treated as a partnership for U.S. federal income tax purposes. CVR Partners is unable to predict whether any of these changes or other proposals will be reintroduced or will ultimately be enacted. Any such changes could negatively impact the value of an investment in CVR Partners common units.

If the IRS contests the U.S. federal income tax positions CVR Partners takes, the market for CVR Partners common units may be materially and adversely impacted, and the cost of any IRS contest will reduce CVR Partners’ cash available for distribution to CVR Partners common unitholders.

The IRS may adopt positions that differ from the federal income tax positions CVR Partners takes. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions CVR Partners takes. A court may not agree with some or all of the positions it takes. Any contest with the IRS may materially and adversely impact the market for CVR Partners common units and the price at which they trade. In addition, the costs of any contest with the IRS will be borne indirectly by CVR Partners common unitholders because the costs will reduce its cash available for distribution.

CVR Partners common unitholders may be required to pay taxes on their share of income even if they do not receive any cash distributions from CVR Partners.

A CVR Partners common unitholder will be required to pay federal income taxes and, in some cases, state and local income taxes on its share of CVR Partners’ taxable income, even if no cash distributions are received from CVR Partners. It is possible that CVR Partners common unitholder will not receive cash distributions from CVR Partners equal to its share of CVR Partners’ taxable income or even equal to the tax liability that results from that income.

The sale or exchange of 50% or more of CVR Partners’ capital and profits interests during any twelve-month period will result in the termination of the existing CVR Partners’ partnership for U.S. federal income tax purposes.

CVR Partners will be considered to have constructively terminated its partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in its capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest are counted only once. CVR Partners’ termination would, among other things, result in the closing of its taxable year for all unitholders, which would result in CVR Partners filing two tax returns (and its unitholders receiving two Schedules K-1) for one calendar year and could result in a deferral of depreciation deductions allowable in computing its taxable income. In the case of a unitholder reporting on a taxable year other than a calendar year, the closing of CVR Partners’ taxable year may also result in more than twelve months of its taxable income or loss being includable in such unitholder’s taxable income for the year of termination. CVR Partners’ termination would not affect its classification as a partnership for federal income tax purposes, but instead, it would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, CVR Partners must make new tax elections and could be subject to penalties if it is unable to determine in a timely manner that a termination occurred. The IRS has announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and the IRS grants special relief, the partnership may be permitted to provide only a single Schedule K-1 to its unitholders for the tax year in which the termination occurs.

Tax gain or loss on the disposition of CVR Partners common units could be more or less than expected.

If a unitholder sells its CVR Partners common units, such unitholder will recognize a gain or loss equal to the difference between the amount realized and its tax basis in those common units. Because distributions in excess of a unitholder’s allocable share of CVR Partners’ net taxable income decrease that unitholder’s tax basis in its common units, the amount, if any, of such prior excess distributions with respect to the units sold will, in effect, become taxable income upon the sale of such units at a price greater than its tax basis in those units, even if the price received is less than their original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder’s share of CVR Partners’ nonrecourse liabilities, if a unitholder sells its common units, the unitholder could incur a tax liability in excess of the amount of cash received from the sale.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning CVR Partners common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (“IRAs”), and non-U.S. persons, raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be subject to withholding taxes imposed at the highest effective tax rate applicable to such non-U.S. persons, and each non-U.S. person will be required to file United States federal tax returns and pay tax on its share of CVR Partners’ taxable income. If a CVR Partners common unitholder is a tax-exempt entity or a non-U.S. person, such unitholder should consult its tax advisor before investing in CVR Partners common units.

CVR Partners treats each purchaser of CVR Partners common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of CVR Partners common units.

Because CVR Partners cannot match transferors and transferees of our common units and because of other reasons, CVR Partners will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to its unitholders. It also could affect the timing of these tax benefits or the amount of gain from the sale of CVR Partners common units and could have a negative impact on the value of CVR Partners common units or result in audit adjustments to a unitholders’ tax returns.

CVR Partners prorates its items of income, gain, loss and deduction between transferors and transferees of its units each month based upon the ownership of its units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among CVR Partners common unitholders.

CVR Partners prorates its items of income, gain, loss and deduction between transferors and transferees of its units each month based upon the ownership of its units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations. The U.S. Treasury Department recently issued new Treasury Regulations pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, which will apply beginning with CVR partners’ taxable year that begins on January 1, 2016. The regulations may not, however, specifically authorize the use of the proration method CVR Partners has adopted. If the IRS were to challenge CVR Partners’ proration method, CVR Partners may be required to change the allocation of items of income, gain, loss and deduction among unitholders.

A unitholder whose common units are the subject of a securities loan (e.g., a loan to a “short seller” to cover a short sale of common units) may be considered as having disposed of those common units. If so, the unitholder would no longer be treated for U.S. federal income tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

Because there are no specific rules governing the federal income tax consequences of loaning a partnership interest, a unitholder whose units are the subject of a securities loan may be considered to have disposed of the loaned units. In that case, such unitholder may no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan, any of CVR Partners’ income, gain, loss or deduction with respect to those units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units.

CVR Partners’ unitholders will likely be subject to state and local taxes and return filing requirements in jurisdictions where they do not live as a result of investing in CVR Partners common units.

In addition to federal income taxes, CVR Partners common unitholders may be subject to return filing requirements and other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which CVR Partners conducts business or owns property now or in the future, even if you do not live in any of those jurisdictions. Further, CVR Partners common unitholders may be subject to penalties for failure to comply with those return filing requirements. CVR Partners currently conducts business and owns assets in many states. Several of these states currently impose a personal income tax on individuals, and all of these states impose an income tax on corporations and other entities. As CVR Partners makes acquisitions or expands its business, it may conduct business or own assets in additional states that impose a personal income tax. It is the responsibility of each unitholder to file all U.S. federal, state and local tax returns.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated herein by reference contain forward-looking statements. All statements other than historical facts, including, without limitation, statements regarding the expected benefits of the mergers to CVR Partners and Rentech Nitrogen and their unitholders, the anticipated completion of the mergers or the timing thereof, the expected financial position, business strategy, revenues, earnings, costs, capital expenditures and debt levels of the combined entity, and plans and objectives of management for future operations, are forward-looking statements. When used in this proxy statement/prospectus, words such as we “may,” “can,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “believe,” “will” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. It is uncertain whether the events anticipated will transpire or, if they do occur, what impact they will have on the results of operations and financial condition of CVR Partners, Rentech Nitrogen or the combined entity. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results, the ability to generate sales, income or cash flow, to realize cost savings or other benefits associated with the mergers, to service debt or to make distributions are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine actual results are beyond the ability of CVR Partners or Rentech Nitrogen to control or predict. Specific factors which could cause actual results to differ from those in the forward-looking statements include:

•	the ability to complete the mergers on anticipated terms and timetable;

•	the ability to obtain requisite regulatory and unitholder approval and the satisfaction of the other conditions to the consummation of the mergers;

•	the potential impact of the announcement or consummation of the mergers on relationships, including with employees, suppliers, customers, competitors and credit rating agencies;

•	CVR Partners’ and Rentech Nitrogen’s ability to integrate successfully after the transaction and achieve anticipated benefits from the mergers;

•	the possibility that various closing conditions, including the consummation of a sale or spin-off of the Pasadena Facility and its related business by Rentech Nitrogen, in each case subject to certain terms specified in the merger agreement and, if applicable, the separation agreement (as described under “The Merger Agreement—Conditions to Consummation of the Mergers,” “The Merger Agreement—Qualified Pasadena Sale” and “The Merger Agreement—Spin-Off”), for the transaction may not be satisfied or waived;

•	risks relating to any unforeseen liabilities of CVR Partners or Rentech Nitrogen;

•	CVR Partners’ ability to make cash distributions on its common units;

•	risks related to the combined company’s indebtedness, including the ability to obtain financing in connection with the requirement that Rentech Nitrogen make a change of control offer with respect to its Second Lien Notes;

•	the volatile nature of the combined business and the variable nature of CVR Partners’ distributions;

•	the ability of CVR Partners GP to modify or revoke its distribution policy at any time;

•	the cyclical nature of the combined business;

•	the seasonal nature of the combined business;

•	the dependence of the operations of the combined business on a few third-party suppliers, including providers of transportation services and equipment;

•	CVR Partners’ reliance on pet coke that it purchases from CVR Refining, LP;

•	the supply and price levels of essential raw materials;

•	the risk of a material decline in production at the combined company’s nitrogen fertilizer plants;

•	potential operating hazards from accidents, fire, severe weather, floods or other natural disasters;

•	the risk associated with governmental policies affecting the agricultural industry;

•	competition in the nitrogen fertilizer business;

•	capital expenditures and potential liabilities arising from environmental laws and regulations;

•	existing and proposed environmental laws and regulations, including those relating to climate change, alternative energy or fuel sources, and on the end-use and application of fertilizers;

•	new regulations concerning the transportation of hazardous chemicals, risks of terrorism and the security of chemical manufacturing facilities;

•	the combined company’s dependence on significant customers;

•	the potential loss of the combined company’s transportation cost advantage over its competitors;

•	the combined company’s potential inability to implement its business strategies, including the completion of significant capital programs;

•	the combined company’s reliance on CVR Energy’s senior management team and conflicts of interest they face operating both CVR Partners and CVR Energy;

•	risks relating to the combined company’s relationships with CVR Energy and CVR Refining, LP;

•	control of CVR Partners’ general partner by CVR Energy;

•	the ability to continue to license the technology used in the combined company’s operations;

•	restrictions in debt agreements;

•	changes in the combined company’s treatment as a partnership for U.S. income or state tax purposes;

•	instability and volatility in the capital and credit markets; and

•	other risks described under the caption “Risk Factors” in CVR Partners’ and Rentech Nitrogen’s Annual Reports on Form 10-K for the period ended December 31, 2014 and subsequently filed Quarterly Reports on Form 10-Q.

Unless expressly stated otherwise, forward-looking statements are based on the expectations and beliefs of the respective managements of CVR Partners and Rentech Nitrogen, based on information currently available, concerning future events affecting CVR Partners and Rentech Nitrogen. Although CVR Partners and Rentech Nitrogen believe that these forward-looking statements are based on reasonable assumptions, they are subject to uncertainties and factors related to CVR Partners’ and Rentech Nitrogen’s operations and business environments, all of which are difficult to predict and many of which are beyond CVR Partners’ and Rentech Nitrogen’s control. Any or all of the forward-looking statements in this proxy statement/prospectus may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. The foregoing list of factors should not be construed to be exhaustive. Many factors mentioned in this proxy statement/prospectus, including the risks outlined under the caption “Risk Factors” contained in CVR Partners’ and Rentech Nitrogen’s Exchange Act reports incorporated herein by reference will be important in determining future results, and actual future results may vary materially. There is no assurance that the actions, events or results of the forward-looking statements will occur, or, if any of them do, when they will occur or what effect they will have on CVR Partners’ or Rentech Nitrogen’s results of operations, financial condition, cash flows or distributions. In view of these uncertainties, CVR Partners and Rentech Nitrogen caution that investors should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, CVR Partners and Rentech Nitrogen undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

THE PARTIES

CVR Partners, LP

CVR Partners is a Delaware limited partnership formed by CVR Energy to own, operate and grow its nitrogen fertilizer business. Strategically located adjacent to CVR Energy’s affiliated refinery in Coffeyville, Kansas, CVR Partners’ nitrogen fertilizer manufacturing facility is the only operation in North America that utilizes a petroleum coke, or pet coke, gasification process to produce nitrogen fertilizer.

CVR Partners produces and distributes nitrogen fertilizer products, which are used primarily by farmers to improve the yield and quality of their crops. CVR Partners’ principal products are ammonia and UAN. These products are manufactured at CVR Partners’ facility in Coffeyville, Kansas. CVR Partners’ product sales are heavily weighted toward UAN and all of CVR Partners’ products are sold on a wholesale basis.

CVR Partners’ facility includes a 1,225 ton-per-day ammonia unit, a 3,000 ton-per-day UAN unit and a gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen. CVR Partners’ gasifier is a dual-train facility, with each gasifier able to function independently of the other, thereby providing redundancy and improving CVR Partners’ reliability. CVR Partners upgrades substantially all of the ammonia it produces to higher margin UAN fertilizer, an aqueous solution of urea and ammonium nitrate which has historically commanded a premium price over ammonia. In 2014, CVR Partners produced 963,715 tons of UAN and 388,923 tons of ammonia. Approximately 97% of CVR Partners’ produced ammonia tons and the majority of the purchased ammonia were upgraded into UAN.

The address of CVR Partners’ and CVR Partners GP’s principal executive offices is 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, and its telephone number is (281) 207-3200. Additional information about CVR Partners and its subsidiaries is included in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Rentech Nitrogen Partners, L.P.

Rentech Nitrogen is a Delaware limited partnership (structured as a master limited partnership) formed in July 2011 by Rentech to own, operate and expand its fertilizer business. Rentech Nitrogen owns and operates two fertilizer facilities: the East Dubuque Facility and the Pasadena Facility. The East Dubuque Facility produces primarily ammonia and urea ammonium nitrate solution, or UAN, using natural gas as the facility’s primary feedstock. The Pasadena Facility produces ammonium sulfate, ammonium thiosulfate and sulfuric acid, using ammonia and sulfur as the facility’s primary feedstocks. It is a condition to the completion of the mergers that Rentech Nitrogen sell or spin off the Pasadena Facility and its related business, in each case subject to certain terms specified in the merger agreement and, if applicable, the separation agreement.

Rentech Nitrogen’s East Dubuque Facility is located in the center of the Mid Corn Belt, the largest market in the United States for direct application of nitrogen fertilizer products. The Mid Corn Belt includes the States of Illinois, Indiana, Iowa, Missouri, Nebraska and Ohio. The States of Illinois and Iowa have been the top two corn producing states in the United States for the last 20 years according to the United States Department of Agriculture. Rentech Nitrogen considers the market for its East Dubuque Facility to be comprised of the States of Illinois, Iowa and Wisconsin.

The East Dubuque Facility’s core market consists of the area located within an estimated 200-mile radius of the facility. In most instances, Rentech Nitrogen’s customers take delivery of its nitrogen products at the East Dubuque Facility and then arrange and pay to transport them to their final destinations by truck. To the extent Rentech Nitrogen’s products are picked up at the East Dubuque Facility, Rentech Nitrogen does not incur any shipping costs, in contrast to nitrogen fertilizer producers located outside of the facility’s core market that must incur transportation and storage costs to transport their products to, and sell their products in, Rentech Nitrogen’s market. In addition, the East Dubuque Facility does not maintain a fleet of trucks and, unlike some of Rentech Nitrogen’s major competitors, the East Dubuque Facility does not maintain a fleet of rail cars because the facility’s customers generally are located close to the facility and prefer to be responsible for transportation. Having no need to maintain a fleet of trucks or rail cars lowers Rentech Nitrogen’s East Dubuque Facility’s fixed costs. The combination of Rentech Nitrogen’s East Dubuque Facility’s proximity to its customers and Rentech Nitrogen’s storage capacity at the facility also allows for better timing of the pick-up and application of the facility’s products, as nitrogen fertilizer product shipments from more distant locations have a greater risk of missing the short periods of favorable weather conditions during which the application of nitrogen fertilizer may occur.

Rentech Nitrogen’s principal executive offices are located at 10877 Wilshire Boulevard, 10th Floor, Los Angeles, California 90024, and its telephone number is (310) 571-9800. Additional information about Rentech Nitrogen and its subsidiaries is included in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Lux Merger Sub 1 LLC

Merger Sub 1 is a Delaware limited liability company and wholly owned subsidiary of CVR Partners. Merger Sub 1 was created for purposes of the Rentech Nitrogen GP merger and has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the merger agreement.

Lux Merger Sub 2 LLC

Merger Sub 2 is a Delaware limited liability company and wholly owned subsidiary of CVR Partners. Merger Sub 2 was created for purposes of the Rentech Nitrogen merger and has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the merger agreement.

THE RENTECH NITROGEN SPECIAL MEETING

Rentech Nitrogen is providing this proxy statement/prospectus to its common unitholders in connection with the solicitation of proxies to be voted at the special meeting of unitholders that Rentech Nitrogen has called for, among other things, the purpose of holding a vote upon the merger proposal and the merger-related compensation proposal. This proxy statement/prospectus constitutes a prospectus for CVR Partners in connection with the issuance by CVR Partners of its common units in connection with the mergers. This proxy statement/prospectus is first being mailed to Rentech Nitrogen’s unitholders on or about January 15, 2016, and provides Rentech Nitrogen common unitholders with the information they need to know to be able to vote or instruct their vote to be cast at the Rentech Nitrogen special meeting.

Date, Time and Place

The Rentech Nitrogen special meeting will be held at Rentech Nitrogen’s principal executive offices, located at 10877 Wilshire Boulevard, 10th Floor, Los Angeles, California 90024, on February 15, at 10:00, local time.

Purpose

At the Rentech Nitrogen special meeting, Rentech Nitrogen common unitholders will be asked to vote solely on the following proposals:

•	Proposal 1: to approve and adopt the merger agreement and the transactions contemplated thereby, which we refer to as the merger proposal; and

•	Proposal 2: to approve, on an advisory, non-binding basis, the merger-related compensation payments that may become payable to Rentech Nitrogen’s named executive officers, which we refer to as the merger-related compensation proposal.

Rentech Nitrogen Board’s Recommendation

The Rentech Nitrogen Board recommends that unitholders of Rentech Nitrogen vote:

•	Proposal 1: “FOR” the merger proposal; and

•	Proposal 2: “FOR” the merger-related compensation proposal.

The Rentech Nitrogen Board has determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are advisable, fair and reasonable to and in the best interests of Rentech Nitrogen and its common unitholders, and has unanimously approved and adopted the merger agreement, approved the execution, delivery and performance of the merger agreement and approved the consummation of the transactions contemplated by the merger agreement, including the mergers. See “Proposal 1: The Mergers—Rentech Nitrogen’s Reasons for the Mergers; Recommendation of Rentech Nitrogen Board.”

In considering the recommendation of the Rentech Nitrogen Board with respect to the merger proposal, you should be aware that some of Rentech Nitrogen GP’s directors and executive officers and Rentech, the indirect owner of Rentech Nitrogen GP which has the power to appoint all of the members of the Rentech Nitrogen Board, may have interests that are different from, or in addition to, the interests of Rentech Nitrogen common unitholders more generally. See “Proposal 1: The Mergers—Interests of Directors and Executive Officers of Rentech Nitrogen GP in the Mergers” and “Proposal 1: The Mergers—Interests of Rentech in the Mergers.”

Rentech Nitrogen Record Date; Outstanding Common Units; Units Entitled to Vote

The record date for the Rentech Nitrogen special meeting December 28, 2015. Only Rentech Nitrogen common unitholders of record at the opening of business on the record date will be entitled to receive notice of and to vote at the Rentech Nitrogen special meeting or any adjournment or postponement thereof.

As of the opening of business on the record date of December 28, 2015, there were 38,984,868 Rentech Nitrogen common units outstanding and entitled to vote at the meeting. Each Rentech Nitrogen common unit is entitled to one vote.

If at any time any person or group (other than Rentech Nitrogen GP and its affiliates, including the Rentech Unitholders) beneficially owns 20% or more of any class of Rentech Nitrogen common units, such person or group loses voting rights on all of its units in excess of and such units will not be considered “outstanding.” This loss of voting rights does not apply to (i) any person or group who acquired 20% or more of any class of Rentech Nitrogen common units from Rentech Nitrogen GP or its affiliates (other than directly from Rentech Nitrogen), (ii) any person or group who directly or indirectly acquired 20% or more of any class of Rentech Nitrogen common units from that person or group described in clause (i) provided Rentech Nitrogen GP notified such transferee that such loss of voting rights did not apply, or (iii) any person or group who acquired 20% or more of any class of units issued by Rentech Nitrogen if Rentech Nitrogen GP notified such person or group in writing that such limitation shall not apply. As of January 8, 2016, no person or group (other than Rentech Nitrogen GP and its affiliates, including the Rentech Unitholders) beneficially own 20% or more of any class of Rentech Nitrogen common units. A complete list of Rentech Nitrogen common unitholders entitled to vote at the Rentech Nitrogen special meeting will be available for inspection at the principal place of business of Rentech Nitrogen during regular business hours for a period of no less than ten days before the Rentech Nitrogen special meeting and at the place of the Rentech Nitrogen special meeting during the meeting.

Quorum

A quorum of unitholders is required to approve the merger proposal at the Rentech Nitrogen special meeting. A majority of the outstanding Rentech Nitrogen common must be represented in person or by proxy at the meeting in order to constitute a quorum. Under the voting and support agreement, subject to certain exceptions, each Rentech Unitholder has agreed to cause all of the Rentech Nitrogen common units it owns to be represented at the meeting for purposes of establishing a quorum at the Rentech Nitrogen special meeting. Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes (if any) will be considered present at the meeting for purposes of determining the presence of a quorum.

Required Vote

To approve the merger proposal, holders of a majority of the outstanding Rentech Nitrogen common units must vote in favor of such proposal. To approve (on an advisory, non-binding basis) the merger-related compensation proposal in connection with the mergers, holders of a majority of the outstanding Rentech Nitrogen common units present in person or by proxy at the Rentech Nitrogen special meeting must vote in favor of such proposal.

The Rentech Unitholders have entered into the voting and support agreement with CVR Partners, pursuant to which each of the Rentech Unitholders has agreed to vote all of the Rentech Nitrogen common units it owns in favor of the merger proposal and to take other actions in furtherance of the mergers. The Rentech Unitholders collectively hold Rentech Nitrogen common units representing approximately 59.7% of the outstanding Rentech Nitrogen common units as of the date of this proxy statement/prospectus, which is a sufficient number of Rentech Nitrogen common units to approve the merger proposal without the affirmative vote of any other Rentech Nitrogen common unitholders. Accordingly, assuming the voting and support obligations are not terminated prior to the Rentech Nitrogen special meeting and the Rentech Nitrogen special meeting is held, approval of the merger proposal the Rentech Nitrogen special meeting is assured.

Because approval of the merger proposal is based on the affirmative vote of a majority of the outstanding Rentech Nitrogen common units, a Rentech Nitrogen common unitholder’s failure to submit a proxy card or to vote in person at the Rentech Nitrogen special meeting (unvoted units) or an abstention from voting, or the failure of a Rentech Nitrogen common unitholder who holds his or her units in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a broker non-vote), will have the same effect as a vote “AGAINST” the merger proposal. Abstentions and broker no-votes (if any) will have the same effect as votes “AGAINST” the merger-related compensation proposal and unvoted units will have no effect on such proposal.

Unit Ownership of and Voting by Rentech Nitrogen GP’s Directors and Executive Officers

At the opening of business on the record date for the Rentech Nitrogen special meeting, Rentech Nitrogen GP’s directors and executive officers beneficially owned and had the right to vote 129,492 Rentech Nitrogen common units at the Rentech Nitrogen special meeting, which represents approximately 0.3% of the Rentech Nitrogen common units entitled to vote at the Rentech Nitrogen special meeting. It is expected that Rentech Nitrogen GP’s directors and executive officers will vote their units “FOR” the merger proposal, although none of them has entered into any agreement requiring them to do so.

Voting of Common Units by Holders of Record

If you are entitled to vote at the Rentech Nitrogen special meeting and hold your common units in your own name, you can submit a proxy or vote in person by completing a ballot at the Rentech Nitrogen special meeting. However, Rentech Nitrogen encourages you to submit a proxy before the Rentech Nitrogen special meeting even if you plan to attend the Rentech Nitrogen special meeting in order to ensure that your common units are voted. A proxy is a legal designation of another person to vote your Rentech Nitrogen common units on your behalf. If you hold units in your own name, you may submit a proxy for your common units by:

•	calling the toll-free number specified on the enclosed proxy card and follow the instructions when prompted;

•	accessing the Internet website specified on the enclosed proxy card and follow the instructions provided to you; or

•	filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials.

When a unitholder submits a proxy by telephone or through the Internet, his or her proxy is recorded immediately. Rentech Nitrogen encourages its common unitholders to submit their proxies using these methods whenever possible. If you submit a proxy by telephone or the Internet website, please do not return your proxy card by mail.

All units represented by each properly executed and valid proxy received before the Rentech Nitrogen special meeting will be voted in accordance with the instructions given on the proxy. If a Rentech Nitrogen common unitholder executes a proxy card without giving instructions, the Rentech Nitrogen common units represented by that proxy card will be voted as the Rentech Nitrogen Board recommends, which is:

•	Proposal 1: “FOR” the merger proposal; and

•	Proposal 2: “FOR” the merger-related compensation proposal.

Please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person. Proxies must be received by 11:59 p.m. Eastern Time, on February 14, 2016.

Voting of Common Units Held in Street Name

If your common units are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your common units by following the instructions that the broker or other nominee provides to you with these proxy materials. Most brokers offer the ability for unitholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you do not provide voting instructions to your broker, your common units will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is referred to in this proxy statement/prospectus and in general as a broker non-vote. Under the current rules of the NYSE, brokers do not have discretionary authority to vote on the merger proposal or the merger-related compensation proposal. Because the only proposals for consideration at the Rentech Nitrogen special meeting are non-discretionary proposals, it is not expected that there will be any broker non-votes at such meeting. However, if there are any broker non-votes, they will be counted as common units that are present and entitled to vote for purposes of determining the presence of a quorum, but the broker or other nominee will not be able to vote on those matters for which specific authorization is required. Therefore, they will have the same effect as a vote “AGAINST” the merger proposal and the merger-related compensation proposal.

If you hold units through a broker or other nominee and wish to vote your common units in person at the Rentech Nitrogen special meeting, you must obtain a proxy from your broker or other nominee and present it to the inspector of election with your ballot when you vote at the Rentech Nitrogen special meeting.

Revocability of Proxies; Changing Your Vote

If you are a unitholder of record, you may revoke or change your proxy at any time before the Telephone/Internet deadline or before the polls close at the Rentech Nitrogen special meeting by:

•	sending a written notice, no later than the Telephone/Internet deadline, to Rentech Nitrogen at Rentech Nitrogen Partners, L.P., Attn: Company Secretary, 10877 Wilshire Blvd., 10th Floor, Los Angeles, California 90024, that bears a date later than the date of the proxy and is received prior to the Rentech Nitrogen special meeting and states that you revoke your proxy;

•	submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the Rentech Nitrogen special meeting; or

•	attending the Rentech Nitrogen special meeting and voting by ballot in person (your attendance at the Rentech Nitrogen special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your common units through a broker or other nominee, you must follow the directions you receive from your broker or other nominee in order to revoke your proxy or change your voting instructions.

Solicitation of Proxies

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the Rentech Nitrogen Board to be voted at the Rentech Nitrogen special meeting. Rentech Nitrogen will bear all other costs and expenses in connection with the solicitation of proxies. Rentech Nitrogen may reimburse brokerage firms and other persons representing beneficial owners of Rentech Nitrogen common units for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain directors, officers and employees of Rentech Nitrogen GP, by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.

Unitholders should not send common unit certificates with their proxies. A letter of transmittal and instructions for the surrender of Rentech Nitrogen common unit certificates will be mailed to Rentech Nitrogen common unitholders shortly after the completion of the mergers.

No Other Business

Under the Rentech Nitrogen partnership agreement, the business to be conducted at the Rentech Nitrogen special meeting will be limited to the purposes stated in the notice to Rentech Nitrogen common unitholders provided with this proxy statement/prospectus.

Adjournment

Pursuant to the Rentech Nitrogen partnership agreement, Rentech Nitrogen GP, as the general partner of Rentech Nitrogen, may authorize its designated chairman of any special meeting to adjourn the meeting. Consequently, Rentech Nitrogen GP may adjourn the special meeting (including a further adjournment of an adjourned meeting) to a date within 45 days of the Rentech Nitrogen special meeting without further notice other than by an announcement made at the Rentech Nitrogen special meeting (or such adjourned meeting) and without setting a new record date. If proxies representing the required unitholder approvals have not been received at the time of the special meeting (or such adjourned meeting), Rentech Nitrogen GP may choose to adjourn the meeting to solicit additional proxies in favor of the merger proposal. Rentech Nitrogen GP may also choose to adjourn the meeting for any other reason if deemed necessary or advisable.

Rentech Nitrogen Common Unitholder Proposals

Ownership of Rentech Nitrogen common units does not entitle Rentech Nitrogen common unitholders to make proposals at the Rentech Nitrogen special meeting. Under the Rentech Nitrogen partnership agreement, only its general partner can make a proposal at the Rentech Nitrogen special meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Rentech Nitrogen special meeting, please call Rentech Nitrogen’s Investor Relations and Communications department at (310) 571-9800.

PROPOSAL 1: THE MERGERS

This section of the proxy statement/prospectus describes the material aspects of the proposed mergers. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated herein by reference, including the full text of the merger agreement (which is attached as Annex A), for a more complete understanding of the mergers. In addition, important business and financial information about each of CVR Partners and Rentech Nitrogen is contained in or incorporated into this proxy statement/prospectus by reference. See “Where You Can Find More Information.”

Effect of the Mergers

The merger agreement provides, subject to the terms and conditions therein and in accordance with Delaware law, for the merger of Merger Sub 1 with and into Rentech Nitrogen GP and the merger of Merger Sub 2 with and into Rentech Nitrogen and that Rentech Nitrogen GP and Rentech Nitrogen will survive the mergers as subsidiaries of CVR Partners. Rentech Nitrogen will cease to be a publicly held limited partnership following completion of the mergers. It is a condition to the completion of the mergers that Rentech Nitrogen sell or spin off the Pasadena Facility and its related business, in each case subject to certain terms specified in the merger agreement and, if applicable, the separation agreement.

At the effective time, the certificate of limited partnership of Rentech Nitrogen will be replaced with the certificate of formation of Merger Sub 2, which will be the certificate of formation of the surviving partnership, until amended in accordance with the terms of the merger agreement and applicable law. At the effective time, Rentech Nitrogen’s agreement of limited partnership will be replaced with a limited liability company agreement to be agreed upon by CVR Partners and Rentech Nitrogen, which will be the limited liability company agreement of the surviving partnership, until amended in accordance with the terms thereof, the merger agreement and applicable law. Also after the completion of the mergers, the certificate of formation of Rentech Nitrogen GP will remain unchanged and will be the certification of formation of the surviving general partner, until amended in accordance with the terms of the merger agreement and applicable law. After completion of the mergers, the limited liability company agreement of Rentech Nitrogen GP will be the limited liability company agreement of the surviving general partner until duly amended in accordance with the terms thereof, the merger agreement and applicable law.

The merger agreement provides that, at the effective time, all of the Rentech Nitrogen common units outstanding immediately prior to the effective time, except as described below, will be automatically converted into the right to receive (i) 1.04 CVR Partners common units and (ii) $2.57 in cash, without interest. The CVR Partners’ affiliate units will remain outstanding as common units representing limited partner interests in the surviving partnership. The member interests of Rentech Nitrogen GP issued and outstanding immediately prior to the effective time will automatically be cancelled and no consideration will be received by the holder of such interests in respect of such interests. All of the member interests in Merger Sub 1 issued and outstanding immediately prior to the effective time will automatically be converted into the sole member interest in the surviving general partner. All of the member interests in Merger Sub 2 issued and outstanding immediately prior to the effective time will automatically be converted into, in the aggregate, a number of common units representing limited partner interests in the surviving partnership (the “surviving partnership common units”) representing a 99.0% limited partner interest in the surviving partnership, after taking into account the CVR Partners affiliate units that remain outstanding, which will represent a 1.0% limited partner interest in the surviving partnership. Notwithstanding anything to the contrary in the merger agreement, at the effective time, all Rentech Nitrogen common units (if any) owned by Rentech Nitrogen or its wholly-owned subsidiaries or by CVR Partners or its wholly-owned subsidiaries (other than any CVR Partners affiliate units) will automatically be cancelled and no consideration will be received therefor.

CVR Partners common units had a value of $7.33 per unit, based on the closing price of CVR Partners common units as of January 8, 2016. Because the number of CVR common units to be received as merger consideration was fixed at the time the merger agreement was executed and because the market value of CVR Partners common units and Rentech Nitrogen common units will fluctuate prior to the consummation of the mergers, Rentech Nitrogen common unitholders cannot be sure of the value of the merger consideration they will receive relative to the value of Rentech Nitrogen common units that they are exchanging. For example, decreases in the market value of CVR Partners common units will negatively affect the value of the merger consideration that they receive, and either decreases in the market value of CVR Partners common units, or increases in the market value of Rentech Nitrogen common units may mean that the merger consideration that they receive would be worth less than the market value of the common units of Rentech Nitrogen such unitholders are exchanging. See “Risk Factors—Risk Factors Relating to the Mergers—Because the number of units of CVR Partners to be received as consideration is fixed and because the market price of CVR Partners common units will fluctuate prior to the consummation of the mergers, Rentech Nitrogen common unitholders cannot be sure of either the market value or the value relative to the value of Rentech Nitrogen common units, of the CVR Partners common units they will receive as merger consideration.”

CVR Partners will not issue any fractional units in the mergers. Instead, each holder of Rentech Nitrogen common units that are converted pursuant to the merger agreement who otherwise would have received a fraction of a CVR Partners common unit will be entitled to receive, from the exchange agent appointed by CVR Partners pursuant to the merger agreement, a cash payment in lieu of such fractional units in an amount equal to the product of (i) the average trading price of CVR Partners common units over the ten-day period prior to the closing date of the mergers and (ii) the fraction of the new CVR Partners common unit that such holder would otherwise be entitled to receive as discussed above.

Immediately prior to the effective time, all outstanding phantom units granted under the Rentech Nitrogen LTIP and held by an employee of Rentech Nitrogen or Rentech Nitrogen GP or one of their subsidiaries (other than the Pasadena subsidiaries) who is a continuing employee will be automatically cancelled and forfeited. At the effective time, CVR Partners will grant a replacement incentive award to each such continuing employee which will be equal in value (determined by reference to the closing price of the units underlying such replacement incentive award on the mergers closing date) to the cancelled and forfeited phantom units. The replacement incentive award will be granted under the CVR Partners LTIP in the form of a “phantom unit” as defined under the CVR Partners LTIP, and will be subject to substantially the same terms and conditions (including, without limitation, applicable vesting and payment timing provisions) as the cancelled and forfeited phantom units. All replacement incentive awards granted under the CVR Partners LTIP pursuant to these terms will be designed to be compliant with or exempt from, as applicable, Section 409A of the Code. Any then-accumulated distribution equivalents payable upon a subsequent vesting date pursuant to distribution equivalent rights linked to any forfeited Rentech Nitrogen phantom unit will be paid by CVR Partners to the continuing employee upon the vesting of the CVR Partners “phantom unit” corresponding to such forfeited Rentech Nitrogen phantom unit.

Each phantom unit granted under the Rentech Nitrogen LTIP and held by (i) an employee who is terminated at the effective time and does not become a continuing employee or (ii) any member of the Rentech Nitrogen Board, in any case, that is outstanding immediately prior to the effective time will, as of the effective time, automatically and without any action on the part of the holder, vest in full and be cancelled. In consideration therefor, the holder of such phantom unit will be entitled to receive the merger consideration. In addition, any then-accumulated distribution equivalents payable pursuant to distribution equivalent rights with respect to each phantom unit that vests pursuant to these terms will, as of the effective time, automatically and without any action on the part of the holder thereof, vest in full and be paid to the holder thereof in cash.

See the section entitled “The Merger Agreement” for further information.

Background of the Transactions

The Rentech Nitrogen Board has periodically evaluated and considered a variety of financial and strategic opportunities as part of its strategy to maximize unitholder value.

Rentech Nitrogen completed its initial public offering in November 2011 as a master limited partnership traded on the NYSE. The structure of the offering and the partnership, including the use of a variable distribution policy whereby quarterly cash distributions were based on actual cash flow, which varies seasonally, was modeled on the initial public offering completed by CVR Partners in April 2011.

The CVR Partners Board has, from time to time, reviewed and evaluated potential strategic alternatives with management of CVR Partners GP, including possible acquisitions and business combination transactions. In this context, the CVR Partners Board has discussed various potential strategic alternatives that could complement, enhance or improve both the competitive strengths and strategic position of CVR Partners, and the CVR Partners Board has considered these alternatives in connection with their evaluation of the strategic goals and initiatives of CVR Partners. Also, senior management of CVR Partners GP has, from time to time, had informal discussions with representatives of other potential transaction partners in the industry and has engaged in exploratory discussions and analyses of the potential benefits and issues arising from possible strategic transactions.

Prior to 2014, the management teams of Rentech Nitrogen GP and CVR Partners GP had periodic conversations about a potential combination of the two companies, none of which led to a transaction. On January 31, 2014, Mr. Jack Lipinski, Executive Chairman of CVR Partners GP, sent an unsolicited letter to the Rentech Nitrogen Board with a non-binding indication of interest to acquire 100% of the outstanding Rentech Nitrogen common units. The proposed consideration payable to the Rentech Nitrogen common unitholders was 25% cash and 75% common units of the combined entity. The letter stated that the amount of cash and the exchange ratio would be based on the relative closing prices of CVR Partners common units and Rentech Nitrogen common units on the NYSE on January 30, 2014, offering no premium to the market price of the Rentech Nitrogen common units. At that date, Rentech Nitrogen GP calculated the relative market prices to be approximately 1.038 CVR Partners common units for each Rentech Nitrogen common unit. The Rentech Nitrogen Board considered CVR Partners’ indication of interest with the assistance of its financial and legal advisors. On March 5, 2014, Mr. D. Hunt Ramsbottom, the then Chief Executive Officer and President of Rentech and Rentech Nitrogen GP, telephoned Mr. Lipinski, and followed the telephone call with a letter, conveying the determination of the Rentech Nitrogen Board that it was in the best interests of the Rentech Nitrogen common unitholders to continue to operate Rentech Nitrogen as a stand-alone entity and execute its long-term business plan.

On April 10, 2014, Rentech Nitrogen’s majority unitholder, Rentech, completed a financing transaction with GSO, a unit of The Blackstone Group L.P. The financing transaction provided capital for Rentech to pursue the growth and development of its wood fibre business. In connection with the financing (the “GSO Financing”), a portion of the Rentech Nitrogen common units held by Rentech was pledged to GSO as collateral.

On May 21, 2014, Mr. Douglas I. Ostrover, a director of Rentech affiliated with GSO, Mr. Patrick Fleury, an investment professional at GSO, and Mr. Mark A. Pytosh, Chief Executive Officer and President of CVR Partners GP, met at GSO’s office in New York at the request of Mr. Pytosh to discuss the merits of a potential combination of CVR Partners and Rentech Nitrogen. No proposal was made during this meeting.

On June 24, 2014, Mr. Ramsbottom, Mr. Dan J. Cohrs, Executive Vice President and Chief Financial Officer of Rentech and Rentech Nitrogen GP, Mr. Lipinski and Mr. Pytosh met at Rentech Nitrogen’s corporate headquarters in Los Angeles. Mr. Pytosh requested the meeting to introduce himself to Mr. Ramsbottom as the new Chief Executive Officer of CVR Partners GP and to discuss the partnerships’ respective businesses and whether there was mutual interest in a potential combination. No proposal was made during this meeting.

On October 27, 2014, Mr. Ramsbottom and Mr. Pytosh had a meeting in Los Angeles at the request of Mr. Pytosh. During the meeting, they discussed the status of the fertilizer market and the business logic behind a potential combination of Rentech Nitrogen and CVR Partners, but no terms were discussed.

At board meetings of Rentech and Rentech Nitrogen GP held on December 9, 2014, the boards held extensive discussions regarding the strategic objectives and related capital needs of their respective businesses, and potential strategies to enhance shareholder and unitholder value, respectively. During the board meetings, representatives of Morgan Stanley provided the directors with an overview of the nitrogen fertilizer industry and a comparison of Rentech Nitrogen to its peers. Morgan Stanley also provided the directors with an overview of potential strategic alternatives and considerations for Rentech Nitrogen, ranging from maintaining the status quo to a sale of the business. Morgan Stanley was invited to provide this presentation based on its industry expertise and its prior relationship with Rentech Nitrogen, having been the lead underwriter for its initial public offering in 2011.

On December 9, 2014, Rentech and Rentech Nitrogen GP elected Mr. Keith B. Forman, a director of Rentech Nitrogen GP, Chief Executive Officer and President of Rentech and Chief Executive Officer of Rentech Nitrogen GP.

On December 10, 2014, Mr. Ostrover met with Mr. Pytosh of CVR Partners to discuss a possible combination of Rentech Nitrogen and CVR Partners. Mr. Pytosh requested the meeting to discuss the prior meeting with Mr. Ramsbottom on October 27, 2014. No terms were discussed at this meeting.

At board meetings of Rentech and Rentech Nitrogen GP held on February 11, 2015, the boards continued to, among other things, discuss the strategic objectives and capital needs of their respective businesses and potential strategies to enhance shareholder and unitholder value, respectively. Representatives of Morgan Stanley also provided the directors with an updated presentation regarding Rentech Nitrogen and its strategic alternatives. The Rentech Nitrogen Board determined to publicly announce that it was exploring strategic alternatives to enhance unitholder value in order to determine what options were available to the Partnership but without committing to enter into any transaction. Among the other initiatives approved were a restructuring by Rentech of the GSO Financing, including the expansion of this financing to provide additional capital, and the engagement by Rentech Nitrogen of Morgan Stanley to assist it in evaluating potential strategic options available to Rentech Nitrogen. While Rentech Nitrogen had worked with two other investment banking firms in the past in connection with reviewing options for the partnership, the Rentech Nitrogen Board determined to retain Morgan Stanley based on its familiarity with Rentech Nitrogen and the industry, including the fact that Morgan Stanley led the initial public offerings of both Rentech Nitrogen and CVR Partners, and the quality of Morgan Stanley’s presentations to the directors.

On February 12, 2015, Mr. Pytosh and Mr. Forman met in Los Angeles. Mr. Pytosh requested the meeting so that he could introduce himself to Mr. Forman. During the meeting, Mr. Pytosh described the prior discussions with Mr. Ramsbottom and CVR Partners’ interest in potentially combining with Rentech Nitrogen, but no terms were discussed.

Morgan Stanley was formally engaged as the investment banking firm for a potential transaction for Rentech Nitrogen on February 16, 2015.

On February 17, 2015, Rentech Nitrogen announced by press release that the Rentech Nitrogen Board had initiated a process to explore and evaluate potential strategic alternatives for Rentech Nitrogen, including a potential sale, a merger with another party, a sale of some or all of its assets or another strategic transaction. Rentech Nitrogen also announced that it had retained Morgan Stanley as its financial advisor to assist with the strategic review process. Rentech Nitrogen further stated that there could be no assurance that this strategic review process would result in a transaction.

Also on February 17, 2015, Rentech announced by press release a restructuring and expansion of the GSO Financing, including, among other things, the advance of additional funds by the GSO Funds to Rentech for use in its wood fibre business, the delivery by Rentech of additional Rentech Nitrogen common units as collateral for the GSO Funds’ investments, and the modification of certain covenants in the documents governing the GSO Financing. The modified covenants included the obligation of Rentech to repay or redeem all principal amounts under the GSO Funds’ debt and equity investments in the event of a change of control of Rentech Nitrogen. Rentech also announced that it supported the decision by Rentech Nitrogen to pursue strategic alternatives.

In connection with the strategic review process, Morgan Stanley subsequently contacted 51 parties that it believed could potentially be interested in pursuing a transaction involving Rentech Nitrogen, consisting of 19 strategic acquirors and 32 financial sponsors. Twenty parties entered into non-disclosure agreements (nine strategic acquirors and eleven financial sponsors) with Rentech Nitrogen GP. Each such non-disclosure agreement, other than the non-disclosure agreement with CVR Energy, contained a standstill provision. Each of these standstill provisions would terminate upon the entry by Rentech Nitrogen into any definitive acquisition agreement. The signing of the merger agreement with CVR Partners triggered termination of all of these standstill arrangements.

In early April 2015, Rentech Nitrogen received initial, non-binding indications of interest for Rentech Nitrogen from five parties (four strategic acquirors and one financial sponsor), including:

•	CVR Partners, which proposed a transaction with an enterprise value of $550 to $650 million, or approximately $14.13 to $16.70 per unit, assuming a normalized amount of working capital and excluding the assumption of $307 million of net debt as of March 31, 2015, payable in an undefined combination of units and cash;

•	Party A, which proposed to purchase only the Rentech Nitrogen common units held by Rentech (together with ownership of Rentech Nitrogen GP) for $13.00 to $14.00 in cash per Rentech Nitrogen common unit;

•	Party B, which proposed to purchase all of the outstanding Rentech Nitrogen common units for $15.00 per common unit in cash;

•	Party C, which proposed to purchase only the Rentech Nitrogen common units held by Rentech (together with ownership of Rentech Nitrogen GP) for $15.00 to $16.00 per common unit in cash; and

•	Party D, which proposed to purchase Rentech Nitrogen’s assets for $500 million on a debt-free basis.

In April 2015 and at later times, Rentech Nitrogen also received non-binding indications of interest to acquire only the Pasadena Facility or adapt the facility to alternative uses. However, Rentech Nitrogen did not pursue these proposals to advanced stages and instead focused on a process of selling Rentech Nitrogen as a whole and not on separate alternatives that might be available with regard to the Pasadena Facility.

Following receipt of the initial, non-binding indications of interest, Party B indicated to Morgan Stanley that it was interested only in a transaction in which it would partner with another bidder, in which Party B would purchase less than 50% of the Rentech Nitrogen common units. Party B was subsequently advised that Rentech Nitrogen was not interested in pursuing such a transaction.

During the balance of April and into May 2015, CVR Partners and Parties A, C and D were invited to attend management meetings and site visits and to conduct due diligence on Rentech Nitrogen. Throughout April and May of 2015, Morgan Stanley provided to CVR Partners supplemental data to facilitate an updated bid.

On May 12, 2015, Party C, the sole remaining financial sponsor in the strategic review process, advised Rentech Nitrogen that it would not be pursuing a transaction.

On May 18, 2015, a representative of Morgan Stanley spoke with a senior executive of Party A during which Party A expressed continued interest in a transaction with Rentech Nitrogen, but that it was also considering other transactions, and would require additional time to make a decision whether or not to submit a more definitive proposal.

On June 1, 2015, Messrs. Forman and Cohrs met with management of Party A during which meeting Party A expressed a continuing interest in a transaction with Rentech Nitrogen, but that it was not in a position to make a bid at that time.

On June 3, 2015, CVR Partners submitted an updated indication of interest for a proposed transaction in which aggregate equity consideration of $650 million would be paid as follows: (a) in the case of public unitholders (i.e., all unitholders excluding Rentech), 1.13 CVR Partners common units per Rentech Nitrogen common unit, and (b) in the case of Rentech (i) 0.75 CVR Partners common units and approximately $4.26 in cash per Rentech Nitrogen common unit ($100 million of cash in the aggregate) and (ii) retention of the Pasadena Facility. CVR Partners also provided a mark-up of a form of merger agreement provided to potential bidders by Latham & Watkins LLP (“Latham & Watkins”), counsel to Rentech Nitrogen.

On June 5, 2015, Party D advised Rentech Nitrogen that it would not be submitting a final bid for Rentech Nitrogen.

On June 4, 2015, a representative of Morgan Stanley spoke to Mr. Pytosh and indicated that the proposal on June 3, 2015 was unacceptable to Rentech Nitrogen because the amount of the merger consideration was insufficient, the proposal provided for different merger consideration for Rentech Nitrogen public common unitholders, on the one hand, and Rentech, on the other hand, and the retention of the Pasadena Facility by Rentech.

On June 11, 2015, in light of Mr. Pytosh’s conversation with a representative of Morgan Stanley on June 4, 2015, CVR Partners sent a letter to Rentech Nitrogen stating that it withdrew its June 3, 2015 indication of interest because it was not willing to acquire the Pasadena Facility and that it would not make changes to the differential purchase price and structure of the transaction reflected in such indication of interest.

On June 12, 2015, Mr. Pytosh spoke to a representative of Morgan Stanley about CVR Partners’ continued interest in acquiring Rentech Nitrogen and about whether the parties could come to an agreement on a price for Rentech Nitrogen.

On June 16 and 17, 2015, the Rentech Nitrogen Board held an in-person meeting in Los Angeles. During the meeting, Morgan Stanley made a comprehensive presentation regarding the status of Rentech Nitrogen’s strategic review process, including an update on industry financial conditions. Also during the meeting, Latham & Watkins made a presentation regarding master limited partnership corporate governance which included a review of the directors’ applicable duties and the legal framework in which to consider a possible strategic transaction. While the Rentech Nitrogen Board believed that a combination with CVR Partners would be attractive, it noted that there was no offer presently on the table from CVR Partners and that its most recent proposal of June 3, 2015 had been unacceptable. The Rentech Nitrogen Board directed Morgan Stanley not to contact CVR Partners. However, if contacted by CVR Partners, Morgan Stanley was authorized to discuss a transaction if it were significantly more attractive than as proposed to date and would provide for all Rentech Nitrogen common unitholders (including Rentech) the right to receive the same consideration, because Rentech had determined not to seek a premium or differential consideration for its controlling interest in Rentech Nitrogen.

On June 26, 2015, Mr. Pytosh spoke to a representative of Morgan Stanley and orally requested that Rentech Nitrogen consider a transaction with the following material economic terms: (a) one CVR Partners common unit for each Rentech Nitrogen common unit plus an aggregate of $100 million in cash (approximately $2.57 per Rentech Nitrogen common unit) and (b) the parties would work together to structure a transaction such that the Pasadena Facility would be monetized with the proceeds from that sale to benefit all of the Rentech Nitrogen common unitholders. In the proposed transaction, all Rentech Nitrogen common unitholders (including Rentech) would receive the same consideration.

After review of this proposal, Rentech Nitrogen GP instructed Morgan Stanley to advise CVR Partners that it would need to improve the economic terms. Morgan Stanley was directed to suggest that the exchange ratio be either (a) 1.28 CVR Partners common units per Rentech Nitrogen common unit, with no cash component, or (b) 1.08 CVR Partners common units plus $2.57 in cash per Rentech Nitrogen common unit. In either scenario, the Rentech Nitrogen common unitholders would retain the value of the Pasadena Facility. Morgan Stanley communicated these requests to Messrs. Lipinski and Pytosh on July 2, 2015.

On July 9, 2015, CVR Partners sent a letter proposing transaction consideration of 1.04 CVR Partners common units plus $2.57 in cash per Rentech Nitrogen common unit, with the Rentech Nitrogen common unitholders retaining the value of the Pasadena Facility. Morgan Stanley had a follow-up telephone conversation on July 9 with Mr. Pytosh regarding the contents of the letter.

After discussion with Morgan Stanley and Latham & Watkins, Rentech Nitrogen GP directed Morgan Stanley to communicate to CVR Partners that Rentech Nitrogen would be prepared to move forward towards a transaction with CVR Partners on the economic basis stated in the July 9, 2015 letter, provided that certain other key non-economic issues could be agreed in advance of negotiations on a definitive merger agreement. Morgan Stanley discussed this approach with Mr. Lipinski on July 13, 2015.

Between July 14 and July 27, 2015, Rentech Nitrogen and CVR Partners exchanged several versions of a short-form term sheet that addressed a number of non-economic issues, principally:

•	Governance, particularly the right of Rentech to appoint directors of CVR Partners GP following the mergers;

•	The requirement by CVR Partners that Rentech accept a six month lock-up and agree to a one year standstill, and the terms of registration rights to be applicable to the CVR Partners common units issued to Rentech since, unlike the common units to be issued to the public, these common units would not be freely tradable under the federal securities laws;

•	The requirement that the Pasadena Facility be sold or spun-off prior to the closing of a transaction with CVR Partners;

•	Whether any assurances would be given in the definitive merger agreement that CVR Partners had available to it the $100 million cash component of the transaction consideration;

•	Whether the definitive merger agreement would reflect substantially symmetrical representations, warranties and covenants, subject to appropriate adjustment in exceptions based on the relative ownership of the parties in the surviving company; and

•	That each of Rentech Nitrogen and CVR Partners would continue to make quarterly cash distributions in the ordinary course of business.

On July 29, 2015, the Rentech Nitrogen Board met to consider the status of discussions with CVR Partners, including the key economic and non-economic terms being discussed. Morgan Stanley and Latham & Watkins participated in this meeting. Based on the terms discussed to date, the board authorized the continuation of negotiations with CVR Partners with a view towards reaching a proposed definitive merger agreement for the board’s consideration. Also on July 29, 2015, the Rentech board of directors met and communicated to Rentech Nitrogen GP that it would be supportive of a transaction with CVR Partners on the terms being discussed.

On July 30, 2015, a conference call was held involving representatives of Latham & Watkins, Rentech Nitrogen GP, Vinson & Elkins L.L.P. (“Vinson & Elkins”), counsel to CVR Partners, CVR Partners and Morgan Stanley to set a time line and process to complete due diligence and negotiations for a transaction between Rentech Nitrogen and CVR Partners.

On July 30, 2015, Latham & Watkins provided to Vinson & Elkins an updated proposed form of merger agreement.

On July 31, 2015, senior management of Rentech Nitrogen GP and CVR Partners GP met at CVR Partners’ facility in Coffeyville, Kansas to conduct a site visit and due diligence.

On August 3, 2015, representatives of Latham & Watkins, Vinson & Elkins, Rentech Nitrogen GP (including Messrs. Forman and Cohrs), representatives of CVR Partners (including Messrs. Lipinski and Pytosh and Ms. Susan M. Ball, Chief Financial Officer of CVR Partners GP), legal representatives of Icahn Enterprises L.P., the ultimate controlling entity of CVR Partners GP, and Morgan Stanley met at the offices of Latham & Watkins in New York to complete due diligence and negotiate the merger agreement.

On August 2, 2015, in the course of due diligence, CVR Partners GP provided to Rentech Nitrogen GP and Morgan Stanley projections for the period 2016 through 2019. These projections suggested future financial performance for CVR Partners that decreased modestly over time. In the course of discussing the underlying assumptions embedded in these projections, senior management of CVR Partners GP indicated to management of Rentech Nitrogen GP and Morgan Stanley that the projections were developed in the Fall of 2014, based on CVR Partners’ pricing assumptions at that time, and did not reflect the benefits of additional ammonia production due to hydrogen provided by a new hydrogen plant currently under construction at the adjacent refinery in Coffeyville, Kansas, and that the projections were based on conservative forecasts of production, given both the new production and historical on-stream factors for the Coffeyville plant. After further discussion, using similar pricing assumptions for UAN and ammonia as those used in the projections provided by Rentech Nitrogen GP’s management (normalized for certain geographic differences between the facilities of CVR Partners and Rentech Nitrogen), CVR Partners GP’s management undertook to update the projections and deliver the update to Rentech Nitrogen and Morgan Stanley. On August 4, 2015, CVR Partners delivered updated projections to Rentech Nitrogen GP and Morgan Stanley. From August 4 through August 6, Rentech Nitrogen GP conducted due diligence on the revised projections.

Also from August 3 through August 7, 2015, the parties had extensive, in-person negotiations regarding the terms and conditions of the merger agreement, including whether or not it was appropriate for the Rentech Nitrogen Board to have available a clause in the merger agreement that allowed Rentech Nitrogen to terminate the merger agreement in order to enter into a superior proposal (a “fiduciary out” clause). CVR Partners initially proposed that (a) the merger agreement not contain a “fiduciary out” clause and contain an unconditional requirement that Rentech Nitrogen hold its special meeting to approve the merger agreement and (b) the voting and support agreement not contain a clause pursuant to which the obligations of Rentech thereunder would terminate upon a change in recommendation by the Rentech Nitrogen Board in light of a superior proposal (a “fall away” clause). However, after negotiation, CVR Partners was willing to agree to such a “fiduciary out” clause if the compensation to CVR Partners for such termination (consisting of a termination fee and expense reimbursement) be not less than 5% of the enterprise value of Rentech Nitrogen. CVR Partners also was willing to agree that, in lieu of such a combined termination fee and expense reimbursement, (i) the merger agreement contain a “fiduciary out” clause and a lower termination fee, (ii) the voting and support agreement contain a “fall away” provision and (c) the voting and support agreement contain a mechanism which, in the event that Rentech Nitrogen consummated an alternative transaction, CVR Partners would receive all of the excess of any premium that Rentech would be entitled to receive in such transaction compared to the consideration it would have received in a merger with CVR Partners. This alternative proposal was not acceptable to Rentech Nitrogen because, among other things, it believed that it could be perceived to preclude a superior proposal. CVR Partners refused to negotiate downward from a combined termination fee and expense reimbursement of 5% of the enterprise value of Rentech Nitrogen.

On the afternoon of August 5, 2015, Mr. Pytosh telephoned Mr. Fleury, at the time a board observer at Rentech, to convey CVR Partners’ disappointment that negotiations had not yet been completed regarding the mergers.

During this time period, Rentech and CVR Partners, with the assistance of Latham & Watkins and Vinson & Elkins, also negotiated the terms of the voting and support agreement, registration rights agreement and Rentech Unitholders transaction agreement.

On the morning of August 6, 2015, the CVR Partners Board held a meeting during which management of CVR Partners GP provided an update on negotiations, and the CVR Partners Board, with the assistance of the management of CVR Partners GP and its legal advisors, discussed the proposed mergers and the proposed merger agreement. A representative of Vinson & Elkins then reviewed and discussed with the CVR Partners Board the terms of the proposed transaction. Following a discussion, the CVR Partners Board approved the transactions, subject to approval of final terms by management of CVR Partners GP.

During the in-person negotiations, the parties also discussed the structure for the sale or spin-off of the Pasadena Facility prior to the closing of the mergers. CVR Partners proposed that Rentech Nitrogen would be required to pay the full termination fee in the event that the sale or spin-off of the Pasadena Facility did not occur prior to the outside date in the merger agreement. On August 6, 2015, negotiations between the parties ceased due to, among other things, the failure to agree upon the size of the combined termination fee and expense reimbursement applicable to certain events including a failure to sell or spin-off the Pasadena Facility, the calculation of damages for willful breach of the merger agreement and certain indemnification provisions.

On August 7, 2015, negotiations between the parties resumed. After further negotiations, the parties agreed that Rentech Nitrogen would be required to pay an expense reimbursement amount ($10 million) and, in the event that Rentech Nitrogen enters into a definitive agreement with respect to an alternative proposal or an alternative proposal is consummated within twelve months after such termination, the full termination fee ($31.2 million) in addition to the expense reimbursement amount. The parties, with the assistance of Vinson & Elkins and Latham & Watkins, also negotiated the form of a separation agreement that would govern a spin-off of the Pasadena Facility, and provisions in the merger agreement relating to a qualified sale or spin-off of the Pasadena Facility.

Between August 3 and August 8, 2015, Rentech and the GSO Funds finalized negotiation of a waiver to the documents governing the GSO Financing which, among other things, permitted Rentech, Rentech Nitrogen and Rentech Nitrogen GP to enter into the merger agreement and the voting and support agreement. The waiver, which the parties had started negotiating in July 2015, also provides that, in lieu of the repayment of the GSO Funds’ investment in full for cash, as provided in the documents governing the GSO Financing, the GSO Funds will receive CVR Partners common units at the closing of the merger as consideration for repayment of a portion of the investment by the GSO Funds. GSO and CVR Partners, with the assistance of their respective counsels, also negotiated the terms of the GSO transaction agreement to be entered into in connection with the merger agreement.

On August 9, 2015, the Rentech Nitrogen Board held a meeting. Mr. Forman provided the directors with an extensive summary of the negotiating history to reach the proposed merger agreement. A representative of Latham & Watkins presented a summary of the key terms of the merger agreement and related agreements and again provided to the board a summary of its applicable duties. Representatives of Morgan Stanley next presented the basis for its fairness opinion, and delivered to the Rentech Nitrogen Board the oral opinion, subsequently confirmed in writing, that, as of the date of the opinion and based upon and subject to the limitations and assumptions stated in its opinion, the consideration to be received by the holders of Rentech Nitrogen common units pursuant to the merger agreement is fair, from a financial point of view, to such holders other than Rentech and CVR Partners. Following a discussion, the Rentech Nitrogen Board voted unanimously to approve the merger agreement.

Early in the morning of August 10, 2014, the parties issued a joint press release announcing the transaction.

Rentech Nitrogen’s Reasons for the Mergers; Recommendation of Rentech Nitrogen Board

On August 9, 2015, the Rentech Nitrogen Board determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, were advisable, fair and reasonable to and in the best interests of Rentech Nitrogen and its common unitholders, and unanimously approved and adopted the merger agreement, approved the execution, delivery and performance of the merger agreement and approved the consummation of the transactions contemplated by the merger agreement, including the mergers. The Rentech Nitrogen Board unanimously recommends that the Rentech Nitrogen common unitholders vote “FOR” the proposal to adopt the merger proposal at the Rentech Nitrogen special meeting.

The Rentech Nitrogen Board considered many factors in making its determination and approval of the mergers. The Rentech Nitrogen Board consulted with Rentech Nitrogen GP’s management and legal and financial advisors regarding its obligations, due diligence matters and the terms of the merger agreement, and viewed the following factors as being generally positive or favorable in coming to its determination and related recommendation:

•	The aggregate value and composition of the consideration to be received in the mergers by holders of Rentech Nitrogen common units, including that a substantial portion of the consideration was common units of the combined entity, which will allow holders to continue to share in the future growth of the business and synergies available in the combination.

•	The merger consideration, which excludes any value of the Pasadena Facility, consists of (i) 1.04 CVR Partners common units and (ii) $2.57 in cash for each Rentech Nitrogen common unit, and represents a 20.3% premium to the Rentech Nitrogen common unit value implied from the unaffected exchange ratio on February 16, 2015, one day before Rentech Nitrogen announced its process to explore strategic alternatives; a 32.9% premium to the Rentech Nitrogen common unit value implied from the exchange ratio on August 7, 2015; or a 14.1% premium to the Rentech Nitrogen common unit value implied from the 30-day volume weighted average price exchange ratio through August 7, 2015. (For purposes of the foregoing sentence, the implied Rentech Nitrogen common unit value was calculated by multiplying the relevant exchange ratio by the closing market price of a CVR Partners common unit on August 7, 2015. The exchange ratios were derived by dividing the closing market price of a Rentech Nitrogen common unit by the closing market price of a CVR Partners common unit on the relevant date or for the relevant period.) Any value realized from the sale of the Pasadena facility would add to such premium.

•	$2.57 of the merger consideration is cash, and to that extent, Rentech Nitrogen common unitholders are protected against possible declines in the price of CVR units before closing.

•	The merger consideration does not include any value attributable to the Pasadena Facility, and that Rentech Nitrogen common unitholders would receive additional consideration in the event of a sale of Pasadena Holdings to a third party or alternatively in a spin-off transaction

•	Each of Rentech Nitrogen’s and CVR Partners’ business, assets, financial condition, results of operations, business plan and prospects and that, following the mergers, Rentech Nitrogen common unitholders will have the opportunity as equity holders to participate in the value of the combined entity following the mergers, including the future growth and expected synergies of the combined entity.

•	The mergers would increase the combined entity’s asset, geographic, markets and feedstock diversification, as compared to Rentech Nitrogen as a stand-alone entity prior to the mergers.

•	The combined entity is expected to have a significantly lower debt level as a percentage of historical cash flow than Rentech Nitrogen on a standalone basis, and would be affiliated with a general partner with considerably greater financial resources than Rentech.

•	The combined entity is expected to realize synergies of at least $12 million, including cost savings and logistics, procurement and marketing improvements.

•	The mergers are expected to create a larger company more capable of dealing with the increasing competition to Rentech Nitrogen as a result of expected additional nitrogen fertilizer production capacity coming online in Rentech Nitrogen’s market.

•	The combined entity no longer has the risks associated with owning a single ammonia production plant.

•	This transaction is superior to the unitholder value that might result from other alternatives available to Rentech Nitrogen, including the alternative of entering into a transaction with another third party or remaining a public limited partnership, in each case, considering the potential for Rentech Nitrogen common unitholders to share in any future earnings growth of Rentech Nitrogen’s businesses and continued costs, as well as the risks and uncertainties associated with its business plans or any alternative thereto and the ability to achieve a higher valuation than the proposed transactions.

•	The financial presentation and analysis of Morgan Stanley presented to the Rentech Nitrogen Board at the meeting held on August 9, 2015 and the oral opinion of that firm, subsequently confirmed in writing, delivered to the Rentech Nitrogen Board on that date, that, as of the date of the opinion and based upon and subject to the limitations and assumptions stated in its opinion, the unit consideration to be received by the holders of Rentech Nitrogen common units pursuant to the merger agreement is fair, from a financial point of view, to such holders, as more fully described in the section entitled “—Opinion of the Financial Advisor to the Rentech Nitrogen GP Board of Directors.”

•	The review by the Rentech Nitrogen Board with its legal and financial advisors of the structure of the proposed merger and the financial and other terms of the merger agreement, including CVR Partners’ representations, warranties and covenants, the conditions to its obligations and the termination provisions, as well as the likelihood of consummation of the proposed merger and the Rentech Nitrogen Board’s evaluation of the likely time period necessary to close the mergers.

•	That, for U.S. federal income tax purposes, the mergers are expected to be tax free to the holders of Rentech Nitrogen common units (except to the extent of the cash element of the merger consideration and cash received in lieu of fractional CVR Partners units or any other actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code).

•	That no vote of the CVR Partners common unitholders would be required to approve the mergers.

•	That Rentech Nitrogen and CVR Partners undertook extensive negotiations, resulting in increased merger consideration for Rentech Nitrogen common unitholders.

•	The belief of the Rentech Nitrogen Board, following consultation with Rentech Nitrogen’s financial advisor, that it was unlikely that an alternative bidder could offer Rentech Nitrogen common unitholders better terms and consideration than offered by CVR Partners in the mergers, taking into consideration the fact that CVR Partners would not purchase the Pasadena Facility, and that other parties had expressed interest in purchasing that facility.

•	That the merger agreement requires CVR Partners to use commercially reasonable efforts to obtain approvals of applicable antitrust and competition authorities.

•	The Rentech Nitrogen Board’s belief that it was fully informed of the extent to which interests of management and other members of the Rentech Nitrogen Board in the mergers differed from those of unaffiliated Rentech Nitrogen common unitholders.

•	The Rentech Nitrogen Board’s belief that it was fully informed of the extent to which interests of Rentech and its subsidiaries, as majority holders of Rentech Nitrogen’s common units, in the mergers differed negatively or positively from those of other Rentech Nitrogen common unitholders, including the lock-up and standstill provisions that would be imposed on Rentech and the registration rights and board representation that would be provided to Rentech.

The Rentech Nitrogen Board also considered the following specific aspects of the merger agreement:

•	Rentech Nitrogen’s right to engage in negotiations with, and provide information to, a third party making an unsolicited written acquisition proposal, if the Rentech Nitrogen Board determines in good faith, after consultation with its legal and financial advisors, that such proposal constitutes or could reasonably be expected to lead to or result in a transaction that is superior to the proposed transactions with CVR Partners.

•	The right of the Rentech Nitrogen Board to change its recommendation in favor of adoption of the mergers and the right of Rentech Nitrogen to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions (including considering any adjustments to the merger agreement proposed by CVR Partners and payment to CVR Partners of an approximately $31.2 million breakup fee in addition to reimbursement of its expenses in an amount equal to $10.0 million).

•	That the restrictions contemplated by the merger agreement on Rentech Nitrogen’s actions between the date of the merger agreement and the effective time of the mergers are not, in the judgment of the Rentech Nitrogen Board, unreasonable.

•	That Rentech Nitrogen common unitholder approval and the sale or spin-off of the Pasadena Facility and its related business by Rentech Nitrogen are conditions to consummation of the mergers.

The Rentech Nitrogen Board considered the following factors to be generally negative or unfavorable in making its determination and approval:

•	That because the merger consideration includes a fixed unit exchange ratio, Rentech Nitrogen common unitholders could be adversely affected by a decrease in the trading price of CVR Partners common units during the pendency of the transactions and the fact that the merger agreement does not provide Rentech Nitrogen with a value-based termination right or other similar protection.

•	That, while the transactions are expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the transactions will be satisfied or waived, and as a result, it is possible that the transactions might not be completed even if approved by the Rentech Nitrogen common unitholders.

•	Because the merger agreement can be approved by holders of a majority of the outstanding Rentech Nitrogen common units, and Rentech indirectly owns approximately 59.7% of the outstanding Rentech Nitrogen common units and has entered into the support agreement with CVR Partners to vote in favor of the merger proposal, the affirmative vote of unaffiliated Rentech Nitrogen common unitholders is not needed to approve the merger proposal.

•	That the merger agreement contains restrictions (subject to specific exceptions) on the conduct of Rentech Nitrogen’s business prior to completion of the proposed transactions, including requiring Rentech Nitrogen to conduct its business in the ordinary course in all material respects, which could delay or prevent Rentech Nitrogen from undertaking business opportunities that may arise pending completion of the transactions and could negatively affect Rentech Nitrogen’s ability to attract and retain employees, customers and vendors.

•	That the merger agreement imposes limitations on Rentech Nitrogen’s ability to solicit alternative transactions or terminate the merger agreement.

•

The risk that the mergers will be delayed or will not be completed, including the risk that the required regulatory approvals may not be obtained or the sale or spin-off of the Pasadena Facility and its related business by Rentech Nitrogen is delayed or not completed, as well as the potential loss of value to Rentech Nitrogen’s unitholders and the potential negative impact on the operations and prospects of Rentech Nitrogen if the mergers were delayed or were not completed for any reason.

•	That, if the merger agreement is terminated under certain circumstances, Rentech Nitrogen would be required to pay an approximate $31.2 million breakup fee and/or to reimburse CVR Partners for its expenses in an amount equal to $10.0 million.

•	That Rentech Nitrogen common unitholders are not entitled to appraisal rights in connection with the mergers.

•	Certain members of management of Rentech Nitrogen and the Rentech Nitrogen Board, and Rentech and its subsidiaries, may have interests that are different from or in addition to those of the unaffiliated Rentech Nitrogen common unitholders.

•	That Rentech Nitrogen is generally required to give CVR Partners notice of any third party acquisition proposal, and provide CVR Partners with three business days’ notice and negotiate in good faith with CVR Partners before the Rentech Nitrogen Board can change its recommendation that Rentech Nitrogen common unitholders vote to approve the merger agreement or Rentech Nitrogen can terminate the merger agreement to accept a superior proposal.

•	The transaction costs to be incurred in connection with the proposed transactions.

•	Risks of the type and nature described under the section titled “Risk Factors.”

The Rentech Nitrogen Board considered all of these factors as a whole and, on balance, concluded that the factors supported a determination to adopt the merger agreement. In view of the wide variety of factors considered by the Rentech Nitrogen Board in connection with its evaluation of the proposed transactions and the complexity of these matters, the Rentech Nitrogen Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Rentech Nitrogen Board evaluated the factors described above, among others, and reached a consensus that the proposed transactions were advisable to and in the best interests of Rentech Nitrogen and its unitholders. In considering the factors described above and any other factors, individual members of the Rentech Nitrogen Board may have viewed factors differently or given different weight or merit to different factors. The foregoing discussion of the information and factors considered by the Rentech Nitrogen Board is not exhaustive.

In considering the recommendation of the Rentech Nitrogen Board that you vote to adopt the merger proposal, you should be aware that directors and executive officers of Rentech Nitrogen are parties to agreements or participants in other arrangements that give them interests in the mergers that may be different from, or in addition to, your interests as a unitholder of Rentech Nitrogen. In addition, the Rentech Unitholders, including the sole member of Rentech Nitrogen GP (which has the authority to appoint all of the members of the Rentech Nitrogen Board), are also party to agreements that give them interests in the mergers that may be different from, or in addition to, your interests as a holder of Rentech Nitrogen common units. You should consider these interests in voting on this proposal. See “Proposal 1: The Mergers—Interests of Directors and Executive Officers of Rentech Nitrogen GP in the Mergers” and “Proposal 1: The Mergers—Interests of Rentech in the Mergers.” The Rentech Nitrogen Board was aware of these interests and considered them when approving the merger agreement and recommending that Rentech Nitrogen common units vote to adopt the merger agreement.

Opinion of the Financial Advisor to the Rentech Nitrogen Board

Rentech Nitrogen retained Morgan Stanley & Co. LLC, which is referred to as Morgan Stanley, to provide it with financial advisory services and a financial opinion in connection with a possible merger, sale or other strategic business combination. Rentech Nitrogen selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of

Rentech Nitrogen. At the meeting of the Rentech Nitrogen Board on August 9, 2015, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing on the same date, to the Rentech Nitrogen Board to the effect that, as of such date, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the merger consideration to be received by the holders of Rentech Nitrogen common units (other than the Rentech Unitholders and CVR Partners and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Morgan Stanley’s written opinion to the Rentech Nitrogen Board, dated as of August 9, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement/prospectus as Annex B and is incorporated herein by reference. You are encouraged to read Morgan Stanley’s opinion and the summary of Morgan Stanley’s opinion below carefully and in their entirety. Morgan Stanley’s opinion was rendered for the benefit of the Rentech Nitrogen Board, in its capacity as such, and addressed only the fairness from a financial point of view of the merger consideration pursuant to the merger agreement to the holders of Rentech Nitrogen common units (other than the Rentech Unitholders and CVR Partners and its affiliates) as of the date of the opinion. Morgan Stanley’s opinion did not address any other aspect of the Rentech Nitrogen merger or related transactions, including the prices at which CVR Partners common units will trade following consummation of the mergers or at any time, or any compensation or compensation agreements arising from (or relating to) the mergers that benefit any of Rentech Nitrogen’s officers, directors or employees, or any class of such persons. The opinion was addressed to, and rendered for the benefit of, the Rentech Nitrogen Board and was not intended to, and does not, constitute advice or a recommendation as to how holders of Rentech Nitrogen common units should vote at the Rentech Nitrogen special meeting to be held in connection with the Rentech Nitrogen merger or act on any matter with respect to the Rentech Nitrogen merger or related transactions. The summary of the opinion of Morgan Stanley set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

(a)	reviewed certain publicly available financial statements and other business and financial information of Rentech Nitrogen and CVR Partners, respectively;

(b)	reviewed certain internal financial statements and other financial and operating data concerning Rentech Nitrogen and CVR Partners, respectively;

(c)	reviewed certain financial projections prepared by the management of Rentech Nitrogen GP (the “Rentech Nitrogen Projections”);

(d)	reviewed certain financial projections prepared by the management of CVR Partners GP (the “CVR Partners Projections”);

(e)	discussed the past and current operations and financial condition and the prospects of Rentech Nitrogen, including information relating to certain strategic, financial and operational benefits anticipated from the Rentech Nitrogen merger, with senior executives of Rentech Nitrogen;

(f)	discussed the past and current operations and financial condition and the prospects of CVR Partners, including information relating to certain strategic, financial and operational benefits anticipated from the Rentech Nitrogen merger, with senior executives of CVR Partners;

(g)	reviewed the reported prices and trading activity for the Rentech Nitrogen common units and the CVR Partners common units;

(h)	compared the financial performance of Rentech Nitrogen and CVR Partners and the prices and trading activity of the Rentech Nitrogen common units and the CVR Partners common units with that of certain other publicly-traded companies and master limited partnerships comparable with Rentech Nitrogen and CVR Partners, respectively, and their securities;

(i)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(j)	participated in certain discussions and negotiations among representatives of Rentech Nitrogen and CVR Partners and certain parties and their financial and legal advisors;

(k)	reviewed the merger agreement and certain related documents; and

(l)	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Rentech Nitrogen and CVR Partners, and formed a substantial basis for its opinion. With respect to the Rentech Nitrogen Projections and the CVR Partners Projections and with respect to the information relating to certain strategic, financial and operational benefits anticipated from the Rentech Nitrogen merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Rentech Nitrogen and CVR Partners of the future financial performance of Rentech Nitrogen and CVR Partners. At Rentech Nitrogen’s direction, Morgan Stanley’s analysis relating to the business and financial prospects of Rentech Nitrogen and CVR Partners for purposes of its opinion was made on the bases of (i) the Rentech Nitrogen Projections and (ii) the CVR Partners Projections first provided to it on August 4, 2015 (the “CVR Partners 8/4 Projections”, and together with the Rentech Nitrogen Projections, the “Management Projections”), respectively. Morgan Stanley had been advised by Rentech Nitrogen, and had assumed, with Rentech Nitrogen’s consent, that the Rentech Nitrogen Projections and the CVR Partners 8/4 Projections were reasonable bases upon which to evaluate the business and financial prospects of Rentech Nitrogen and CVR Partners, respectively, and to disregard any previous CVR Partners Projections. Morgan Stanley expressed no view as to the Rentech Nitrogen Projections and the CVR Partners Projections or the assumptions on which they were based, including the selection of the research analyst reports and financial projections from which such Rentech Nitrogen Projections and CVR Partners Projections were derived. In addition, Morgan Stanley assumed that the Rentech Nitrogen merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Rentech Nitrogen divest its interests in Rentech Nitrogen Pasadena Holdings, LLC or spin off the related assets and liabilities, and that the final merger agreement would not differ in any material respects from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed mergers, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed mergers. Morgan Stanley is not a legal, tax, regulatory or actuarial advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Rentech Nitrogen and CVR Partners and their legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory or actuarial matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Rentech Nitrogen’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of the Rentech Nitrogen common units in the transaction. Morgan Stanley’s opinion did not address the relative merits of the Rentech Nitrogen merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could have been achieved or were available. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Rentech Nitrogen or CVR Partners, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter to the Rentech Nitrogen Board dated August 9, 2015. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

The various analyses summarized below were based on closing prices for the common units of Rentech Nitrogen and CVR Partners as of August 7, 2015, the last full trading day preceding the day of the special meeting of the Rentech Nitrogen Board to consider and approve, adopt and authorize the merger agreement. For the purposes of these analyses, adjustments were made to account for the exclusion of the Pasadena Facility from the Rentech Nitrogen merger. In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and relied upon, in addition to the Management Projections, with respect to the Rentech Nitrogen Projections, a sensitivity case (the “Rentech Nitrogen Sensitivity Case”) assuming, at the direction of Rentech Nitrogen, future ammonia and UAN prices at discounts of 4% and 13%, respectively, to forecasts of Average Corn Belt prices provided by Blue, Johnson & Associates (“Blue Johnson”) as of July 2015. Such discounts are in line with the historical relationship between actual prices provided by Blue Johnson and Rentech Nitrogen’s historical average prices. With respect to the CVR Partners 8/4 Projections, a sensitivity case was utilized and relied upon (the “CVR Partners Sensitivity Case”) assuming, at the direction of Rentech Nitrogen, future ammonia and UAN prices at discounts of 10% and 18%, respectively, to forecasts of Average Corn Belt prices provided by Blue Johnson, in line with the historical relationship between Blue Johnson prices and Rentech Nitrogen’s historical average prices. For further information regarding the financial projections provided by the management of Rentech Nitrogen GP and CVR Partners GP, see “Unaudited Prospective Financial and Operating Information of CVR Partners and Rentech Nitrogen”.

Trading Range Analysis and Research Price Targets

To provide a perspective on the current trading price of Rentech Nitrogen common units, Morgan Stanley reviewed the historical trading range of Rentech Nitrogen common units for various periods. Morgan Stanley noted that the low and high trading prices for Rentech Nitrogen common units (i) for the 52-weeks ending August 7, 2015 were $8.75 and $16.12, respectively and (ii) since Rentech Nitrogen’s announcement of its process to explore strategic investments on February 17, 2015 until August 7, 2015 were $10.12 and $16.12, respectively. Morgan Stanley also reviewed one-year unit price targets for Rentech Nitrogen common units prepared and published by equity research analysts, which reflect each analyst’s estimate of the future public market trading price of Rentech Nitrogen common units. Morgan Stanley discounted such unit price targets to present value by applying a one-year discount period at a 11.21% cost of equity for Rentech Nitrogen. Morgan Stanley noted a range of unit price targets for Rentech Nitrogen common units as of August 7, 2015, discounted as described above, of (i) approximately $8.99 to $16.41 per unit based on price targets prior to Rentech Nitrogen’s announcement on February 17, 2015 and (ii) approximately $13.49 to $19.78 per unit based on price targets after February 17, 2015.

Similarly, to provide a perspective on the current trading price of CVR Partners common units, Morgan Stanley reviewed the historical trading range of CVR Partners common units for various periods. Morgan Stanley noted that the low and high trading prices for CVR Partners common units (i) for the last 52 weeks ending August 7, 2015 were $8.52 and $16.87, respectively and (ii) since Rentech Nitrogen’s announcement on February 17, 2015 until August 7, 2015 were $10.52 and $16.12, respectively. Morgan Stanley also reviewed one-year unit price targets for CVR Partners common units prepared and published by equity research analysts, which reflect each analyst’s estimate of the future public market trading price of CVR Partners common units. Morgan Stanley discounted such unit price targets to present value by applying a one-year discount period at a 10.22% cost of equity for CVR Partners. Morgan Stanley noted a range of unit price targets for CVR Partners common units as of August 7, 2015, discounted as described above, of (i) approximately $9.07 to $19.05 per unit based on price targets prior to Rentech Nitrogen’s announcement on February 17, 2015 and (ii) approximately $11.34 to $12.70 per unit based on price targets after February 17, 2015.

Exchange Ratio Premium Analysis

Morgan Stanley reviewed the ratios of the closing prices of Rentech Nitrogen common units divided by the corresponding closing prices of CVR Partners common units over various periods ending August 7, 2015. Morgan Stanley observed the averages of these ratios over various periods and found them to be as follows:

Period Ending August 7, 2015	Exchange Ratio
Closing as of August 7, 2015	0.964x
Last 6 Months Average	1.078x
Last 12 Months Average	1.026x
Last 2 Years Average	1.051x

Morgan Stanley noted that the exchange ratio pursuant to the Rentech Nitrogen merger (assuming conversion of the cash consideration into CVR Partners common units as of August 7, 2015) was 1.280x, which implied pro forma Rentech Nitrogen unitholder ownership of approximately 40.5%.

Historical Trading Range Analysis

Morgan Stanley performed a historical trading range analysis, which attempts to provide an implied value of a company by evaluating historical average ratios and public market multiples and yields over time. In light of similarities between Rentech Nitrogen’s and CVR Partner’s focused lines of business in the nitrogen fertilizer business and other comparable operating characteristics, Morgan Stanley reviewed and compared, using publicly available information and internal financial statements, certain current and historical financial information, ratios and public market multiples, including historical average ratios and public market multiples and yields over time, for Rentech Nitrogen and CVR Partners. Based on Morgan Stanley’s knowledge of the industry, Morgan Stanley determined that no other publicly traded master limited partnerships or corporations were sufficiently comparable to include in this analysis.

For purposes of this analysis, Morgan Stanley analyzed the following statistics:

•	historical and estimated ratios of aggregate value to EBITDA (“EBITDA Multiples”), including EBITDA Multiples for 2015 and 2016 (based on equity research analyst estimates);

•	historical and estimated ratios of distributions per unit to public market trading price (“Yield”), including Yields for 2015 and 2016 (based on equity research analyst estimates);

Based on the analysis of the relevant historical average ratios and public market multiples and yields over time for Rentech Nitrogen and CVR Partners, Morgan Stanley selected a representative range of financial multiples and yields and applied this range of multiples and yields to the relevant Rentech Nitrogen or CVR Partners financial statistic. As a result of this analysis, Morgan Stanley estimated the implied value per Rentech Nitrogen common unit as of August 7, 2015 as follows:

Financial Metric	Multiple / Yield	Implied Value Per Unit Range for Rentech Nitrogen (based on Rentech Nitrogen Projections)	Implied Value Per Unit Range for Rentech Nitrogen (based on equity research analyst estimates)
Estimated EBITDA Multiple—2015	7.00x – 8.00x	$11.86 – $14.67	$10.73 – $13.38
Estimated EBITDA Multiple—2016	7.50x – 8.50x	$9.12 – $11.38	$11.52 – $14.11
Estimated EBITDA Multiple—2015-16 average	7.25x – 8.25x	$10.56 – $13.10	$11.13 – $13.75
Estimated Yield—2015	13.00% – 15.00%	$12.54 – $14.47	$12.96 – $14.95
Estimated Yield—2016	11.50% – 12.50%	$10.33 – $11.23	$14.40 – $15.65
Estimated Yield—2015-16 average	12.50% – 13.50%	$11.75 – $12.69	$13.86 – $14.97

In addition, based on this analysis, Morgan Stanley estimated the implied value per CVR Partners common unit as of August 7, 2015 as follows:

Financial Metric	Multiple/Yield	Implied Value Per Unit Range for CVR Partners (based on CVR Partners 8/4 Projections (a))	Implied Value Per Unit Range for CVR Partners (based on equity research analyst estimates)
Estimated EBITDA Multiple—2015	9.00x – 10.00x	$12.63 – $14.13	$12.66 – $14.16
Estimated EBITDA Multiple—2016	8.25x – 9.25x	$11.60 – $13.10	$12.73 – $14.37
Estimated EBITDA Multiple—2015-16 average	8.50x – 9.50x	$11.93 – $13.43	$12.53 – $14.09
Estimated Yield—2015	8.25% – 9.25%	$12.49 – $14.01	$13.44 – $15.07
Estimated Yield—2016	10.50% – 11.50%	$11.13 – $12.19	$12.18 – $13.34
Estimated Yield—2015-16 average	9.50% – 10.50%	$11.60 – $12.82	$12.59 – $13.91

(a)	For the purposes of this analysis, Morgan Stanley used Adjusted EBITDA as provided in the CVR Partners 8/4 Projections.

In evaluating Rentech Nitrogen and CVR Partners, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Rentech Nitrogen and CVR Partners. These include, among other things, the impact of competition on the businesses of Rentech Nitrogen, CVR Partners and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Rentech Nitrogen, CVR Partners or the industry, or in the financial markets in general.

Discounted Cash Flow Analysis

Morgan Stanley calculated a range of implied valuations per common unit for Rentech Nitrogen and CVR Partners based on a discounted cash flow analysis, which is designed to provide an implied value of a common unit by calculating the present value of the estimated future cash flows and terminal value of a common unit. In preparing its analysis, Morgan Stanley relied upon the Management Projections, the Rentech Nitrogen Sensitivity Case and the CVR Partners Sensitivity Case, in each case for calendar years 2016 through 2019.

In arriving at the estimated equity values per Rentech Nitrogen common unit, Morgan Stanley calculated a terminal value as of year-end 2019 by applying a range of terminal EBITDA multiples ranging from 7.25x to 8.25x. The projected free cash flows from calendar year 2016 through 2019 and the terminal value were then discounted to present values using a range of discount rates of 8.99% to 9.99%, which range of discount rates was calculated based on Rentech Nitrogen’s estimated weighted average cost of capital, taking into account Rentech Nitrogen’s cost of equity, estimated based upon the capital asset pricing model, and cost of debt. This analysis indicated an implied per unit valuation range for Rentech Nitrogen of $12.50 to $15.02, assuming the Rentech Nitrogen Projections, and an implied per unit valuation range of $12.14 to $14.60, assuming the Rentech Nitrogen Sensitivity Case.

In arriving at the estimated equity values per CVR Partners common unit, Morgan Stanley calculated a terminal value as of year-end 2019 by applying a range of terminal EBITDA multiples ranging from 8.50x to 9.50x. For the purposes of this analysis, Morgan Stanley used Adjusted EBITDA as provided in the CVR Partners 8/4 Projections. The projected free cash flows from calendar year 2016 through 2019 and the terminal value were then discounted to present values using a range of discount rates of 9.13% to 10.13%, which range of discount rates was calculated based on CVR Partners’ estimated weighted average cost of capital, taking into account CVR Partners’ cost of equity, estimated based upon the capital asset pricing model, and cost of debt. This analysis indicated an implied per unit valuation range for CVR Partners of $11.44 to $12.87, assuming the CVR Partners 8/4 Projections, and an implied per unit valuation range of $11.00 to $12.38, assuming the CVR Partners Sensitivity Case.

Distribution Discount Analysis

Morgan Stanley performed a discounted distribution analysis, which is designed to provide the implied value of a common unit by calculating the present value of the estimated distributions to unitholders and terminal value of a common unit. In preparing its analysis, Morgan Stanley relied upon the Management Projections for calendar years 2016 through 2019.

In arriving at the estimated equity values per Rentech Nitrogen common unit, Morgan Stanley calculated a terminal value as of year-end 2019 by applying a range of forward yields of 12.50% to 13.50% to Rentech Nitrogen management’s estimated average 2016 through 2019 distributions per Rentech Nitrogen common unit. The distributions and the terminal value were then discounted to present values using a range of discount rates from 10.71% to 11.71%, based on Morgan Stanley’s estimate of Rentech Nitrogen’s then current cost of equity. This analysis indicated an implied per unit valuation range for Rentech Nitrogen of $13.97 to $15.07, assuming the Rentech Nitrogen Projections, and an implied per unit valuation range of $13.57 to $14.64, assuming the Rentech Nitrogen Sensitivity Case.

In arriving at the estimated equity values per CVR Partners common unit, Morgan Stanley calculated a terminal value as of year-end 2019 by applying a range of forward yields of 9.50% to 10.50% to CVR Partners management’s estimated average 2016 through 2019 distributions per CVR Partners common unit. The distributions and the terminal value were then discounted to present values using a range of discount rates from 9.72% to 10.72%, based on Morgan Stanley’s estimate of CVR Partners’ then current cost of equity. This analysis indicated an implied per unit valuation range for CVR Partners of $11.77 to $12.97, assuming the CVR Partners 8/4 Projections, and an implied per unit valuation range of $11.32 to $12.48, assuming the CVR Partners Sensitivity Case.

Analysis of Market Premiums Paid in Precedent Transactions

Morgan Stanley compared the premiums paid in 355 selected transactions valued at between $0.5 to $2 billion since 2003 in North America The selected transactions were chosen because the transactions were deemed to be similar to the Rentech Nitrogen merger in one or more respects, including the nature of their business, corporate structure, cash flow profile, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to choose the selected transactions and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a transaction involving the acquisition of a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a transaction involving the acquisition of a similarly sized company with less similar lines of business and greater diversification may have been excluded. Morgan Stanley identified a sufficient number of transactions for purposes of its analysis, but may not have included all transactions that might be deemed comparable to the proposed Rentech Nitrogen merger.

Morgan Stanley calculated the premium in the selected transactions based on the offered exchange ratio and consideration (as applicable) relative to the unaffected trading exchange ratio or price for each respective transaction one-day prior to the announcement of the transaction. This analysis indicated the following:

Precedent Transaction Type	25% Percentile Premium	Median Premium	75% Percentile Premium
Merger-of-Equals	0%	5%	18%
All-Equity Acquisitions	8%	21%	34%
All-Cash Acquisitions	18%	28%	43%

Based on the foregoing and the premiums paid in selected precedent transactions, Morgan Stanley applied a premium to the price per common unit of Rentech Nitrogen ranging from 5.0% to 20.0% and derived reference ranges of implied equity values per Rentech Nitrogen common unit as follows:

Rentech Nitrogen Price Metric	Implied Value Per Unit Range for Rentech Nitrogen
Closing price on August 7, 2015	$10.82 – $12.36
30 Trading Day Volume-Weighted Average Price	$14.23 – $16.27
90 Trading Day Volume-Weighted Average Price	$15.23 – $17.41

No company or transaction utilized in the precedent transaction analyses is identical to Rentech Nitrogen or the Rentech Nitrogen merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Rentech Nitrogen and CVR Partners. These include, among other things, the impact of competition on the business of Rentech Nitrogen, CVR Partners or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Rentech Nitrogen, CVR Partners or the industry or in the financial markets in general, which could affect the value of the companies and the aggregate value of the transactions to which they are being compared.

Pro Forma Distributable Cash Per Unit Accretion/Dilution Analysis

Using the Management Projections for 2016 through 2019, Morgan Stanley calculated the accretion/dilution of the estimated distributable cash to the existing unitholders of Rentech Nitrogen and CVR Partners, respectively, on a per unit basis. For each of the years ended December 31, 2016 through December 31, 2019, Morgan Stanley compared the distributable cash per unit of the combined entity on a pro forma basis (after accounting for the 1.04x exchange ratio offered to Rentech Nitrogen unitholders and with and without reinvestment of the cash consideration by Rentech Nitrogen unitholders) to the distributable cash per unit of Rentech Nitrogen and CVR Partners, respectively, as stand-alone entities. The analysis indicated that the Rentech Nitrogen merger would be (i) without reinvestment of the cash consideration, accretive to Rentech Nitrogen’s distributable cash per unit in calendar year 2016 and dilutive in calendar years 2017 through 2019 and (ii) with reinvestment of the cash consideration at the spot rate of a 10-year U.S. Treasury security as of August 7, 2015, accretive to Rentech Nitrogen’s distributable cash per unit in calendar years 2016 and 2018 and dilutive in calendar years 2017 and 2019. In addition, the analysis indicated that the Rentech Nitrogen merger would be accretive to CVR Partners’ distributable cash per unit in each year for calendar years 2016 through 2019.

Relative Contribution Analysis

Morgan Stanley compared Rentech Nitrogen and CVR Partners’ respective percentage ownership of the combined company, assuming an at-market transaction with no premium, to Rentech Nitrogen’s and CVR Partners’ respective percentage contribution to the combined company, excluding synergies, using EBITDA (or Adjusted EBITDA in the case of the CVR Partners 8/4 Projections) and distributable cash flow based on the Management Projections and publicly available equity research analysts’ estimates. The following table presents the results of this analysis:

Year	Rentech Nitrogen Contribution by Financial Metric
	EBITDA		Distributable Cash Flow
	(based on Management Projections (a))	(based on equity research analyst estimates)	(based on Management Projections)	(based on equity research analyst estimates)
2014	28% (based on actual performance)		29% (based on actual performance)
2015	40%	38%	46%	45%
2016	32%	34%	35%	41%

(a)	For the purposes of this analysis, Morgan Stanley used Adjusted EBITDA as provided in the CVR Partners 8/4 Projections.

General

In connection with the review of the Rentech Nitrogen merger by the Rentech Nitrogen Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Rentech Nitrogen or CVR Partners.

In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, which are beyond the control of Rentech Nitrogen and CVR Partners. These include, among other things, the impact of competition on the businesses of Rentech Nitrogen, CVR Partners and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Rentech Nitrogen, CVR Partners or the industry, or in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the merger consideration to be received by the holders of Rentech Nitrogen common units (other than Rentech and CVR Partners and its affiliates) pursuant to the merger agreement, and in connection with the delivery of its opinion to the Rentech Nitrogen Board. These analyses do not purport to be appraisals or to reflect the prices at which common units of Rentech Nitrogen or CVR Partners might actually trade.

The merger consideration was determined through arm’s-length negotiations between Rentech Nitrogen and CVR Partners and was approved by the Rentech Nitrogen Board. Morgan Stanley provided advice to Rentech Nitrogen during these negotiations but did not, however, recommend any specific merger consideration to Rentech Nitrogen, or that any specific merger consideration constituted the only appropriate merger consideration for the Rentech Nitrogen merger. In addition, Morgan Stanley’s opinion does not address the prices at which the CVR Partners common units will trade following consummation of the merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how unitholders of Rentech Nitrogen should vote at the Rentech Nitrogen special meeting to be held in connection with the merger.

Morgan Stanley’s opinion and its presentation to the Rentech Nitrogen Board was one of many factors taken into consideration by the Rentech Nitrogen Board in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the view of the Rentech Nitrogen Board with respect to the merger consideration or of whether the Rentech Nitrogen Board would have been willing to agree to a different merger consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Rentech Nitrogen, CVR Partners, or any other company or partnership, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

In the two years prior to the date of its opinion rendered in connection with the Rentech Nitrogen merger, Morgan Stanley and its affiliates have provided (i) financing services for CVR Refining, LP, an affiliate of CVR Partners, and have received fees in the amount of approximately $0.3 million in the aggregate in connection with such services and (ii) financing services for Icahn Enterprises LP, an affiliate of Icahn Capital LP, the indirect controlling shareholder of CVR Partners related to services as an underwriter in an issuance of debt securities, and have received fees in the amount of approximately $3.0 million in the aggregate in connection with such services. In the two years prior to the date of its opinion rendered in connection with the Rentech Nitrogen merger, Morgan Stanley and its affiliates have not received any financial advisory or financing fees from Rentech Nitrogen, Rentech, Inc. or CVR Partners. Morgan Stanley may also seek to provide other financial advisory and financing services to CVR Partners, Rentech Nitrogen or Icahn Capital LP and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Under the terms of its engagement letter, Morgan Stanley provided Rentech Nitrogen financial advisory services and a financial opinion in connection with the Rentech Nitrogen merger, and Rentech Nitrogen agreed to pay Morgan Stanley a fee, which is estimated to be $12.4 million based on currently available data, excluding any additional fee payable in connection with a qualified Pasadena sale. $1.0 million of this fee became payable upon entry into the merger agreement and the remainder is contingent upon, and will become payable upon, the closing of the Rentech Nitrogen merger. Rentech Nitrogen has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services, including fees and expenses of outside counsel to Morgan Stanley. In addition, Rentech Nitrogen has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

Voting and Support Agreement

The Rentech Unitholders have entered into the voting and support agreement with CVR Partners, pursuant to which each of the Rentech Unitholders has agreed to vote all of the Rentech Nitrogen common units it owns in favor of the merger proposal and to take other actions in furtherance of the mergers. The Rentech Unitholders collectively hold Rentech Nitrogen common units representing approximately 59.7% of the outstanding Rentech Nitrogen common units as of the date of this proxy statement/prospectus, which is a sufficient number of Rentech Nitrogen common units to approve the merger proposal without the affirmative vote of any other Rentech Nitrogen common unitholders. Accordingly, assuming the voting and support obligations are not terminated prior to the Rentech Nitrogen special meeting and the Rentech Nitrogen special meeting is held, approval of the merger proposal the Rentech Nitrogen special meeting is assured.

Covenants of Rentech Unitholders

Under the voting and support agreement, the Rentech Unitholders have agreed, among other things, to the following covenants:

•	Voting. Each of the Rentech Unitholders has agreed to vote or cause to be voted, subject to the terms of the voting and support agreement, all of the Rentech Nitrogen common units which it owns, either beneficially or of record (the “covered units”), (i) in favor of the merger proposal, (ii) against the approval or adoption of (A) any alternative proposal or any other transaction, proposal, agreement or action made in opposition to the mergers, (B) any action, agreement or transaction that is intended, or that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the mergers or any of the other transactions contemplated by the merger agreement or the performance by such unitholder of its obligations under the voting and support agreement, including certain specified categories of actions specified therein and (C) any other action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or other obligation or agreement of Rentech Nitrogen or Rentech Nitrogen GP, or such Rentech Unitholder, contained in the merger agreement or voting and support agreement, respectively, and (iii) in favor of any other matter necessary or desirable to the consummation of the transactions contemplated by the merger agreement, including the mergers.

•	Irrevocable Proxy. Each of the Rentech Unitholders irrevocably granted to, and appointed, CVR Partners and any of its designees as such Rentech Unitholder’s proxy and attorney-in-fact (with full power of substitution) to vote or cause to be voted such covered units in accordance with the voting provisions summarized above.

•	Restrictions on Transfer. Each of the Rentech Unitholders has agreed not to (i) transfer, assign, tender, pledge or otherwise dispose such covered units (except in connection with the mergers); (ii) deposit any covered units into a voting trust or enter into a voting agreement or arrangement or grant any proxy, consent or power of attorney with respect to such covered units that is inconsistent with the voting and support agreement; or (iii) agree to do any of the foregoing.

•

Alternative Proposal and No Solicitation. Each of the Rentech Unitholders has agreed to (i) immediately cease and cause to be terminated any prior discussions or negotiations with any third party conducted with respect to an alternative proposal, (ii) promptly advise CVR Partners in writing of any alternative proposal it receives and provide CVR Partners with copies of all related written proposals or draft agreements, and (iii) keep CVR Partners reasonably informed of all material developments with respect to the status and terms of any such alternative proposal, offers, inquiries or requests. In addition, each of the Rentech Unitholders has agreed not to (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that would reasonably be expected to lead to an alternative proposal; or (ii) enter into or participate in any discussions or negotiations regarding, or furnish to any third party any non-public information with respect to, or that could reasonably be expected to lead to, any alternative proposal. Notwithstanding these restrictions, the voting and support agreement provides that, under specified circumstances at any time prior to receipt of Rentech Nitrogen Unitholder approval, the Rentech Unitholders may furnish information, including confidential information, with respect to it and its subsidiaries to, and participate in discussions or negotiations with, any third party that makes a written alternative proposal (which was not solicited after the execution of the merger agreement and that did not result from a violation of the no solicitation restrictions described above or in the merger agreement) that the Rentech Nitrogen Board believes is bona fide, and (after consultation with its financial advisors and outside legal counsel) that the Rentech Nitrogen Board determines in good faith constitutes or would reasonably be expected to lead to or result in a superior proposal (as defined in the merger agreement).

•	Employee Non-Solicitation. CVR Partners and the Rentech Unitholders have also agreed to a mutual two-year non-solicitation of employees commencing at the effective time.

Partnership Change in Recommendation; Injunction

Upon a partnership change in recommendation made in accordance with the merger agreement, or the issuance of an injunction by a governmental authority prohibiting the consummation of the transactions in accordance with the merger agreement or the voting and irrevocable proxy covenants described above, such covenants will have no further effect. The other covenants described above shall continue in full force and effect until the voting and support agreement is validly terminated.

Termination of Voting and Support Agreement

The voting and support agreement will terminate upon the earlier to occur of (i) the consummation of the mergers or (ii) the valid termination of the merger agreement pursuant to the terms of the merger agreement.

Separation Agreement

As described in more detail under “The Merger Agreement—Conditions to Consummation of the Mergers,” “The Merger Agreement—Qualified Pasadena Sale” and “The Merger Agreement—Spin-Off,” it is a condition to the obligation of CVR Partners to complete the mergers that Rentech Nitrogen sell or spin off the Pasadena Facility and its related business, in each case subject to certain terms specified in the merger agreement and, if applicable, the separation agreement.

If Rentech Nitrogen has not completed a sale of the Pasadena business that complies with the merger agreement within 60 days of the execution date of the merger agreement, Rentech Nitrogen will be obligated to promptly form a new wholly owned subsidiary, referred to in this proxy statement/prospectus as “SpinCo,” and, if SpinCo is a partnership, a new wholly owned subsidiary to act as SpinCo’s general partner, referred to as “SpinCo GP.” Upon the formation of SpinCo and SpinCo GP, Rentech Nitrogen would contribute to SpinCo its subsidiaries that own the Pasadena Facility and its related business, and Rentech Nitrogen, Rentech Nitrogen GP, SpinCo and SpinCo GP would enter into the separation agreement in substantially the form attached as an exhibit to the merger agreement included as Annex A to this proxy statement/prospectus, with such changes as agreed to by CVR Partners and Rentech Nitrogen.

The separation agreement, if ultimately entered into, would govern the terms of the separation of Rentech Nitrogen’s Pasadena business from its other businesses, assuming a sale of the Pasadena business is not completed, and instead the spin-off of the Pasadena business is completed. Generally, the separation agreement will include the agreements of Rentech Nitrogen and SpinCo on the steps to be taken to complete the contemplated separation, including the assets and rights to be transferred, liabilities to be assumed or retained, contracts to be assigned and related matters. Subject to the receipt of required governmental and other consents and approvals, in order to accomplish the separation, the separation agreement will provide for Rentech Nitrogen and SpinCo to transfer specified assets and liabilities between the two companies to separate the Pasadena business from Rentech Nitrogen’s remaining businesses. As a result of this transfer, SpinCo would own all assets exclusively related to the Pasadena business, and any other assets related to the Pasadena business specifically allocated to SpinCo under the separation agreement. SpinCo will also be responsible for all liabilities, including environmental liabilities, to the extent relating to the operation or ownership of the Pasadena business or any of the assets allocated to SpinCo in the separation. Rentech Nitrogen will retain all other assets and liabilities. For purposes of allocating assets and liabilities between SpinCo and Rentech Nitrogen, the separation agreement will provide that the Pasadena business will generally be defined as the business of:

•	owning, operating, and maintain the Pasadena Facility;

•	the procurement of feedstocks for and the marketing and sale of products produced by the Pasadena Facility; and

•	such other items as reflected in the “Pasadena” segment in Rentech Nitrogen’s filings with the SEC prior to the date of the merger agreement.

Prior to the spin-off transaction, if any, Rentech Nitrogen will transfer all of the material existing assets, operations and liabilities of the Pasadena business to SpinCo. Unless otherwise provided in the separation agreement or any of the related ancillary agreements, all assets will be transferred on an “as is, where is” basis.

The separation agreement will require Rentech Nitrogen and SpinCo to endeavor to obtain consents, approvals and amendments required to novate or assign the assets and liabilities that are to be transferred pursuant to the separation agreement as soon as reasonably practicable. Generally, if the transfer of any assets or liabilities requires a consent that will not be obtained before the distribution, or if any assets or liabilities are erroneously transferred or if any assets or liabilities are erroneously not transferred, each party will agree to hold the relevant assets or liabilities for the intended party’s use and benefit (at the intended party’s expense) until they can be transferred to the intended party.

The separation agreement will also govern the treatment of all aspects relating to indemnification and insurance, and will generally provide for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of CVR Partners’ business with CVR Partners and financial responsibility for the obligations and liabilities of the remaining Rentech Nitrogen business with Rentech Nitrogen. The separation agreement will also establish procedures for handling claims subject to indemnification and related matters. SpinCo and Rentech Nitrogen will also generally release each other from all claims arising prior to the spin-off transaction other than claims arising under the transaction agreements, including the indemnification provisions described above.

The separation agreement will specify those conditions that must be satisfied or waived by Rentech Nitrogen prior to the distribution of SpinCo units to the holders of Rentech Nitrogen common units, pro rata (the “distribution”), including the following conditions:

•	the separation of Rentech Nitrogen’s Pasadena business from its other businesses will have been completed in accordance with the separation agreement;

•	the SEC will have declared effective SpinCo’s registration statement on Form 10 under the Exchange Act and no stop order suspending the effectiveness of such registration statement shall be in effect;

•	any required actions and filings with regard to state securities and blue sky laws of the U.S. (and any comparable laws under any foreign jurisdictions) will have been taken and, where applicable, have become effective or been accepted by the applicable governmental authority;

•	no order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution will be in effect, and no other event outside the control of Rentech Nitrogen shall have occurred or failed to occur that prevents the consummation of the distribution;

•	each of the ancillary agreements contemplated by the separation agreement will have been executed and delivered by each party thereto;

•	the merger agreement shall be in full force and effect;

•	any government approvals and other material consents necessary to consummate the distribution will have been obtained and remain in full force and effect; and

•	a nationally recognized investment banking firm or other firms acceptable to Rentech Nitrogen, shall have delivered a solvency opinion to the Rentech Nitrogen Board and the board of directors of SpinCo, in form and substance acceptable to Rentech Nitrogen, regarding the solvency of SpinCo and its subsidiaries following the distribution.

Registration Rights Agreement

Simultaneously with the execution of the merger agreement, CVR Partners and Coffeyville entered into a registration rights agreement with the Rentech Subsidiary Holders. The registration rights agreement will become effective automatically upon, and only upon, the closing of the mergers. Pursuant to the registration rights agreement, CVR Partners will prepare and file a shelf registration statement with the SEC under Rule 415 of the Securities Act providing for the public resale and distribution of the Rentech Subsidiary Holders’ CVR Partners common units received as consideration in the mergers. CVR Partners is required to file or cause to be filed the shelf registration statement within 30 days following the closing of the mergers and is required to cause the registration statement to become effective as soon as reasonably practicable thereafter but in no event later than 120 days after the closing of the mergers. Subject to certain conditions, at the election of the Rentech Subsidiary Holders, CVR Partners will facilitate an underwritten offering under the shelf registration statement to dispose of the Rentech Subsidiary Holders’ CVR Partners common units. The Rentech Subsidiary Holders will also receive “piggyback” rights under the registration rights agreement to participate in certain future underwritten public offerings of CVR Partners common units effected under a registration statement other than the registration statement required under the registration rights agreement.

Rentech Unitholders Transaction Agreement

Board Appointment Right

Simultaneously with the execution of the merger agreement, CVR Partners and Coffeyville also entered into the Rentech Unitholders transaction agreement with the Rentech Unitholders pursuant to which the Rentech Unitholders will have the right to appoint two directors (the “Rentech Unitholder Director Appointees”) to the CVR Partners Board, subject to certain minimum ownership thresholds. Under the Rentech Unitholders transaction agreement, the size of the CVR Partners Board, currently seven seats, will increase by four seats upon the closing of the mergers. The required increase of four seats represents the addition of two seats for the Rentech Unitholder Director Appointees and two seats for additional director appointees by CVR Energy. The Rentech Unitholders right to appointment will be reduced by one seat when and if their ownership falls below 15% of the outstanding CVR Partners common units, and will terminate when and if their ownership falls below 7.5% of the outstanding CVR Partners common units. The minimum ownership thresholds will be based on (i) for the first year following the closing of the merger agreement, the combined ownership in CVR Partners common units of the Rentech Unitholders and any of the GSO Funds, and (ii) during the second year following the closing of the merger agreement, the ownership in CVR Partners common units of Rentech Unitholders.

Lock-up and Standstill

The Rentech Unitholders transaction agreement also contains certain lock-up and standstill provisions to which the Rentech Unitholders are subject. Among other things, each Rentech Unitholder has agreed not to, without CVR Partners’ prior consent, for a period commencing on the closing date of the mergers and continuing for 180 days thereafter, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any CVR Partners common units or any securities convertible into or exercisable or exchangeable for CVR Partners common units (including without limitation, CVR Partners common units or such other securities which may be deemed to be beneficially owned by such Rentech Unitholder in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of an option or warrant) (collectively, the “Rentech Nitrogen Lock-up Securities”) or publicly disclose the intention to make any offer, sale, pledge or disposition, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the CVR Partners common units or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of CVR Partners common units or such other securities, in cash or otherwise or (iii) make any demand for or exercise any right with respect to the registration of any of the Rentech Nitrogen Lock-up Securities except in accordance with the registration rights agreement.

In addition, each Rentech Unitholder has agreed, for a period commencing on the closing date of the mergers and continuing for one year thereafter, to restrictions on the Rentech Unitholders’ ability to acquire additional CVR Partners common units, propose certain transactions involving CVR Partners or take certain actions to influence the management of CVR Partners, each without CVR Partners’ prior consent.

GSO Transaction Agreement

Simultaneously with the execution of the merger agreement, CVR Partners also entered into the GSO transaction agreement with the GSO Funds and GSO, pursuant to which the GSO Funds are subject to certain lock-up and standstill provisions. Among other things, each GSO Fund has agreed not to, without CVR Partners’ prior consent, for a period commencing on the closing date of the mergers and continuing for 180 days thereafter, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any CVR Partners common units or any securities convertible into or exercisable or exchangeable for CVR Partners common units (including without limitation, CVR Partners common units or such other securities which may be deemed to be beneficially owned by such GSO Fund in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of an option or warrant) (collectively, the “GSO Lock-up Securities”) or publicly disclose the intention to make any offer, sale, pledge or disposition, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the CVR Partners common units or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of CVR Partners common units or such other securities, in cash or otherwise or (iii) make any demand for or exercise any right with respect to the registration of any of the GSO Lock-up Securities.

In addition, each GSO Fund has agreed to, without CVR Partners’ prior consent, for a period commencing on the closing date of the mergers and continuing for one year thereafter, restrictions on the GSO Funds’ ability to acquire additional CVR Partners common units, propose certain transactions involving CVR Partners and take certain actions to influence the management of CVR Partners.

Commitment Letter

Simultaneously with the execution of the merger agreement, CVR Partners entered into the commitment letter with Coffeyville, pursuant to which Coffeyville has committed to, on the terms and subject to the conditions set forth in the commitment letter, make available to CVR Partners term loan financing of up to $150 million, which amounts would be available to fund the repayment of all of the loans outstanding under the GE Credit Facility, the cash consideration and transaction related expenses. Such term loan, if drawn, would have a one year term

Unaudited Prospective Financial and Operating Information of CVR Partners and Rentech Nitrogen

Neither CVR Partners nor Rentech Nitrogen as a matter of course makes public long-term projections as to its future revenues, EBITDA, Adjusted EBITDA, production, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, CVR Partners and Rentech Nitrogen are including the following summaries of unaudited prospective financial and operating information because such information was made available to the board of directors of Rentech Nitrogen, as well as representatives of Morgan Stanley, in connection with their respective evaluations of the mergers. The inclusion of this information should not be regarded as an indication that any of the persons who prepared or received any of this information, considered, or now considers, it to be predictive of actual future results.

The unaudited prospective financial and operating information prepared by the management of CVR Partners GP and Rentech Nitrogen GP, respectively, was, in general, prepared solely for its internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Because the unaudited prospective financial and operating information covers multiple years, such information by its nature becomes less predictive with each successive year. You are urged to review CVR Partners’ and Rentech Nitrogen’s SEC filings for a description of risk factors with respect to the businesses of CVR Partners and Rentech Nitrogen, as well as the section of this proxy statement/prospectus entitled “Risk Factors.” See also “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.” The unaudited prospective financial and operating information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial and operating information. In addition, the unaudited prospective financial and operating information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in the historical GAAP financial statements of CVR Partners and Rentech Nitrogen. The prospective financial and operating information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, the management of CVR Partners GP and Rentech Nitrogen GP, as applicable. Grant Thornton LLP and PricewaterhouseCoopers LLP have neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, Grant Thornton LLP and PricewaterhouseCoopers LLP do not express an opinion or any other form of assurance with respect thereto. The report of the independent registered public accounting firm of CVR Partners and Rentech Nitrogen, as applicable, in its Annual Report on Form 10-K for the year ended December 31, 2014 relates to the historical financial information of CVR Partners and Rentech Nitrogen, as applicable. The Grant Thornton LLP and PricewaterhouseCoopers LLP reports do not extend to the unaudited prospective financial and operating information and should not be read to do so. Furthermore, the following unaudited prospective financial and operating information does not take into account any circumstances or events occurring after the date such information was prepared.

While presented with numerical specificity, the unaudited financial projections reflect numerous estimates and assumptions made by management of each of CVR Partners GP and Rentech Nitrogen GP with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to each of CVR Partners’ and Rentech Nitrogen’s businesses that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of CVR Partners and Rentech Nitrogen and will be beyond the control of the combined entity following the mergers. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial and operating information, whether or not the mergers are completed. In developing the projections, management of each of CVR Partners GP and Rentech Nitrogen GP made numerous material assumptions, in addition to the assumptions described above, including:

•	the production of, the ability to sell, and prices realized for the sale of UAN, ammonia and other products;

•	on-stream factors of facilities;

•	cash flow from existing assets and business activities;

•	the costs of required inputs, and the amounts of required operating expenses,

•	the amount of maintenance and growth capital expenditures; and

•	other general business, market and financial assumptions.

You are cautioned not to place undue reliance on the unaudited prospective financial and operating information set forth below. No representation is made by CVR Partners, Rentech Nitrogen, Morgan Stanley or any other person regarding the future performance of CVR Partners, Rentech Nitrogen or combined entity following the mergers compared to the information included in the below unaudited prospective financial and operating information. The inclusion of unaudited prospective financial and operating information in this proxy statement/prospectus should not be regarded as an indication that such prospective financial and operating information will be an accurate prediction of future events, and such information should not be relied on as such.

Unaudited Prospective Financial and Operating Information of CVR Partners

CVR Partners has historically maintained an internal business plan that contains five years of projected financial and operating information for CVR Partners. This plan is prepared annually and updated throughout the year as necessary for planning and budget purposes. During the course of diligence negotiations with Rentech Nitrogen, the management of CVR Partners GP updated this internal business plan for the full fiscal years ending December 31, 2015, 2016, 2017, 2018 and 2019, and provided to Rentech Nitrogen and its financial advisor, Morgan Stanley, certain updated prospective financial and operating information derived therefrom on August 4, 2015.

The following table sets forth certain projected financial and operating information (and certain key assumptions) for CVR Partners for 2015 through 2019, which are the projections provided on August 4, 2015 in connection with due diligence of the mergers. See “—Background of the Transactions.”

	2015	2016	2017	2018	2019
Daily production:
UAN (tons)	2,639	2,836	2,699	2,844	2,699
Ammonia (tons)	1,074	1,265	1,235	1,304	1,235
Ammonia available for sale (tons)	89	102	128	138	128
EBITDA ($ in millions)	$101.9	$109.6	$92.1	$109.8	$111.1
Adjusted EBITDA(1) ($ in millions)	$109.1	$109.8	$98.0	$109.9	$117.3
Available cash for distribution(2) $ in millions	$84.5	$93.6	$78.6	$90.2	$95.1
Key Assumptions:
Price
UAN ($/ton)	$247	$236	$240	$242	$261
Ammonia ($/ton)	$517	$490	$488	$488	$538

(1)	Adjusted EBITDA is defined as EBITDA (net income before interest expense, net, income tax expense, depreciation and amortization) as further adjusted for the impact of non-cash share-based compensation, and, where applicable, major scheduled turnaround expenses, loss on extinguishment of debt and loss on disposition of assets.

(2)	Available cash for distribution begins with Adjusted EBITDA reduced for cash needed for: (i) net cash interest expense (excluding capitalized interest) and debt service and other contractual obligations; (ii) maintenance capital expenditures; and (iii) to the extent applicable, major scheduled turnaround expenses and reserves for future operating or capital needs that the CVR Partners Board deems necessary or appropriate, if any.

EBITDA and Adjusted EBITDA are not financial measures prepared in accordance with GAAP and should not be considered substitutes for net income (loss) or cash flows from operations prepared in accordance with GAAP. Available cash for distribution is not a financial measure prepared in accordance with GAAP and should not be considered as a substitute to net income or operating income, or any other measure of financial performance or operating performance.

Unaudited Prospective Financial and Operating Information of Rentech Nitrogen

Rentech Nitrogen has historically maintained an internal business plan that contains five years of projected financial and operating information. This plan is typically prepared annually, and the plan for the immediate fiscal year is updated periodically throughout the year as necessary for planning and budget purposes, and to reflect changes in circumstances, market conditions or expected production and sales. The longer-term business plan is generally updated only for third-party market pricing forecasts. In the course of due diligence, the management of Rentech Nitrogen updated this internal business plan (which excludes the operations of the Pasadena Facility) for the full fiscal years ending December 31, 2015, 2016, 2017, 2018 and 2019 based on actual results and market conditions.

The following table sets forth certain projected financial and operating information (and certain key assumptions) for Rentech Nitrogen (excluding the operations of the Pasadena Facility) for 2015 through 2019, which are the projections provided to the Rentech Nitrogen board of directors, CVR Partners and Morgan Stanley in connection with due diligence of the mergers. The data reflects certain UAN and ammonia pricing and production assumptions of Rentech Nitrogen management.

	2015	2016		2017	2018	2019
Daily production:
UAN (tons)	775	753		848	789	850
Ammonia (tons)	921	911		1,058	984	1,060
Ammonia available for sale (tons)	561	477		571	531	572
EBITDA(1)(2) ($ in millions)	$109.6	$88.1	(2)	$111.2	$92.0	$123.6
Cash available for distribution(3) ($ in millions)	$73.2	$50.3		$79.2	$53.8	$91.2
Key Assumptions:
Price
UAN ($/ton)	$255	$246		$255	$257	$273
Ammonia ($/ton)	$542	$516		$513	$512	$553

(1)	EBITDA is defined as net income (loss) plus or less net interest expense, depreciation and amortization, income tax expenses or benefit, other income or expense and goodwill and asset impairments.
(2)	Adjusted EBITDA is expected to be $103.3 million in 2016. Adjusted EBITDA is defined as EBITDA as further adjusted for turnaround expenses and sales volume impact due to turnaround.
(3)	Rentech Nitrogen calculates cash available for distribution as EBITDA plus non-cash compensation expense and distribution of cash reserves, less the sum of maintenance capital expenditures not funded by financing proceeds, net interest expense and other debt service and cash reserved for working capital purposes.

EBITDA, Adjusted EBITDA and cash available for distribution are not financial measures prepared in accordance with GAAP and should not be considered a substitute for net income (loss) or cash flows from operations prepared in accordance with GAAP.

CVR PARTNERS AND RENTECH NITROGEN DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL AND OPERATING INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL AND OPERATING INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

CVR Partners’ Reasons for the Mergers

The CVR Partners Board unanimously (i) determined that the mergers, the merger agreement and the transactions contemplated thereby are in the best interests of CVR Partners GP, CVR Partners and the holders of the outstanding CVR Partners common units and declared them advisable and (ii) approved the mergers, the merger agreement and the transactions contemplated thereby. In making this determination, the CVR Partners Board consulted with CVR Partners’ management and with its legal advisors and considered a number of factors. The decision of the CVR Partners Board was based upon a number of potential benefits of the mergers and other factors that it believed would contribute to the success of the combined company, and thus benefit the CVR Partners common unitholders, including the following factors, the order of which does not necessarily reflect their relative significance:

•	The mergers will create the second largest producer of UAN and the fifth largest nitrogen fertilizer producer in North America based on production capacity.

•	The combined company will be significantly larger than CVR Partners on a stand-alone basis and is expected to have greater financial, operational and technical strengths, including improved gross margin per ton.

•	The combination will provide for greater asset, geographic, market and feedstock diversification and will eliminate CVR Partners’ current single facility risk.

•	CVR Partners expects the mergers to be accretive to distributable cash flow per CVR Partners common unit before synergies.

•	CVR Partners believes that the mergers will provide a strategic platform for growth and an attractive market position by expanding CVR Partners’ footprint into the upper Corn Belt Region, which has the largest concentration of users in the United States for the direct application of nitrogen fertilizer products.

•	CVR Partners expects the combined company to realize synergies of at least $12 million per year, including cost savings and logistics, procurement and marketing improvements.

•	CVR Partners believes the combined company will be better situated to capitalize on organic growth opportunities due to a stronger balance sheet and improved ability to fund such projects, compared to CVR Partners on a stand-alone basis.

•	The form of merger consideration, which includes a fixed number of CVR Partners common units representing 81.8% of the consideration based on estimates as of August 7, 2015, will result in a larger market capitalization and increased liquidity for holders of CVR Partners common units following the consummation of the mergers. In addition, a fixed number of units as consideration provides certainty and protection to CVR Partners common unitholders in the event the CVR Partners common units decrease in value relative to the price of Rentech Nitrogen units prior to the closing of the mergers.

In addition, the CVR Partners Board also identified and considered several potentially negative factors to be balanced against the positive factors listed above, including the factors listed below, the order of which does not necessarily reflect their relative significance:

•	The pendency of the mergers for an extended period of time following the announcement of the merger agreement could have an adverse impact on CVR Partners or Rentech Nitrogen.

•	The attention of CVR Partners’ management and employees may be diverted during the period prior to completion of the mergers, and the potential negative effect on CVR Partners’ and Rentech Nitrogen’s business.

•	One or more of the conditions to the mergers, including the consummation of a sale or spin-off of the Pasadena Facility and its related business by Rentech Nitrogen, in each case subject to certain terms specified in the merger agreement and, if applicable, the separation agreement, may not be satisfied or may take longer than expected.

•	The potential benefits and synergies sought in the mergers may not be realized, or may not be realized within the expected time period.

•	The regulatory approvals and clearances necessary to complete the mergers might not be obtained or governmental authorities may condition approval of the mergers on compliance with burdensome conditions or require burdensome divestitures, or regulatory approvals may be delayed.

•	Even if the mergers are successfully completed, there is no guarantee that CVR Partners would be able to fund the repurchase of all of the Second Lien Notes pursuant to a change of control offer.

•	Negative consequences could result from the combined company’s significant amount of indebtedness following the closing of the mergers with pro forma total debt outstanding as of September 30, 2015 of $575.5 million.

•	The merger agreement restricts the conduct of CVR Partners’ and Rentech Nitrogen’s business during the period between execution of the merger agreement and the consummation of the mergers.

•	Despite the efforts of CVR Partners and Rentech Nitrogen, the companies may lose key personnel.

•	The companies might not achieve their projected financial results.

In view of the variety of factors and the quality and amount of information considered, the CVR Partners Board as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall analysis of the mergers. Individual members of the CVR Partners Board may have given different relative considerations to different factors.

The explanation of the reasoning of the CVR Partners Board and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Interests of Directors and Executive Officers of Rentech Nitrogen GP in the Mergers

In considering the recommendation of the Rentech Nitrogen Board that you vote to approve the merger proposal, you should be aware that aside from their interests as unitholders of Rentech Nitrogen, Rentech Nitrogen GP’s directors and executive officers have certain interests in the mergers that are different from, or in addition to, those of other unitholders of Rentech Nitrogen generally. The members of the Rentech Nitrogen Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the mergers, and in recommending to the unitholders of Rentech Nitrogen that the merger agreement be approved. See “—Background of the Transactions” and “—Rentech Nitrogen’s Reasons for the Mergers; Recommendation of Rentech Nitrogen Board.” Rentech Nitrogen’s unitholders should take these interests into account in deciding whether to vote “FOR” the merger proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

Indemnification and Insurance

The Rentech Nitrogen partnership agreement requires Rentech Nitrogen, among other things, to indemnify the directors and executive officers of Rentech Nitrogen GP against certain liabilities that may arise by reason of their service as directors or officers; provided, that such director or officer shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the director or officer is seeking indemnification, the director or officer acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the director’s or officer’s conduct was unlawful.

In addition, the merger agreement provides that, for a period of six years from the effective time, CVR Partners shall indemnify, defend and hold harmless an officer or director of Rentech Nitrogen or any of its subsidiaries against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit or proceeding results in a formal civil or criminal litigation or regulatory action.

In addition, pursuant to the terms of the merger agreement, for a period of six years from the effective time, Rentech Nitrogen GP’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving entity. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance.”

Treatment of Rentech Nitrogen Phantom Units

The directors and executive officers of Rentech Nitrogen GP hold Rentech Nitrogen phantom units which entitle them to certain payments and benefits in the mergers.

Under the merger agreement, immediately prior to the effective time, each outstanding Rentech Nitrogen phantom unit held by an executive officer of Rentech Nitrogen GP who will be a continuing employee following the effective time will be automatically cancelled and forfeited and exchanged for a replacement incentive award in CVR Partners, which will be equal in value (determined by reference to the closing price of CVR Partners common units underlying such replacement incentive award on the merger closing date) to the aggregate value of the Rentech Nitrogen phantom units cancelled and forfeited in the mergers (determined by reference to the merger consideration value on the merger closing date). The replacement incentive awards will be granted under the CVR Partners LTIP, and will be subject to substantially the same terms and conditions as those applicable to the cancelled and forfeited Rentech Nitrogen phantom units, and shall otherwise be subject to the terms of the CVR Partners LTIP. All replacement incentive awards granted under the CVR Partners LTIP pursuant to these terms will be designed to be compliant with or exempt from, as applicable, Section 409 of the Code. Any unvested distribution equivalents that have accumulated with respect to unvested Rentech Nitrogen phantom units held by such executive officers will be paid to the executive officer if and when the replacement incentive award corresponding to such cancelled Rentech Nitrogen phantom units vests.

Each Rentech Nitrogen phantom unit that is outstanding immediately prior to the effective time and held by (i) an executive officer of Rentech Nitrogen GP who will not be a continuing employee following the effective time or (ii) a director of Rentech Nitrogen GP, in either case, will automatically vest in full and be cancelled and, in consideration therefor, the holder of such Rentech Nitrogen phantom unit will be entitled to receive the merger consideration. In addition, any then-accumulated distribution equivalents payable with respect to such Rentech Nitrogen phantom unit will vest in full and be paid to the holder in cash at the effective time.

The following table sets forth, as of January 8, 2016, for each of Rentech Nitrogen GP’s directors and executive officers, the number of Rentech Nitrogen phantom units held by such individuals, the estimated value of the replacement incentive awards or merger consideration (as applicable) payable in the mergers with respect to such awards, and the estimated value of the cash payments with respect to accumulated distribution equivalents payable in the mergers or upon subsequent vesting of the replacement incentive awards (as applicable) with respect to Rentech Nitrogen phantom units. For purposes of this table, the per unit value of the merger consideration was estimated to be $13.99, which equals the sum of (i) $11.42, the value of the unit consideration (determined by multiplying 1.04 CVR Partners common units by $10.98, the average closing price of CVR Partners common units over the first five business days following the first public announcement of the transaction) plus (ii) the cash consideration (or $2.57, without interest).

Name	Number of Rentech Nitrogen Phantom Units (#)	Estimated Value of Replacement CVR Partners Phantom Units or Merger Consideration (as applicable) ($)	Estimated Value of Accumulated Distribution Equivalents ($)(1)	Total Estimated Value ($)
Executive Officers(2)(3)(4)
Keith B. Forman(5)	—	—	—	—
Jeffrey R. Spain(6)	1,878	26,273	—	26,273
John H. Diesch	43,243	604,970	—	604,970
Wilfred R. Bahl, Jr.	15,405	215,516	—	215,516
Marc E. Wallis	15,599	218,230	—	218,230
Colin M. Morris	4,649	65,040	—	65,040
Non-Employee Directors
Michael S. Burke	890	12,451	—	12,451
James F. Dietz	1,780	24,902	—	24,902
Michael F. Ray	1,780	24,902	—	24,902

(1)	As all outstanding Rentech Nitrogen phantom unit agreements provide that distributions are paid without regard to the vested status of the phantom unit and at the time such distributions are paid generally to the Rentech Nitrogen common unitholders, it is not anticipated that there will be any unpaid distribution equivalents at the closing of the mergers.
(2)	D. Hunt Ramsbottom was also an executive officer of Rentech Nitrogen GP for whom disclosure was required in Rentech Nitrogen’s most recent Annual Report on Form 10-K. However, Mr. Ramsbottom’s employment with Rentech Nitrogen GP terminated in December 2014, and he will not receive any payments or benefits in connection with the mergers.
(3)	John A. Ambrose was also an executive officer of Rentech Nitrogen GP for whom disclosure was required in Rentech Nitrogen’s most recent Annual Report on Form 10-K. However, Mr. Ambrose retired effective January 9, 2015, and he will not receive any payments or benefits in connection with the mergers.
(4)	Dan J. Cohrs was also an executive officer of Rentech Nitrogen GP for whom disclosure was required in Rentech Nitrogen’s most recent Annual Report on Form 10-K. However, Mr. Cohrs ceased to be an executive officer effective December 4, 2015, and he will not receive any payments or benefits in connection with the mergers.
(5)	Keith B. Forman is a director of Rentech Nitrogen GP, in addition to being an executive officer.
(6)	Jeffrey R. Spain was appointed as chief financial officer of Rentech Nitrogen GP effective December 4, 2015.

Payment of Transaction Bonuses

In connection with the mergers, each of Messrs. Bahl and Wallis will be entitled to receive a cash bonus (each, a “transaction bonus”) equal to $30,000 on the first regularly scheduled pay date after December 31, 2015, subject to and conditioned upon the executive’s continued employment through such date.

Employment Arrangements/Severance

Messrs. Forman and Morris are parties to employment agreements with Rentech, Mr. Spain is party to a severance letter agreement with Rentech, and Messrs. Diesch, Bahl and Wallis are parties to employment agreements with Rentech Nitrogen GP. Each such agreement provides for specified severance payments and benefits in connection with certain qualifying terminations of employment with Rentech (for Messrs. Forman, Morris and Spain) or with Rentech Nitrogen GP (for Messrs. Diesch, Bahl and Wallis), as described below.

Employment Agreements with Messrs. Forman and Morris

Under their employment agreements with Rentech, each of Messrs. Forman and Morris are entitled to severance from Rentech upon involuntary terminations of employment without “cause” or for “good reason” (each as defined in the applicable employment agreement) consisting of: (i) one times base salary for Mr. Morris or, in the case of Mr. Forman, an amount equal to the greater of two times his base salary or $1,000,000, payable in substantially equal installments over a period of two years (with respect to Mr. Forman) or one year (with respect to Mr. Morris); (ii) with respect to Mr. Morris, payment of his target annual bonus on the date that annual bonuses are paid generally for the year in which termination occurs, and (iii) Rentech-paid premiums for the continuation of health benefits for up to eighteen months following the date of termination. Upon termination of the employment of Mr. Morris due to Rentech’s non-renewal of his employment term, he will be entitled to receive an amount equal to one times base salary, payable over the one-year period following termination and, at Rentech’s discretion, an annual bonus for the fiscal year preceding the non-renewal (if not previously paid) based on the attainment of the applicable performance objectives during such fiscal year. For the avoidance of doubt, the severance described in this paragraph is payable solely by Rentech (and not by Rentech Nitrogen).

In addition, if the applicable executive is terminated without cause, for good reason or, in the case of Mr. Morris, due to a non-renewal of the applicable employment term by Rentech, in any case, within three months before (with respect to Mr. Morris) or two years after a change in control of Rentech, then he will receive the severance described above from Rentech, except that (i) the base salary component of the executive’s severance will be paid by Rentech in a lump sum and (ii) in the case of Mr. Morris, if his actual annual bonus for the year immediately preceding the change in control exceeds his target bonus for the year in which the termination occurs, he will receive one times base salary plus the amount of such prior-year bonus (instead of base salary plus target annual bonus). The severance described in this paragraph is payable solely by Rentech (and not by Rentech Nitrogen) and only if the Mr. Morris incurs a qualifying termination from Rentech in connection with a change in control of Rentech (as defined in these executives’ employment agreements). For the avoidance of doubt, because the mergers will not constitute a change in control of Rentech (as defined in these executives’ employment agreements) if the applicable executive incurs a qualifying termination from Rentech at the time of the mergers, the non-change in control severance provisions set forth in the preceding paragraph (rather than the change in control severance provisions set forth in this paragraph) will apply.

Pursuant to his employment agreement, Mr. Morris is entitled to a “gross-up” payment from Rentech covering all taxes, penalties and interest associated with any “golden parachute” excise taxes that are imposed on him by reason of Internal Revenue Code Section 280G (“Section 280G”) in connection with a change in control of Rentech (within the meaning of Section 280G). Although the mergers may constitute a change in control of Rentech for purposes of Section 280G, no tax gross-up amount is expected to become payable in connection therewith.

Severance Agreement with Mr. Spain

Under his severance agreement with Rentech, Mr. Spain is entitled to severance from Rentech upon an involuntary termination of his employment without “cause” or for “good reason” (each as defined in the severance agreement) consisting of (i) an amount equal to six months of his base salary, payable in substantially equal installments over a period of six months, and (ii) Rentech-paid premiums for the continuation of health benefits for up to six months following the date of termination.

Employment Agreements with Messrs. Diesch, Bahl and Wallis

Under their employment agreements with Rentech Nitrogen GP, each of Messrs. Diesch, Bahl and Wallis is entitled to severance upon a termination of employment without “cause” or for “good reason” (each as defined in the applicable employment agreement) consisting of: (i) one year of base salary payable in substantially equal installments over a period of one year, (ii) payment of the executive’s target bonus on the date that annual bonuses are paid generally for the year in which termination occurs (or, in the case of Mr. Wallis who does not have a target bonus, payment of an additional amount equal to 100% of his base salary), and (iii) up to eighteen months (in the case of Mr. Diesch) or twelve months (in the case of Messrs. Bahl and Wallis) of premiums for the continuation of health benefits following the date of termination. In addition, if Rentech Nitrogen GP elects not to renew the employment term, the affected executive is entitled to a reduced severance consisting solely of one year of base salary, payable over the one-year period following termination and, at Rentech Nitrogen GP’s discretion, an annual bonus for the fiscal year preceding the non-renewal (if not previously paid) based on services and the attainment of the applicable performance objectives during such fiscal year.

In addition, if Mr. Diesch is involuntarily terminated (without cause, for good reason or due to non-renewal) in connection with a change in control of Rentech Nitrogen GP, he is entitled to receive his cash severance in a lump-sum and is further eligible for a severance enhancement equal to the amounts by which his prior-year bonus exceeds his then-current target bonus. Mr. Diesch is also entitled to a gross-up payment covering all taxes, penalties and interest associated with any “golden parachute” excise taxes are imposed on him under Section 280G of the Code in connection with a change in control of Rentech Nitrogen GP; however, no gross-up payment is expected to become payable in connection with the mergers.

For an estimate of the value of the payments and benefits described above that would be payable to each of Rentech Nitrogen GP’s named executive officers upon a qualifying termination in connection with the mergers, see the section entitled “—Golden Parachute Compensation” below.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that will or may be paid or become payable to each of Rentech Nitrogen’s named executive officers and that is based on or otherwise relates to the mergers. This compensation is referred to as “golden parachute” compensation.

Messrs. Forman and Spain also serve as officers of Rentech, and the non-equity amounts contained in the table below reflect the portion of these executive officers’ payments and benefits that Rentech Nitrogen GP estimates will be attributable to services performed by such executive officers for Rentech Nitrogen GP during fiscal year 2016, calculated by multiplying each amount by a good faith estimate of the percentage of time such executive officer is expected to dedicate such services for Rentech Nitrogen GP during 2016. The estimated percentage of time allocable to Rentech Nitrogen GP for each of Messrs. Forman and Spain is expected to be 40%, respectively, during 2016. Messrs. Diesch, Bahl and Wallis are expected to devote substantially all of their business time to us during fiscal year 2016 and, accordingly, the full amounts of their payments and benefits are described in the table below.

The amounts listed below are estimates based on multiple assumptions that may or may not actually occur, including the assumptions that the closing will occur on January 12, 2016, that each named executive officer will be terminated without “cause” (as defined in the applicable employment agreement) by Rentech, with respect to Messrs. Forman and Spain, or by Rentech Nitrogen GP, with respect to Messrs. Diesch, Bahl and Wallis as of the closing, and that the per unit value of the merger consideration will be $13.99, which is the sum of (i) $11.42, the value of the unit consideration (determined by multiplying 1.04 by the average closing price per CVR Partners common unit over the first five business days following the announcement of the mergers as required under Item 402(t) of Regulation S-K), plus (ii) $2.57, without interest, the cash consideration. The actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below.

Name(1)(2)(3)	Cash ($)(4)(5)	Equity ($)(6)	Perquisites/ Benefits ($)(7)	Tax Reimbursement ($)(8)	Total ($)
Keith B. Forman	400,000	—	11,792	—	411,792
Jeffrey R. Spain(9)	58,269	26,273	3,931	—	88,473
John H. Diesch	502,500	604,970	29,480	—	1,107,470
Wilfred R. Bahl, Jr.	331,600	215,516	19,653	—	597,116
Marc E. Wallis	474,000	218,230	19,653	—	742,230

(1)	D. Hunt Ramsbottom was also a named executive officer of Rentech Nitrogen GP for whom disclosure was required in Rentech Nitrogen GP’s most recent Annual Report on Form 10-K. However, Mr. Ramsbottom’s employment with Rentech Nitrogen GP terminated in December 2014, and he will not receive any payments or benefits in connection with the mergers.
(2)	John A. Ambrose was also an executive officer of Rentech Nitrogen GP for whom disclosure was required in Rentech Nitrogen’s most recent Annual Report on Form 10-K. However, Mr. Ambrose retired effective January 9, 2015, and he will not receive any payments or benefits in connection with the mergers.
(3)	Dan J. Cohrs was also an executive officer of Rentech Nitrogen GP for whom disclosure was required in Rentech Nitrogen’s most recent Annual Report on Form 10-K. However, Mr. Cohrs ceased to be an executive officer effective December 4, 2015, and he will not receive any payments or benefits in connection with the mergers.
(4)

Represents estimated severance payments payable to each of the named executive officers (pro-rated as described above for Messrs. Forman and Spain), consisting of (i) for Mr. Forman, an amount equal to $1,000,000 (which is greater than two times his base salary), payable over two years, (ii) for Mr. Spain, an amount equal to six months base Salary, payable over six months, (iii) for Messrs. Diesch, Bahl and Wallis, one times base salary, payable over one year (or, with respect to Mr. Diesch, payable in a single lump sum), and (iv) for each named executive officer other than Messrs. Forman and Spain, payment of the applicable executive’s bonus for the year in which termination occurs (or, in the case of Mr. Wallis who does not have a bonus, payment of an additional amount equal to 100% of his base salary). These severance benefits are payable upon a qualifying termination of the applicable executive’s employment by Rentech, with respect to Messrs. Forman and Spain, or by Rentech Nitrogen GP, with respect to Messrs. Diesch, Bahl and Wallis, regardless of whether a change in control of Rentech Nitrogen has occurred, except that with respect to Mr. Diesch, the payment of the base salary component of such officer’s severance in a lump sum amount (rather than as salary continuation) is a “double-trigger” arrangement (that is, such payment is conditioned upon both such officer incurring a qualifying termination and the occurrence of a change in control of Rentech Nitrogen GP). As discussed above under “—Employment Agreements/Severance,” because the mergers will not constitute a change in control of Rentech, no component of the severance payable to Messrs. Forman and Spain (as disclosed in the table above) constitutes a “double-trigger” arrangement and the base salary component of such severance is not payable in a lump sum.
(5)	Amounts for Messrs. Bahl and Wallis also include cash transaction bonuses payable in connection with the mergers. The transaction bonus payments are “single trigger,” meaning that the applicable executive’s eligibility to receive this benefit is conditioned only upon the occurrence of the mergers, as described in additional detail above under “—Payment of Transaction Bonuses.”
(6)	Represents the value of Rentech Nitrogen phantom units held by the named executive officers that will be cancelled and converted into the merger consideration or replaced by CVR Partners phantom units (as applicable) at the effective time. Amounts with respect to Rentech Nitrogen phantom units also include the value of cash payments with respect to accumulated distribution equivalents on Rentech Nitrogen phantom units which will be paid in cash at the effective time of the mergers or converted into distributions on the replacement CVR Partners phantom units (as applicable). The foregoing payments or replacement awards (as applicable) in respect of Rentech Nitrogen phantom units are “single trigger” because they will be paid or granted (as applicable) upon or following the effective time without regard to whether the named executive officer experiences a termination of employment, as described above under “—Treatment of Rentech Nitrogen Phantom Units.” The individual components of the amounts set forth above for each of Rentech Nitrogen’s named executive officers are set forth below:

Name	Estimated Value of Replacement CVR Partners Phantom Units or Merger Consideration (as applicable) ($)(a)	Estimated Value of Accumulated Distribution Equivalents ($)(b)	Total ($)
Keith B. Forman	—	—	—
Jeffrey R. Spain	26,273	—	26,273
John H. Diesch	604,970	—	604,970
Wilfred R. Bahl, Jr.	215,516	—	215,516
Marc E. Wallis	218,230	—	218,230

(a)	For each Rentech Nitrogen phantom unit held by a named executive officer who will be a continuing employee following the effective time, reflects the value of a replacement award of CVR Partners phantom units that will be granted to the applicable executive at the effective time of the mergers in exchange for such executive’s cancelled Rentech Nitrogen phantom units. For each Rentech Nitrogen phantom unit held by a named executive officer who will not be a continuing employee following the effective time, reflects the value of the merger consideration to be received in respect of such executive’s Rentech Nitrogen phantom units.
(b)	For each Rentech Nitrogen phantom unit held by a named executive officer who will be a continuing employee following the effective time, reflects the value of amounts payable upon the vesting of the replacement CVR Partners phantom units with respect to any then-accumulated distribution equivalents attributable to such Rentech Nitrogen phantom unit. For each Rentech Nitrogen phantom unit held by a named executive officer who will not be a continuing employee following the effective time, reflects the amount payable in cash at the effective time with respect to any then-accumulated distribution equivalents with respect to such Rentech Nitrogen phantom unit.
(7)

Represents (i) up to eighteen months (in the case of Mr. Forman) or six months (in the case of Mr. Spain) of Rentech-paid premiums for the continuation of health benefits (pro-rated as described above for Messrs.

Forman and Spain), and (ii) up to eighteen months (in the case of Mr. Diesch) or twelve months (in the case of Messrs. Bahl and Wallis) of Rentech Nitrogen GP-paid premiums for the continuation of health benefits. These health benefits are payable upon a qualifying termination of the applicable executive’s employment by Rentech, with respect to Messrs. Forman and Spain, or by Rentech Nitrogen GP, with respect to Messrs. Diesch, Bahl and Wallis, regardless of whether a change in control of Rentech Nitrogen has occurred.
(8)	Pursuant to his employment agreement, Mr. Diesch is entitled to a “gross-up” payment covering all taxes, penalties and interest associated with any “golden parachute” excise taxes that are imposed on him by reason of Section 280G of the Code in connection with a change in control of Rentech Nitrogen GP (within the meaning of Section 280G of the Code). The mergers are not expected to result in the payment of any Section 280G excise tax gross-ups to Mr. Diesch. The employment agreements for the other named executive officers do not include Section 280G excise tax gross-up provisions.
(9)	Jeffrey R. Spain was appointed as chief financial officer of Rentech Nitrogen GP effective December 4, 2015.

Interests of Rentech in the Mergers

Rentech has certain financial interests in the mergers that are different from, or in addition to, the interests of Rentech Nitrogen common unitholders generally. In connection with the execution of the merger agreement, Rentech and certain of its subsidiaries entered into the Waiver, which covers (i) the A&R GSO Credit Agreement, (ii) the Guaranty and (iii) the Subscription Agreement.

Pursuant to the Waiver, the lenders under the A&R GSO Credit Agreement, the Agent and GSO, as applicable, agreed to waive compliance with the A&R GSO Credit Agreement, Guaranty and certain restrictions in the Subscription Agreement, solely to the extent they restrict or prohibit Rentech, Rentech Nitrogen and Rentech Nitrogen GP’s ability to enter into the merger agreement and the voting and support agreement. The Waiver also provides that, in lieu of the repurchase of the preferred stock and repayment of the loans as provided in the Subscription Agreement and A&R GSO Credit Agreement, the GSO Funds will receive the consideration described below. The Waiver also attaches drafts of the A&R Credit Agreement, A&R Guaranty and the exchange agreement relating to the Series E Convertible Preferred Stock of Rentech, each of which would be entered into at the closing under the Merger Agreement.

The A&R Credit Agreement and the exchange agreement will provide for, among other items, the following:

•	At the closing of the mergers, $50 million of the existing Tranche A Term Loan will be repaid in exchange for CVR Partners common units (valued using the volume weighted average price for the 60 trading days ending two days prior to the closing of the mergers, less a 15% discount), plus payment of accrued and unpaid interest and the 1% prepayment premium in cash.

•	At the closing of the mergers, Rentech and the GSO Funds will exchange all $100 million of the Series E Preferred Stock held by the GSO Funds for $90 million of CVR Partners common units to be received by the Rentech Unitholders in the mergers, and $10 million of newly-issued Rentech common stock (each valued using the volume weighted average price of the relevant equity security for the 60 trading days ending two days prior to the closing of the mergers, less a 15% discount).

•	For a period of six months following the expiration of the six-month lock-up period that will apply to the CVR Partners common units described above, Rentech will have a one-time call option to acquire any of the CVR Partners common units described above which are held by the GSO Funds as of the date of exercise of such option, at a price per unit equal to 150% of the price calculated by applying a 15% discount to the volume weighted average price for the 60 trading days ending two days prior to the closing of the mergers.

•	At the closing of the mergers, the existing unfunded $18 million Tranche C Loans commitment will be terminated.

•	After the closing of the mergers, the remaining $45 million of Tranche B Loans will accrue interest at LIBOR plus 7%, with a LIBOR floor of 1%, with a collateral and covenant package similar to the existing loans.

•	The GSO Funds’ right to designate two directors will expire upon the exchange of the preferred stock and instead, subject to Nasdaq listing requirements, (a) one director appointed by the GSO Funds will remain in office until Rentech’s next annual meeting of shareholders, and (b) thereafter, the GSO Funds will have the right to nominate one director to Rentech’s board of directors so long as they continue to hold at least 75% of the shares of Company Common Stock received under the exchange agreement.

•	Rentech and the GSO Funds will amend and restate an existing registration rights agreement to provide the GSO Funds with registration rights in respect of the shares of Company Common Stock to be delivered to the GSO Funds under the exchange agreement. In addition, under the Waiver, Rentech has agreed to file, within thirty days following the initial filing with the SEC of the draft proxy statement relating to the mergers, a registration statement on Form S-3 covering the resale of the shares of Company Common Stock and to use its reasonable best efforts to cause the registration statement to be declared effective within fifteen days following the closing of the transactions contemplated by the exchange agreement and to remain effective until such time as there are no longer any securities that need to be registered.

No Appraisal Rights

Appraisal rights are not available in connection with the mergers under the Delaware LP Act or under the Rentech Nitrogen partnership agreement.

Accounting Treatment of the Mergers

In accordance with accounting principles generally accepted in the United States and in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805—Business Combinations, CVR Partners will account for the mergers as an acquisition of a business.

Regulatory Approvals and Clearances Required for the Mergers

The following is a summary of the material regulatory requirements for completion of the transactions contemplated by the merger agreement. There can be no guarantee if and when any of the consents or approvals required for the transactions contemplated by the merger agreement will be obtained or as to the conditions that such consents and approvals may contain.

Under the HSR Act and related rules, certain transactions, including the mergers, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. On August 21, 2015, CVR Partners and Rentech Nitrogen filed Notification and Report Forms, which are referred to as HSR Forms, with the Antitrust Division and the FTC. The waiting period under the HSR Act and related rules expired on September 21, 2015.

At any time before or after the effective time, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to prevent the mergers, to rescind the mergers or to conditionally approve the mergers upon the divestiture of assets of CVR Partners or Rentech Nitrogen or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the mergers or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the mergers on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

CVR Partners and Rentech Nitrogen have agreed to (including to cause their respective subsidiaries to) use their commercially reasonable efforts to resolve any objections that a governmental authority may assert under antitrust laws with respect to the mergers, and to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental authority with respect to the mergers, in each case, so as to enable the closing of the mergers to occur as promptly as practicable and in any event no later than the outside date. Notwithstanding anything in the merger agreement to the contrary, nothing in the merger agreement requires CVR Partners or CVR Partners GP or any of their respective subsidiaries to take or agree to take any action if doing so would, individually or in the aggregate, result in a material adverse effect on Rentech Nitrogen and CVR Partners, taken together.

Directors and Executive Officers of CVR Partners After the Mergers

CVR Partners GP has direct responsibility for conducting CVR Partners’ business and for managing its operations. Thus, the CVR Partners Board and officers of CVR Partners GP make decisions on CVR Partners’ behalf. Prior to closing of the mergers, Coffeyville will take all necessary action to appoint as members of the CVR Partners Board the two Rentech Unitholders Direct Appointees. It is expected that Coffeyville, the sole member of CVR Partners GP, will add two additional seats to the CVR Partners Board and appoint directors to fill those seats selected at its discretion, resulting in eleven members of the CVR Partners Board. The directors and executive officers of CVR Partners GP immediately prior to the mergers will continue as directors and executive officers of CVR Partners GP after the mergers.

Listing of CVR Partners Common Units

It is a condition to closing that the common units to be issued in the mergers to Rentech Nitrogen common unitholders be approved for listing on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of Rentech Nitrogen Common Units

If the mergers are completed, Rentech Nitrogen common units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

CVR Partners Common Unitholder Approval is Not Required

CVR Partners common unitholders are not required to adopt the merger agreement or approve the mergers or the issuance of CVR Partners common units in connection with the mergers.

Ownership of CVR Partners After the Mergers

CVR Partners is expected to issue approximately 40.7 million CVR Partners common units to former Rentech Nitrogen common unitholders pursuant to the mergers. Further, the number of CVR Partners common units outstanding will increase after the date of this proxy statement/prospectus if CVR Partners sells additional common units to the public. Based on the number of CVR Partners common units outstanding as of the date of this proxy statement/prospectus, immediately following the completion of the mergers, CVR Partners expects to have approximately 113.8 million common units outstanding. Based on the 60-day volume-weighted average price of CVR Partners common units as of January 5, 2016, the Rentech Unitholders and the GSO Funds are expected to hold approximately 4.5% and 16.8%, respectively, of the aggregate number of CVR Partners common units outstanding immediately after the mergers. The Rentech Nitrogen common unitholders other than the Rentech Unitholders are therefore expected to hold approximately 14.4% of the aggregate number of CVR Partners common units outstanding immediately after the mergers Holders of CVR Partners common units are not entitled to elect CVR Partners’ general partner and have only limited voting rights on matters affecting CVR Partners’ business.

Restrictions on Sales of CVR Partners Common Units Received in the Mergers

CVR Partners common units issued in the mergers will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for CVR Partners common units issued to any Rentech Nitrogen common unitholder who may be deemed to be an “affiliate” of CVR Partners after the completion of the mergers. This proxy statement/prospectus does not cover resales of CVR Partners common units received by any person upon the completion of the mergers, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Litigation Relating to the Mergers

On August 29, 2015, Mike Mustard, a purported unitholder of Rentech Nitrogen, filed a class action complaint on behalf of the public unitholders of Rentech Nitrogen against Rentech Nitrogen, Rentech Nitrogen GP, Rentech Nitrogen Holdings, Inc., Rentech, Inc., CVR Partners, DSHC, LLC, Merger Sub 1 and Merger Sub 2, and the members of the Rentech Nitrogen Board, in the Court of Chancery of the State of Delaware (the “Mustard Lawsuit”). The Mustard Lawsuit alleges, among other things, that the consideration offered by CVR Partners is unfair and inadequate and that, by pursuing a transaction that is the result of an allegedly conflicted and unfair process, certain of the defendants have breached their duties owed to the unitholders of Rentech Nitrogen, and are engaging in self-dealing. Specifically, the lawsuit alleges that the director defendants: (i) failed to take steps to maximize the value of Rentech Nitrogen to its public unitholders, (ii) failed to properly value Rentech Nitrogen, and (iii) ignored or did not protect against the numerous conflicts of interest arising out of the proposed transaction. The Mustard Lawsuit also alleges that Rentech Nitrogen, Rentech Nitrogen GP, Rentech Nitrogen Holdings, Inc., Rentech, Inc., CVR Partners, DSHC, LLC, Merger Sub 1 and Merger Sub 2 aided and abetted the director defendants in their purported breach of fiduciary duties.

On October 6, 2015, Jesse Sloan, a purported unitholder of Rentech Nitrogen, filed a class action complaint on behalf of the public unitholders of Rentech Nitrogen against Rentech Nitrogen, Rentech Nitrogen GP, CVR Partners, Merger Sub 1 and Merger Sub 2, and the members of the Rentech Nitrogen Board, which is now pending in the United States District Court for the Central District of California (the “Sloan Lawsuit”). The Sloan Lawsuit alleges, among other things, that the attempted sale of Rentech Nitrogen to CVR Partners was conducted by means of an unfair process and for an unfair price. Specifically, the lawsuit alleges that (i) Rentech Nitrogen GP and the Rentech Nitrogen Board breached their obligations under the partnership agreement and their implied duty of good faith and fair dealing by causing Rentech Nitrogen to enter into the merger agreement and failing to disclose material information to unitholders of Rentech Nitrogen, (ii) the Rentech Nitrogen Board violated fiduciary duties owed to the unitholders of Rentech Nitrogen based primarily on allegations of inadequate consideration, restrictive deal protection devices and improper disclosure, (iii) each of the defendants aided and abetted in the foregoing breaches described in items (i) and (ii), and (iv) Rentech Nitrogen and the Rentech Nitrogen Board violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and Rule 14a-9 thereunder based on improper disclosure contained in the Registration Statement on Form S-4 (Registration No. 333-206982), which was filed with the SEC by CVR Partners on September 17, 2015.

Among other remedies, the plaintiffs in these actions seek to enjoin the mergers and seek unspecified money damages. The lawsuits are at a preliminary stage, and the outcome of any such litigation is uncertain. An adverse ruling in these actions may cause the mergers to be delayed or not be completed, which could cause CVR Partners not to realize some or all of the anticipated benefits of the mergers.

THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. CVR Partners and Rentech Nitrogen encourage you to read carefully the merger agreement in its entirety before making any decisions regarding the mergers as it is the legal document governing the mergers.

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about CVR Partners, Rentech Nitrogen or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about CVR Partners, Rentech Nitrogen or their respective subsidiaries or affiliates contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by CVR Partners and Rentech Nitrogen were qualified and subject to important limitations agreed to by CVR Partners and Rentech Nitrogen in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to unitholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be relied upon as matters of fact.

The Mergers

The merger agreement provides, subject to the terms and conditions therein and in accordance with Delaware law, for the merger of Merger Sub 1 with and into Rentech Nitrogen GP and the merger of Merger Sub 2 with and into Rentech Nitrogen. Rentech Nitrogen GP (the “surviving general partner”) and Rentech Nitrogen (the “surviving partnership”) will survive the mergers as subsidiaries of CVR Partners.

At the effective time, the certificate of limited partnership of Rentech Nitrogen will be replaced with the certificate of formation of Merger Sub 2, which will be the certificate of formation of the surviving partnership, until amended in accordance with the terms of the merger agreement and applicable law. At the effective time, Rentech Nitrogen’s agreement of limited partnership will be replaced with a limited liability company agreement to be agreed upon by CVR Partners and Rentech Nitrogen, which will be the limited liability company agreement of the surviving partnership, until amended in accordance with the terms thereof, the merger agreement and applicable law. Also after the completion of the mergers, the certificate of formation of Rentech Nitrogen GP will remain unchanged and will be the certification of formation of the surviving general partner, until amended in accordance with the terms of the merger agreement and applicable law. The limited liability company agreement of Rentech Nitrogen GP will be the limited liability company agreement of the surviving general partner until duly amended in accordance with the terms thereof, the merger agreement and applicable law.

At the effective time, the general partner interest in Rentech Nitrogen GP issued and outstanding immediately prior to the effective time will remain outstanding in the surviving entity, and CVR Partners will be admitted as a limited partner of the surviving partnership holding common units representing a 99.0% limited partner interest. Any holder of CVR Partners affiliate units will be admitted as a limited partner of the surviving partnership holding common units representing a 1.0% limited partner interest. CVR Partners will also be admitted as the sole member of the surviving general partner. The surviving general partner will continue as the sole general partner of the surviving partnership.

Effective Time; Closing

The effective time will be the time that Rentech Nitrogen files with the Secretary of State of the State of Delaware the certificates of merger (one for the Rentech Nitrogen GP merger, and one Rentech Nitrogen merger), executed in accordance with the relevant provisions of Delaware law, or at such other date or time as is agreed to by CVR Partners and Rentech Nitrogen and specified in the certificates of merger in accordance with Delaware law.

The closing of the mergers and the transactions contemplated by the merger agreement will occur at 5:00 a.m. (Los Angeles time) on the second business day after the satisfaction or waiver of the conditions to the mergers provided in the merger agreement (other than conditions that by their nature are to be satisfied at the closing of the mergers, but subject to the satisfaction or waiver of those conditions). However, if the second business day falls on or after the record date for the payment of distributions on the CVR Partners common units or the Rentech Nitrogen common units, as the case may be, but before the record date for the payment of distributions on the common units of the other partnership for a particular quarter, then the closing of the mergers will be deferred to the business day immediately after the later record date for the payment of distributions, or another date or time that CVR Partners and Rentech Nitrogen agree to in writing. For further discussion of the conditions to the mergers, see “—Conditions to Consummation of the Mergers.”

Rentech Nitrogen and CVR Partners currently expect to complete the mergers in the first quarter of 2016, subject to receipt of Rentech Nitrogen’s unitholder approval, regulatory approvals and clearances, the sale or spin-off of the Pasadena Facility and its related business by Rentech Nitrogen, in each case subject to certain terms specified in the merger agreement and, if applicable, the separation agreement and other usual and customary closing conditions. The waiting period under the HSR Act and related rules expired on September 21, 2015. However, no assurance can be given as to when, or if, the mergers will occur.

Merger Consideration

The merger agreement provides that, at the effective time, all of the Rentech Nitrogen common units outstanding immediately prior to the effective time, other than CVR Partners affiliate units, will be automatically converted into the right to receive (i) 1.04 CVR Partners common units and (ii) $2.57 in cash, without interest. The CVR Partners’ affiliate units will remain outstanding as common units representing limited partner interests in the surviving partnership. The member interests of Rentech Nitrogen GP issued and outstanding immediately prior to the effective time will automatically be cancelled and no consideration will be received by the holder of such interests in respect of such interests. All of the member interests in Merger Sub 1 issued and outstanding immediately prior to the effective time will automatically be converted into the sole member interest in the surviving general partner. All of the member interests in Merger Sub 2 issued and outstanding immediately prior to the effective time will automatically be converted into, in the aggregate, a number of common units representing limited partner interests in the surviving partnership (the “surviving partnership common units”) representing a 99.0% limited partner interest in the surviving partnership, after taking into account the CVR Partners affiliate units that remain outstanding, which will represent a 1.0% limited partner interest in the surviving partnership. Notwithstanding anything to the contrary in the merger agreement, at the effective time, all Rentech Nitrogen common units (if any) owned by Rentech Nitrogen or its wholly-owned subsidiaries or by CVR Partners or its wholly-owned subsidiaries (other than any CVR Partners affiliate units) will automatically be cancelled and no consideration will be received therefor.

CVR Partners will not issue any fractional units in the mergers. Instead, each holder of Rentech Nitrogen common units that are converted pursuant to the merger agreement who otherwise would have received a fraction of a CVR Partners common unit will be entitled to receive, from the exchange agent appointed by CVR Partners pursuant to the merger agreement, a cash payment in lieu of such fractional units in an amount equal to the product of (i) the average trading prices of the CVR Partners common units over the ten-day period prior to the closing date of the mergers and (ii) the fraction of the new CVR Partners common unit that such holder would otherwise be entitled to receive as discussed above.

Treatment of Phantom Units

Immediately prior to the effective time, all outstanding phantom units granted under the Rentech Nitrogen LTIP and held by an employee of Rentech Nitrogen or Rentech Nitrogen GP or one of their subsidiaries (other than the Pasadena subsidiaries) who is a continuing employee will be automatically cancelled and forfeited. At the effective time, CVR Partners will grant a replacement incentive award to each such continuing employee which will be equal in value to the cancelled and forfeited phantom units. The new incentive award will be granted under the CVR Partners LTIP in the form of a “phantom unit” as defined under the CVR Partners LTIP, and will be subject to substantially the same terms and conditions (including, without limitation, applicable vesting and payment timing provisions) as the cancelled and forfeited phantom units. All new incentive awards granted under the CVR Partners LTIP pursuant to these terms will be designed to be compliant with or exempt from, as applicable, Section 409A of the Code. Any then-accumulated distribution equivalents payable upon a subsequent vesting date pursuant to distribution equivalent rights linked to any phantom unit forfeited in accordance with this paragraph will be paid by CVR Partners to the continuing employee upon the vesting of the CVR Partners “phantom unit” corresponding to such forfeited phantom unit.

Each phantom unit granted under the Rentech Nitrogen LTIP and held by (i) an employee who is terminated at the effective time and does not become a continuing employee (including an employee who continues in employment with Rentech following the effective time) or (ii) any member of the Rentech Nitrogen Board, in any case, that is outstanding immediately prior to the effective time will, as of the effective time, automatically and without any action on the part of the holder, vest in full and be cancelled. In consideration therefor, the holder of such phantom unit will be entitled to receive the merger consideration. In addition, any then-accumulated distribution equivalents payable pursuant to distribution equivalent rights with respect to each phantom unit that vests pursuant to these terms will, as of the effective time, automatically and without any action on the part of the holder thereof, vest in full and be paid to the holder thereof in cash.

Adjustments to Prevent Dilution

Subject to certain exceptions, in the event the outstanding Rentech Nitrogen common units or CVR Partners common units will have been changed into a different number of common units or a different class after the date the merger agreement by reason of any subdivisions, reclassifications, splits, unit distributions, combinations or exchanges of Rentech Nitrogen common units or CVR Partners common units, the merger consideration will be correspondingly adjusted to provide to the holders of such Rentech Nitrogen common units the same economic effect as contemplated by the merger agreement prior to such event.

Withholding

CVR Partners and the exchange agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any holder of Rentech Nitrogen common units such amounts as CVR Partners or the exchange agent reasonably deems to be required to deduct and withhold under the Code or any provision of state or local tax law, with respect to the making of such payment. To the extent that amounts are so deducted and withheld and timely remitted to the appropriate taxing authority, such amounts will be treated for all purposes of the merger agreement as having been paid or issued to the holder of Rentech Nitrogen common units in respect of whom such deduction and withholding was made by the exchange agent.

Distributions

No distributions declared or made with respect to CVR Partners common units with a record date after the effective time will be paid to the holder of any Rentech Nitrogen common units with respect to the CVR Partners common units that such holder would be entitled to receive in accordance with the merger agreement and no cash payment in lieu of fractional CVR Partners common units will be paid to any such holder until such holder has delivered the required documentation and surrendered any certificates or book-entry units as contemplated by the exchange procedures set forth in the merger agreement (the “exchange requirements”). Subject to applicable law, following compliance with the exchange requirements , there will be paid to such holder, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional CVR Partners common units to which such holder is entitled and the amount of distributions with a record date after the effective time theretofore paid with respect to CVR Partners common units and payable with respect to such CVR Partners common units, and (ii) promptly after such compliance, or, if later, at the appropriate payment date, the amount of distributions with a record date after the effective time but prior to compliance with the exchange requirements and a payment date subsequent to such compliance, payable with respect to such CVR Partners common units.

Conditions to Consummation of the Mergers

CVR Partners and Rentech Nitrogen may not complete the mergers unless each of the following conditions is satisfied or waived, to the extent permitted by applicable law:

•	the Rentech Nitrogen unitholder approval has been obtained;

•	all applicable waiting periods under the HSR Act must have been terminated or expired (the waiting period under the HSR Act and related rules expired on September 21, 2015);

•	no law, order, judgment or injunction (whether preliminary or permanent) issued, enacted or promulgated by a court of competent jurisdiction or other governmental authority restraining or prohibiting the transactions contemplated by the merger agreement (brought by a third party) is in effect;

•	the registration statement of which this proxy statement/prospectus forms a part must have been declared effective by the SEC without any stop order superseding the effectiveness of the registration statement being issued or any proceedings for that purpose being initiated or threatened by the SEC; and

•	the new CVR Partners common units to be issued in the mergers must have been approved for listing on the NYSE, subject to official notice of issuance.

The obligation of Rentech Nitrogen and Rentech Nitrogen GP to consummate the mergers is also conditioned upon the satisfaction or waiver of the following conditions:

•	The representations and warranties of CVR Partners as to the absence of any change, event, development, circumstance, condition, occurrence or effect since December 31, 2014 that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect (as defined below) on CVR Partners, must be true and correct in all respects as of the date of the merger agreement and the closing of the mergers, as if made as of such time.

•	The representations and warranties of CVR Partners with respect to the capitalization of CVR Partners and its subsidiaries must be true and correct in all respects as of the date of the merger agreement and as of the closing of the mergers, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any de minimis inaccuracies.

•

The representations and warranties of CVR Partners as to (i) organization, general authority and standing, (ii) equity interests in other entities and (iii) approval and authorization of the merger agreement and the transactions contemplated by the merger agreement must be true and correct

(without giving effect to any limitations as to materiality or material adverse effect on CVR Partners set forth in any such representation or warranty) in all material respects as of the date of the merger agreement and the date of the closing of the mergers, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

•	All other representations and warranties of CVR Partners in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date of the mergers (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to material adverse effect or materiality contained in any individual representation or warranty) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on CVR Partners.

•	CVR Partners and the Merger Subs having performed and complied with, in all material respects each and all agreements and covenants required to be performed by them under the merger agreement.

•	Rentech Nitrogen’s receipt of an officer’s certificate executed by the Chief Executive Officer of CVR Partners GP, certifying that the conditions described in the preceding five bullet points have been satisfied.

•	Rentech Nitrogen having received from Latham & Watkins LLP or other nationally recognized tax counsel reasonably satisfactory to Rentech Nitrogen an opinion, dated as of the closing date of the mergers, to the effect that for U.S. federal income tax purposes:

•	except to the extent the Section 707 Consideration (as defined below) causes the transaction to be treated as a “disguised sale,” a holder of Rentech Nitrogen common units (other than Rentech and its affiliates and any holder of the CVR Partners affiliate units) will not recognize any income or gain as a result of the Rentech Nitrogen merger, other than any gain resulting from (i) any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code, or (ii) any liabilities incurred other than in the ordinary course of business of Rentech Nitrogen or a subsidiary of Rentech Nitrogen; provided that such opinion will not extend to any holder who acquired common units from Rentech Nitrogen in exchange for property other than cash; and

•	at least 90% of the gross income of Rentech Nitrogen for all of the calendar year prior to the year in which the mergers occur and all calendar quarters of the calendar year in which the mergers occur ending before the closing date of the mergers for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

The obligation of CVR Partners and the Merger Subs to consummate the mergers is also conditioned upon satisfaction or waiver of the following conditions:

•	The representations and warranties of Rentech Nitrogen as to the absence of any change, event, development, circumstance, condition, occurrence or effect since December 31, 2014 that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Rentech Nitrogen must be true and correct in all respects as of the date of the merger agreement and the closing of the mergers, as if made as of such time.

•	The representations and warranties of Rentech Nitrogen with respect to (i) the capitalization of Rentech Nitrogen and its subsidiaries and (ii) equity interests in other entities must be true and correct in all respects as of the date of the merger agreement and as of the closing of the mergers, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any de minimis inaccuracies.

•

The representations and warranties of Rentech Nitrogen as to (i) organization, general authority and standing, (ii) approval and authorization of the merger agreement and the transactions contemplated by the merger agreement, (iii) absence of any material liability related to the business of any of the Pasadena subsidiaries and (iv) absence of liability for fees of any broker, finder or financial advisor in respect of the merger agreement and the transactions contemplated thereby, must be true and correct (without giving effect to any limitations as to materiality or material adverse effect on Rentech Nitrogen set forth in any such representation or warranty) in all material respects as of the date of the merger agreement and the date of the closing of the mergers, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

•	All other representations and warranties of Rentech Nitrogen must be true and correct as of the date of the merger agreement and as of the closing date of the mergers (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to material adverse effect (as defined below) or materiality contained in any individual representation or warranty) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Rentech Nitrogen.

•	Rentech Nitrogen and Rentech Nitrogen GP having performed and complied with, in all material respects, each and all agreements and covenants required to be performed by them under the merger agreement.

•	CVR Partners’ receipt of an officer’s certificate executed by the Chief Executive Officer of Rentech Nitrogen GP certifying that conditions specified in the preceding five bullet points, have been satisfied.

•	The Rentech Unitholders having executed and delivered to CVR Partners a counterpart of a transition services agreement.

•	The absence of any event of default under the indenture governing the Second Lien Notes, other than any event of default resulting from the consummation of the spin-off transaction in the manner specified in the merger agreement.

•	CVR Partners having received from Vinson & Elkins or other nationally recognized tax counsel reasonably satisfactory to CVR Partners an opinion, dated as of the closing of the mergers, to the effect that for U.S. federal income tax purposes:

•	CVR Partners will not recognize any income or gain as a result of the mergers (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code);

•	no gain or loss will be recognized by holders of CVR Partners common units as a result of the mergers (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code); and

•	at least 90% of the combined gross income of CVR Partners and the Rentech Nitrogen for all of the calendar year prior to the year in which the mergers occur and all calendar quarters of the calendar year in which the mergers occur ending before the closing date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

•	The consummation of either a qualified Pasadena sale or the spin-off transaction in accordance with the merger agreement and, if applicable, the separation agreement.

•	CVR Partners having received from each of Rentech and Rentech Nitrogen Holdings, Inc. a properly executed certification of non-foreign status in the form prescribed in the Treasury Regulations.

•	CVR Partners having received the written resignation of each member of the Rentech Nitrogen Board and each officer of Rentech Nitrogen GP, dated and effective as of the effective time.

For purposes of the merger agreement, the term “material adverse effect” means, when used with respect to CVR Partners or Rentech Nitrogen any change, event, development, circumstance, condition, occurrence or effect that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), or results of operations of such person and its subsidiaries taken as a whole, or (ii) prevents or materially delays, or would be reasonably expected to prevent or materially delay, the consummation of the mergers and the other transactions contemplated by the merger agreement. However, none of the following changes, events, developments, circumstances, conditions, occurrences or effects (either alone or in combination) will be taken into account for purposes of determining whether or not a material adverse effect has occurred with respect to CVR Partners or Rentech Nitrogen:

(a) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory or political conditions and changes in ammonia, sulfur, natural gas or other commodity prices;

(b) changes in general economic conditions in the industry in which such person operates;

(c) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism;

(d) any hurricane, tornado, flood, earthquake or other natural disaster;

(e) any action taken pursuant to or in accordance with the express provisions of the merger agreement or expressly at or with the written request or consent of the other parties to the merger agreement;

(f) the announcement or pendency of the merger agreement (including, for the avoidance of doubt, performance of obligations under the merger agreement);

(g) any change in the market price or trading volume of the common units representing limited partner interests of such person (however, the exception in this clause (g) will not preclude any party from asserting that the facts giving rise to such change should be deemed to constitute, or should be taken into account in determining whether there has been, a material adverse effect);

(h) any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (h) will not preclude any party from asserting that the facts giving rise to such failure should be deemed to constitute, or should be taken into account in determining whether there has been, a material adverse effect);

(i) changes in any laws or regulations applicable to such person or GAAP or applicable accounting regulations or the interpretations thereof; and

(j) any legal proceedings commenced by or involving any current or former unitholder of such person (on their own behalf or on behalf of such person) in the current or former unitholder’s capacity as a unitholder or former unitholder and arising out of or related to the merger agreement or the transactions contemplated by the merger agreement.

The parties agree, however, that any change, event, development, circumstance, condition, occurrence or effect referred to in clauses (a), (b), (c) or (d) will, unless otherwise excluded, be taken into account for purposes of determining whether or not a material adverse effect has occurred if and to the extent that such change, event, development, circumstance, occurrence or effect disproportionately and adversely affects CVR Partners or Rentech Nitrogen, as applicable, as compared to other similarly situated persons operating in the industries in which such person operates or, in the case of clauses (c) and (d), if and to the extent that such change, event, development, circumstance, occurrence or effect results in damage or destruction to or loss of any physical property of such person. Further, a material adverse effect on Rentech Nitrogen and its subsidiaries excludes the Pasadena subsidiaries.

Rentech Nitrogen Common Unitholder Approval

Rentech Nitrogen has agreed to hold the Rentech Nitrogen meeting as soon as reasonably practicable following the registration statement of which this proxy statement/prospectus is a part having been declared effective by the SEC for the purpose of the Rentech Nitrogen common unitholders voting on the adoption of the merger agreement and the transactions contemplated by the merger agreement. The merger agreement requires Rentech Nitrogen to call, give notice of and hold the Rentech Nitrogen meeting (i) even if the Rentech Nitrogen Board no longer recommends adoption of the merger agreement and (ii) irrespective of the making, commencement, disclosure, announcement or submission of any alternative proposal (as defined below) or superior proposal (as defined below).

Unless the merger agreement is validly terminated as described in “—Termination of the Merger Agreement,” Rentech Nitrogen will not submit any alternative proposal (other than one proposed by CVR Partners) to a vote of the Rentech Nitrogen common unitholders or adjourn, postpone or cancel (or propose, publicly or otherwise, or resolve to, to adjourn, postpone or cancel) the Rentech Nitrogen meeting, except for such postponements or adjournments made:

•	in the absence of proxies sufficient to obtain the Rentech Nitrogen unitholder approval, to solicit additional proxies for the purpose of obtaining Rentech Nitrogen unitholder approval;

•	in the absence of a quorum; or

•	to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Rentech Nitrogen has determined after consultation with outside legal counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Rentech Nitrogen common unitholders prior to the Rentech Nitrogen meeting.

Rentech Nitrogen will not be permitted, however, to adjourn, postpone or delay the Rentech Nitrogen Meeting to a date after the date that is two business days prior to the outside date.

For purposes of the merger agreement, the term “alternative proposal” means, except where otherwise provided, any proposal or offer from any “person” (any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, governmental authority, or any group comprised of two or more of the foregoing) or “group” (as defined in Section 13(d) of the Exchange Act), other than CVR Partners and its subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), of assets of Rentech Nitrogen equal to 15% or more of the consolidated assets of Rentech Nitrogen or to which 15% or more of Rentech Nitrogen’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 15% or more of any class of Rentech Nitrogen’s equity securities, (iii) tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of Rentech Nitrogen’s equity securities, or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Rentech Nitrogen or its subsidiaries which is structured to permit such person or group to acquire beneficial ownership of at least 15% of Rentech Nitrogen’s consolidated assets or equity interests; in each case, other than the transactions contemplated by the merger agreement. An “alternative proposal” does not include any proposal or offer relating solely to a qualified Pasadena sale and not involving, directly or indirectly, the transfer of any assets of or interests in any subsidiary of Rentech Nitrogen or Rentech Nitrogen GP (other than the Pasadena subsidiaries).

For purposes of the merger agreement, the term “superior proposal” means, except where otherwise provided, an unsolicited written offer, obtained after the date of the merger agreement (and not obtained as a result of a breach of Rentech Nitrogen’s obligations under the merger agreement with respect to the handling and non-solicitation of alternative proposals) to acquire, directly or indirectly, and which is not subject to any financing condition, more than 75% of the outstanding equity securities of Rentech Nitrogen or more than 75% of the assets of Rentech Nitrogen and its subsidiaries, made by a third party, which is on terms and conditions which the Rentech Nitrogen Board determines in good faith, after consultation with its financial advisors and outside legal counsel, to be more favorable from a financial point of view to Rentech Nitrogen common unitholders than the transactions contemplated by the merger agreement, taking into account at the time of determination relevant financial considerations, the identity of the person making such offer, the anticipated timing, conditions and prospects for completion of the transactions contemplated by such offer, the other terms and conditions of such offer and the implications of those terms and conditions on Rentech Nitrogen, including relevant legal, regulatory and other aspects of such offer and any changes to the terms of the merger agreement that as of that time had been committed to be made by CVR Partners in writing.

No Solicitation by Rentech Nitrogen of Alternative Proposals

The merger agreement contains detailed provisions prohibiting Rentech Nitrogen from seeking an alternative proposal to the mergers. Under these “no solicitation” provisions, Rentech Nitrogen and Rentech Nitrogen GP have agreed that they will not, and will cause their subsidiaries and their respective directors, officers and employees not to, and will use commercially reasonable efforts to cause their respective other representatives not to, directly or indirectly:

•	initiate, solicit, knowingly encourage or knowingly facilitate (including by providing information or granting any waiver, amendment or release under any anti-takeover statute under state or federal law) any inquiry, proposal or offer that would reasonably be expected to lead to an alternative proposal; or

•	participate in any discussions or negotiations regarding, or furnish (or afford access) to any person (other than CVR Partners, Merger Subs and their representatives) any non-public information that could reasonably be expected to give rise to any alternative proposal.

Rentech Nitrogen and Rentech Nitrogen GP agreed that any such discussions or negotiations in progress as of the date of the merger agreement had been terminated prior to the execution and delivery of the merger agreement. In addition, Rentech Nitrogen and Rentech Nitrogen GP agreed that, promptly following the date of the merger agreement, they will (i) terminate access that was granted to any person to any “data room” (virtual or physical) that was established in connection with the transactions contemplated by the merger agreement, and (ii) exercise any contractual rights available to any of them to cause each person who received non-public or confidential information of any of Rentech Nitrogen or Rentech Nitrogen GP or any of their subsidiaries to cause such persons to promptly return to Rentech Nitrogen or Rentech Nitrogen GP or destroy such information.

Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances at any time prior to Rentech Nitrogen common unitholders voting in favor of adopting the merger agreement, Rentech Nitrogen may furnish information, including confidential information, with respect to it and its subsidiaries to, and participate in discussions or negotiations with, any third party that makes a written alternative proposal (which was not solicited after the execution of the merger agreement and that did not result from a violation of the no solicitation restrictions described above) that the Rentech Nitrogen Board believes is bona fide, and (after consultation with its financial advisors and outside legal counsel) that the Rentech Nitrogen Board determines in good faith constitutes or could reasonably be expected to lead to or result in a superior proposal, provided that:

•

at least 24 hours prior to furnishing non-public information to, or entering into discussions or negotiations with, the person making the alternative proposal, Rentech Nitrogen gives CVR Partners written notice of the identity of such person and Rentech Nitrogen’s intention to furnish non-public information to, or enter into discussions or negotiations with, such person, and Rentech Nitrogen received from the person making the alternative proposal, and delivers to CVR Partners a copy of, an executed confidentiality agreement containing provisions, including limitations on the use and disclosure of non-public written and oral information furnished to such person by or on behalf of

Rentech Nitrogen, not materially less favorable to Rentech Nitrogen than the provisions of the confidentiality agreements in effect between Rentech Nitrogen and CVR Partners; and

•	Rentech Nitrogen provides CVR Partners with any non-public information about Rentech Nitrogen and its subsidiaries that was not previously provided or made available to CVR Partners prior to or substantially concurrently with providing or making available such non-public information to such other person.

Rentech Nitrogen has also agreed in the merger agreement that it (i) will promptly, and in any event within twenty-four hours after receipt, advise CVR Partners in writing if any proposal, offer or inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated with, Rentech Nitrogen or Rentech Nitrogen GP in respect of any alternative proposal and will, in any such notice to CVR Partners, indicate the identity of the person making such proposal, offer, or inquiry and the terms and conditions of any proposals or offers (and will include with such notice copies of any written materials received from or on behalf of such person relating to the proposal, offer, inquiry or request). In addition, Rentech Nitrogen will promptly keep CVR Partners reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests and promptly, and in any event within twenty-four hours, provide CVR Partners with copies of any additional written materials received by Rentech Nitrogen or Rentech Nitrogen GP or that Rentech Nitrogen or Rentech Nitrogen GP have delivered to any third party who made an alternative proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

Rentech Nitrogen has also agreed in the merger agreement that neither it, Rentech Nitrogen GP nor any of the subsidiaries of Rentech Nitrogen will enter into any agreement with any person subsequent to the date of the merger agreement that prohibits Rentech Nitrogen from providing any information to CVR Partners in accordance with the “no solicitation” provisions in the merger agreement (including those described above).

Change in Rentech Nitrogen Board Recommendation

The merger agreement provides that, except as otherwise expressly provided for in the merger agreement, the Rentech Nitrogen Board will not (i) withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify), in any manner adverse to CVR Partners, the recommendation of the Rentech Nitrogen Board that Rentech Nitrogen’s unitholders adopt the merger agreement, (ii) fail to include such recommendation in this proxy statement/prospectus, or (iii) publicly approve or recommend or publicly propose to approve or recommend, any alternative proposal. Rentech Nitrogen’s taking or failing to take, as applicable, any of the actions described above is referred to as a “partnership change in recommendation.”

The merger agreement also provides that the Rentech Nitrogen Board will not: (i) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Rentech Nitrogen or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with any alternative proposal; or (ii) resolve, agree or publicly propose to, or permit Rentech Nitrogen or any of its representatives to agree or publicly propose to, take any of the actions referred to in this paragraph or the immediately preceding paragraph.

Notwithstanding the terms described above, if prior to obtaining the Rentech Nitrogen unitholder approval, Rentech Nitrogen receives a written alternative proposal (and such proposal is not withdrawn) that the Rentech Nitrogen Board believes is bona fide and which did not result from any breach of the no solicitation provisions in the merger agreement summarized above, and the Rentech Nitrogen Board, after consultation with its financial advisors and outside legal counsel, concludes that such alternative proposal constitutes a superior proposal, and that the failure to effect a partnership change in recommendation would result in a breach of its duties under applicable law, then the Rentech Nitrogen Board may at any time prior to obtaining the Rentech Nitrogen unitholder approval, effect a partnership change in recommendation.

The Rentech Nitrogen Board may not effect a partnership change in recommendation pursuant to the foregoing unless, prior to taking such action:

•	Rentech Nitrogen has provided prior written notice to CVR Partners, generally at least three business days in advance, specifying in reasonable detail the reasons for such action (including a description of the material terms, and any amendment to the material terms, of such superior proposal) and delivering CVR Partners a copy of the proposed definitive agreement providing for the alternative proposal for such superior proposal in the form to be entered into and any other relevant proposed transaction agreements; and

•	Rentech Nitrogen has negotiated (and has used commercially reasonable efforts to cause its financial and legal advisors to negotiate) with CVR Partners in good faith (to the extent CVR Partners desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such superior proposal ceases to constitute (in the determination of the Rentech Nitrogen Board, after consultation with its financial advisors and outside legal counsel) a superior proposal.

Notwithstanding the restrictions discussed above, Rentech Nitrogen and the Rentech Nitrogen Board may disclose information to the Rentech Nitrogen common unitholders as contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or as otherwise required by law. Any “stop-look-and-listen” communication by Rentech Nitrogen or the Rentech Nitrogen Board to Rentech Nitrogen’s unitholders pursuant to Rule 14d-9(f) will not (to the extent required or reasonably advisable under applicable law to be made by Rentech Nitrogen or the Rentech Nitrogen Board) in and of itself be considered a failure to make, or a withdrawal, modification or change in any manner adverse to CVR Partners the recommendation of the Rentech Nitrogen Board that Rentech Nitrogen’s unitholders adopt the merger agreement.

Regulatory Matters

See “Proposal 1: The Mergers—Regulatory Approvals and Clearances Required for the Merger” for a description of the material regulatory requirements for the completion of the mergers.

CVR Partners and Rentech Nitrogen have agreed to (including to cause their respective subsidiaries) to cooperate with each other and use their commercially reasonable efforts: (i) to generally take all actions necessary to cause the closing conditions of the merger agreement to be satisfied as promptly as practicable and to consummate the mergers in the most expeditious manner reasonably practicable (including preparing and filing promptly all necessary documentation to effect all necessary filings, reports, and other documentation), (ii) to obtain promptly (and in any event no later than the outside date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, (iii) to defend any lawsuits or other legal proceedings challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement and (iv) obtain all necessary consents, approvals or waivers from third parties. However, the merger agreement does not require the parties to pay any consideration to a third party from whom consent, approval or waiver is requested.

Each party also has agreed to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as practicable and in any event within ten business days after the date of the merger agreement and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any governmental authority pursuant to the HSR Act or any other antitrust law and use its commercially reasonable efforts to take, or cause to be taken (including by their respective subsidiaries), all other actions necessary (and consistent with the terms of the merger agreement) to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and in any event no later than the outside date. On August 21, 2015, CVR Partners and Rentech Nitrogen filed Notification and Report Forms, which are referred to as HSR Forms, with the Antitrust Division and the FTC. CVR Partners paid the HSR Act filing fee. The waiting period under the HSR Act and related rules expired on September 21, 2015.

Each of the parties will use its commercially reasonable efforts to: (i) cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the transactions contemplated by the merger agreement and in connection with any investigation or other inquiry by or before a governmental authority relating to the transactions contemplated by the merger agreement, including any proceeding initiated by a private person; (ii) promptly inform the other party (and supply the other party with) any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other governmental authority and any material communication received or given in connection with any proceeding by a private person, in each case regarding the transactions contemplated by the merger agreement; (iii) permit the other party to review in advance and incorporate the other party’s reasonable comments in any communication to be given by it to any governmental authority with respect to obtaining any clearances required under any antitrust law in connection with the transactions contemplated in the merger agreement; and (iv) and consult, where reasonably practicable, with the other party in advance of any meeting or teleconference with any governmental authority or, in connection with any proceeding by a private person, with any other person, and, to the extent not prohibited by the governmental authority or other person, give the other party the opportunity to attend and participate in such meetings and teleconferences.

In addition, CVR Partners agrees to take, or cause to be taken, any and all steps and to make, or cause to be made (including by its subsidiaries), any and all undertakings necessary to resolve objections, if any, that a governmental authority may assert under any antitrust law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental authority with respect to the transactions contemplated by the merger agreement, in each case, so as to enable the closing to occur as promptly as practicable and in any event no later than the outside date. Notwithstanding the foregoing, CVR Partners will be under no obligation to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets, equity interests, product lines or properties of CVR Partners (or any of its subsidiaries) or the surviving partnership or surviving general partner (or any of their subsidiaries) or any equity interest in any joint venture held by CVR Partners (or any of its subsidiaries) or the surviving partnership or surviving general partner.

Notwithstanding the forgoing, any agreement entered into by Rentech Nitrogen prior to the closing of the mergers with respect to any transaction that limits the surviving partnership’s or surviving general partner’s (or any of their subsidiaries’) freedom of action with respect to, or ability conduct, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of the surviving entities (or any of their subsidiaries) or any equity interest in any joint venture held by the surviving partnership or surviving general partner (or any of their subsidiaries) will provide that the consummation of the transactions provided for in any such agreement will be conditioned upon the closing of the mergers or satisfaction of all of the conditions to the closing in a case where the closing of the mergers will occur immediately following such action (and where CVR Partners has irrevocably committed to effect the closing of the mergers immediately following such action).

Notwithstanding anything to the contrary in the merger agreement, nothing in the merger agreement requires CVR Partners or its affiliates to take or agree to take any action that would reasonably be expected to have a material and adverse effect on CVR Partners, its subsidiaries, Rentech Nitrogen and its subsidiaries and their respective businesses, taken as a whole.

In furtherance of the above, the parties agreed to use commercially reasonable efforts to contest and resist any administrative or judicial actions or proceedings challenging the consummation of the transactions contemplated by the merger agreement. Notwithstanding the foregoing, each of CVR Partners and Rentech Nitrogen will reasonably cooperate and consult each other in good faith on any material decisions in the defense of the transactions contemplated by the merger agreement through any investigation or litigation by, or negotiation with, any Governmental Authority or private person, including pursuant to any Antitrust Laws (and with respect thereto, including any determination in respect of the scope of any offered remedy and the timing of any such offer), provided that CVR Partners will have the right to take any of the actions described in this paragraph, if after good faith efforts to secure agreement from Rentech Nitrogen, the parties fail to reach an agreement.

In furtherance and not in limitation of the covenants of the parties described above, if any administrative or judicial action or proceeding, including any proceeding by a private person, is instituted (or threatened to be instituted) challenging the transactions contemplated by this merger agreement, other than litigation instituted by a private person challenging the transactions contemplated by the merger agreement as being violative of any antitrust law (“transaction litigation”), such party against whom the action or proceeding has been brought or that has knowledge of such action or proceeding, will promptly notify the other party of such action or proceeding. Each of CVR Partners and Rentech Nitrogen will reasonably cooperate and consult each other in good faith on any material decisions in the defense of any transaction litigation, and neither CVR Partners or Rentech Nitrogen Entities will settle, compromise, come to an arrangement regarding or agree to settle, compromise or come to an arrangement regarding any such transaction litigation, without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). However, Rentech Nitrogen may settle any transaction litigation without the prior written consent of CVR Partners if such settlement provides (i) for a complete release of the claims, if any, related to or against Rentech Nitrogen or Rentech Nitrogen GP, all directors and officers of Rentech Nitrogen and Rentech Nitrogen GP, and all other indemnitees specified in the merger agreement, and CVR Partners, CVR Partners GP and all of their respective directors, officers and affiliates and (ii) that the sole remedy will be monetary damages not to exceed $750,000 (not including amounts covered by insurance).

Termination of the Merger Agreement

CVR Partners or Rentech Nitrogen may terminate the merger agreement at any time prior to the closing of the mergers by mutual written consent.

In addition, either CVR Partners or Rentech Nitrogen may terminate the merger agreement at any time prior to the effective time by written notice to the other party in the event that:

•	there is in effect a final nonappealable order of a governmental authority restraining, enjoining or otherwise prohibiting the parties from consummating the transactions contemplated by the merger agreement; provided, that the right to terminate for this reason is not available to Rentech Nitrogen, on the one hand, or CVR Partners, on the other hand, if such order was primarily due to the failure of Rentech Nitrogen or Rentech Nitrogen GP, on the one hand, or any of CVR Partners, Merger Sub 1, or Merger Sub 2, on the other hand, to perform any of its obligations under the merger agreement;

•	the closing of the mergers does not occur on or before the outside date (as such date may be extended in accordance with the merger agreement); provided, however, that if at the outside date, all other conditions have been satisfied or will be capable of being satisfied at such time (other than the conditions that either (i) a qualified Pasadena sale shall have been consummated or (ii) the spin-off transaction (each as defined below) shall have been consummated, in each case, in accordance with the provisions of the merger agreement and, if applicable, the separation agreement), this outside date may be extended by either CVR Partners or Rentech Nitrogen to May 31, 2016; provided, further, that neither CVR Partners nor Rentech Nitrogen may terminate the merger agreement or extend the outside date under these terms if the failure of the closing of the mergers to occur is due to the failure of such party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such party prior to the closing of the mergers; or

•	the Rentech Nitrogen meeting has concluded and the Rentech Nitrogen unitholder approval has not been obtained.

CVR Partners may terminate the merger agreement in the event that:

•	(i) Rentech Nitrogen or Rentech Nitrogen GP has breached or failed to perform any of its covenants or agreements set forth in the merger agreement, or (ii) if any representation or warranty of Rentech Nitrogen is or becomes untrue, and, with respect to clauses (i) and (ii) above certain closing conditions would not be satisfied and such breach, failure to perform or untruth is incapable of being cured (or become true) or, if capable of being cured (or become true), is not cured (or become true) by the earlier of (x) the outside date or (y) 30 days following receipt by Rentech Nitrogen of notice of such breach, failure or untruth from CVR Partners;

•	a partnership change in recommendation has occurred; or

•	Rentech Nitrogen shall have committed a willful breach of its non-solicitation covenants, or the Rentech Unitholders shall have committed a willful breach of their obligations under the voting and support agreement.

Rentech Nitrogen may terminate the merger agreement in the event that:

•	(i) CVR Partners or either Merger Sub has breached or failed to perform any of its covenants or agreements set forth in the merger agreement, or (ii) if any representation or warranty of CVR Partners or the Merger Subs is or becomes untrue, and, with respect to either (i) or (ii) above, certain conditions would not be satisfied and such breach, failure to perform or untruth is incapable of being cured (or become true) or, if capable of being cured (or become true), is not cured (or become true) by the earlier of (x) the outside date or (y) 30 days following receipt by CVR Partners of notice of such breach from Rentech Nitrogen; or

•	prior to the Rentech Nitrogen meeting, Rentech Nitrogen would be permitted to effect a partnership change in recommendation and has otherwise complied with its non-solicitation covenants and paid the termination fee, but only to enter into a binding definitive agreement relating to a superior proposal in accordance with terms of the merger agreement.

Termination Fee and Expenses

The merger agreement provides that Rentech Nitrogen will pay to CVR Partners or CVR Partners will pay to Rentech Nitrogen an amount equal to $10,000,000, as a reimbursement of expenses (the “expenses amount”) upon the occurrence of certain events. Rentech Nitrogen may furthermore be required to pay to CVR Partners a termination fee of $31,200,000 (the “termination fee”) under certain circumstances.

Payment of Expenses Amount Only (No Termination Fee)

Rentech Nitrogen will pay CVR Partners (or its designated affiliate) the expenses amount, in the event that the merger agreement is terminated by:

•	Rentech Nitrogen or CVR Partners, if:

•	the closing of the mergers does not occur on or before the outside date and, at the time of such termination, Rentech Nitrogen has not consummated a qualified Pasadena sale or the spin-off transaction; or

•	the Rentech Nitrogen meeting has concluded and the Rentech Nitrogen unitholder approval has not been obtained;

•	CVR Partners, if:

•	Rentech Nitrogen or Rentech Nitrogen GP has breached or failed to perform any of its covenants or agreements set forth in the merger agreement or if any representation or warranty of Rentech Nitrogen or Rentech Nitrogen GP is or becomes untrue, and in either case, such breach, failure or untruth gives rise to a failure of certain closing conditions in the merger agreement; or

•	Rentech Nitrogen shall have committed a willful breach of its non-solicitation covenants or the Rentech Unitholders shall have committed a willful breach of their obligations under the voting and support agreement.

CVR Partners will pay Rentech Nitrogen (or its designated affiliate) the expenses amount in the event the merger agreement is terminated by Rentech Nitrogen if CVR Partners or one of the Merger Subs has breached or failed to perform any of its covenants or agreements set forth in the merger agreement or if any representation or warranty of CVR Partners or one of the Merger Subs is or becomes untrue, and in either case, such breach, failure or untruth gives rise to a failure of certain closing conditions in the merger agreement.

Neither CVR Partners or Rentech Nitrogen shall have any obligation to make any payment of the expenses to the other according to the preceding terms above, if, at the time of such terminations as described above, the merger agreement was terminable by one or the other party because the other party breached or failed to perform any of its covenants or agreements set forth in the merger agreement, or if a representation or warranty of the other party becomes untrue, and in either case, such breach, failure or untruth has given rise to a right of the non-breaching party to terminate the merger agreement.

Payment of Termination Fee and Expenses Amount

Rentech Nitrogen will pay to CVR Partners (or its designated affiliate) the termination fee, plus, if not previously paid pursuant to the above terms, the expenses amount, in the following circumstances:

•	In the event:

•	An alternative proposal is publicly proposed or publicly disclosed or otherwise communicated to the Rentech Nitrogen Board prior to, and not withdrawn prior to the date of, the Rentech Nitrogen meeting,

•	the merger agreement is terminated by Rentech Nitrogen or CVR Partners because the Rentech Nitrogen meeting has concluded and the Rentech Nitrogen unitholder approval has not been obtained, and

•	Rentech Nitrogen enters into a definitive agreement with respect to an alternative proposal or an alternative proposal is consummated within twelve months after the date the merger agreement is terminated;

in which case, the termination fee and (if applicable) the expenses amount will be payable upon the consummation of such alternative proposal.

•	In the event:

•	the merger agreement is terminated by (i) CVR Partners because Rentech Nitrogen or Rentech Nitrogen GP has breached or failed to perform any of its covenants or agreements set forth in the merger agreement or if any representation or warranty of Rentech Nitrogen or Rentech Nitrogen GP is or becomes untrue, and in either case, such breach, failure or untruth gives rise to a failure of certain closing conditions in the merger agreement or (ii) either CVR Partners or Rentech Nitrogen because the closing of the mergers has not occurred on or before the outside date;

•	An alternative proposal is publicly proposed or publicly disclosed or otherwise communicated to the Rentech Nitrogen Board prior to, and not withdrawn at the time of, such termination, and

•	Rentech Nitrogen enters into a definitive agreement with respect to an alternative proposal or an alternative proposal is consummated within twelve months after the date the merger agreement is terminated;

in which case, the termination fee and (if applicable) the expenses amount will be payable upon the consummation of such alternative proposal.

•	In the event the merger agreement is terminated by CVR Partners because a partnership change in recommendation has occurred, or

•	In the event the merger agreement is terminated by Rentech Nitrogen in order to enter into a binding definitive agreement relating to a superior proposal, or

•	In the event:

•	the merger agreement is terminated by (i) either CVR Partners or Rentech Nitrogen because the closing of the mergers has not occurred on or before the outside date and, at the time of such termination, Rentech Nitrogen has not consummated a qualified Pasadena sale or the spin-off transaction, or (ii) by CVR Partners because Rentech Nitrogen shall have committed a willful breach of its non-solicitation covenants, or the Rentech Unitholder shall have committed a willful breach of their obligations under the voting and support agreement; and

•	Rentech Nitrogen enters into a definitive agreement with respect to an alternative proposal or an alternative proposal is consummated within twelve months after the date the merger agreement is terminated;

in which case, the termination fee and (if applicable) the expenses amount will be payable upon the consummation of such alternative proposal.

For purposes of the provisions above summarized in this section “—Payment of Termination Fee and Expenses Amount,” the term “alternative proposal” has the definition assigned above to such term, except that the references in such definition to “15% or more” are deemed to be references to “more than 50%.”

Conduct of Business of Rentech Nitrogen Pending the Consummation of the Mergers

Under the merger agreement, until the earlier of the effective time and the termination of the merger agreement, Rentech Nitrogen and Rentech Nitrogen GP will, and will cause each of their subsidiaries (other than the Pasadena subsidiaries) to (i) conduct their businesses in all material respects in the ordinary course consistent with past practice and (ii) use commercially reasonable efforts to preserve intact their respective business organization, goodwill and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, employees and business associates.

Except as expressly contemplated or required by the merger agreement, as required pursuant to applicable law or a Rentech employee benefit plan, with the prior written consent of CVR, prior to the closing of the mergers, Rentech Nitrogen and Rentech Nitrogen GP will not, and will cause each of their subsidiaries not to:

•	in the case of Rentech Nitrogen, Rentech Nitrogen GP and their respective subsidiaries other than the Pasadena subsidiaries, (i) issue or sell, or authorize the creation of, any additional equity interests or any additional options, warrants, convertible securities or exchangeable securities (other than ordinary course grants of awards in accordance with the terms of the Rentech Nitrogen LTIP) or (ii) enter into any agreement with respect to the foregoing;

•

in the case of Rentech Nitrogen, Rentech Nitrogen GP and their respective subsidiaries other than the Pasadena subsidiaries, (i) split, combine or reclassify any of its equity, or (B) repurchase, redeem or otherwise acquire any membership, partnership or other equity interests or options, warrants, convertible securities or exchangeable securities, except upon the forfeiture of phantom units, the settlement of phantom units in accordance with their terms or the withholding of Rentech Nitrogen common units to satisfy any tax withholding obligations with respect to awards granted pursuant to the Rentech Nitrogen LTIP;

•	(i) sell, lease, dispose of, license or convey all or any portion of their assets, business or properties, other than (A) distributions permitted by the provisions summarized in the next bullet point, (B) in the ordinary course of business consistent with past practice or (C) the exchange of equipment between the subsidiaries of Rentech Nitrogen or Rentech Nitrogen GP (other than the Pasadena subsidiaries) and the Pasadena subsidiaries with a value not in excess of $500,000 in the aggregate or (D) by virtue of the consummation of any qualified Pasadena sale or spin-off transaction, (ii) sell, lease, dispose of, license or convey any individual capital asset for consideration in excess of $750,000, (iii) acquire, by merger or otherwise, all or substantially all of the business or property of any other entity or (iv) convert from a limited partnership, limited liability company or corporation, as the case may be, to any other business entity;

•	make or declare dividends or distributions, other than distributions by the subsidiaries of Rentech Nitrogen to their respective equityholders in the ordinary course of business and distributions to the Rentech Nitrogen common unitholders (i) permitted under its existing partnership agreement by reason of regular quarterly cash distributions made out of the cash available for distribution of Rentech Nitrogen, calculated in accordance terms of the merger agreement, (ii) of Pasadena Sale net proceeds in accordance with the merger agreement or (iii) of SpinCo common units in the Pasadena Distribution, in each case to the extent permitted under certain material contracts to which Rentech Nitrogen is a party;

•	amend the organizational documents of Rentech Nitrogen, Rentech Nitrogen GP or any of their subsidiaries (other than the Pasadena subsidiaries);

•	enter into certain material contracts, agreements or arrangements other than such contracts, agreements or arrangements with a term of not more than one year entered into in the ordinary course of business consistent with past practice;

•	modify, amend, terminate or assign certain material contracts in any material respect outside the ordinary course of business and in a manner which is materially adverse to any of Rentech Nitrogen or Rentech Nitrogen GP or any of their subsidiaries (other than the Pasadena subsidiaries) or their respective businesses, taken as a whole, or which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the merger agreement;

•	waive, release, assign, settle or compromise any civil, criminal or administrative actions, suits, litigations, claims, causes of action, arbitrations, mediations or other proceedings, other than waivers, releases, assignments, settlements or compromises (i) equal to or less than the amounts reserved with respect thereto on the consolidated financial statements of Rentech Nitrogen and its Subsidiaries included in Rentech Nitrogen’s SEC filings, (ii) except as provided in clause (i), that do not impose liability to Rentech Nitrogen or Rentech Nitrogen GP or any of their subsidiaries (other than the Pasadena subsidiaries) in excess of $750,000 in the aggregate (not including amounts covered by insurance) or (iii) without limiting clause (ii), that require the payment of monetary damages that will be paid solely by the Pasadena subsidiaries and/or impose non-monetary remedies that will be applicable solely to the Pasadena subsidiaries;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

•

(i) except with respect to the Pasadena subsidiaries in connection with a qualified Pasadena sale, change in any material respect any of its express or deemed elections relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or (iii) change in any material respect any of its methods of reporting income or deductions for U.S.

federal income tax purposes from those employed in the preparation of its U.S. federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

•	except as required by applicable law or the terms of any Rentech Nitrogen employee benefit plan or collective bargaining agreement in effect as of the date of the merger agreement,

•	materially increase, or accelerate the payment or vesting of, any compensation or benefits payable to any employee, director or individual independent contractor of Rentech Nitrogen, Rentech Nitrogen GP, or any of their subsidiaries (except the Pasadena subsidiaries),

•	grant any equity awards, retention or transaction bonuses, or any severance or termination pay to any current or former Rentech Nitrogen employee, director or independent contractor,

•	establish, adopt, enter into or materially amend any Rentech Nitrogen employee benefit plan,

•	hire any new employees, except (a) in the ordinary course of business consistent with past practice with respect to employees with an annual base salary and annual cash bonus opportunity not to exceed, in the aggregate, $125,000 or (b) the hiring of new employees to replace employees who terminate employment after the date of the merger agreement for compensation that is comparable to that of the replaced employee,

•	provide any written communication to employees regarding the compensation and benefits that they will receive in connection with the mergers, unless any such communications are consistent with the terms of any Rentech Nitrogen employee benefit plan in existence as of the date of the merger agreement and/or consistent with any written script or talking points approved by CVR Partners (not to be unreasonably withheld, delayed or conditioned), or

•	transfer the employment of any employee or terminate the employment of an employee unless for cause and consistent with past practice;

•	with respect to Rentech Nitrogen, Rentech Nitrogen GP and their subsidiaries (other than the Pasadena subsidiaries), (i) incur, assume, guarantee or otherwise become liable for any indebtedness, other than borrowings under the GE Credit Facility, the proceeds of which are not used to fund the business or operations of the Pasadena subsidiaries, (ii) create any lien on its property in connection with indebtedness, or (iii) make or commit to make any capital expenditures other than such capital expenditures as are contemplated in the 2015 forecast or the 2016 forecast, as applicable;

•	enter into any related party transaction, other than as permitted by the merger agreement or any qualified Pasadena sale to an affiliate of Rentech Nitrogen;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

•	take any action that has the effect of (i) transferring any assets of Rentech Nitrogen, Rentech Nitrogen GP or any of their subsidiaries (other than the Pasadena subsidiaries) to any Pasadena subsidiary, or transferring any liabilities of the Pasadena subsidiaries to Rentech Nitrogen, Rentech Nitrogen GP or any of their subsidiaries (other than the Pasadena subsidiaries) or (ii) causing Rentech Nitrogen, Rentech Nitrogen GP or any of their subsidiaries (other than the Pasadena subsidiaries) to assume liability (contingent or otherwise) with respect to (a) the Pasadena subsidiaries or their respective businesses and, in the event of a spin-off transaction, SpinCo, (b) the spin-off transaction or the qualified Pasadena sale, as applicable, or (c) the pre-closing or post-closing activities of SpinCo (if applicable) and the Pasadena subsidiaries;

•	in the case of Rentech Nitrogen or Rentech Nitrogen GP and their subsidiaries (other than the Pasadena subsidiaries) and their respective assets and businesses, fail to make the maintenance capital expenditures and other maintenance expenditures as are contemplated in the 2015 capital forecast or 2016 capital forecast, as applicable, other than deviations from such capital forecast that are not more than 15% of the aggregate expenditures described in such annual forecast;

•	knowingly take any action that would reasonably be expected to materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by the merger agreement; or

•	agree or commit to do anything prohibited by the above covenants.

Conduct of Business of CVR Partners Pending the Consummation of the Mergers

Prior to the closing of the mergers, CVR Partners, CVR Partners GP and the Merger Subs will, and will cause each of their subsidiaries to, (i) conduct their businesses all material respects in the ordinary course consistent with past practice, and (ii) use commercially reasonable efforts to preserve intact their respective business organization, goodwill and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, employees and business associates.

Except as expressly contemplated or permitted by the merger agreement, as required by any material agreement to which CVR Partners is a party as of the date of the merger agreement, and waived by prior written consent of Rentech Nitrogen (which consent will not be unreasonably withheld, delayed or conditioned), without limiting the undertakings set forth in the previous paragraph, prior to the closing of the mergers, CVR Partners, CVR Partners GP and the Merger Subs will not, and will cause each of their subsidiaries not to:

•	(i) issue or sell, or authorize the creation of, any additional equity interests or any additional options, warrants, convertible securities or exchangeable securities (other than ordinary course grants of awards in accordance with the terms of CVR Partners’ employee benefit plans) or (ii) enter into any agreement with respect to the foregoing;

•	(i) split, combine or reclassify any of its equity, or (ii) repurchase, redeem or otherwise acquire any of its membership, partnership or other of its equity interests or options, warrants, convertible securities or exchangeable securities, except upon the forfeiture of units, the settlement of units in accordance with the terms thereof or for the withholding of units to satisfy any Tax withholding obligations with respect to awards granted pursuant to any of CVR Partners’ existing employee benefit plan sponsored, maintained or contributed to by CVR Partners for the benefit of any of its or its affiliates’ employees;

•	(i) sell, lease, dispose of, license or convey all or any material portion of its capital assets, business or properties other than in the ordinary course of business consistent with past practice, including dividends or distributions to the holders of CVR Partners common units (other than distributions permitted under the merger agreement), or (ii) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;

•	make or declare dividends or distributions to the holders of CVR Partners common units, other than distributions permitted under the limited partnership agreement of CVR Partners by reason of regular quarterly cash distributions made out of the cash available for distribution of CVR Partners, calculated in accordance with the merger agreement;

•	make any amendment to the limited partnership agreement of CVR Partners or any organizational documents of CVR Partners’ subsidiaries as in effect on the date of the merger agreement other than in a manner that would not reasonably be expected to affect the holders of CVR Partners common units issued as Equity Consideration in a manner different than CVR Partners unitholders prior to the Closing;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

•

(i) change in any material respect any of its express or deemed elections relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or (iii) change in any material respect any of its methods of reporting income or deductions for U.S.

federal income tax purposes from those employed in the preparation of its U.S. federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

•	knowingly take any action that would reasonably be expected to materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by the merger agreement; or

•	agree or commit to do anything prohibited by the above covenants.

Qualified Pasadena Sale

From the date of the merger agreement to October 8, 2015 (or, in the discretion of Rentech Nitrogen, after such date), Rentech Nitrogen will use commercially reasonable efforts to consummate the sale for cash of all of the limited liability company interests in Pasadena Holdings to a person other than Rentech Nitrogen or its subsidiaries in a manner that would not impose or leave outstanding any continuing liabilities or obligations related to or arising out of the ownership of operation of the business of the Pasadena subsidiaries on Rentech Nitrogen or its subsidiaries (not including the Pasadena subsidiaries) after the effective time (a “qualified Pasadena sale”). CVR Partners will have the right to review, comment upon and approve the definitive transaction documents for such sale (such approval not to be unreasonably withheld, delayed or conditioned), provided, however, that any withholding of approval by CVR Partners shall be unreasonable if the definitive transaction documents would not impose any material continuing liabilities on CVR Partners, Rentech Nitrogen or its subsidiaries (not including the Pasadena subsidiaries) after the effective time.

Upon the determination of the net sale proceeds from a qualified Pasadena sale in accordance with the merger agreement, Rentech Nitrogen will be permitted, subject to applicable law and any obligations in certain material contracts to which Rentech Nitrogen is a party, to distribute pro rata to Rentech Nitrogen common unitholders all or any portion of those net sale proceeds. If a qualified Pasadena sale is consummated prior to the closing of the mergers and any of the Pasadena Sale net proceeds have been retained by Rentech Nitrogen as cash (excluding any disputed amounts) or applied to reduce amounts outstanding under the GE Credit Facility or repurchase or repay the Second Lien Notes, then the cash consideration per Rentech Nitrogen common unit will be increased by the amount of the Pasadena Sale net proceeds that were retained or applied, divided by the number of Rentech Nitrogen common units outstanding immediately prior to the effective time. Any disputed amounts remaining as of the closing of the mergers will be placed into escrow, ultimately to be disbursed to Rentech Nitrogen common unitholders or CVR Partners, as applicable, upon resolution of the dispute (less applicable costs, to the extent permitted by applicable law).

As of the date hereof, definitive transaction documents for a qualified Pasadena sale have not yet been negotiated. When definitive documents are entered into, it is possible that the documents will provide for the payment of some or all of the net sale proceeds after the closing of the mergers (including the payment of deferred or contingent consideration or an escrow or similar arrangement). If the definitive documents for a qualified Pasadena sale provide for such payments, Rentech Nitrogen expects to appoint Rentech or a third party agent as a representative for the former Rentech Nitrogen common unitholders. We expect any such representative will be authorized to make all decisions on behalf of the former Rentech Nitrogen unitholders under the transaction documents. Upon payment after closing of the mergers of net sale proceeds from a qualified Pasadena sale, unless otherwise determined by the representative and subject to any governmental or regulatory requirements, such amounts (less applicable costs) would be disbursed to the former Rentech Nitrogen common unitholders to the extent permitted by applicable law and the merger agreement. Rentech Nitrogen (on behalf of itself and any representative of the former Rentech Nitrogen common unitholders) reserves the right to amend, modify, supplement or waive the provisions of the merger agreement in its or the representative’s discretion to implement the terms of the definitive transaction documents for the qualified Pasadena sale (with the consent of CVR Partners, as required). In the event any amendment, modification, supplement or waiver in respect of the merger agreement would require the consent of CVR Partners, there can be no assurance that such consent would be provided or of the terms thereof.

Prior to or substantially concurrent with the consummation of a qualified Pasadena sale, Rentech Nitrogen will take and cause its subsidiaries to take all actions reasonably necessary to cause (i) all of the liabilities related to the Pasadena business to be transferred to and assumed by, or otherwise retained by, the Pasadena subsidiaries and (ii) any assets of the Pasadena subsidiaries other than assets exclusively related to the Pasadena business, to be transferred to Rentech Nitrogen, in the case of each (i) and (ii), to the fullest extent permitted by applicable law. If the parties cannot come to an agreement regarding the final calculation of Pasadena Sale net proceeds, the parties will engage an independent accountant for the purposes of resolving the dispute. The decision of the independent accountant will be final and binding upon the parties.

Spin-Off

If Rentech Nitrogen has not consummated a qualified Pasadena sale by October 8, 2015, then (i) Rentech Nitrogen will promptly take, or cause its subsidiaries to take, actions that are reasonably necessary to form SpinCo and, if SpinCo is a limited partnership, the general partner of SpinCo (“SpinCo GP”) and (ii) Rentech Nitrogen, Rentech Nitrogen GP, SpinCo and, if SpinCo is a limited partnership, SpinCo GP will enter into a separation and distribution agreement in the form attached as an exhibit to the merger agreement (the “separation agreement”).

Pursuant to the separation agreement, (i) Rentech Nitrogen will contribute, transfer, assign, convey and deliver all of its direct or indirect right, title and interest in and to the transferred assets (as defined in the separation agreement) to SpinCo, and SpinCo will accept, assume and agree faithfully to perform, discharge and fulfill the assumed liabilities (as defined in the separation agreement) (together with the contemplated distribution, the “spin-off transaction” or the “spin-off”)), and (ii) Rentech Nitrogen will effect the distribution. Rentech Nitrogen may continue to pursue a qualified Pasadena sale after October 8, 2015.

In the event Rentech Nitrogen has not consummated a qualified Pasadena sale by October 8, 2015, Rentech Nitrogen will use its commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the spin-off transaction and the other transactions contemplated by the separation agreement, in coordination with the closing of the mergers. Without the prior written consent of CVR Partners (such consent not to be unreasonably withheld, delayed or conditioned), none of Rentech Nitrogen, Rentech Nitrogen GP, SpinCo or (if SpinCo is a limited partnership) SpinCo GP will (i) terminate the separation agreement, (ii) amend or waive any provision of the separation agreement in a manner that is materially adverse to Rentech Nitrogen, Rentech Nitrogen GP or CVR Partners or any of its affiliates or that would prevent or materially impede or delay the consummation of the mergers or (iii) agree to any place of arbitration for disputes under the separation agreement other than Wilmington, Delaware.

Subject to the terms and conditions of the merger agreement, unless a qualified Pasadena sale is consummated, during the pre-closing period, each of CVR Partners and the Merger Subs, on the one hand, and Rentech Nitrogen and Rentech Nitrogen GP, on the other hand, will cooperate with the other and use (and will cause their respective subsidiaries to use) commercially reasonable efforts to consummate the spin-off transaction in a manner that complies with any material contracts to which Rentech Nitrogen is a party.

Financing Cooperation

Upon the request of CVR Partners, Rentech Nitrogen and its subsidiaries will execute and deliver, at the closing of the mergers, one or more supplemental indentures, officers’ certificates, board resolutions or other documents or instruments required for the due assumption of, and succession to, the Second Lien Notes and related guarantees, security documents, intercreditor agreements and other similar agreements and instruments (collectively, the “Second Lien Notes documents”) to the extent required by the terms of such Second Lien Notes documents. Rentech Nitrogen and its subsidiaries will provide, at the sole cost of CVR Partners, all assistance reasonably required by CVR Partners in connection with obtaining the execution of such instruments.

In the event that CVR Partners desires to consummate an exchange offer, tender offer, repurchase offer, consent solicitation, discharge, defeasance, redemption or similar transaction, or any combination thereof (collectively, the “debt transactions”) with respect to the Second Lien Notes, Rentech Nitrogen and its subsidiaries will use their respective commercially reasonable efforts to cooperate in good faith to permit such debt transactions to be effected on such terms, conditions and timing as reasonably requested by CVR Partners, including if so requested by CVR Partners, causing the debt transactions to be consummated substantially concurrently with, but not prior to, the closing of the mergers. Upon request of CVR Partners, Rentech Nitrogen and its subsidiaries will execute and deliver one or more supplemental indentures, board resolutions, officers’ certificates or other documents or instruments reasonably required in connection with the debt transactions (and such documentation may be required to be executed and delivered and such amendments to the Second Lien Notes documents may be required to be effectuated prior to closing of the mergers so long as any such amendments cease to be effective if closing of the mergers does not occur). The consummation of any debt transaction is not a condition to the closing of the mergers.

CVR Partners will prepare all necessary and appropriate documentation in connection with any debt transactions, and Rentech Nitrogen will have a reasonable opportunity to review and comment upon such documents. The parties to the merger agreement will, and will cause their respective subsidiaries and representatives to, reasonably cooperate with each other in the preparation of the offer documents.

Rentech Nitrogen will, and will cause its subsidiaries to, at the reasonable request of CVR Partners, deliver all notices and to take all other actions required to facilitate (i) the termination of commitments in respect of the GE Credit Facility and (ii) the repayment in full of all obligations for borrowed money outstanding under the GE Credit Facility and the release of any liens securing such indebtedness and guarantees in connection therewith on the closing date of the mergers. Rentech Nitrogen and its subsidiaries that are party to the GE Credit Facility will deliver to CVR Partners on the closing date of the mergers a payoff letter and related lien release documentation with respect to the indebtedness under the GE Credit Facility.

Rentech Nitrogen will, and will cause each of its subsidiaries (not including the Pasadena subsidiaries), to, use commercially reasonable efforts to provide all customary cooperation as reasonably requested by CVR Partners in (i) the arrangement of any bank debt financing or any capital markets debt financing for the purposes of financing the payment of the cash consideration and (ii) any other amounts required to be paid in connection with the consummation of such transactions, any repayment of refinancing of debt contemplated by the merger agreement or required in connection with the transactions contemplated by the merger agreement.

Obtaining any consent solicitation, tender offer, bank debt financing or capital markets debt financing is not a condition to the parties’ obligations to effect the closing of the mergers. If any financing has not been obtained, each of CVR Partners and the Merger Subs will continue to be obligated, to consummate the mergers and the other transactions contemplated by the merger agreement.

CVR Partners is required to indemnify and hold harmless Rentech Nitrogen and its subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorneys’ fees) interest, awards, judgments and penalties suffered or incurred in connection with the matters described in the preceding paragraphs (other than arising from a material misstatement or omission on the part of Rentech Nitrogen and its subsidiaries), regardless of whether the mergers are consummated or the merger agreement is terminated.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that, from and after the effective time, to the fullest extent permitted by law, CVR Partners and the surviving entity in the mergers will indemnify and hold harmless each person who is now, or has been or becomes at any time prior to the effective time, an officer, director or employee of Rentech Nitrogen GP, Rentech Nitrogen or any of its subsidiaries and together with such person’s heirs, executors or administrators against any losses, claims, damages, liabilities, costs, indemnification expenses, judgments, fines, penalties and amounts paid in settlement resulting therefrom. Additionally, CVR Partners will advance to any indemnified party any indemnification expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any claim or action in advance of the final disposition of such claim or action without the requirement of any bond or other security, but subject, in each and every case, to CVR Partners’ receipt of an undertaking by such Indemnified Party to repay all such advanced amounts if it is ultimately determined that such Indemnified Party is not entitled to be indemnified.

The indemnification and advancement obligations of CVR Partners and the surviving entities in the mergers pursuant to the merger agreement extend to acts or omissions occurring at or before the effective time and any claim or action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the mergers and the transactions contemplated by the merger agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any claim or action relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to each indemnified party who has ceased to be a director or officer of Rentech Nitrogen or any of its subsidiaries after the date of the merger agreement and inure to the benefit of such person’s heirs, executors and personal and legal representatives.

For a period of six years from the effective time, as required by the merger agreement, CVR Partners will maintain (or will cause to be maintained) in effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the indemnified parties (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the indemnified parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the effective time, but CVR Partners is not required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date of the merger agreement and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage would cost in excess of that amount.

From and after the effective time, Rentech Nitrogen and Rentech Nitrogen GP each releases and forever discharges the Rentech Unitholders and their respective affiliates (collectively, the “releasees”) from any and all threatened, asserted, pending or completed action or proceeding, whether instituted one of the parties, a governmental authority or any other person, that any indemnified party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (a “claim”), which any of Rentech Nitrogen or Rentech Nitrogen GP now has or have ever had or may hereafter have against the respective releasees arising prior to the effective time or on account of or arising out of any matter, cause or event occurring prior to the effective time, whether pursuant to their respective organizational documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the effective time. However, the releasee cannot be released, based on the provisions described in this paragraph, from liability with respect to, or restrict the ability of any person to make a claim in any circumstance where such releasee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the releasee’s knowledge was criminal.

Employee Benefits

During the period commencing as of the effective time and ending no earlier than December 31, 2016 (the “post-closing period”), CVR Partners will, and will cause its affiliates to, provide each employee who is not a union employee (as defined below) (each, a “non-union employee”) and who continues in the employment of CVR Partners or any of its affiliates, including Rentech Nitrogen or the Rentech Nitrogen GP, following the effective time (each, a “non-union continuing employee”) with:

•	a base salary or hourly wage rate, as applicable, and bonus opportunity that are no less than such non-union continuing employee’s base salary or hourly wage rate, as applicable, and bonus opportunity as of immediately prior to the effective time; and

•

employee benefits (including, health, welfare and retirement benefits, but expressly excluding fringe benefits, equity-based incentives, defined benefit pension plan benefits, retiree medical benefits and nonqualified deferred compensation plan benefits) that are no less favorable, in the aggregate, to those provided to such non-union continuing employee immediately prior to the effective time.

During the post-closing period, CVR Partners will, and will cause its affiliates to, maintain and honor in accordance with its existing terms, and not amend or modify, the RNP 2015 Transaction Severance Policy for Non-Bargaining Unit Employees for the benefit of each non-union continuing employee.

As of the effective time, CVR Partners will be bound by the collective bargaining agreements to which Rentech Nitrogen, Rentech Nitrogen GP or any of their subsidiaries (other than the Pasadena subsidiaries) is bound and be responsible for all liabilities and obligations thereunder, and will perform all duties and obligations thereunder in accordance with the terms of the applicable collective bargaining agreement. With respect to each employee who is covered by the labor contract between International Union of United Automobile, Aerospace and Agricultural Implement Works of American Local 1391 and Rentech Nitrogen GP, made and entered into October 17, 2012 (each such employee, a “union employee,” and such labor contract, the “East Dubuque CBA”) and who continues in the employment of Rentech Nitrogen GP following the effective time (each, a “union continuing employee” and, together with the non-union continuing employees, the “continuing employees”), his or her employment will continue to be subject to the terms of the East Dubuque CBA.

For purposes of eligibility, participation, benefit accruals and vesting (but not benefit accruals under defined benefit pension plans) under CVR Partners’ and its affiliates’ employee benefit plans (collectively, “CVR Partners employee benefit plans”) providing employee benefits to continuing employees after the closing date of the mergers, each continuing employee will be credited with his or her years of service with the Rentech Nitrogen, Rentech Nitrogen GP and/or any of their subsidiaries (other than the Pasadena subsidiaries) (and their predecessors) prior to the closing date of the mergers to the same extent as such continuing employee was entitled, before the closing date of the mergers, to credit for such service under Rentech Nitrogen employee benefit plans, except to the extent providing such credit would result in any duplication of benefits.

In addition, CVR Partners will (or will cause an affiliate of CVR Partners to) use commercially reasonable efforts to cause:

•	each continuing employee to be immediately eligible to participate, without any waiting time, in any and all CVR Partners employee benefit plans to the extent such continuing employee would have been then-eligible to participate in a comparable Rentech Nitrogen employee benefit plan;

•	each CVR Partners employee benefit plan providing medical, dental, hospital, pharmaceutical or vision benefits to any employee, to waive all pre-existing condition exclusions and actively at work requirements (to the extent permissible under any applicable insurance contracts) of such CVR Partners employee benefit plan for such continuing employee and his or her covered dependents (except to the extent that such exclusions or requirements applied to the continuing employee under comparable Rentech Nitrogen employee benefit plans); and

•	any deductibles and other eligible expenses (including co-payments) incurred by such continuing employee and/or his or her covered dependents during the plan year ending on the closing date of the mergers to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year of each comparable CVR Partners employee benefit plan (to the extent such credit would have been given under comparable Rentech Nitrogen employee benefit plans prior to the effective time).

For purposes of determining the number of vacation days and other paid time off to which each continuing employee is entitled during the calendar year in which the effective time of the mergers occurs, CVR Partners will assume and honor all vacation and other paid time off days accrued or earned but not yet taken by such continuing employee as of the effective time of the mergers (subject to the terms of any applicable collective bargaining agreement in the case of any union continuing employee).

If requested by CVR Partners at least ten business days prior to the closing date of the mergers, Rentech Nitrogen will terminate any and all Rentech Nitrogen employee benefit plans intended to qualify under Section 401(a) of the Code that include a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code, effective not later than immediately preceding the effective time. In the event that CVR Partners requests that such 401(k) plan(s) be terminated, Rentech Nitrogen will provide CVR Partners with evidence that such 401(k) plan(s) have been terminated pursuant to a duly adopted resolution of Rentech Nitrogen or Rentech Nitrogen GP (the form and substance of which will be subject to review and approval by CVR Partners, which approval will not be unreasonably conditioned, withheld or delayed) not later than the day immediately preceding the effective time. If CVR Partners requires Rentech Nitrogen to terminate its 401(k) plan(s), CVR Partners will make available to all continuing employees (to the extent such continuing employees were eligible to participate in any such terminated 401(k) plan), a 401(k) plan of CVR Partners or one of its affiliates in which (i) such continuing employees are entitled to participate as of the effective time on terms and conditions no less favorable, in the aggregate, than the terms and conditions applicable to such continuing employees under the applicable terminated 401(k) plan, and (ii) each such continuing employee who receives an “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from the Rentech Nitrogen’s 401(k) plan(s) will be eligible to rollover such distribution (including an in-kind rollover of non-defaulted, outstanding notes associated with plan loans) to such 401(k) plan of CVR Partners or one of its affiliates in accordance with the terms of such plan.

Within sixty days after the execution of the merger agreement, Rentech Nitrogen will provide CVR Partners with a complete list of all employees and individual independent contractors of the Rentech Nitrogen, Rentech Nitrogen GP and their subsidiaries (other than the Pasadena subsidiaries) which will contain certain details as to each employee’s and independent contractor’s then-current terms of employment or contracting. Rentech Nitrogen will provide CVR Partners with an updated list at least three days prior to the closing date of the mergers.

The merger agreement does not limit the right of CVR Partners to amend, terminate or otherwise modify any CVR Partners employee benefit plan following the effective time of the mergers.

Amendment of Merger Agreement

At any time prior to the effective time, whether before or after the approval of the merger agreement by Rentech Nitrogen common unitholders, the parties may, by written agreement, amend the merger agreement; provided, however, that following approval of the mergers by the Rentech Nitrogen common unitholders, no amendment or change to the provisions of the merger agreement will be made which by applicable law would require further approval by Rentech Nitrogen common unitholders without such approval. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Specific Performance

Under the merger agreement, each of the parties agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms, and each agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided in the merger agreement on the basis that (x) such party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Representations and Warranties

The merger agreement contains representations and warranties made by Rentech Nitrogen to CVR Partners customary for an agreement of this nature with regard to Rentech Nitrogen’s business, financial condition and other facts pertinent to the mergers and the transactions contemplated thereby. The representations made by Rentech Nitrogen relate to the following:

•	organization, general authority, and standing;

•	capitalization;

•	equity interests in other entities;

•	approval and authorization of the merger agreement and the transactions contemplated by the merger agreement;

•	no violations or defaults resulting from the consummation of the transactions contemplated by the merger agreement;

•	required consents and approvals of governmental authorities in connection with the transactions contemplated by the merger agreement;

•	documents filed with the SEC and financial statements included in those documents, and the absence of undisclosed liabilities;

•	internal controls and procedures;

•	absence of certain changes or events from December 31, 2014 through the date of the merger agreement and from the date of the merger agreement through the closing date of the mergers;

•	compliance with applicable laws and permits;

•	material contracts;

•	environmental matters;

•	title to properties;

•	litigation;

•	information supplied in connection with this proxy statement/prospectus;

•	tax matters;

•	employee benefits and matters;

•	no financial advisors;

•	opinion of financial advisor;

•	related party transactions;

•	intellectual property;

•	insurance;

•	standstill agreements;

•	financial reports provided to CVR Partners with respect to the Pasadena subsidiaries; and

•	absence of additional representations and warranties.

The merger agreement contains representations and warranties made by CVR Partners to Rentech Nitrogen customary for an agreement of this nature with regard to CVR Partners’ business, financial condition and other facts pertinent to the merger and the transactions contemplated thereby. The representations made by CVR Partners relate to the following:

•	organization, general authority, and standing;

•	capitalization;

•	equity interests in other entities;

•	approval and authorization of the merger agreement and the transactions contemplated by the merger agreement;

•	no violations or defaults resulting from the consummation of the transactions contemplated by the merger agreement;

•	required consents and approvals of governmental authorities in connection with the transactions contemplated by the merger agreement;

•	documents filed with the SEC and financial statements included in those documents, and the absence of undisclosed liabilities;

•	internal controls and procedures;

•	absence of certain changes or events from December 31, 2014 through the date of the merger agreement and from the date of the merger agreement through the closing date of the mergers;

•	compliance with applicable laws and permits;

•	material contracts;

•	environmental matters;

•	title to properties;

•	litigation;

•	information supplied in connection with this proxy statement/prospectus;

•	tax matters;

•	financial advisor;

•	available funds;

•	related party transactions;

•	intellectual property;

•	insurance;

•	absence of holdings at the ultimate parent level of other fertilizer businesses or assets apart from those held by CVR Partners and its subsidiaries; and

•	absence of additional representations and warranties.

The representations and warranties noted above are subject to qualifications and limitations agreed to by CVR Partners and Rentech Nitrogen in connection with negotiating the terms of the merger agreement.

Additional Agreements

The merger agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, access to information, notice of specified matters and public announcements. The merger agreement also obligates CVR Partners to have CVR Partners common units to be issued in connection with the mergers approved for listing on the NYSE, subject to official notice of issuance, prior to the date of the consummation of the mergers.

Simultaneously with the execution of the merger agreement, CVR Partners entered into ancillary agreements including the voting and support agreement, the registration rights agreement, the Rentech Unitholders transaction agreement, the GSO transaction agreement and the commitment letter. For further description see “Proposal 1: The Mergers” at relevant parts.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Set forth below are the unaudited pro forma condensed combined financial statements that give effect to the proposed mergers. The unaudited pro forma condensed combined balance sheet as of September 30, 2015 has been prepared to give effect to the mergers as if they had occurred on September 30, 2015. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2015 and year ended December 31, 2014, have been prepared to give effect to the mergers as if they had occurred on January 1, 2014. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with CVR Partners as the acquirer. Therefore, the historical basis of CVR Partners’ assets and liabilities was not affected by the mergers. The unaudited pro forma condensed combined financial information has been developed from and should be read in conjunction with the consolidated financial statements and related notes contained in CVR Partners’ and Rentech Nitrogen’s Annual Reports on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q for the quarter ended September 30, 2015, respectively, all of which are incorporated by reference into this proxy statement/prospectus, as well as the notes accompanying these unaudited pro forma condensed combined financial statements.

For purposes of preparing the unaudited pro forma condensed combined balance sheet as of September 30, 2015, Rentech Nitrogen’s assets and liabilities have been recorded at their estimated fair values and the excess purchase price has been recorded to goodwill. The fair values assigned in these unaudited pro forma condensed combined financial statements and accompanying notes are preliminary and represent management’s estimate of fair value and are subject to revision. Pro forma adjustments are included only to the extent they are (i) directly attributable to the mergers, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The accompanying unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is based on available information and assumptions CVR Partners believes are reasonable. It does not purport to represent what the actual combined results of operations or the combined financial position of CVR Partners would have been had the mergers occurred on the dates indicated, nor is it necessarily indicative of future combined results of operations or combined financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, more detailed valuations and changes in operating results following the date of the unaudited pro forma condensed combined financial information.

The Mergers

On August 9, 2015, Rentech Nitrogen and CVR Partners entered into the merger agreement, pursuant to which (i) Merger Sub 1 will merge with and into Rentech Nitrogen GP, with Rentech Nitrogen GP continuing as the surviving entity and as a wholly owned subsidiary of CVR Partners, and (ii) Merger Sub 2 will merge with and into Rentech Nitrogen, with Rentech Nitrogen continuing as the surviving entity and as a subsidiary of CVR Partners.

Under the terms of the merger agreement, holders of Rentech Nitrogen common units will receive 1.04 CVR Partners common units and $2.57 in cash, without interest, for each Rentech Nitrogen common unit held as consideration for the mergers. The unit consideration is fixed and the merger consideration will not be adjusted to reflect changes in the price of Rentech Nitrogen or CVR Partners common units prior to the closing of the mergers.

It is a condition to the completion of the mergers that Rentech Nitrogen sell or spin off the Pasadena Facility on terms specified in the merger agreement. See “The Merger Agreement—Conditions to Consummation of the Mergers,” “The Merger Agreement—Qualified Pasadena Sale” and “The Merger Agreement—Spin-Off.” In the event that Rentech Nitrogen consummates a sale of the Pasadena Facility and its related business on the terms specified in the merger agreement, it will be permitted to distribute the net sale proceeds from such sale to Rentech Nitrogen common unitholders or the cash portion of the merger consideration will be increased by a corresponding amount. In the event that Rentech Nitrogen does not consummate a sale of the Pasadena Facility and its related business on the terms specified in the merger agreement, it will enter into the separation agreement and use its commercially reasonable efforts to separate the Pasadena Facility and its related business from Rentech Nitrogen’s remaining businesses, and distribute to Rentech Nitrogen’s unitholders, pro rata, units in an entity formed to hold the Pasadena Facility and its related business. For purposes of the unaudited pro forma condensed combined financial statements, it has been assumed that the Pasadena Facility has been separated from Rentech Nitrogen pursuant to the separation agreement.

For purposes of these unaudited pro forma condensed combined financial statements, giving effect to the consideration described above, the estimated purchase price consideration to complete the mergers would have been approximately $397.4 million based upon the price of CVR Partners common units of $7.33 as of the close of trading on January 8, 2016 and 39.0 million Rentech Nitrogen common units outstanding on a fully-diluted basis. The unaudited pro forma condensed combined financial statements do not include pro forma adjustments to give effect to the Rentech Nitrogen phantom units, as the impact of which is expected to be immaterial. Accounting Standards Codification (“ASC”) 805, “Business Combinations,” requires that the consideration transferred be measured at the date the mergers are completed at the current market price at the date of the closing of the mergers. This requirement and any changes in the number of Rentech Nitrogen fully-diluted units outstanding will likely result in total consideration that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

CVR Partners, LP and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet As of September 30, 2015

	Historical		Adjustments to Eliminate the Pasadena Segment	Rentech Nitrogen, Excluding Pasadena	Pro Forma Adjustments for the Mergers		CVR Partners Pro Forma
Thousands of dollars	CVR Partners	Rentech Nitrogen
ASSETS
Current assets:
Cash and cash equivalents	$33,250	$38,151	$(10,832)	$27,319	$126,500	(a)	$48,033
					(26,500	)(b)
					(100,191	)(c)
					(12,345	)(d)
Accounts receivable, net of allowance for doubtful accounts	7,865	12,194	(3,288)	8,906	—		16,771
Inventories	36,716	31,911	(21,578)	10,333	11,283	(e)	74,161
					5,443	(f)
					10,386	(g)
Prepaid expenses and other current assets	2,785	7,092	(4,009)	3,083	—		5,868

Total current assets	80,616	89,348	(39,707)	49,641	14,576		144,833
Property, plant and equipment, net of accumulated depreciation	398,686	194,316	(27,295)	167,021	(5,443	)(f)	932,183
					(10,386	)(g)
					382,305	(h)
Goodwill	40,969	—	—	—	191,495	(i)	232,464
Other long-term assets	3,484	7,394	(52)	7,342	(7,273	)(j)	3,553

Total assets	$523,755	$291,058	$(67,054)	$224,004	$565,274		$1,313,033

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Current portion of long-term debt	$125,000	$—	$—	$—	$126,500	(a)	$575,500
					320,000	(k)
					4,000	(l)
Accounts payable	18,918	13,497	(2,931)	10,566	(3,619	)(m)	28,081
					2,216	(n)
Personnel accruals	5,364	—	—	—	3,619	(m)	8,983
Deferred revenue	2,401	37,425	(10,521)	26,904	—		29,305
Accrued expenses and other current liabilities	5,471	24,733	(9,466)	15,267	(2,216	)(n)	18,522

Total current liabilities	157,154	75,655	(22,918)	52,737	450,500		660,391
Long-term liabilities:
Long-term debt, net of current portion	—	346,500	—	346,500	(26,500	)(b)	—
					(320,000	)(k)
Other long-term liabilities	18	6,857	(5,661)	1,196	—		1,214

Total long-term liabilities	18	353,357	(5,661)	347,696	(346,500)		1,214
Partners’ capital:
Common unitholders’ interest	366,954	(137,971)	(38,458)	(176,429)	(12,345	)(d)	651,799
					473,619	(o)
General partner’s interest	1	—	—	—	—		1
Accumulated other comprehensive income (loss)	(372)	17	(17)	—	—		(372)

Total partners’ capital (deficit)	366,583	(137,954)	(38,475)	(176,429)	461,274		651,428

Total liabilities and partners’ capital	$523,755	$291,058	$(67,054)	$224,004	$565,274		$1,313,033

See the accompanying notes to the unaudited pro forma condensed combined financial statements

CVR Partners, LP and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Operations For the Nine Months Ended September 30, 2015

	Historical		Adjustments to Eliminate the Pasadena Segment	Rentech Nitrogen, Excluding Pasadena	Pro Forma Adjustments for the Mergers		CVR Partners Pro Forma
Thousands of dollars, except per unit data	CVR Partners	Rentech Nitrogen
Net sales	$223,190	$263,350	$(107,734)	$155,616	$—		$378,806
Operating costs and expenses:
Cost of product sold (exclusive of depreciation and amortization)	55,694	—	—	—	23,839	(a)	79,533
Direct operating expenses (exclusive of depreciation and amortization)	82,739	—	—	—	37,476	(a)	120,629
					414	(b)
Cost of sales	—	180,479	(103,882)	76,597	(76,597	)(a)	—
Selling, general and administrative expenses (exclusive of depreciation and amortization)	15,148	15,221	(2,773)	12,448	2,474	(a)	25,584
					(4,486	)(d)
Depreciation and amortization	21,238	948	(744)	204	12,808	(a)	41,079
					6,829	(c)
Pasadena asset impairment	—	134,282	(134,282)	—	—		—
Other expense	—	414	—	414	(414	)(b)	—

Total operating costs and expenses	174,819	331,344	(241,681)	89,663	2,343		266,825

Operating income (loss)	48,371	(67,994)	133,947	65,953	(2,343)		111,981
Other income (expense):
Interest expense, net	(5,107)	(16,144)	—	(16,144)	(2,470	)(e)	(23,721)
Other income (expense), net	65	1,394	(1,425)	(31)	—		34

Total other (expense)	(5,042)	(14,750)	(1,425)	(16,175)	(2,470)		(23,687)

Income (loss) before income tax expense (benefit)	43,329	(82,744)	132,522	49,778	(4,813)		88,294
Income tax expense (benefit)	17	28	(28)	—	—		17

Net income (loss)	$43,312	$(82,772)	$132,550	$49,778	$(4,813)		$88,277

Per Unit Data (see Note 6):
Net income (loss) per common unit—basic	$0.59	$(2.14)					$0.78
Net income (loss) per common unit—diluted	$0.59	$(2.14)					$0.78
Weighted-average units used to compute net income (loss) per common unit (in thousands):
Basic	73,123	38,919					113,599
Diluted	73,131	38,919					113,607

See the accompanying notes to the unaudited pro forma condensed combined financial statements

CVR Partners, LP and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2014

	Historical		Adjustments to Eliminate the Pasadena Segment	Rentech Nitrogen, Excluding Pasadena	Pro Forma Adjustments for the Mergers		CVR Partners Pro Forma
Thousands of dollars, except per unit data	CVR Partners	Rentech Nitrogen
Net sales	$298,665	$334,612	$(138,233)	$196,379	$—		$495,044
Operating costs and expenses:
Cost of product sold (exclusive of depreciation and amortization)	71,952	—	—	—	34,003	(a)	105,955
Direct operating expenses (exclusive of depreciation and amortization)	98,958	—	—	—	67,726	(a)	167,221
					537	(b)
Cost of sales	—	274,135	(152,541)	121,594	(121,594	)(a)	—
Selling, general and administrative expenses (exclusive of depreciation and amortization)	17,703	18,011	(5,078)	12,933	5,000	(a)	35,636
Depreciation and amortization	27,249	1,509	(1,315)	194	14,865	(a)	53,704
					11,396	(c)
Pasadena goodwill impairment	—	27,202	(27,202)	—	—		—
Other expense	—	542	(5)	537	(537	)(b)	—

Total operating costs and expenses	215,862	321,399	(186,141)	135,258	11,396		362,516

Operating income	82,803	13,213	47,908	61,121	(11,396)		132,528
Other income (expense):
Interest expense, net	(6,753)	(19,057)	—	(19,057)	(4,083	)(e)	(29,893)
Agrifos settlement	—	5,632	(5,632)	—	—		—
Loss on debt extinguishment	—	(635)	—	(635)	—		(635)
Other income (expense), net	71	(197)	—	(197)	—		(126)

Total other (expense)	(6,682)	(14,257)	(5,632)	(19,889)	(4,083)		(30,654)

Income (loss) before income tax expense (benefit)	76,121	(1,044)	42,276	41,232	(15,479)		101,874
Income tax expense (benefit)	(28)	18	(17)	1	—		(27)

Net income (loss)	$76,149	$(1,062)	$42,293	$41,231	$(15,479)		$101,901

Per Unit Data (see Note 6):
Net income (loss) per common unit—basic	$1.04	$(0.03)					$0.90
Net income (loss) per common unit—diluted	$1.04	$(0.03)					$0.90
Weighted-average units used to compute net income (loss) per common unit (in thousands):
Basic	73,115	38,898					113,569
Diluted	73,139	38,898					113,593

See the accompanying notes to the unaudited pro forma condensed combined financial statements

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Except as noted within the context of each footnote, the dollar amounts presented in the tabular data within these footnotes are stated in thousands of dollars.

(1) Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements are intended to reflect the impact of the mergers on CVR Partners’ consolidated financial statements and presents the pro forma condensed combined financial position and results of operations of CVR Partners based on the historical financial statements of CVR Partners and Rentech Nitrogen, incorporated by reference in this proxy statement/prospectus, after giving effect to the mergers and pro forma adjustments as described in these notes. Pro forma adjustments are included only to the extent they are (i) directly attributable to the mergers, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. Certain items included in the historical consolidated financial statements of CVR Partners and Rentech Nitrogen were not adjusted for in these unaudited pro forma condensed combined financial statements, as they were not directly related to the mergers, including certain debt borrowings and other historical changes to the capital structures. The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and does not reflect the costs of any integration activities or benefits that may result from realization of commercial synergies expected to result from the mergers.

The unaudited pro forma condensed combined balance sheet as of September 30, 2015 has been prepared to give effect to the mergers as if they had occurred on September 30, 2015. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2015 and year ended December 31, 2014, have been prepared to give effect to the mergers as if they had occurred on January 1, 2014.

Fair Value Adjustments

The mergers will be accounted for using the acquisition method of accounting with CVR Partners as the acquirer of Rentech Nitrogen. The unaudited pro forma condensed combined financial statements and accompanying notes reflect the preliminary assessment of fair values and useful lives assigned to the assets acquired and liabilities assumed. Fair value estimates were determined based on preliminary discussions between CVR Partners and Rentech Nitrogen management, due diligence efforts and information available in public filings. The fair values assigned in these unaudited pro forma condensed combined financial statements and accompanying notes are preliminary and represent management’s estimate of fair value and are subject to revision. The actual fair values of the assets acquired and liabilities assumed may differ materially from the amounts presented below as further analysis is completed. The final valuation of assets acquired and liabilities assumed may result in different adjustments than those shown in the unaudited pro forma condensed combined financial statements, and these differences may have a material impact on the accompanying pro forma condensed combined financial statements and the consolidated future results of operations and financial position.

(2) Purchase Price

The aggregate merger consideration reflected in the unaudited pro forma condensed combined financial statements is approximately $747.9 million, including the fair value of CVR Partners common units issued of approximately $297.2 million, a cash contribution of approximately $100.2 million, and approximately $350.5 million of assumed debt. The fair value of unit consideration is based on the outstanding Rentech Nitrogen common units of 39.0 million, on a fully-diluted basis, and the price per CVR Partners common unit of $7.33, as of the close of trading on January 8, 2016. The actual number of CVR Partners common units issued to Rentech Nitrogen common unitholders upon closing of the mergers will be based on the number of Rentech Nitrogen common units outstanding at closing on a fully-diluted basis, and the fair value of those units will be based on the current market price of CVR Partners common units at the date of the closing of the mergers. The

Second Lien Notes are reflected in the unaudited pro forma condensed combined financial statements at the estimated fair value as of September 30, 2015. The Second Lien Notes were issued under an Indenture, dated as of April 12, 2013, as amended, restated, supplemented or otherwise modified from time to time, by and among the Partnership, Finance Corp. and Wilmington Trust, National Association, as trustee and collateral trustee (the “Second Lien Notes Indenture”). In the event of a Change of Control (as defined in the Second Lien Notes Indenture), each holder of the Second Lien Notes may require the repurchase of some or all of its Second Lien Notes at a repurchase price equal to 101% of their face amount, plus accrued and unpaid interest, if any, to the date of settlement. Although the Second Lien Notes include certain repurchase options based upon specified events, these potential future events and corresponding actions have not been assumed in the estimated fair value of the Second Lien Notes as of September 30, 2015.

A summary of the total purchase price consideration to be allocated by CVR Partners in the acquisition of Rentech Nitrogen is provided below, in thousands.

Preliminary Purchase Price Consideration

Purchase Price
Fair value of CVR Partners common units issued, as of January 8, 2016	$297,190
Cash payment to Rentech Nitrogen common unitholders	100,191

Total purchase price consideration to be allocated	$397,381

The preliminary estimated assets acquired and liabilities assumed by CVR Partners in the acquisition of Rentech Nitrogen, reconciled to the amount of the merger consideration transferred, are provided below and are presented as if the acquisition had occurred on September 30, 2015.

Book value of net assets acquired	$(137,954)
Adjustment for elimination of Pasadena Facility	(38,475)

Adjusted book value of net tangible assets acquired	(176,429)
Adjustments to:
Fair Market Value Tangible Assets	393,588
Goodwill	191,495
Other Adjustments	(11,273)

Total purchase price consideration to be allocated	$397,381

As shown in the table below, the fair value of the portion of the consideration attributable to Rentech Nitrogen common units included in these unaudited pro forma condensed combined financial statements is based on the closing price for CVR Partners common units of $7.33 on January 8, 2016.

Fair Value of Equity Portion of Consideration

(in thousands; except per unit data)
Rentech Nitrogen common units outstanding as of January 8, 2016	38,985
Unit consideration per Rentech Nitrogen common unit	1.04

Number of CVR Partners common units to be issued	40,544
Fair value per CVR Partners common unit as of January 8, 2016	7.33

Fair value of CVR Partners common units issued	$297,190

Registrants are required to use the most recent stock price practicable at the time of filing for determining the value of stock to be issued in a transaction that has not been consummated. The fair value of the equity portion of consideration will fluctuate until the date of the closing of the mergers as a result of fluctuations in the market price of CVR Partners common units and changes to the number of fully-diluted Rentech Nitrogen units outstanding. A hypothetical increase/(decrease) of 10% in the CVR Partners common unit price or the number of fully-diluted Rentech Nitrogen units outstanding would increase/(decrease) the equity value portion of the consideration by $29.7 million.

(3) Financing Considerations

Simultaneously with the execution of the merger agreement, CVR Partners entered into the commitment letter with Coffeyville, pursuant to which Coffeyville has committed to, on the terms and subject to the conditions set forth in the commitment letter, make available to CVR Partners term loan financing of up to $150.0 million, which amounts would be available to fund the repayment of all of the outstanding advances under Rentech Nitrogen’s GE Credit Facility, the cash consideration and transaction related expenses. Such term loan, if drawn, would have a one year term. For a more complete discussion of the commitment letter, see “Proposal 1: The Mergers—Commitment Letter.”

The pro forma financial statements reflect CVR Partners’ estimate of the amount of financing required to complete the mergers of $126.5 million. The actual amount of financing required for the mergers will not be determined until the closing date of the mergers when the actual amount of existing cash balances of CVR Partners and Rentech Nitrogen and the total transaction related expenses are known. The actual amount of available cash at closing and transaction related expenses may vary materially from preliminary estimates. The term loan facility conditions as set forth in the commitment letter discussed above will bear interest at a rate of three-month LIBOR (determined by the Lender on a customary basis using the rates published by the Wall Street Journal) plus 3.0% per annum. Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year. The pro forma financial statements reflect an estimate of the LIBOR interest rate of 0.32%. However, the actual interest incurred on CVR Partners’ debt may vary significantly based upon the actual LIBOR interest rates and the amount of the commitment letter utilized, if at all. A change in 1/8% in the interest rate would result in a change in annual interest expense and net income of approximately $0.2 million. CVR Partners is considering and may enter into other capital structure and refinancing options to finance the cash portion of the consideration, the impact of such options may vary materially from pro forma financing estimates.

Rentech Nitrogen’s debt arrangements that are expected to remain in place until the closing date of the mergers consist of $320.0 million of Second Lien Notes and $26.5 million in outstanding advances under the GE Credit Facility recorded at carrying value in the historical financial statements as of September 30, 2015. In the event of a Change of Control (as defined in the Second Lien Notes Indenture), each holder of the Second Lien Notes may require the repurchase of some or all of its Second Lien Notes at a repurchase price equal to 101% of their face amount, plus accrued and unpaid interest, if any, to the date of settlement. Although CVR Partners is considering alternative financing options, the accompanying unaudited pro forma condensed combined financial statements assume the Second Lien Notes remain outstanding and are classified as current due to the Change of Control provision and the related offer to repurchase the Second Lien Notes. The GE Credit Facility consists of a $50.0 million senior secured revolving credit facility with a $10.0 million letter of credit sublimit. Under the terms of the merger agreement, Rentech Nitrogen will, and will cause its subsidiaries to, at the reasonable request of CVR Partners, deliver all notices and to take all other actions required to facilitate (i) the termination of commitments in respect of Rentech Nitrogen’s GE Credit Facility and (ii) the repayment in full of all obligations for borrowed money outstanding under Rentech Nitrogen’s GE Credit Facility and the release of any liens securing such indebtedness and guarantees in connection therewith on the closing date of the mergers.

CVR Partners and Rentech Nitrogen expects to incur one-time transaction costs of approximately $16.8 million prior to, or concurrent with, the mergers, primarily related to legal, accounting and other transaction-related expenses, of which approximately $4.5 million was incurred during the nine months ended September 30, 2015.

(4) Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheets

This note should be read in conjunction with Note 1. Basis of Presentation; Note 2. Purchase Price; and Note 3. Financing Considerations.

It is a condition to the completion of the mergers that Rentech Nitrogen sell or spin off the Pasadena Facility, the adjustment for which is under the column heading “Adjustment to Eliminate the Pasadena Segment.” For purposes of the unaudited pro forma condensed combined financial statements, it has been assumed that the Pasadena Facility has been separated from Rentech Nitrogen pursuant to the separation agreement. The Adjustment to Eliminate the Pasadena Segment column includes the Pasadena segment as reported in Rentech Nitrogen’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which is incorporated by reference into this proxy statement/prospectus, as well as an adjustment to eliminate the intercompany balances.

Adjustments under the column heading “Pro Forma Adjustments for the Mergers” represent the following:

(a)	Reflects the incurrence of $126.5 million additional term loans with CVR Partners’ affiliate as discussed further in Note 3, Financing Considerations. Under the terms of the commitment letter, CVR Partners is to pay or reimburse Coffeyville for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the commitment letter and term loan facility. The pro forma condensed combined balance sheet does not include an adjustment for such additional term loan debt issuance costs as they are expected to be not material.

(b)	Reflects the repayment of $26.5 million loans outstanding under Rentech Nitrogen’s GE Credit Facility as of September 30, 2015 as discussed further in Note 3, Financing Considerations.

(c)	Reflects the payment for the holders of Rentech Nitrogen common units, who will receive $2.57 in cash, without interest, for each Rentech Nitrogen common unit held as consideration for the mergers.

(d)	Reflects an approximate $12.3 million decrease to cash and common unitholders’ interest to reflect the estimated transaction costs to be incurred in association with the mergers. These estimated transaction costs to be incurred are not included in the unaudited pro forma condensed combined statement of operations as they are nonrecurring expenses.

(e)	Rentech Nitrogen’s inventory will be purchased by CVR Partners at fair value. Inventories have historically been carried at the lower of first-in, first-out (“FIFO”) cost, or net realizable value. The estimated increase in finished goods inventory value of approximately $11.3 million is reflected to adjust estimated pro forma inventories to fair value, which reflects the estimated selling price to a market participant at the closing date of the mergers. All other inventory items’ cost basis is estimated to equal fair value. These estimated fair values are preliminary and subject to further adjustments based on the final fair value determination to be completed subsequent to the mergers’ closing date.

(f)	Reflects the reclassification of Rentech Nitrogen’s catalysts, including precious metals used as catalysts, to conform the presentation in Rentech Nitrogen’s condensed consolidated financial statements to the presentation in CVR Partners’ condensed consolidated financial statements.

(g)	Reflects the reclassification of Rentech Nitrogen’s spare parts to conform the presentation in Rentech Nitrogen’s condensed consolidated financial statements to the presentation in CVR Partners’ condensed consolidated financial statements.

(h)	Reflects an increase in property, plant and equipment to reflect the estimated step up to fair value of Rentech Nitrogen’s owned properties, plant and equipment, including land. This estimated fair value is preliminary and is subject to further adjustments based on the final fair value determination to be completed subsequent to the mergers’ closing date.

(i)	Reflects the estimated fair value of $191.5 million of goodwill. This estimated fair value is preliminary and is subject to further adjustment based on the final fair value determination to be completed subsequent to the mergers’ closing date.

(j)	Reflects the elimination of deferred financing costs related to Rentech Nitrogen’s Second Lien Notes and the GE Credit Facility of $6.4 million and $0.9 million, respectively, as of September 30, 2015. The Rentech Nitrogen long-term debt is adjusted to fair value in pro forma adjustment (m).

(k)	Reflects the reclassification of Rentech Nitrogen’s Second Lien Notes to current due to the Change of Control provision effective upon completion of the mergers. The Change of Control provision is discussed further in Note 3, Financing Considerations.

(l)	Reflects an increase to debt of $4.0 million to reflect Rentech Nitrogen’s Second Lien Notes estimated fair value as of September 30, 2015 of $324.0 million. This estimated fair value is preliminary and subject to further adjustments based on the final fair value determination to be completed subsequent to the mergers’ closing date.

(m)	Reflects reclassification of Rentech Nitrogen’s presentation of accounts payable to conform the presentation in Rentech Nitrogen’s condensed consolidated financial statements to the presentation in CVR Partners’ condensed consolidated financial statements.

(n)	Reflects reclassification of Rentech Nitrogen’s presentation of accrued expenses and other current liabilities to conform the presentation in Rentech Nitrogen’s condensed consolidated financial statements to the presentation in CVR Partners’ condensed consolidated financial statements.

(o)	Reflects the elimination of the Rentech Nitrogen common unitholders’ interest and the issuance of CVR Partners common units to holders of Rentech Nitrogen common units. Rentech Nitrogen common unitholders will receive 1.04 CVR Partners common units for each Rentech Nitrogen common unit held as part of the consideration for the mergers. The number of units in such consideration is fixed and the merger consideration will not be adjusted to reflect changes in the price of Rentech Nitrogen or CVR Partners common units prior to the closing of the mergers. This estimated fair value of the CVR Partners common units is preliminary and is subject to further adjustments based on the final fair value determination to be completed subsequent to the mergers’ closing date.

(5) Pro Forma Adjustments to the Unaudited Condensed Combined Statements of Operations

This note should be read in conjunction with Note 1, Basis of Presentation; Note 2, Purchase Price; and Note 3, Financing Considerations.

It is a condition to the completion of the mergers that Rentech Nitrogen sell or spin off the Pasadena Facility, the adjustment for which is under the column heading “Adjustment to Eliminate the Pasadena Segment.” For purposes of the unaudited pro forma condensed combined financial statements, it has been assumed that the Pasadena Facility has been separated from Rentech Nitrogen pursuant to the separation agreement. The Adjustment to Eliminate the Pasadena Segment column includes the Pasadena segment as reported in Rentech Nitrogen’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, both of which are incorporated by reference into this proxy statement/prospectus, as well as an adjustment to eliminate the Agrifos Settlement income related to the Pasadena Facility of $5.6 million as discussed further in Rentech Nitrogen’s Annual Report on Form 10-K for the year ended December 31, 2014.

Adjustments under the column heading “Pro Forma Adjustments for the Mergers” represent the following:

(a)	Reflects the reclassification of cost of sales to conform Rentech Nitrogen’s condensed consolidated financial statement presentation to CVR Partners’ condensed consolidated financial statement presentation.

CVR Partners records cost of product sold, direct operating expenses and selling, general and administrative expenses, exclusive of depreciation and amortization. The pro forma adjustment conforms the classification in alignment with CVR Partners’ basis of presentation. Rentech Nitrogen recorded depreciation and amortization of approximately $13.3 million and $15.7 million, respectively, in cost of sales for the nine months ended September 30, 2015 and the year ended December 31, 2014, excluding depreciation and amortization of the Pasadena Facility. Of these amounts, approximately $0.5 million and $0.9 million, respectively, for the nine months ended September 30, 2015 and the year ended December 31, 2014, were reclassified to direct operating expenses to conform with CVR Partners’ catalysts presentation as discussed in Balance Sheet pro forma adjustment (f). The historical cost basis of Rentech Nitrogen’s catalysts is estimated to equal fair value.

Rentech Nitrogen recorded expenses, other than depreciation and amortization and selling, general and administrative expenses discussed above, of approximately $63.3 million and $105.9 million, respectively, in cost of sales for the nine months ended September 30, 2015 and the year ended December 31, 2014, excluding expenses of the Pasadena Facility. Of these amounts, for the nine months ended September 30, 2015 and the year ended December 31, 2014, approximately $23.8 million and $34.0 million, respectively, were reclassified to cost of product sold, $36.9 million and $66.9 million, respectively, were reclassified to direct operating expenses and approximately $2.5 million and $5.0 million, respectively, were reclassified to selling, general and administrative expenses to conform with CVR Partners’ presentation.

(b)	Reflects the reclassification of other expense to conform Rentech Nitrogen’s condensed consolidated financial statement presentation to CVR Partners’ condensed consolidated financial statement presentation.

(c)	Depreciation and amortization has been increased to reflect the estimated additional depreciation expense related to the increase in property, plant, and equipment based on the estimated fair value of the acquired assets. The estimated incremental depreciation expense for the nine months ended September 30, 2015 and the year ended December 31, 2014 is approximately $6.8 million and $11.4 million, respectively, based upon a range of estimated useful lives of 5 to 30 years. The following table is an estimated incremental increase to depreciation and amortization for Rentech Nitrogen, excluding the Pasadena Facility:

	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
Pro forma depreciation and amortization	$19,841	$26,455
Elimination of depreciation and amortization	(13,012)	(15,059)

Estimated incremental increase to depreciation and amortization	$6,829	$11,396

(d)	Reflects the elimination of transaction costs reflected in the historical financial statements.

(e)	Reflects the estimated increase in interest expense of $3.1 million and $4.1 million for nine months ended September 30, 2015 and the year ended December 31, 2014, respectively, resulting from the incurrence of indebtedness under the term loan facility to finance the cash portion of the consideration. This pro forma adjustment also eliminates the interest expense of $0.6 million and $45.0 thousand associated with the repayment of all of the loans outstanding under the GE Credit Facility for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively. See Note 3, Financing Considerations for additional discussion.

(6) Earnings per Unit

Set forth below is a reconciliation of CVR Partners’ historical basic and diluted net income per unit to CVR Partners’ pro forma basic and diluted net income per unit for the nine months ended September 30, 2015 and for the year ended December 31, 2014.

	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
Rentech Nitrogen weighted average common units outstanding—basic	38,919	38,898
Unit consideration per Rentech Nitrogen common unit	1.04	1.04

	40,476	40,454
CVR Partners weighted average common units outstanding—basic	73,123	73,115

Pro forma CVR Partners weighted average common units outstanding—basic	113,599	113,569

Rentech Nitrogen weighted average common units outstanding- diluted	38,919	38,898
Unit consideration per Rentech Nitrogen common unit	1.04	1.04

	40,476	40,454
CVR Partners weighted average common units outstanding—diluted	73,131	73,139

Pro forma CVR Partners weighted average common units outstanding—diluted	113,607	113,593

Pro forma net income	$88,277	$101,901
Pro forma net income per unit—basic	$0.78	$0.90
Pro forma net income per unit—diluted	$0.78	$0.90

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

The following is a discussion of the material U.S. federal income tax consequences of the mergers that may be relevant to Rentech Nitrogen common unitholders. Unless otherwise noted, the legal conclusions set forth in the discussion relating to the consequences of the mergers to Rentech Nitrogen and the Rentech Nitrogen common unitholders are the opinion of Latham & Watkins LLP, counsel to Rentech Nitrogen, as to the material U.S. federal income tax consequences relating to those matters. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated under the Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. The tax treatment of the mergers may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied. Neither Rentech Nitrogen nor CVR Partners has sought a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below. No assurance can be given that the below-described opinions and/or the statements contained herein with respect to tax matters would be sustained by a court if contested by the IRS.

This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the mergers. Moreover, the discussion focuses on Rentech Nitrogen common unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes) and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, employee benefit plans, foreign persons, financial institutions, insurance companies, real estate investment trusts (REITs), individual retirement accounts (IRAs), mutual funds, traders in securities that elect mark-to-market, persons who hold Rentech Nitrogen common units as part of a hedge, straddle or conversion transaction, persons who acquired Rentech Nitrogen common units or CVR Partners common units by gift, or directors and employees of Rentech Nitrogen that received (or are deemed to receive) Rentech Nitrogen common units as compensation or through the exercise (or deemed exercise) of options, unit appreciation rights, phantom units or restricted units granted under a Rentech Nitrogen equity incentive plan. Also, the discussion assumes that the Rentech Nitrogen common units are held as capital assets at the time of the mergers (generally, property held for investment).

Accordingly, Rentech Nitrogen and CVR Partners strongly urge each Rentech Nitrogen common unitholder to consult with, and depend upon, such unitholder’s own tax advisor in analyzing the U.S. federal, state, local and foreign tax consequences of the mergers particular to such unitholder.

Tax Opinions Required as a Condition to Closing

No ruling has been or will be requested from the IRS with respect to the tax consequences of the mergers. Instead, Rentech Nitrogen and CVR Partners will rely on the opinions of their respective counsel regarding the tax consequences of the mergers.

It is a condition of Rentech Nitrogen’s obligation to complete the mergers that Rentech Nitrogen receive an opinion of its counsel, Latham & Watkins LLP, to the effect that for U.S. federal income tax purposes:

•

except to the extent that the Section 707 Consideration (as defined below) causes the transaction to be treated as a “disguised sale,” holders of Rentech Nitrogen common units (other than Rentech and its affiliates and any holder of the CVR Partners affiliate units) will not recognize any income or gain as a result of the Rentech Nitrogen merger (other than any (a) income or gain resulting from the actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code, or (b) any liabilities incurred other than in the ordinary course of business of Rentech Nitrogen or any of its subsidiaries); provided that the opinion of Latham & Watkins LLP will not extend to any Rentech Nitrogen common unitholder who acquired common units from Rentech Nitrogen in exchange for property other than cash; and

•	at least 90% of the gross income of Rentech Nitrogen for all of the calendar year prior to the year in which the mergers occur and all calendar quarters of the year in which the mergers occur ending before the closing date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

It is a condition of CVR Partners’ obligation to complete the mergers that CVR Partners receive an opinion of its counsel, Vinson & Elkins L.L.P., to the effect that for U.S. federal income tax purposes:

•	CVR Partners will not recognize any income or gain as a result of the mergers (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code);

•	no gain or loss will be recognized by holders of CVR Partners common units as a result of the mergers (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code); and

•	at least 90% of the combined gross income of CVR Partners and Rentech Nitrogen for all of the calendar year prior to the year in which the mergers occur and all calendar quarters of the year in which the mergers occur ending before the closing date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

The opinions of counsel described above will assume that the mergers will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the merger agreement and described in this proxy statement/prospectus. In addition, the tax opinions delivered to CVR Partners and Rentech Nitrogen at closing will be based upon certain factual assumptions and representations, warranties and covenants made by the officers of CVR Partners, CVR Partners GP, Rentech Nitrogen and Rentech Nitrogen GP and any of their respective affiliates. If either CVR Partners or Rentech Nitrogen waives the receipt of the requisite tax opinion as a condition to closing and the changes to the tax consequences would be material, then this proxy statement/prospectus will be amended and recirculated and unitholder approval will be resolicited. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, no assurance can be given that the above-described opinions and the opinions and statements made hereafter in the proxy statement/prospectus will be sustained by a court if contested by the IRS.

Assumptions Related to the U.S. Federal Income Tax Treatment of the Mergers

If CVR Partners were treated as a corporation for U.S. federal income tax purposes at the time of the mergers, the mergers would be fully taxable transactions to holders of Rentech Nitrogen common units. The discussion below is based on the opinion of Vinson & Elkins L.L.P. that CVR Partners will be classified as a partnership for U.S. federal income tax purposes at the time of the mergers. See the discussion of the opinion of Vinson & Elkins LLP that CVR Partners is classified as a partnership for U.S. federal income tax purposes under “Material U.S. Federal Income Tax Consequences of CVR Partners Common Unit Ownership—Taxation of the Partnership—Partnership Status” below.

The discussion below is based on the opinion of Latham & Watkins LLP that Rentech Nitrogen will be classified as a partnership for U.S. federal income tax purposes at the time of the mergers. See the discussion of the opinion of Latham & Watkins LLP that Rentech Nitrogen is classified as a partnership for U.S. federal income tax purposes under “Material U.S. Federal Income Tax Consequences of the Mergers—U.S. Federal Income Tax Treatment of the Mergers.” Following the mergers, a Rentech Nitrogen common unitholder that receives CVR Partners common units will be treated as a partner in CVR Partners regardless of the U.S. federal income tax classification of Rentech Nitrogen.

U.S. Federal Income Tax Treatment of the Mergers

Upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub 1 will merge with and into Rentech Nitrogen GP, with Rentech Nitrogen GP continuing as the surviving entity as a wholly-owned subsidiary of CVR Partners that is disregarded from CVR Partners for U.S. federal income tax purposes, and Merger Sub 2 will merge with and into Rentech Nitrogen, with Rentech Nitrogen continuing as the surviving entity. Following the Rentech Nitrogen merger, CVR Partners will own a 99.0% limited partner interest in the surviving partnership and the holder of the CVR Partners affiliate units will own a 1.0% limited partner interest in the surviving partnership. Consequently, Rentech Nitrogen will be treated as a partnership for U.S. federal income tax purposes.

Pursuant to the mergers, all Rentech Nitrogen common units (other than the CVR Partners affiliate units) will be converted into the right to receive the merger consideration (including any cash received in lieu of fractional CVR Partners common units). For U.S. federal income tax purposes, each holder of Rentech Nitrogen common units (other than holders of the CVR Partners affiliate units) will be deemed to contribute its Rentech Nitrogen common units to CVR Partners in exchange for CVR Partners common units, cash (including any cash received in lieu of fractional CVR Partners common units) and the deemed assumption by CVR Partners of such Rentech Nitrogen common unitholder’s share of Rentech Nitrogen’s liabilities.

The remainder of this discussion, except as otherwise noted, assumes that the mergers and the transactions contemplated thereby will be treated for U.S. federal income tax purposes in the manner described above. For the purposes of this discussion under “—U.S. Federal Income Tax Treatment of the Mergers” with respect to Rentech Nitrogen and its unitholders and based upon the representations, warranties and covenants made by Rentech Nitrogen and Rentech Nitrogen GP, Latham & Watkins LLP is of the opinion that Rentech Nitrogen will be treated as a partnership for federal income tax purposes immediately preceding the mergers. The representations, warranties and covenants made by Rentech Nitrogen and Rentech Nitrogen GP upon which Latham & Watkins LLP has relied in rendering its opinion include, without limitation: (1) neither Rentech Nitrogen nor its operating subsidiaries has elected or will elect to be treated, or is otherwise treated, as a corporation for federal income tax purposes; (2) income treated as “qualifying income” on the basis of a private letter ruling is earned pursuant to processes, activities and arrangements consistent with the facts and circumstances described in the private letter ruling request and in the private letter ruling issued by the IRS; and (3) for each taxable year, more than 90% of Rentech Nitrogen’s gross income has been and will be income of a character that Latham & Watkins LLP has opined is “qualifying income” within the meaning of Section 7704(d) of the Code, including income earned pursuant to the processes described in our private letter ruling.

Tax Consequences of the Mergers to Rentech Nitrogen Common Unitholders

As described above, each Rentech Nitrogen common unitholder (other than holders of the CVR Partners affiliate units) will be deemed to contribute its Rentech Nitrogen common units to CVR Partners in exchange for CVR Partners common units, cash (including any cash received in lieu of fractional CVR Partners common units) and the deemed assumption by CVR Partners of such Rentech Nitrogen common unitholder’s share of Rentech Nitrogen’s liabilities.

In general, the contribution of property by a partner to a partnership in exchange for a new or additional interest in such partnership will not result in the recognition of gain or loss by such partner. However, under Section 707 of the Code and the Treasury Regulations promulgated thereunder, a transfer of property (other than money) by a partner to a partnership and a transfer of money or other consideration (other than an interest in such partnership) by the partnership to such partner (including the partnership’s assumption of, or taking of property subject to, certain liabilities), may, in certain circumstances, be characterized, in whole or in part, as a “disguised sale” of property by the partner to the partnership, rather than as a non-taxable contribution of such property to the partnership. For example, if a partner transfers appreciated property to a partnership, including an interest in another partnership, and within a reasonable period of time before or after the contribution receives a distribution of money or other property approximately equal to the value of the property given up in the exchange, the transfers may be treated as part of a disguised sale of the transferred property. Under these rules, for each Rentech Nitrogen common unitholder deemed to contribute its Rentech Nitrogen common units to CVR Partners, the sum of (i) the cash consideration received by such Rentech Nitrogen common unitholder, (ii) any cash received by such Rentech Nitrogen common unitholder in lieu of fractional CVR Partners common units and (iii) the portion of each Rentech Nitrogen common unitholder’s share of any Rentech Nitrogen liabilities deemed assumed by CVR Partners that is treated as part of a “disguised sale” under Treasury Regulation Section 1.707-5(a) (collectively, the “Section 707 Consideration”) will be treated as consideration for the sale of a portion of such Rentech Nitrogen common unitholder’s Rentech Nitrogen common units to CVR Partners. Accordingly, such Rentech Nitrogen common unitholder will recognize gain or loss equal to the difference between the Section 707 Consideration received and the portion of such unitholder’s adjusted tax basis allocable to the portion of the Rentech Nitrogen common units deemed sold pursuant to Section 707 of the Code.

In addition, a deemed distribution of cash resulting from a net reduction in the amount of nonrecourse liabilities allocated to a Rentech Nitrogen common unitholder (which will be adjusted to take into account any nonrecourse liabilities of Rentech Nitrogen included in the Section 707 Consideration) will result in the recognition of taxable gain if such net reduction exceeds such unitholder’s remaining adjusted tax basis in its Rentech Nitrogen common units after reduction to account for any basis allocable to the portion of such unitholder’s Rentech Nitrogen common units deemed sold as a result of the receipt of Section 707 Consideration. As a partner in Rentech Nitrogen, a Rentech Nitrogen common unitholder must include the nonrecourse liabilities of Rentech Nitrogen allocable to its Rentech Nitrogen common units in the tax basis of its Rentech Nitrogen common units. As a partner in CVR Partners after the mergers, a Rentech Nitrogen common unitholder must include the nonrecourse liabilities of CVR Partners allocable to the CVR Partners common units received in the mergers in the tax basis of such units received. The nonrecourse liabilities of CVR Partners will include CVR Partners’ allocable share of the nonrecourse liabilities of Rentech Nitrogen outstanding after the mergers. The amount of nonrecourse liabilities attributable to a Rentech Nitrogen unit or a CVR Partners common unit is determined under complex regulations under Section 752 of the Code.

Any reduction in liabilities as a result of the reallocation of nonrecourse liabilities described in the preceding paragraph will be treated as a deemed cash distribution to such Rentech Nitrogen common unitholder and such unitholder will recognize taxable gain in an amount equal to the excess, if any, of the amount of any such deemed distribution of cash over such unitholder’s remaining adjusted tax basis in its Rentech Nitrogen common units after reduction to account for any basis allocable to the portion of such unitholder’s Rentech Nitrogen common units deemed sold as a result of the receipt of Section 707 Consideration. The amount and effect of any gain that may be recognized by an affected Rentech Nitrogen common unitholder will depend on the affected Rentech Nitrogen common unitholder’s particular situation, including the ability of the affected Rentech Nitrogen common unitholder to utilize any suspended passive losses. Each Rentech Nitrogen common unitholder should consult such unitholder’s own tax advisor in analyzing whether the mergers cause such unitholder to recognize deemed distributions in excess of the tax basis of Rentech Nitrogen common units surrendered in the mergers.

Tax Basis and Holding Period of the CVR Partners Common Units Received

A Rentech Nitrogen common unitholder’s initial tax basis in its Rentech Nitrogen common units consisted of the amount the Rentech Nitrogen common unitholder paid for the Rentech Nitrogen common units plus the Rentech Nitrogen common unitholder’s share of Rentech Nitrogen’s nonrecourse liabilities. That basis has been and will be increased by the Rentech Nitrogen common unitholder’s share of income allocated to it by Rentech Nitrogen and by any increases in the Rentech Nitrogen common unitholder’s share of nonrecourse liabilities. That basis has been and will be decreased, but not below zero, by distributions by Rentech Nitrogen, by the Rentech Nitrogen common unitholder’s share of losses allocated to it by Rentech Nitrogen, by any decreases in the Rentech Nitrogen common unitholder’s share of nonrecourse liabilities and by the Rentech Nitrogen common unitholder’s share of expenditures that are not deductible in computing taxable income and are not required to be capitalized.

A Rentech Nitrogen common unitholder’s initial aggregate tax basis in the CVR Partners common units the Rentech Nitrogen common unitholder will receive in the mergers will be equal to the Rentech Nitrogen common unitholder’s adjusted tax basis in the Rentech Nitrogen common units treated as exchanged therefor, (i) decreased by (A) any basis allocable to the portion of the Rentech Nitrogen common units deemed sold as a result of the receipt of Section 707 Consideration and (B) any basis attributable to the Rentech Nitrogen common unitholder’s share of Rentech Nitrogen’s nonrecourse liabilities and (ii) increased by the Rentech Nitrogen common unitholder’s share of CVR Partners’ nonrecourse liabilities (including CVR Partners’ allocable share of the nonrecourse liabilities of Rentech Nitrogen) outstanding immediately after the mergers.

As a result of the mergers, a Rentech Nitrogen common unitholder’s holding period in the CVR Partners common units received in the mergers will be determined by reference to its holding period in the Rentech Nitrogen common units exchanged therefor.

Effect of Termination of Rentech Nitrogen’s Tax Year at Closing of Mergers

Rentech Nitrogen uses the year ending December 31 as its taxable year and the accrual method of accounting for U.S. federal income tax purposes. As a result of the mergers, Rentech Nitrogen will be considered to have technically terminated as a partnership for U.S. federal income tax purposes. Rentech Nitrogen’s technical termination will result in a closing of its taxable year as of the effective date of the mergers, and Rentech Nitrogen will be required to file two U.S. federal income tax returns for the fiscal year in which the mergers occur. Each Rentech Nitrogen common unitholder will receive a Schedule K-1 from Rentech Nitrogen for the taxable year ending upon the effective date of the mergers and will be required to include in income its share of income, gain, loss and deduction for this period. Each Rentech Nitrogen common unitholder will also receive a Schedule K-1 from CVR Partners including its share of income, gain, loss and deduction reflecting the remainder of the fiscal year following the mergers. In addition, a Rentech Nitrogen common unitholder who has a taxable year ending on a date other than December 31 and after the date the mergers are effected must include its share of income, gain, loss and deduction in income for its taxable year, with the result that the Rentech Nitrogen common unitholder will be required to include in income for its taxable year its share of more than one year of income, gain, loss and deduction from Rentech Nitrogen.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF CVR PARTNERS COMMON UNIT OWNERSHIP

This section summarizes the material U.S. federal income tax consequences that may be relevant to unitholders receiving CVR Partners common units in connection with the mergers and is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated thereunder (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the U.S. federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to “we,” “us” or “our” are references to CVR Partners and its subsidiaries.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. insofar as they relate to matters of U.S. federal income tax law and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, and who hold units as capital assets (generally, property that is held for investment). This section has only limited applicability to corporations, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (IRAs), employee benefit plans, real estate investment trusts (REITs) or mutual funds. Accordingly, we encourage each prospective unitholder to consult such unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.

We have requested and received private letter rulings from the Internal Revenue Service (the “IRS”) that certain of our income constitutes qualifying income, as described further below. In addition, we are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (see “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see “—Disposition of Common Units—Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (see “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of the Partnership

Partnership Status

We are treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder.

Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for U.S. federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the production, marketing and transportation of fertilizer, and the production, transportation, storage and processing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business) dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that constitutes qualifying income. We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time.

Based upon factual representations made by us and our general partner, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for federal income tax purposes. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied in rendering its opinion include, without limitation:

(a) Neither we nor any of our subsidiaries that are partnerships or limited liability companies has elected to be treated as a corporation for federal income tax purposes;

(b) Income treated as “qualifying income” on the basis of a private letter ruling is earned pursuant to processes, activities and arrangements consistent with the facts and circumstances described in the private letter ruling request and in the private letter ruling issued by the IRS; and

(c) For each taxable year, since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code, including income earned pursuant to the processes described in our private letter rulings.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation of their interests in us. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress and the President propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships, including the elimination of the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. In addition, the IRS has issued proposed regulations regarding qualifying income under Section 7704(d)(1)(E) of the Code (the “Proposed Regulations”). The Proposed Regulations do not address and, instead, have “reserved,” the provisions relating to fertilizer processing or refining. However, there are no assurances that any future proposed regulations with respect to fertilizer will not include changes that interpret Section 7704(d)(1)(E) in a manner that is contrary to our current interpretation of Section 7704(d)(1)(E) and our rulings, which could modify the amount of our gross income that we are able to treat as qualifying income for the purposes of the Qualifying Income Exception. We are unable to predict whether any such changes will ultimately be enacted. It is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Accordingly, our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. In addition, any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in its units, and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

Unitholders who are admitted as limited partners of the partnership, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the partnership for federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, see “—Treatment of Securities Loans.” Unitholders who are not treated as partners of the partnership as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders, we will not pay any federal income tax. Rather, each unitholder will be required to report on its federal income tax return each year its share of our items of income, gain, loss and deduction for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Common Units

See “Material U.S. Federal Income Tax Consequences of the Mergers—Tax Basis and Holding Period of the CVR Partners Common Units Received” for a discussion of how to determine the initial tax basis of CVR Partners common units received in the mergers. That basis generally will be (i) increased by the unitholder’s share of our income and by any increases in such unitholder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses, and any decreases in its share of our liabilities. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Treatment of Distributions

Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder’s tax basis in its common units, in which case the unitholder generally will recognize gain taxable in the manner described below under “—Disposition of Common Units.”

Any reduction in a unitholder’s share of our “liabilities” will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units may decrease the unitholder’s share of our liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. See “—Disposition of Common Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reduction in a unitholder’s share of our liabilities as described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

The deduction by a unitholder of its share of our losses will be limited to the lesser of (i) the unitholder’s tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at-risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at-risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at-risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at-risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at-risk limitations, passive activity loss limitations generally limit the deductibility of losses incurred by individuals, estates, trusts, some closely held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only our passive income. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive activity loss rules are generally applied after other applicable limitations on deductions, including the at-risk and basis limitations.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	interest expense allocated against portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. Net investment income generally does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder, we are authorized to treat the payment as a distribution of cash to the relevant unitholder. Where the tax is payable on behalf of all the unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the CVR Partners partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

In general, our items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. However, specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a “Book-Tax Disparity”). As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interests in us prior to such offering. Items of deductions attributable to certain properties contributed to us by our general partner will be specially allocated back to our general partner. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect” as determined under the Treasury Regulations. If an allocation does not have substantial economic effect, it will be reallocated to our unitholders on the basis of their interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the partner’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Securities Loans

A unitholder whose units are the subject of a securities loan (for example, a loan to a “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. See “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We have made the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our common units under Section 743(b) of the Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us.

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with these or any other Treasury Regulations. A literal application of Treasury Regulations governing a Section 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. See “—Uniformity of Units.”

The IRS may challenge our positions with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to the lack of controlling authority. Because a unitholder’s tax basis in its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. See “—Disposition of Common Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. See “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax bases of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. See “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the initial tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or a court. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. A unitholder’s amount realized generally will equal the sum of the cash or the fair market value of other property it receives plus its share of our liabilities with respect to such units. Because the amount realized includes a unitholder’s share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

For the purposes of calculating gain or loss on the sale of units, the unitholder’s adjusted basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be specifically authorized or permitted. Recently, however, the Department of the Treasury and the IRS issued Treasury Regulations pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. The Partnership is currently evaluating these regulations, which will apply beginning with our taxable year that begins on January 1, 2016. The Treasury Regulations do not specifically authorize the use of the proration method we have adopted for our 2015 taxable year and may not specifically authorize all aspects of our proration method thereafter. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the Treasury Regulations, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under the Treasury Regulations.

A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells or purchases any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have “constructively” terminated as a partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 would result in us filing two tax returns for one fiscal year, thereby increasing our administrative and tax costs. However, pursuant to an IRS relief procedure, the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Units

Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. See “—Tax Consequences of Unit Ownership—Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.

A unitholder’s basis in its units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. See “—Disposition of Common Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans and other tax-exempt organizations as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantial adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in our common units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non-U.S. Unitholders are taxed by the United States on income effectively connected with the conduct of a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), and unless exempted or further limited by an income tax treaty, will be considered to be engaged in business in the United States because of their ownership of our units. Furthermore, it is probable that they will be deemed to conduct such activities through permanent establishments in the United States within the meaning of applicable tax treaties. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax on their share of our net income or gain in a manner similar to a taxable U.S. unitholder. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U. S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” to the extent reflected in the corporation’s effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Unitholder who sells or otherwise disposes of a common unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” gain recognized by a non-U.S. person from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be effectively connected with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder’s gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a Non-U.S. Unitholder generally will be subject to federal income tax upon the sale or disposition of a common unit if (i) it owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business consisted of U.S. real property interests which include U.S. real estate (including land, improvements, and certain associated personal property) and interests in certain entities holding U.S. real estate at any time during the shorter of the period during which such unitholder held the common units or the 5-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, Non-U.S. Unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days of the closings of CVR Partners’ taxable year on December 31, 2016,specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of our income, gain, loss and deduction. We cannot assure unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly traded partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS, and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates our general partner.

The Tax Matters Partner has made and will make certain elections on our behalf and on behalf of unitholders. The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2)	a statement regarding whether the beneficial owner is:

(a)	a non-U.S. person;

(b)	a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(c)	a tax-exempt entity;

(3)	the amount and description of units held, acquired or transferred for the beneficial owner; and

(4)	specific information, including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed on taxpayers as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of any such underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

State, Local, Non-U.S. and Other Tax Considerations

In addition to federal income taxes, unitholders may be subject to other taxes, including state and local and non-U.S. income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We currently conduct business or own property in several states. Some or all of these states may impose an income tax on nonresident partners of partnerships doing business within the state, and we may also own property or do business in other states in the future that impose income or similar taxes on nonresident persons owning an interest in us. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

Although a unitholder may not be required to file a return and pay taxes in some jurisdictions because its income from that jurisdiction falls below the filing and payment requirement, unitholders will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. It is each unitholder’s responsibility to file all U.S. federal, foreign, state and local tax returns. Our counsel has not rendered an opinion on the foreign, state or local tax consequences of an investment in our common units.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of its investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

DESCRIPTION OF CVR PARTNERS COMMON UNITS

CVR Partners common units represent limited partner interests in CVR Partners. CVR Partners common units entitle the holders to participate in partnership distributions and to exercise the rights and privileges available to limited partners under the CVR Partners partnership agreement.

Where Common Units Are Traded

CVR Partners common units are listed on the NYSE under the symbol “UAN.” The common units received by Rentech Nitrogen common unitholders in the mergers will also be listed on the NYSE.

Transfer Agent and Registrar

American Stock Transfer and Trust Company is the registrar and transfer agent for the common units. CVR Partners will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by common unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges

There is no charge to common unitholders for disbursements of CVR Partners’ cash distributions. CVR Partners will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Transfer of Common Units

By transfer of common units in accordance with the CVR Partners partnership agreement, each transferee of common units shall be admitted as a limited partner of CVR Partners with respect to the common units transferred when such transfer and admission is reflected in CVR Partners’ books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by the CVR Partners partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, the CVR Partners partnership agreement; and

•	gives the consents and approvals contained in the CVR Partners partnership agreement.

A transferee will become a substituted limited partner of CVR Partners for the transferred common units automatically upon the recording of the transfer on CVR Partners’ books and records. CVR Partners GP will cause any transfers to be recorded on CVR Partners’ books and records no less frequently than quarterly.

CVR Partners may, at its discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

CVR Partners common units are securities and are transferable according to the laws governing transfers of securities and in accordance with the CVR Partners partnership agreement. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to seek to become a substituted limited partner in the CVR Partners partnership for the transferred common units subject to the conditions of, and in the manner provided under, the CVR Partners partnership agreement.

Until a CVR Partners common unit has been transferred and recorded on CVR Partners’ books and records, CVR Partners and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

COMPARISON OF RIGHTS OF CVR PARTNERS COMMON UNITHOLDERS AND RENTECH NITROGEN COMMON UNITHOLDERS

The rights of CVR Partners common unitholders are currently governed by CVR Partners’ Second Amended and Restated Agreement of Limited Partnership, as amended, which is referred to as the CVR Partners partnership agreement, and the Delaware Revised Uniform Limited Partnership Act, which is referred to as the Delaware LP Act. The rights of Rentech Nitrogen’s unitholders are currently governed by Rentech Nitrogen’s Third Amended and Restated Agreement of Limited Partnership, as amended, which is referred to as the Rentech Nitrogen partnership agreement, and the Delaware LP Act. If the mergers are completed, the rights of former Rentech Nitrogen common unitholders will be governed by the CVR Partners partnership agreement, the CVR Partners GP LLC agreement and the Delaware LP Act.

There are several differences between the rights of Rentech Nitrogen common unitholders and the rights of CVR Partners common unitholders. The following description summarizes the material differences that may affect the rights of CVR Partners common unitholders and Rentech Nitrogen common unitholders but does not purport to be a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Rentech Nitrogen common unitholders should read carefully the relevant provisions of the CVR Partners partnership agreement and the Rentech Nitrogen partnership agreement. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.”

Issuance of Additional Securities

CVR Partners	Rentech Nitrogen
CVR Partners may issue an unlimited number of additional equity securities, including in additional classes or series, with such designations, preferences, rights, powers and duties, which may be senior or in addition to those of its existing classes and series of its equity securities, as its general partner shall determine in good faith, all without the approval of any unitholders.	Rentech Nitrogen may issue an unlimited number of additional equity securities, including in additional classes or series, with such designations, preferences, rights, powers and duties, which may be senior or in addition to those of its existing classes and series of its equity securities, as its general partner shall determine in its sole discretion, all without the approval of any unitholders.

Meetings; Voting

CVR Partners	Rentech Nitrogen

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of the limited partners and to act upon matters for which approvals may be solicited.

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or, if authorized by the general partner, without a meeting, without a vote and without prior notice, if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Special meetings of the unitholders may be called by the general partner or by unitholders owning

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of the limited partners and to act upon matters for which approvals may be solicited.

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or, if authorized by the general partner, without a meeting, without a vote and without prior notice, if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Special meetings of the unitholders may be called by the general partner or by

CVR Partners	Rentech Nitrogen

at least 20% of the outstanding units. Unitholders may vote either in person or by proxy at meetings. The holders of a majority, by percentage interest, of the outstanding units of the class or classes for which a meeting has been called (including outstanding units deemed owned by the general partner), represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage; however, if approval by plurality vote of unitholders is required to approve any action, no minimum quorum will be required.

Each record holder of a unit has a vote according to his percentage interest in the partnership; however, additional limited partner interests having special voting rights could be issued.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under the CVR Partners partnership agreement will be delivered to the record holder by CVR Partners or by the transfer agent.

unitholders owning at least 20% of the outstanding units. Unitholders may vote either in person or by proxy at meetings. The holders of a majority, by percentage interest, of the outstanding units of the class or classes for which a meeting has been called (including outstanding units deemed owned by the general partner), represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in the partnership; however, additional limited partner interests having special voting rights could be issued.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under the Rentech Nitrogen partnership agreement will be delivered to the record holder by Rentech Nitrogen or by the transfer agent.

Indemnification

CVR Partners	Rentech Nitrogen

Under the CVR Partners partnership agreement, in most circumstances, CVR Partners will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•    the general partner;

•    any departing general partner;

•    any person who is or was a director, officer, fiduciary, trustee, manager or managing member of CVR Partners or CVR Partners’ subsidiaries or any entity set forth in the preceding two bullet points;

•    any person who is or was a manager, managing member, director, officer, employee, agent, fiduciary or trustee of CVR Partners or CVR Partners’ subsidiaries, a general partner, any departing general partner or their respective affiliates;

•    any person who is or was serving as director, officer, fiduciary, trustee, manager or managing member of another person owing a fiduciary duty to CVR Partners or CVR

Under the Rentech Nitrogen partnership agreement, in most circumstances, Rentech Nitrogen will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•    the general partner;

•    any departing general partner;

•    any person who is or was a director, officer, partner, member, manager or managing member of Rentech Nitrogen or Rentech Nitrogen’s subsidiaries, the general partner, any departing general partner or their respective affiliates;

•    any person who is or was serving as director, officer, fiduciary, trustee, manager or managing member of another person owing a fiduciary duty to Rentech Nitrogen or Rentech Nitrogen’s subsidiaries at the request of the general partner or any departing general partner, provided that a person will not be an indemnitee by reason of providing, on a fee-for-services

CVR Partners	Rentech Nitrogen

Partners’ subsidiaries at the request of the general partner or any departing general partner, provided that a person will not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services;

•    any person who controls or has previously controlled, directly or indirectly, the general partner; and

•    any person designated by the general partner because such person’s service, status or relationship exposes such person to potential claims, demands, actions, suits or proceedings relating to the business and affairs of CVR Partners or CVR Partners’ subsidiaries.

Any indemnification under these provisions will only be out of CVR Partners’ assets. Unless it otherwise agrees, the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to CVR Partners to enable CVR Partners to effectuate, indemnification. CVR Partners may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether it would have the power to indemnify the person against liabilities under the CVR Partners partnership agreement. CVR Partners may also enter into additional indemnification agreements with any indemnified person.

basis, trustee, fiduciary or custodial services;

•    any person who controls or has previously controlled, directly or indirectly, the general partner; and

•    any person designated by the general partner because such person’s service, status or relationship exposes such person to potential claims, demands, actions, suits or proceedings relating to the business and affairs of Rentech Nitrogen or Rentech Nitrogen’s subsidiaries.

Any indemnification under these provisions will only be out of Rentech Nitrogen’s assets. Unless it otherwise agrees, the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to Rentech Nitrogen to enable Rentech Nitrogen to effectuate, indemnification. Rentech Nitrogen may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether it would have the power to indemnify the person against liabilities under the Rentech Nitrogen partnership agreement. Rentech Nitrogen may also enter into additional indemnification agreements with any indemnified person.

Conflicts of Interest

CVR Partners	Rentech Nitrogen

The CVR Partners partnership agreement contains provisions that modify and limit the general partner’s fiduciary duties to the unitholders. The CVR Partners partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

The general partner will not be in breach of its obligations under the CVR Partners partnership agreement or its duties to CVR Partners or unitholders if the resolution of the conflict is:

•    approved by the conflicts committee of CVR Partners Board, although the general partner is not obligated to seek such approval;

The Rentech Nitrogen partnership agreement contains provisions that modify and limit the general partner’s fiduciary duties to the unitholders. The Rentech Nitrogen partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

The general partner will not be in breach of its obligations under the Rentech Nitrogen partnership agreement or its duties to Rentech Nitrogen or unitholders if the resolution of the conflict is:

•    approved by the conflicts committee of the Rentech Nitrogen Board, although the general partner is not obligated to seek such approval;

CVR Partners	Rentech Nitrogen

•    approved by the vote of a majority of the outstanding common units, excluding any common units owned by the general partner or any of its affiliates;

•    on terms no less favorable to CVR Partners than those generally being provided to or available from unrelated third parties; or

•    fair and reasonable to CVR Partners, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to CVR Partners.

The general partner may, but is not required to, seek the approval of such resolution from the conflicts committee or common unitholders. If the general partner seeks approval from the conflicts committee, then it shall be presumed that, in making its decision, the conflicts committee acted in good faith, and if the general partner does not seek approval from the conflicts committee or the common unitholders and the CVR Partners Board determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the CVR Partners Board acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

Unless the resolution of a conflict is specifically provided for in the CVR Partners partnership agreement, the general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When the CVR Partners partnership agreement provides that someone act in good faith, it requires that person to believe he is acting in the best interests of the partnership.

•    approved by the vote of a majority of the outstanding common units, excluding any common units owned by the general partner or any of its affiliates;

•    on terms no less favorable to Rentech Nitrogen than those generally being provided to or available from unrelated third parties; or

•    fair and reasonable to Rentech Nitrogen, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to Rentech Nitrogen.

The general partner may, but is not required to, seek the approval of such resolution from the conflicts committee or common unitholders. If the general partner seeks or obtains approval from the conflicts committee, then it shall be conclusively deemed that, in making its decision, the conflicts committee acted in good faith, and if the general partner does not seek or obtain approval from the conflicts committee or the common unitholders and the Rentech Nitrogen Board determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the Rentech Nitrogen Board acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

Unless the resolution of a conflict is specifically provided for in the Rentech Nitrogen partnership agreement, the general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When the Rentech Nitrogen partnership agreement provides that someone act in good faith, it requires that person to subjectively believe he is acting in, or not opposed to, the best interests of the partnership.

The Rentech Nitrogen partnership agreement provides that the general partner is under no obligation to consider the separate interests of the limited partners (including, without limitation, any tax consequences to the limited partners) in deciding whether to cause Rentech Nitrogen to take (or decline to take) any action, and that neither the general partner nor any other party shall be liable for losses of the separate limited partners in connection with such decisions.

Reliance Upon Experts

CVR Partners	Rentech Nitrogen
The CVR Partners partnership agreement provides that if the general partner takes any action or omits to take any action in reliance upon the advice of certain consultants or advisors as to matters that the general partner believes to be within such consultant’s professional or expert competence, such action or omission shall be conclusively presumed to have been taken or omitted in good faith in accordance with such advice.	The Rentech Nitrogen partnership agreement provides that if the general partner, or any other person entitled to indemnification pursuant to the Rentech Nitrogen partnership agreement, takes any action or omits to take any action in reliance upon the advice of certain consultants or advisors as to matters that the general partner, or any of its directors or officers, believes to be within such consultant’s professional or expert competence, such action or omission shall be conclusively presumed to have been done or omitted in good faith in accordance with such advice.

Exclusive Forum

CVR Partners	Rentech Nitrogen

The CVR Partners partnership agreement provides that any claims, suits, actions or proceedings:

•    arising out of or relating in any way to the CVR Partners partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to CVR Partners, or the rights or powers of, or restrictions on, the limited partners or CVR Partners);

•    brought in a derivative manner on CVR Partners’ behalf;

•    asserting a claim of breach of a duty owed by any director, officer or other employee of CVR Partners or its general partner, or owed by the general partner, to CVR Partners or the limited partners;

•    asserting a claim arising pursuant to any provision of the Delaware LP Act; or

•    asserting a claim governed by the internal affairs doctrine shall be exclusive brought in the Court of Chancery of the State of Delaware, regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a CVR Partners common unit, a limited partner is consenting

The Rentech Nitrogen partnership agreement provides that any claims, suits, actions or proceedings:

•    arising out of or relating in any way to the Rentech Nitrogen partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to Rentech Nitrogen, or the rights or powers of, or restrictions on, the limited partners or Rentech Nitrogen);

•    brought in a derivative manner on Rentech Nitrogen’s behalf;

•    asserting a claim of breach of a duty owed by any director, officer or other employee of Rentech Nitrogen or its general partner, or owed by the general partner, to Rentech Nitrogen or the limited partners;

•    asserting a claim arising pursuant to any provision of the Delaware LP Act; or

•    asserting a claim governed by the internal affairs doctrine shall be exclusive brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on

CVR Partners	Rentech Nitrogen
to this limitation and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.	common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a Rentech Nitrogen common unit, a limited partner is consenting to this limitation and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings.

Right to Inspect Books and Records

CVR Partners	Rentech Nitrogen

CVR Partners’ partnership agreement provides that a limited partner can, for a purpose reasonably related to his/her interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•    a current list of the name and last known address of each record holder;

•    information as to the amount of cash, and a description and statement of the agreed value of any other capital contribution, contributed or to be contributed by each partner and the date on which each became a partner;

•    copies of CVR Partners’ partnership agreement, its certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

•    information regarding the status of CVR Partners’ business and financial condition (provided that obligation shall be satisfied to the extent the limited partner is furnished the most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13 of the Exchange Act); and

•    any other information regarding CVR Partners’ affairs that the general partner determines is just and reasonable.

CVR Partners’ general partner may, and intends to, keep confidential from the limited partners’ trade secrets or other information the disclosure of which the general partner believes in good faith is not in CVR Partners’ best interests or that CVR Partners is required by law or by agreements with third parties to keep confidential.

Rentech Nitrogen’s partnership agreement provides that a limited partner can, for a purpose reasonably related to his/her interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•    a current list of the name and last known address of each record holder;

•    copies of Rentech Nitrogen’s partnership agreement, its certificate of limited partnership, related amendments and powers of attorney under which they have been executed (provided that this obligation shall be satisfied to the extent that true and correct copies of such documents are publicly available with the SEC via its Electronic Data Gathering, Analysis and Retrieval system);

•    information regarding the status of Rentech Nitrogen’s business and financial condition (provided that this obligation shall be satisfied to the extent the limited partner is furnished the most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13 of the Exchange Act); and

•    any other information regarding Rentech Nitrogen’s affairs that the general partner in its sole discretion determines is just and reasonable.

The general partner may, and intends to, keep confidential from the limited partners’ trade secrets or other information the disclosure of which the general partner believes in its sole discretion is not in Rentech Nitrogen’s best interests or that Rentech Nitrogen is required by law or by agreements with third parties to keep confidential. In addition, the partners do not have a right to receive information from Rentech Nitrogen for the purpose of determining whether to pursue litigation or assist in pending litigation against Rentech Nitrogen except pursuant to applicable rules of discovery.

Reimbursement of the General Partner

CVR Partners	Rentech Nitrogen

CVR Partners’ partnership agreement requires CVR Partners to reimburse its general partner for (1) all direct and indirect expenses it incurs or payments it makes on CVR Partners’ behalf (including salary, bonus, incentive compensation and other amounts paid to any person, including affiliates of the general partner, to perform services for CVR Partners or for the general partner in the discharge of its duties to CVR Partners) and (2) all other expenses reasonably allocable to CVR Partners or otherwise incurred by the general partner in connection with operating the business (including expenses allocated to the general partner by its affiliates). The general partner is entitled to determine the expenses that are allocable to CVR Partners.

Rentech Nitrogen’s partnership agreement requires Rentech Nitrogen to reimburse its general partner for (1) all direct and indirect expenses it incurs or payments it makes on Rentech Nitrogen’s behalf (including salary, bonus, incentive compensation and other amounts paid to any person, including affiliates of the general partner, to perform services for Rentech Nitrogen or for the general partner in the discharge of its duties to Rentech Nitrogen but excluding any share-based compensation) and (2) all other expenses reasonably allocable to Rentech Nitrogen or otherwise incurred by the general partner in connection with operating the business (including expenses allocated to the general partner by its affiliates). The general partner is entitled to determine the expenses that are allocable to Rentech Nitrogen.

Omnibus Agreement

CVR Partners	Rentech Nitrogen

CVR Partners is a party to an omnibus agreement with its general partner and CVR Energy. Certain provisions of the omnibus agreement will no longer apply following the closing of the mergers. Under the omnibus agreement following the completion of the mergers, CVR Partners has agreed that CVR Energy will have a preferential right to acquire any assets or group of assets that do not constitute assets used in a fertilizer restricted business. In determining whether to exercise any preferential right under the omnibus agreement, CVR Energy will be permitted to act in its sole discretion, without any fiduciary obligation to CVR Partners or its unitholders whatsoever. These obligations will continue so long as CVR Energy directly or indirectly owns at least 50% of the equity interests of CVR Partners GP.

Rentech Nitrogen is not a party to a similar omnibus agreement.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Rentech Nitrogen is required to submit a proposal to its common unitholders for a non-binding, advisory vote to approve the payment of certain compensation to the named executive officers of Rentech Nitrogen that is based on or otherwise relates to the mergers, as determined in accordance with Item 402(t) of Regulation S-K. This proposal, commonly known as “say-on-golden parachutes,” and which we refer to as the “merger-related compensation proposal,” gives the Rentech Nitrogen common unitholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that the Rentech Nitrogen named executive officers may be entitled to receive that is based on or otherwise relates to the mergers. This compensation is summarized in the table and narrative disclosure under “Proposal 1: The Mergers—Interests of Directors and Executive Officers of Rentech Nitrogen GP in the Mergers” under the sub-headings “—Treatment of Rentech Nitrogen Phantom Units,” “—Payment of Transaction Bonuses,” “—Employment Arrangements/Severance” and “—Golden Parachute Compensation,” including the footnotes to the table.

The Rentech Nitrogen Board encourages you to review carefully information disclosed in this proxy statement/prospectus regarding the merger-related compensation payable to Rentech Nitrogen’s named executive officers.

The Rentech Nitrogen Board unanimously recommends that Rentech Nitrogen’s unitholders approve the following resolution:

“RESOLVED, that the unitholders of Rentech Nitrogen Partners, L.P. hereby approve, on a non-binding, advisory basis, the compensation to be paid or become payable to the named executive officers of Rentech Nitrogen Partners, L.P. that is based on or otherwise relates to the mergers as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the footnotes to that table.”

The vote on the merger-related compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve (on an advisory, non-binding basis) the merger-related compensation proposal and vice versa. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either the Rentech Nitrogen or CVR Partners. Accordingly, if the merger proposal is approved and the mergers are completed, the compensation will be payable upon consummation of the mergers, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Rentech Nitrogen common unitholders.

To approve the above resolution approving the merger-related compensation of Rentech Nitrogen’s named executive officers on a non-binding, advisory basis, holders of a majority of the outstanding Rentech Nitrogen common units present in person or by proxy at the Rentech Nitrogen special meeting must vote in favor of such approval.

The Rentech Nitrogen Board unanimously recommends you vote “FOR” the merger-related compensation proposal.

LEGAL MATTERS

The validity of the CVR Partners common units to be issued in connection with the mergers and being offered hereby and certain tax matters relating to those common units will be passed upon for CVR Partners by Vinson & Elkins L.L.P., Houston, Texas. Certain U.S. federal income tax consequences of the mergers will be passed upon for Rentech Nitrogen by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of CVR Partners, LP and subsidiaries as of December 31, 2014 and 2013, and for each of the two years in the period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The CVR Partners, LP and subsidiaries consolidated statement of operations, comprehensive income, partners’ capital and cash flows for the year ended December 31, 2012 have been incorporated by reference herein (and in the registration statement) in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control Over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Rentech Nitrogen Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

CVR Partners has filed with the SEC a registration statement under the Securities Act of which this proxy statement/prospectus forms a part, which registers the distribution of CVR Partners common units to be issued to Rentech Nitrogen common unitholders in connection with the mergers. The registration statement, including the exhibits and schedules attached to the registration statement, contains additional relevant information about CVR Partners and its common units. The rules and regulations of the SEC allow CVR Partners and Rentech Nitrogen to omit certain information that is included in the registration statement from this proxy statement/prospectus.

CVR Partners files annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC allows CVR Partners to “incorporate by reference” into this proxy statement/prospectus the information they file with the SEC, which means that CVR Partners can disclose important information to you by referring you to those documents. This proxy statement/prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. The information incorporated by reference is an important part of this proxy statement/prospectus, and information that CVR Partners files later with the SEC will automatically update and supersede this information as well as the information included in this proxy statement/prospectus. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement/prospectus. CVR Partners incorporates by reference the documents listed below that it has previously filed with the SEC:

CVR Partners’ Filings (SEC File No. 001-35120)

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 20, 2015;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015, filed on May 1, 2015, for the quarter ended June 30, 2015, filed on July 30, 2015 and for the quarter ended September 30, 2015, filed on October 29, 2015;

•	Current Reports on Form 8-K or 8-K/A filed on January 2, 2015, August 10, 2015, August 13, 2015, September 30, 2015 and January 7, 2016;

•	The description of the CVR Partners common units contained in the Registration Statement filed on Form 8-A filed on April 4, 2011, and including any other amendments or reports filed for the purpose of updating such description.

CVR Partners also incorporates by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of the initial registration statement and prior to the effectiveness of the registration statement, as well as between the date of this proxy statement/prospectus and the date on which the Rentech Nitrogen special meeting is held. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. To the extent that any information contained in any Current Report on Form 8-K incorporated by referenced into this document (or any exhibit thereto) was furnished under Item 2.02 or 7.01 of Form 8-K, rather than filed, with the SEC, such information or exhibit is specifically not incorporated by reference into this proxy statement/prospectus.

CVR Partners will provide a copy of any document incorporated by reference in this proxy statement/prospectus and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by written or oral request directed to CVR Partners at the following address and telephone number:

CVR Partners, LP 2277 Plaza Drave, Suite 500 Sugar Land, Texas 77479 Attention: Investor Relations Tel: (281) 207-3200

Rentech Nitrogen files annual, quarterly and special reports, proxy statements and other information with the SEC. Certain documents of Rentech Nitrogen that it files with the SEC have been “incorporated by reference” into this proxy statement/prospectus, which means that Rentech Nitrogen can disclose important information to you by referring you to those documents. This proxy statement/prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. The information incorporated by reference is an important part of this proxy statement/prospectus, and information that Rentech Nitrogen files later with the SEC will automatically update and supersede this information as well as the information included in this proxy statement/prospectus. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement/prospectus. Rentech Nitrogen incorporates by reference the documents listed below that it has previously filed with the SEC.

Rentech Nitrogen’s Filings (SEC File No. 001-35334)

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 16, 2015;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015, filed on May 11, 2015, for the quarter ended June 30, 2015, filed on August 10, 2015 and for the quarter ended September 30, 2015, filed on November 9, 2015;

•	Current Reports on Form 8-K or 8-K/A filed on January 6, 2015, January 9, 2015, April 13, 2015, August 11, 2015, August 13, 2015, October 28, 2015, December 7, 2015 and December 17, 2015;

•	The description of the Rentech Nitrogen common units contained in the Registration Statement filed on Form 8-A filed on November 1, 2011, and including any other amendments or reports filed for the purpose of updating such description.

Rentech Nitrogen also incorporates by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of the initial registration statement and prior to the effectiveness of the registration statement, as well as between the date of this proxy statement/prospectus and the date on which the Rentech Nitrogen special meeting is held. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. To the extent that any information contained in any Current Report on Form 8-K incorporated by referenced into this document (or any exhibit thereto) was furnished under Item 2.02 or 7.01 of Form 8-K, rather than filed, with the SEC, such information or exhibit is specifically not incorporated by reference into this proxy statement/prospectus

Rentech Nitrogen will provide a copy of any document incorporated by reference in this proxy statement/prospectus and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by written or oral request directed to Rentech Nitrogen at the following address and telephone number:

Rentech Nitrogen Partners, L.P.

10877 Wilshire Boulevard, 10th Floor

Los Angeles, California 90024

Attention: Investor Relations and Communications

Tel: (310) 571-9800

CVR Partners and Rentech Nitrogen also make available free of charge on their internet websites at www.cvrpartners.com and www.rentechnitrogen.com, respectively, the reports and other information filed by CVR Partners and Rentech Nitrogen with the SEC, as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. Neither CVR Partners’ nor Rentech Nitrogen’s websites, nor the information contained on their websites, is part of this proxy statement/prospectus or the documents incorporated by reference.

The SEC maintains an Internet website that contains reports, proxy and information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information that CVR Partners and Rentech Nitrogen file with the SEC by reference to their names or to their SEC file numbers. You also may read and copy any document CVR Partners or Rentech Nitrogen files with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room and its copy charges.

The information concerning CVR Partners contained in this proxy statement/prospectus or incorporated by reference has been provided by CVR Partners, and the information concerning Rentech Nitrogen contained in this proxy statement/prospectus has been provided by Rentech Nitrogen.

In order to receive timely delivery of requested documents in advance of the Rentech Nitrogen special meeting, your request should be received no later than February 8, 2016. If you request any documents, CVR Partners or Rentech Nitrogen will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

Neither CVR Partners nor Rentech Nitrogen has authorized anyone to give any information or make any representation about the mergers, CVR Partners or Rentech Nitrogen that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference. Therefore, if any one distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types or activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of its date, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CVR PARTNERS, LP,

LUX MERGER SUB 1 LLC,

LUX MERGER SUB 2 LLC,

RENTECH NITROGEN PARTNERS, L.P.

AND

RENTECH NITROGEN GP, LLC

DATED AS OF AUGUST 9, 2015

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 9, 2015 (this “Agreement”), is entered into by and among CVR PARTNERS, LP, a Delaware limited partnership (“Parent”), LUX MERGER SUB 1 LLC, a limited liability company and wholly owned subsidiary of Parent (“Merger Sub 1”), and LUX MERGER SUB 2 LLC, a limited liability company and wholly owned subsidiary of Parent (“Merger Sub 2,” and together with Merger Sub 1, the “Merger Subs,” and the Merger Subs, together with Parent, the “Parent Entities”), RENTECH NITROGEN PARTNERS, L.P., a Delaware limited partnership (the “Partnership”), and RENTECH NITROGEN GP, LLC, a Delaware limited liability company (“Partnership GP” and, with the Partnership, the “Partnership Entities”).

RECITALS

WHEREAS, the parties intend that Merger Sub 1 be merged with and into the Partnership GP, with Partnership GP surviving the merger as a wholly-owned subsidiary of Parent, and that Merger Sub 2 be merged with and into the Partnership, with the Partnership surviving the merger as a wholly-owned subsidiary of Parent;

WHEREAS, prior to the Mergers, if the Partnership has not consummated a Qualified Pasadena Sale, the Partnership will use its commercially reasonable efforts to consummate the Spin-Off Transaction pursuant to which, subject to the terms and conditions set forth in the Separation Agreement, the Partnership will (a) transfer its assets and businesses and liabilities related to the Pasadena Facility and the Pasadena Subsidiaries to a Delaware limited partnership or limited liability company (“SpinCo”) and (b) then effect a distribution to the Partnership’s unitholders of units representing 100% of the limited partnership or limited liability company interest in SpinCo;

WHEREAS, the Board of Directors of the Partnership GP (the “Partnership Board”) has (a) determined that it is in the best interests of the Partnership and the Partnership Unitholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (c) resolved to submit this Agreement to a vote of the Partnership Unitholders and recommend adoption of this Agreement by the Partnership Unitholders;

WHEREAS, the sole member of the Partnership GP has approved and declared advisable this Agreement and the transactions contemplated hereby and delivered an irrevocable written consent with respect thereto (the “Partnership GP Parent Consent”);

WHEREAS, the Parent Board and the sole member of each Merger Sub have approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, concurrently with execution of this Agreement, certain of the Partnership Parents have entered into a Registration Rights Agreement with Parent, dated as of the date of this Agreement (the “Registration Rights Agreement”), and the Partnership Parents have entered into a Transaction Agreement, dated as of the date of this Agreement (the “Transaction Agreement”), pursuant to which, among other things, Parent will file a registration statement with the SEC to register for resale certain Parent Common Units issued pursuant to this Agreement and the parties thereto have made other agreements relating to Parent and the Parent Common Units; and

WHEREAS, as a condition to the Parent Entities’ willingness to enter into this Agreement, Partnership Parents have entered into a Voting and Support Agreement, dated as of the date of this Agreement (the “Partnership Support Agreement”), pursuant to which, among other things, they have agreed to vote to approve the Mergers, this Agreement and the transactions contemplated hereby and take certain other actions in furtherance of the Mergers, in each case, on the terms and subject to the conditions provided for in the Partnership Support Agreement.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise.

“Average Closing Price” means, as of any date, the average of the closing sale prices of a Parent Common Unit as reported on the NYSE for the ten (10) consecutive full trading days (in which such Parent Common Units are traded on the NYSE) ending at the close of trading on the full trading day immediately preceding such date.

“Business Day” means any day which is not a Saturday, Sunday or other day on which the SEC or banks are authorized or required to be closed in the City of Los Angeles, California, or New York City, New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” means (a) that certain Confidentiality Agreement entered into by and between CVR Energy, Inc. and the Partnership GP dated as of March 12, 2015 and (b) that certain Confidentiality Agreement entered into by and between CVR Energy, Inc. and the Partnership GP dated as of July 31, 2015.

“Director and Officer Indemnification Agreement” means, those certain Indemnification Agreements between the directors and officers of the Partnership GP, on the one hand, and the Partnership, on the other hand, in existence on the date hereof.

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“East Dubuque CBA” means that certain Labor Contract between International Union of United Automobile, Aerospace and Agricultural Implement Works of American Local 1391 and the Partnership GP made and entered into October 17, 2012.

“Employee Benefit Plan” means each (a) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (b) employment, consulting, termination, severance, retention or change in control agreement or arrangement, and (c) deferred compensation, incentive compensation, equity or equity-linked, retirement, savings, supplemental income, supplemental benefit, pension, health, dental, vision or life insurance, death benefit, retiree, welfare or other fringe benefit plan, program, agreement or arrangement.

“Employees” means all individuals employed by the Partnership GP, the Partnership or any of their Included Subsidiaries.

“Environmental Laws” means any applicable Law that relates to: (a) the protection of occupational health and safety, to the extent relating to exposure to Hazardous Materials; (b) pollution or protection of the environment (including air, surface water, groundwater, surface land, subsurface land, plant and animal life or any other natural resource) or remediation of contamination or restoration of environmental quality, or (c) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, or Release of, or exposure to, Hazardous Materials.

“Environmental Permit” means any permit, license, regulation, consent, certification, variance, exemption, approval or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 1, 2012, as amended from time to time.

“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final, (b) a closing agreement made under Section 7121 of the Code (or a comparable agreement under the laws of a state, local or foreign taxing jurisdiction) with the relevant Governmental Authority or other administrative settlement with or final administrative decision by the relevant Governmental Authority, or (c) a final disposition of a claim for refund.

“Finance Corp.” means Rentech Nitrogen Finance Corporation, a Delaware corporation.

“GAAP” means U.S. generally accepted accounting principles.

“GE Credit Facility” means the Credit Agreement, dated as of July 22, 2014, as amended by that certain First Amendment to Credit Agreement, dated as of August 13, 2014, and as further amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement, by and among the Partnership and Finance Corp., as borrowers, each of the guarantors party thereto, the lenders and other financial institutions party thereto, and General Electric Capital Corporation, as agent for the lenders.

“Governmental Authority” means any national, state, local, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator or arbitral body, in each case that has jurisdiction over Parent or the Partnership, as the case may be, or any of their respective Subsidiaries or any of their or their respective Subsidiaries’ properties or assets.

“Hazardous Material” means any material substance or waste that is listed, defined or classified as hazardous, toxic, radioactive, or otherwise dangerous or is listed, defined or classified as a “pollutant” or “contaminant” or “solid waste” pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Included Subsidiaries” means each Subsidiary of the Partnership Entities, other than the Pasadena Subsidiaries.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors or accrued expenses arising in the ordinary course of business consistent with past practice, and the endorsement of negotiable instruments for collection in the ordinary course of business consistent with past practice.

“Indemnitees” has the meaning set forth in the definition of “Indemnitees” in the Existing Partnership Agreement.

“Knowledge” means the actual knowledge after reasonable inquiry of, in the case of the Partnership, the individuals listed in Section 1.1(a) of the Partnership Disclosure Schedule and, in the case of Parent, the individuals listed on Section 1.1(a) of the Parent Disclosure Schedule.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority, including common law.

“Lien” means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Material Adverse Effect” means, when used with respect to a Person, any change, event, development, circumstance, condition, occurrence or effect that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), or results of operations of such Person and its Subsidiaries taken as a whole, or (ii) prevents or materially delays, or would be reasonably expected to prevent or materially delay, the consummation of the Mergers and the other transactions contemplated hereby, but none of the following changes, events, developments, circumstances, conditions, occurrences or effects (either alone or in combination) will be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred with respect to such Person: (a) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory or political conditions and changes in ammonia, sulfur, natural gas or other commodity prices; (b) changes in general economic conditions in the industry in which such Person operates; (c) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (d) any hurricane, tornado, flood, earthquake or other natural disaster; (e) any action taken pursuant to or in accordance with the express provisions of this Agreement or expressly at or with the written request or consent of any Other Party; (f) the announcement or pendency of this Agreement (including, for the avoidance of doubt, performance of obligations under this Agreement); (g) any change in the market price or trading volume of the common units representing limited partner interests of such Person (it being understood that the exception in this clause (g) shall not preclude any Party from asserting that the facts giving rise to such change should be deemed to constitute, or should be taken into account in determining whether there has been, a Material Adverse Effect); (h) any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (h) shall not preclude any Party from asserting that the facts giving rise to such failure should be deemed to constitute, or should be taken into account in determining whether there has been, a Material Adverse Effect); (i) changes in any Laws or regulations applicable to such Person or GAAP or applicable accounting regulations or the interpretations thereof and (j) any legal proceedings commenced by or involving any current or former unitholder of such Person (on their own behalf or on behalf of such Person) in such Person’s capacity as a unitholder or former unitholder and arising out of or related to this Agreement or the transactions contemplated hereby; provided, however, that any change, event, development, circumstance, condition, occurrence or effect referred to in clauses (a), (b), (c) or (d) will, unless otherwise excluded, be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred if and to the extent that such change, event, development, circumstance, occurrence or effect disproportionately and adversely affects such Person, as compared to other similarly situated Persons operating in the industries in which such Person operates or, in the case of clauses (c) and (d), if and to the extent that such change, event, development, circumstance, occurrence or effect results in damage or destruction to or loss of any physical property of such Person.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof, each as amended, (b) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement thereof, each as amended, (c) with respect to a partnership, the certificate of formation and the partnership agreement, each as amended, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Other Parties” means (a) with respect to the Partnership and Partnership GP, Parent and the Merger Subs, and (b) with respect to Parent and the Merger Subs, the Partnership and Partnership GP.

“Parent Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Parent, dated April 13, 2011, as amended from time to time.

“Parent Board” means the board of directors of Parent GP.

“Parent Common Units” means the common units representing limited partner interests of Parent having the rights and obligations specified with respect to “Common Units” as set forth in the Parent Agreement.

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Partnership concurrently with the execution of this Agreement.

“Parent Employee Benefit Plan” means an Employee Benefit Plan sponsored or maintained by Parent or one of its affiliates.

“Parent GP” means the general partner of Parent.

“Parent LTIP” means the Parent’s Long-Term Incentive Plan (originally adopted March 16, 2011), as amended from time to time.

“Parent Material Adverse Effect” means a Material Adverse Effect on Parent.

“Parent Unitholders” means the holders of outstanding Parent Common Units.

“Partnership Certificate of Limited Partnership” means the certificate of limited partnership of the Partnership as filed with the Secretary of State of the State of Delaware on July 7, 2011, as amended from time to time.

“Partnership Common Units” means the common units representing limited partner interests of the Partnership having the rights and obligations specified with respect to “Common Units” as set forth in the Existing Partnership Agreement.

“Partnership Disclosure Schedule” means the disclosure schedule delivered by the Partnership to Parent concurrently with the execution of this Agreement.

“Partnership Financial Advisor” means Morgan Stanley & Co. LLC, financial advisor to the Partnership.

“Partnership GP Agreement” means Second Amended and Restated Limited Liability Company Agreement of the Partnership GP, dated November 9, 2011, as amended from time to time.

“Partnership GP Certificate of Formation” means the certificate of formation of Partnership GP, dated July 7, 2011, as amended from time to time.

“Partnership GP Interest” means the “General Partner Interest,” as defined in the Existing Partnership Agreement.

“Partnership LTIP” means the Partnership’s 2011 Long-Term Incentive Plan, as amended from time to time.

“Partnership Material Adverse Effect” means a Material Adverse Effect on the Partnership Entities and their respective Subsidiaries, excluding the Pasadena Subsidiaries.

“Partnership Meeting” means a meeting of the Partnership Unitholders for the purpose of approving this Agreement and the Mergers, including any adjournment or postponement thereof.

“Partnership Parents” means (a) the Partnership Ultimate Parent, (b) Rentech Nitrogen Holdings, Inc., a Delaware corporation, and (c) DSHC, LLC, a Delaware limited liability company.

“Partnership Service Provider” means any Employee, director or individual independent contractor of the Partnership, the Partnership GP or the Included Subsidiaries.

“Partnership Ultimate Parent” means Rentech, Inc., a Colorado corporation.

“Partnership Unitholders” means the holders of outstanding Partnership Common Units.

“Party” means a party to this Agreement.

“Pasadena Assets” means any and all assets, properties, claims and rights (including goodwill) of the Partnership and its Subsidiaries, wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of the Partnership, in each case, (a) owned and used or held for use by Partnership or any of its Subsidiaries exclusively in the Pasadena Business as of the Balance Sheet Date or (b) acquired or earned by the Pasadena Subsidiaries in the ordinary course conduct of the Pasadena Business after the Balance Sheet Date consistent with past practice and, after the date hereof, in accordance with this Agreement, together with (i) all of the outstanding equity interests in each of the Pasadena Subsidiaries and (ii) any assets disclosed in Section 1.1(b) of the Partnership Disclosure Schedule; provided, however, that that any such Pasadena Assets that have been or are subsequently transferred or otherwise disposed of by the Partnership or its Subsidiaries to a third party (including by way of distributions to Partnership Unitholders) shall not, from and after the date of such transfer, be Pasadena Assets.

“Pasadena Business” means the business of (a) owning, operating, maintaining and expanding the Pasadena Facility, (b) the procurement of feedstocks for and the marketing, distribution and sale of products produced by the Pasadena Facility, and (c) such other activities as reflected in Partnership’s Pasadena Segment.

“Pasadena Facility” means the facility owned by the Subsidiary of Pasadena Holdings in Pasadena, Texas and referred to in the Partnership SEC Reports as the “Pasadena Facility.”

“Pasadena Holdings” means Rentech Nitrogen Pasadena, LLC, a Delaware limited liability company.

“Pasadena Liabilities” means any and all debts, guarantees, assurances, commitments, liabilities (including liabilities under Environmental Laws), responsibilities, losses, remediation, deficiencies, reimbursement obligations in respect of letters of credit, damages, fines, penalties, settlements, sanctions, costs, expenses, Taxes, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim, demand, action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto, to the extent related to the Pasadena Business.

“Pasadena Sale Net Proceeds” means (a) the actual cash proceeds received by the Partnership or its Included Subsidiaries from a Qualified Pasadena Sale prior to the Closing (it being understood that the adjustments described in Section 1.1(b) of the Partnership Disclosure Schedule shall apply), less (b) (i) all out-of-pocket fees and expenses incurred by the Partnership in connection with the process of selling (including the closing of such sale) the Pasadena Subsidiaries and (ii) the amount of any Indebtedness related to the business of the Pasadena Subsidiaries retained by the Partnership and the Included Subsidiaries following the consummation of the Qualified Pasadena Sale (which, for the avoidance of doubt, shall not include the Indebtedness under the GE Credit Facility existing on the date hereof or incurred in accordance with this Agreement or existing under the Second Lien Notes Indenture).

“Pasadena Segment” means the Pasadena segment of the Partnership described in Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, which relates to the operations of the Pasadena Facility.

“Pasadena Subsidiaries” means Pasadena Holdings and Rentech Nitrogen Pasadena, LLC, a Delaware limited liability company, and, in the event one or both of such entities are formed, SpinCo and SpinCo GP.

“Pasadena Unaudited Financial Statements” means the unaudited balance sheets of Pasadena Holdings and its consolidated Subsidiaries as of June 30, 2015 and unaudited income statements and statements of cash flows of Pasadena and its Subsidiaries for the six (6) month period ended June 30, 2015.

“Permitted Encumbrances” means: (a) statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s Liens and other similar Liens imposed by applicable Law, in each case securing obligation that are not Indebtedness, arising in the ordinary course of business, having no material adverse effect on the value, use or operation of the property encumbered thereby, and for amounts not yet delinquent; and Liens for Taxes or assessments that are not yet delinquent; or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business consistent with past practice and for which adequate reserves in accordance with GAAP have been established by the Party responsible for payment thereof, (b) rights reserved to or vested in any Governmental Authority to control or regulate any of the Partnership’s or Parent’s or their respective Subsidiaries’ properties or assets in any manner, (c) Liens existing on the date of this Agreement securing, with respect to the Partnership, Indebtedness under (x) the GE Credit Facility and (y) the Second Lien Notes Indenture, and with respect to Parent, that certain Credit and Guaranty Agreement, dated as of April 13, 2011, among Coffeyville Resources Nitrogen Fertilizers, LLC, CVR Partners, LP, the lenders party thereto and Goldman Sachs Lending Partners, LLC, as administrative agent and collateral agent, (d) all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Partnership or the Parent or any of their respective Subsidiaries existing as of the date of this Agreement and that do not materially interfere with the operation, value or use of the property or asset affected, (e) Liens arising under or pursuant to the Organizational Documents of any Partnership Entity or Parent Entity, as the case may be, (f) those Liens (x) in the case of the Partnership, set forth on Section 1.1(c) of the Partnership Disclosure Schedule and (y) in the case of Parent, set forth on Section 1.1(c) of the Parent Disclosure Schedule, and (g) all other Liens, charges, encumbrances, defects and irregularities, in each case, not arising in connection with Indebtedness, and any encroachments, overlapping improvements, and other state of facts as would be shown on an accurate survey of any real property, that are not such as to materially interfere with the operation, value or use of the property or asset affected.

“Person” or “person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority, or any group comprised of two or more of the foregoing.

“Phantom Unit” means each “Phantom Unit,” as defined in the Partnership LTIP, granted under the Partnership LTIP.

“Public Common Units” means the Partnership Common Units, excluding the Partnership Common Units owned by the Partnership Parents.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping or disposing.

“Representatives” means with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“SEC” means the Securities and Exchange Commission.

“Second Lien Notes” means the 6.500% Second Lien Senior Secured Notes due 2021 of the Partnership and Finance Corp. issued pursuant to the Second Lien Notes Indenture.

“Second Lien Notes Indenture” means the Indenture, dated as of April 12, 2013, as amended, restated, supplemented or otherwise modified from time to time, by and among the Partnership, Finance Corp. and Wilmington Trust, National Association, as trustee and collateral trustee.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Services Agreement” means the Services Agreement, dated as of November 9, 2011, as amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement, by and among the Partnership, the Partnership GP and the Partnership Ultimate Parent.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal Law.

“Tax Law” means any Law relating to Taxes.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Tax” or “Taxes” means (a) any taxes, charges, fees, levies, assessments, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Entity, including all net income, gross income, gross receipts, net proceeds, alternative or add on minimum, sales, use, ad valorem, value added, turnover, goods and services, capital, transfer, registration, franchise, profits, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, employer health, fuel, excess profits, premium, windfall profit, excise, estimated, severance, stamp, occupation, property, personal property (tangible and intangible), leasing, lease, user, custom duties, or other similar assessments or charges of any kind whatsoever, together with any interest, penalties, or additions thereto, whether disputed or not; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member for any period of an affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under foreign, state or local Law; and (c) any liability of for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

1.2 Table of Defined Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
Action	6.11(a)
Affiliate	1.1
Agreement	Preamble
Alternative Proposal	6.5(g)(i)
Antitrust Laws	6.3(a)
Average Closing Price	1.1
Balance Sheet Date	4.7(d)
Book-Entry Units	3.2(a)
Business Day	1.1
Cash Consideration	3.1(c)
CERCLA	1.1
Certificate	3.2(a)
Certificates of Merger	2.2
Claim	6.11(a)
Closing	2.4
Closing Date	2.4
COBRA	4.17(k)
Code	1.1
Compliance Action	6.3(d)
Confidentiality Agreements	1.1
Continuing Employees	6.15(b)
control	1.1
controlled by	1.1
controlling	1.1
Debt Transactions	6.19(b)
Derivative Instrument	4.11(a)(xi)

Term	Section
Director and Officer Indemnification Agreement	1.1
Disguised Sale	3.3(k)
Disputed Amount	6.18(b)
Disputed Items	6.18(e)
Dispute Notice	6.18(e)
DLLCA	1.1
DRULPA	1.1
Effective Time	2.2
Employee Benefit Plan	1.1
Employees	1.1
Environmental Laws	1.1
Environmental Permit	1.1
ERISA	1.1
ERISA Affiliate	4.17(d)
Evaluation Material	6.8
Exchange Act	1.1
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Existing GSO Investment	6.22
Existing Partnership Agreement	1.1
Final Determination	1.1
Finance Corp.	1.1
GAAP	1.1
GE Credit Facility	1.1
Governmental Authority	1.1
GP Merger	2.1
Group	4.24(b)
GSO Exchange	6.22
GSO Funds	6.22
Hazardous Material	1.1
HSR Act	1.1
Included Subsidiaries	1.1
Indebtedness	1.1
Indemnitees	1.1
Indemnification Expenses	6.11(a)
Indemnified Parties	6.11(a)
Independent Accountant	6.18(e)
Initial Pasadena Statement	6.18(b)
Pasadena Assets	1.1
Knowledge	1.1
Latham & Watkins	2.4
Law	1.1
Letter of Transmittal	3.3(b)
Lien	1.1
Material Adverse Effect	1.1
Merger Consideration	3.1(c)
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Merger Subs	Preamble
Mergers	2.1
Nonparty Affiliates	9.10

Term	Section
Non-Union Continuing Employee	6.15(a)
Non-Union Employee	6.15(a)
Notice Period	6.5(d)(i)
NYSE	1.1
Offer Documents	6.19(c)
Officer’s Certificate	6.17
Organizational Documents	1.1
Other Parties	1.1
Outside Date	8.1(e)
Parent	Preamble
Parent Affiliate Units	3.1(a)
Parent Agreement	1.1
Parent Board	1.1
Parent Common Units	1.1
Parent Disclosure Schedule	1.1
Parent Employee Benefit Plan	1.1
Parent Entities	Preamble
Parent Expenses Amount	8.4(a)
Parent Financial Statements	5.7(b)
Parent GP	1.1
Parent Intellectual Property	5.20
Parent Material Adverse Effect	1.1
Parent Material Agreement	5.11(a)
Parent Permits	5.10(b)
Parent SEC Documents	5.7(a)
Parent Unitholders	1.1
Partnership	Preamble
Partnership Board	Recitals
Partnership Board Recommendation	6.4(b)
Partnership CBAs	4.17(m)
Partnership Certificate of Limited Partnership	1.1
Partnership Change in Recommendation	6.5(c)
Partnership Common Units	1.1
Partnership Disclosure Schedule	1.1
Partnership Employee Benefit Plan	4.17(a)
Partnership Entities	Preamble
Partnership Expenses Amount	8.4(a)
Partnership Fairness Opinion	4.19
Partnership Financial Advisor	1.1
Partnership Financial Statements	4.7(b)
Partnership GP	Preamble
Partnership GP Agreement	1.1
Partnership GP Certificate of Formation	1.1
Partnership GP Interest	1.1
Partnership GP Parent Consent	Recitals
Partnership Intellectual Property	4.21
Partnership LTIP	1.1
Partnership Material Adverse Effect	1.1
Partnership Material Agreement	4.11(a)
Partnership Meeting	1.1
Partnership Merger	2.1

Term	Section
Partnership Parents	1.1
Partnership Permits	4.10(b)
Partnership Related Party Transaction	4.20
Partnership SEC Documents	4.7(a)
Partnership Service Provider	1.1
Partnership Support Agreement	Recitals
Partnership Unitholder Approval	7.1(a)
Partnership Unitholders	1.1
Party	1.1
Pasadena Assets	1.1
Pasadena Business	1.1
Pasadena Distribution	6.20(a)
Pasadena Facility	1.1
Pasadena Holdings	1.1
Pasadena Liabilities	1.1
Pasadena Sale Net Proceeds	1.1
Pasadena Segment	1.1
Pasadena Subsidiaries	1.1
Pasadena Unaudited Financial Statements	1.1
Pension Plan	4.17(d)
Permitted Encumbrances	1.1
Person	1.1
Phantom Unit	1.1
Post-Closing Period	6.15(a)
Pre-Closing Period	6.1(a)
Proceedings	4.14
Proxy Statement	4.6
Public Common Units	1.1
Qualified Pasadena Sale	6.18(a)
Registration Rights Agreement	Recitals
Registration Statement	5.6
Release	1.1
Releasees	6.11(f)
Representatives	1.1
SEC	1.1
Second Lien Notes	1.1
Second Lien Notes Documents	6.19(a)
Second Lien Notes Indenture	1.1
Section 707 Consideration	3.3(k)
Securities Act	1.1
Separation	6.20(a)
Separation Agreement	6.20(a)
Services Agreement	1.1
SpinCo	Recitals
SpinCo GP	6.20(a)
Spin-Off Transaction	6.20(a)
Spin-Off Trigger Date	6.20(a)
Spin-Off Trigger Event	6.20(a)
Subsidiary	1.1
Superior Proposal	6.5(g)(ii)
Surviving Entities	2.1

Term	Section
Surviving GP	2.1
Surviving Partnership	2.1
Surviving Partnership Common Units	3.1(a)
Takeover Law	1.1
Target Resolution Date	6.18(b)
Tax	1.1
Tax Law	1.1
Tax Return	1.1
Taxes	1.1
Termination Fee	8.4(h)
Transaction Agreement	Recitals
Transaction Litigation	6.3(f)
Transferred Assets	6.20(a)
Transition Services Agreement	6.23
Union Continuing Employee	6.15(b)
Union Employee	6.15(b)
Unit Consideration	3.1(c)
Vinson & Elkins	6.17
Willful Breach	8.3

1.3 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(f) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g) all references to prices, values or monetary amounts refer to United States dollars;

(h) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i) this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(j) the captions of the articles, sections or subsections and the table of contents appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect the interpretation of any provisions of this Agreement;

(k) any references herein to a particular Section, Article, Annex or Schedule means a Section or Article of, or an Annex or Schedule to, this Agreement unless otherwise expressly stated herein;

(l) the Annexes and Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(m) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(n) all references to days mean calendar days unless otherwise provided; and

(o) all references to time mean Los Angeles, California time.

ARTICLE II

THE MERGERS; EFFECTS OF THE MERGERS

2.1 The Mergers and Surviving Entities. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, (a) Merger Sub 1 will merge with and into the Partnership GP (the “GP Merger”) and Merger Sub 2 will simultaneously merge with and into the Partnership (the “Partnership Merger” and together with the GP Merger, the “Mergers”), (b) the separate existence of Merger Sub 1 will cease and the Partnership GP will survive and continue to exist as a Delaware limited liability company (the “Surviving GP”) and (c) the separate existence of Merger Sub 2 will cease and the Partnership will survive and continue to exist as a Delaware limited partnership (the “Surviving Partnership”, and together with the Surviving GP, the “Surviving Entities”).

2.2 Effectiveness and Effects of the Mergers. Subject to provisions of this Agreement, the Mergers will become effective upon the filing of properly executed certificates of merger (the “Certificates of Merger”) with the office of the Secretary of State of the State of Delaware or such later date and time as may be agreed to by Parent and the Partnership and set forth in such Certificates of Merger (the “Effective Time”), in accordance with the DRULPA and the DLLCA. The Mergers will have the effects set forth in this Agreement and the applicable provisions of the DRULPA and the DLLCA.

2.3 Organizational Documents; Admission of Parent; Books and Records.

(a) Certificate of Limited Partnership and Agreement of Limited Partnership. At the Effective Time, (i) the Partnership Certificate of Limited Partnership will be replaced with the certificate of formation of Merger Sub 2 which will be the certificate of formation of the Surviving Partnership until duly amended in accordance with the terms of this Agreement and applicable Law and (ii) the Existing Partnership Agreement will be replaced with a limited liability company agreement to be agreed upon by Parent and the Partnership which will be the limited liability company agreement of the Surviving Partnership until duly amended in accordance with the terms thereof, this Agreement and applicable Law.

(b) Certificate of Formation and Limited Liability Company Agreement. At the Effective Time, (i) the Partnership GP Certificate of Formation will remain unchanged and will be the certificate of formation of the Surviving GP until duly amended in accordance with the terms of this Agreement and applicable Law and (ii) the Partnership GP Agreement will remain unchanged and will be the limited liability company agreement of the Surviving GP until duly amended in accordance with the terms thereof, this Agreement and applicable Law.

(c) Admission of Parent. At the Effective Time, (i) Parent will be admitted as the sole limited partner of the Surviving Partnership (other than any holder of Parent Affiliate Units) and the sole member of the Surviving GP and (ii) the Surviving GP shall continue as the sole general partner of the Surviving Partnership.

(d) Books and Records. At the Effective Time, (i) the books and records of the Partnership will be revised to reflect that (A) all limited partners of the Partnership immediately prior to the Effective Time cease to be limited partners of the Surviving Partnership pursuant to the terms of this Agreement and (B) that Parent is the sole limited partner of the Surviving Partnership (other than any holder of Parent Affiliate Units) and (ii) the books and records of the Partnership GP will be revised to reflect that (A) the sole member of the Partnership GP immediately prior to the Effective Time will cease to be a member of the Partnership GP pursuant to the terms of this Agreement and (B) Parent is the sole member of the Surviving GP.

2.4 Closing. Subject to the provisions of Article VII, the closing of the Mergers and the other transactions contemplated hereby (the “Closing”) will occur on (a) the second Business Day after the day on which the last of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that if such second Business Day falls on or after the record date for the payment of distributions on the Parent Common Units or the Partnership Common Units, as the case may be, but before the record date for the payment of distributions on the common units of the other partnership for a particular quarter, then the Closing shall be deferred to the Business Day immediately after such later record date for the payment of distributions, or (b) such other date to which Parent and the Partnership may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the transactions contemplated by this Agreement will take place at the offices of Latham & Watkins LLP (“Latham & Watkins”), 355 South Grand Avenue, Los Angeles, California, at 5:00 a.m. Los Angeles time on the Closing Date.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.1 Merger Consideration. Subject to the provisions of this Agreement and in accordance with the relevant provisions of the DRULPA and the DLLCA, at the Effective Time, by virtue of the Mergers and without any action on the part of the Parent Entities, the Partnership Entities, any holder of securities or any other Person:

(a) All of the Partnership Common Units outstanding immediately prior to the Effective Time, other than any Parent Affiliate Units, will be automatically converted into the right to receive cash and Parent Common Units as set forth in Section 3.1(c) and all of the member interests in the Partnership GP outstanding immediately prior to the Effective Time will be automatically cancelled. Each Partnership Unit issued and outstanding immediately prior to the Effective Time held of record by an Affiliate of Parent and specified in writing by Parent not less than two (2) Business Days prior to the Closing (such Partnership Units, the “Parent Affiliate Units”), shall remain outstanding as common units representing limited partner interests in the Surviving Partnership (“Surviving Partnership Common Units”).

(b) The Partnership GP Interest in the Partnership issued and outstanding immediately prior to the Effective Time will remain outstanding in the form set forth in the Existing Partnership Agreement.

(c) Each Partnership Common Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (i) 1.04 Parent Common Units which Parent Common Units will be duly authorized and validly issued in accordance with applicable Laws and the Parent Agreement, as applicable (the “Unit Consideration”) and (ii) $2.57 in cash, without interest (and as may be adjusted pursuant to Section 6.18(c), the “Cash Consideration”, and together with the Unit Consideration, the “Merger Consideration”).

(d) The member interests of the Partnership GP issued and outstanding immediately prior to the Effective Time will automatically be cancelled and no consideration will be received therefor.

(e) All of the member interests in Merger Sub 1 issued and outstanding immediately prior to the Effective Time will automatically be converted into the sole member interest in the Surviving GP. All of the member interests in Merger Sub 2 issued and outstanding immediately prior to the Effective Time will automatically be converted into, in the aggregate, a number of Surviving Partnership Common Units representing a 99.0% limited partner interest in the Surviving Partnership, after taking into account the number of Parent Affiliate Units that remain outstanding as Surviving Partnership Common Units in accordance with Section 3.1(a).

(f) Notwithstanding anything to the contrary in this Agreement, at the Effective Time, all Partnership Common Units (if any) owned by the Partnership or its wholly owned Subsidiaries or by Parent or its wholly owned Subsidiaries (other than any Parent Affiliate Units) will automatically be cancelled and no consideration will be received therefor.

3.2 Rights As Unitholders; Unit Transfers.

(a) All Partnership Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(c) will cease to be outstanding and will automatically be canceled and will cease to exist when converted as a result of and pursuant to the Mergers. At the Effective Time, subject to Section 3.1(f), each holder of a certificate representing Partnership Common Units, (a “Certificate”) and each holder of non-certificated Partnership Common Units (other than any Parent Affiliate Units), represented by book-entry (“Book-Entry Units”), will cease to be a unitholder of the Partnership and cease to have any rights with respect thereto, except the right to receive (a) the Merger Consideration, and the right to be admitted as an additional limited partner in connection therewith, (b) any cash to be paid in lieu of any fractional Parent Common Unit in accordance with Section 3.3(d), and (c) any distributions in accordance with Section 3.3(c), in each case, to be issued or paid, without interest, in consideration therefor in accordance with Section 3.3. In addition holders as of the relevant record date of Partnership Common Units outstanding immediately prior to the Effective Time will have continued rights to any distribution, without interest, with respect to such Partnership Common Units with a record date occurring prior to the Effective Time that may have been declared or made by the Partnership with respect to such units in accordance with the terms of the Existing Partnership Agreement and this Agreement and which remains unpaid as of the Effective Time. Such distributions by the Partnership are not part of the Merger Consideration, and will be paid on the payment date set therefor to such holders of Partnership Common Units whether or not they exchange their Partnership Common Units pursuant to Section 3.3. At the Effective Time, the unit transfer books of the Partnership will be closed immediately and there will be no further registration of transfers on the unit transfer books of the Partnership with respect to Partnership Common Units.

(b) All member interests of the Partnership GP cancelled pursuant to Section 3.1(d) will cease to be outstanding and will cease to exist as a result of and pursuant to the Mergers. At the Effective Time, the applicable Partnership Parent will cease to be the sole member of the Partnership GP and cease to have any rights with respect thereto. At the Effective Time, the member interest transfer books of the Partnership GP will be closed immediately and there will be no further registration of transfers on the member interest transfer books of the Partnership GP.

3.3 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent will appoint a commercial bank or trust company reasonably acceptable to the Partnership to act as exchange agent hereunder for the purpose of exchanging applicable Partnership Common Units for the Merger Consideration as required by this Article III (the “Exchange Agent”). Promptly after the Effective Time, Parent will deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of the applicable Partnership Common Units, for exchange in accordance with this Article III, through the Exchange Agent, Parent Common Units and cash as required by this Article III. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.3(c) and to make payments in lieu of any fractional Parent

Common Units pursuant to Section 3.3(d), in each case without interest. Any cash (including as payment for any fractional Parent Common Units in accordance with Section 3.3(d) and any distributions with respect to such fractional Parent Common Units in accordance with Section 3.3(c)) and Parent Common Units deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions from Parent, deliver the Merger Consideration contemplated to be paid for Partnership Common Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 3.3(c) and 3.3(d), the Exchange Fund will not be used for any other purpose. Parent or its designee shall pay all charges and expenses of the Exchange Agent in connection with the provisions of this Article III.

(b) Exchange Procedures. Promptly after the Effective Time, Parent will instruct the Exchange Agent to mail to each record holder of Partnership Common Units as of the Effective Time (other than the Partnership and its Subsidiaries and Parent and its Subsidiaries and any holder of Parent Affiliate Units) (i) a letter of transmittal (specifying that in respect of certificated Partnership Common Units, delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent, and which will be in customary form and agreed to by Parent and the Partnership prior to the Effective Time) (the “Letter of Transmittal”) and (ii) instructions (in customary form and agreed to by Parent and the Partnership prior to the Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of Partnership Common Units represented by such Certificates or Book-Entry Units, as applicable. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be reasonably required pursuant to such instructions, each holder who held Partnership Common Units immediately prior to the Effective Time (other than the Partnership and its Subsidiaries and Parent and its Subsidiaries and any holder of Parent Affiliate Units) will be entitled to receive upon surrender of the Certificates or Book-Entry Units therefor (A) Parent Common Units representing, in the aggregate, the whole number of Parent Common Units that such holder has the right to receive pursuant to this Article III (after taking into account all Partnership Common Units then held by such holder) and (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including cash payable in lieu of any fractional Parent Common Units pursuant to Section 3.3(d) and distributions pursuant to Section 3.3(c). No interest will be paid or accrued on any Merger Consideration, any cash payment in lieu of fractional Parent Common Units, or any Parent distributions payable pursuant to Section 3.3(c). In the event of a transfer of ownership of Partnership Common Units that is not registered in the transfer records of the Partnership, the Merger Consideration, payable in respect of such Partnership Common Units may be paid to a transferee, if the Certificate representing such Partnership Common Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and in the case of both certificated and book-entry Partnership Common Units, accompanied by all documents reasonably required to evidence and effect such transfer and the Person requesting such exchange will pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration, in any name other than that of the record holder of such Partnership Common Units, or will establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until such required documentation has been delivered and Certificates, if any, have been surrendered, as contemplated by this Section 3.3, each Certificate or Book-Entry Unit will be deemed at any time after the Effective Time to represent only the right to receive upon such delivery and surrender the Merger Consideration, payable in respect of Partnership Common Units, and (without the necessity of such surrender) any cash or distributions to which such holder is entitled pursuant to Section 3.3.

(c) Distributions with Respect to Unexchanged Partnership Common Units. No distributions declared or made with respect to Parent Common Units with a record date after the Effective Time will be paid to the holder of any Partnership Common Units with respect to Parent Common Units that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional Parent Common Units will be paid to any such holder until such holder has delivered the required documentation and surrendered any Certificates or Book-Entry Units as contemplated by this Section 3.3. Subject to applicable Law, following compliance with the requirements of Section 3.3(b), there will be paid to such holder of Parent Common Units issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional Parent Common Units to which such holder is entitled pursuant to Section 3.3(d) (which shall be paid by the Exchange Agent as provided therein) and the amount of distributions with a record date after the Effective Time theretofore paid with respect to Parent Common Units and payable with respect to such Parent Common Units, and (ii) promptly after such compliance, or, if later, at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to such delivery and surrender and a payment date subsequent to such compliance payable with respect to such Parent Common Units (which shall be paid by Parent).

(d) Fractional Parent Common Units. No certificates or scrip of Parent Common Units representing fractional Parent Common Units or book entry credit of the same will be issued upon the surrender of Partnership Common Units outstanding immediately prior to the Effective Time in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any Parent Common Units. Notwithstanding any other provision of this Agreement, each holder of Partnership Common Units converted in the Mergers who would otherwise have been entitled to receive a fraction of a Parent Common Unit (after taking into account all Partnership Common Units exchanged by such holder) will receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (i) the Average Closing Price as of the Closing Date and (ii) the fraction of a Parent Common Unit that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, Parent will cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. The Parties acknowledge that payment of the cash in lieu of issuing fractional shares of Parent Common Units was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional Parent Common Units.

(e) Further Rights in Partnership Common Units. The Merger Consideration issued upon conversion of a Partnership Common Unit in accordance with the terms hereof (including any cash paid pursuant to Section 3.3(d)) and any declared distributions to be paid on Parent Common Units as described in Section 3.3(c) will be deemed to have been issued in full satisfaction of all rights pertaining to such Partnership Common Unit.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Partnership Common Units after one (1) year following the Effective Time will be delivered to Parent upon demand by Parent and, from and after such delivery, any former holders of Partnership Common Units who have not theretofore complied with this Article III will thereafter look only to Parent for the Merger Consideration, payable in respect of such Partnership Common Units, any cash in lieu of fractional Parent Common Units to which they are entitled pursuant to Section 3.3(d), or any distributions with respect to Parent Common Units to which they are entitled pursuant to Section 3.3(c), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Partnership Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity will, to the extent permitted by applicable Law, be held by Parent. Without limitation of the foregoing, after one (1) year following the Effective Time any amounts remaining unclaimed by holders of Partnership Common Units will become the property of Parent, subject to the legitimate claims of any Person previously entitled thereto under abandoned property, escheat or similar laws.

(g) Lost Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of an indemnity agreement or a bond, in a customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable in respect of Partnership Common Units represented by such Certificate and any distributions to which the holders thereof are entitled pursuant to Section 3.3(c).

(h) Withholding. Parent and the Exchange Agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Partnership Common Units such amounts as Parent or the Exchange Agent reasonably deems to be required to deduct and withhold under the Code or any provision of state or local Tax Law, with respect to the making of such payment. To the extent that amounts are so deducted and withheld and timely remitted to the appropriate taxing authority, such amounts will be treated for all purposes of this Agreement as having been paid to the holder of Partnership Common Units in respect of whom such deduction and withholding was made by the Exchange Agent.

(i) Book Entry and Admission of Holders of Parent Common Units as Additional Limited Partners of Parent. All Parent Common Units to be issued in the Mergers will be issued in book-entry form, without physical certificates. Upon the issuance of Parent Common Units to the holders of Partnership Common Units in accordance with this Section 3.3, and the compliance by such holders with the requirements of the Parent Agreement, which requirements may be satisfied by each holder of Parent Common Units by the execution and delivery by such holder of a completed and executed Letter of Transmittal, Parent will be deemed to have automatically consented to the admission of such holder as a member of Parent in respect of its Parent Common Units and will reflect such admission on the books and records of Parent.

(j) Investment of the Exchange Fund. Parent will cause the Exchange Agent to invest the Exchange Fund as directed by Parent on a daily basis in (i) short term direct obligations of the United States of America with maturities of no more than thirty (30) days, (ii) short term obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s; provided, however, that no such investment or loss thereon affects the amounts payable or the timing of the amounts payable to the Partnership Unitholders pursuant to the other provisions of this Section 3.3. Any interest and other income resulting from such investments will be paid promptly to Parent.

(k) Tax Characterization of Partnership Merger. The Partnership and Parent each acknowledges and agrees that for U.S. federal income Tax purposes each of the holders of Partnership Common Units that exchanges its Partnership Common Units pursuant to the Partnership Merger will be deemed to contribute its Partnership Common Units to Parent in exchange for the Merger Consideration (including any cash received in lieu of fractional Parent Common Units pursuant to Section 3.3(d)) and the deemed assumption of each such holder’s share of the liabilities of the Partnership. The Partnership and Parent each acknowledges and agrees that for U.S. federal income Tax purposes such deemed transaction will qualify in part for nonrecognition of gain or loss pursuant to Section 721 of the Code and will be characterized as a disguised sale transaction described in Section 707(a)(2)(B) of the Code with respect to any amounts treated as a transfer of consideration pursuant to Treasury Regulation Section 1.707-3(a)(1) (the “Section 707 Consideration,” which, for the avoidance of doubt, includes, any cash received in lieu of fractional Parent Common Units pursuant to Section 3.3(d), the Cash Consideration and any amount of liabilities other than “qualified liabilities” (within the meaning of Treasury Regulation Section 1.707-5(a)(6)) deemed to be assumed as part of such transaction) (such sale, a “Disguised Sale”). Each of the Partnership and Parent agrees to prepare and file all U.S. federal income Tax Returns in accordance with the foregoing and shall not take any position inconsistent therewith on any such Tax Return, or in the course of any audit, litigation or other proceeding with respect to U.S. federal income Taxes, except as otherwise required by applicable Laws following a Final Determination.

(l) Pasadena Distribution. Notwithstanding anything in this Agreement to the contrary, in the event that the Pasadena Distribution occurs, the Mergers shall not affect the right of any holder of Partnership Common Units as of the record time for the Pasadena Distribution to receive its share of SpinCo Common Units pursuant to the Pasadena Distribution.

3.4 Anti-Dilution Provisions. Without limiting the covenants in Sections 6.1 and 6.2, in the event the outstanding Partnership Common Units or Parent Common Units shall have been changed into a different number of units or a different class after the date hereof by reason of any subdivisions, reclassifications, splits, unit distributions, combinations or exchanges of Partnership Common Units or Parent Common Units, the Merger Consideration will be correspondingly adjusted to provide to the holders of such Partnership Common Units the same economic effect as contemplated by this Agreement prior to such event.

3.5 Treatment of Phantom Units. Prior to the Effective Time, the Partnership Board (or any committee responsible for administering the Partnership LTIP) shall pass resolutions to effect any necessary actions required by this Section 3.5.

(a) Continuing Employees. Immediately prior to the Effective Time, all outstanding Phantom Units that are held by any Employee who is a Continuing Employee will be automatically cancelled and forfeited in exchange solely for the consideration contemplated by this Section 3.5(a). At the Effective Time, Parent shall grant a replacement incentive award to each such Continuing Employee that was required to forfeit such Continuing Employee’s Phantom Units pursuant to the preceding sentence which replacement incentive award is equal in value (determined by reference to the closing price of the units underlying such replacement award (on the primary exchange on which such units are traded) on the Closing Date) to the aggregate value of such Continuing Employee’s cancelled and forfeited Phantom Units (such value to be determined by multiplying the Closing Date value of the Merger Consideration per Partnership Common Unit by the number of Phantom Units cancelled and forfeited by such Continuing Employee in accordance with this Section 3.5(a)). The new incentive award will be granted under the Parent LTIP in the form of a “Phantom Unit” as defined under the Parent LTIP, and will be subject to substantially the same terms and conditions (including without limitation, applicable vesting and payment timing provisions) as those applicable to the cancelled and forfeited Phantom Units as of immediately prior to the Effective Time, and shall otherwise be subject to the terms of the Parent LTIP. All new incentive awards granted under the Parent LTIP pursuant to Section 3.5(a) shall be designed to be compliant with or exempt from, as applicable, Section 409A of the Code. For the avoidance of doubt, any then-accumulated distribution equivalents payable upon a subsequent vesting date pursuant to distribution equivalent rights linked to any Phantom Unit forfeited in accordance with this Section 3.5(a) shall be paid by Parent to the Continuing Employee upon the vesting of the Parent “Phantom Unit” corresponding to such forfeited Phantom Unit.

(b) Employees That Will Not Be Continuing Employees and Partnership Board Members. Each Phantom Unit granted under the Partnership LTIP and held by (i) an Employee who is terminated at the Effective Time and does not become a Continuing Employee or (ii) any member of the Partnership Board, in any case, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest in full and be cancelled and, in consideration therefor, the holder of such Phantom Unit shall be entitled to receive the Merger Consideration. In addition, any then-accumulated distribution equivalents payable pursuant to distribution equivalent rights with respect to each Phantom Unit that vests pursuant to this Section 3.5(b) shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest in full and be paid to the holder thereof in cash.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

Except as set forth in (a) all Partnership SEC Documents filed by the Partnership with the SEC on its Electronic Data Gathering, Analysis and Retrieval system under the Exchange Act or the Securities Act since January 1, 2014 and prior to the date of this Agreement, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any historical factual information contained within such headings, disclosure or statements)) or (b) the Partnership Disclosure Schedule prior to the execution of this Agreement (provided that (i) disclosure in any section of such Partnership Disclosure Schedule is deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of the Partnership Disclosure Schedule that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect), the Partnership represents and warrants to Parent as follows:

4.1 Organization, General Authority and Standing. Each of the Partnership Entities is a limited partnership or limited liability company, as the case may be, validly existing and in good standing under the Laws of the State of Delaware. Section 4.1 of the Partnership Disclosure Schedule sets forth a true and complete list of the respective Subsidiaries of the Partnership and the Partnership GP. The Partnership Entities have all requisite power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted and each are duly licensed or qualified to do business and in good standing to do business as a foreign limited partnership, corporation or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except in each case as have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Each of the Partnership’s Included Subsidiaries is (a) a limited partnership, corporation or limited liability company, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) duly licensed or qualified to do business and in good standing to do business as a foreign limited partnership, corporation or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except in the case of clauses (b) and (c), such jurisdictions where the failure to be so licensed, qualified or in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Copies of the Organizational Documents of each Partnership Entity and its Included Subsidiaries, as in effect as of the date hereof, have been made available to Parent and such Organizational Documents are in full force and effect as of the date hereof. Neither Partnership Entity nor any of its Included Subsidiaries is in violation of its respective Organizational Documents.

4.2 Capitalization.

(a) The authorized equity interests of the Partnership consist solely of Partnership Common Units and a general partner interest in the Partnership. As of the date hereof, there are 38,927,609 Partnership Common Units issued and outstanding, and all such Partnership Common Units and limited partner interests represented thereby were duly authorized and are validly issued in accordance with the Existing Partnership Agreement, and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). As of the date of this Agreement, the Partnership has reserved 3,825,000 Partnership Common Units for issuance pursuant to awards under the Partnership LTIP, of which 206,842 Partnership Common Units are covered by outstanding Phantom Units and 3,337,592 Partnership Common Units remain available for new awards under the Partnership LTIP. Section 4.2(a) of the Partnership Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all holders of outstanding Phantom Units, indicating with respect to each award of Phantom Units, the number of Phantom Units, the purchase price (if any) required to be paid therefor, and the date of grant. The Partnership GP is the sole general partner of the Partnership, owning all of the outstanding general partner interests in the Partnership, and such general partner interests were duly authorized and validly issued in accordance with the Existing Partnership Agreement and are solely non-economic interests. A Partnership Parent is the sole member of the Partnership GP, owning all of the outstanding member interests in Partnership GP.

(b) As of the date hereof, except as set forth above in Section 4.2(a) or Section 4.2(b) of the Partnership Disclosure Schedule, (i) there are no partner interests, member interests or other equity securities of the Partnership Entities or any of their Included Subsidiaries issued or authorized and reserved for issuance, (ii) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating any Partnership Entity or any of its Included Subsidiaries to issue, transfer or sell any partnership or other equity interest of the Partnership Entity or such Included Subsidiary or any securities convertible into or exchangeable for such partner interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (iii) there are no contractual obligations of any Partnership Entity or any of its Included Subsidiaries to repurchase, redeem or otherwise acquire any partner interest or other equity interest in the Partnership Entity or any of its Included Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence.

(c) Neither Partnership Entity nor any of its Included Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Partnership Unitholders on any matter.

(d) There are no voting trusts or other agreements or understandings to which a Partnership Entity or any of its Included Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of a Partnership Entity or any of its Included Subsidiaries.

4.3 Equity Interests in other Entities. Other than ownership interests in its Subsidiaries as set forth in Section 4.1 of the Partnership Disclosure Schedule, neither the Partnership nor Partnership GP owns beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind. The Partnership owns such interests in its Included Subsidiaries free and clear of all Liens except for Permitted Encumbrances.

4.4 Power, Authority and Approvals of Transactions.

(a) Each of the Partnership Entities has the requisite limited partnership or limited liability company power and authority, as applicable, to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the Partnership Unitholder Approval, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership Entities and, assuming due authorization, execution and delivery by the Other Parties thereto, constitutes the valid and binding obligation of each of the Partnership Entities, enforceable against each of the Partnership Entities in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles). The Partnership Board has (i) determined that it is in the best interests of the Partnership and the Partnership Unitholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (iii) resolved to submit this Agreement to a vote of the Partnership Unitholders and recommend adoption of this Agreement by the Partnership Unitholders.

(b) Subject to receipt of the Partnership Unitholder Approval, this Agreement and the transactions contemplated hereby have been authorized by all necessary limited partnership or limited liability company action, as applicable, by each of the Partnership Entities. The vote or consent of the Partnership Board and the Partnership GP Parent Consent, each of which have been obtained, and the Partnership Unitholder Approval, are the only votes or consents of the Partnership Entities and their respective limited partners, general partners or members, as applicable, necessary for such Partnership Entities to enter into and adopt this Agreement and approve the transactions contemplated hereby, including the Spin-Off Transactions.

4.5 No Violations or Defaults. Subject to required filings under federal and state securities Laws and with NYSE, assuming the other consents and approvals contemplated by Section 4.6 are duly obtained, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Partnership Entities do not and will not (a) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture agreement or other instrument or obligation to which a Partnership Entity or any of its respective Subsidiaries is a party or by which a Partnership Entity or any of its Subsidiaries or properties is subject or bound except for such breaches, violations, defaults, terminations, cancellations or accelerations that have not had or would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (b) constitute a breach or violation of, or a default under the Existing Partnership Agreement, the Partnership Certificate of Limited Partnership, the Partnership GP Agreement or the Partnership GP Certificate of Formation or the Organizational Documents of any of the Partnership Entities’ respective Subsidiaries, (c) materially contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to the Partnership Entities or any of their Included Subsidiaries or (d) result in the creation of any material Lien on any of the assets of the Partnership Entities or any of their Included Subsidiaries’ assets.

4.6 Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary to be obtained by the Partnership Entities or any of their Subsidiaries in connection with (a) the execution and delivery by the Partnership Entities of this Agreement or (b) the consummation by the Partnership Entities of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of a proxy statement (the “Proxy Statement”) relating to the matters to be submitted to the Partnership Unitholders at a Partnership Meeting and other filings required under federal or state securities Laws, (ii) the filing and effectiveness of the Certificates of Merger with the Secretary of State of the State of Delaware, (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (iv) such filings and approvals as may be required to be made or obtained under the Antitrust Laws, (v) in the event of a Pasadena Distribution, the filing of a Form 10 with the SEC registering the SpinCo Common Units under the Exchange Act and (v) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

4.7 Financial Reports and the Partnership SEC Documents; Absence of Undisclosed Liabilities.

(a) Since January 1, 2014, the Partnership has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act (such forms, reports, schedules and statements, the “Partnership SEC Documents”). At the time filed (except to the extent amended by a subsequently filed Partnership SEC Document prior to the date hereof, in which case as of the date of such amendment), each Partnership SEC Document complied in all material respects with the applicable requirements of the Securities Act, Exchange Act and the Sarbanes-Oxley Act, as the case may be, and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Partnership and its Subsidiaries included in the Partnership SEC Documents (the “Partnership Financial Statements”) as of their respective dates (if amended, as of the date of the last such amendment) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP in all material respects applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto, to the extent permitted by applicable SEC regulations), and (iii) fairly present in all material respects the consolidated financial position of the Partnership and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments which are not individually or in the aggregate material).

(c) Neither the Partnership nor any of its Included Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among the Partnership and any of its Included Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Partnership in the Partnership’s published financial statements or any Partnership SEC Documents.

(d) Except as reflected or reserved against in the Partnership’s consolidated balance sheet as of March 31, 2015 (the “Balance Sheet Date”) (or notes thereto) included in the Partnership’s Quarterly Report on Form 10-Q for the fiscal quarter ended the Balance Sheet Date, neither the Partnership nor any of its Subsidiaries had at the Balance Sheet Date or has incurred since that date, any liabilities that would be required by GAAP to be reflected on a consolidated balance sheet of the Partnership, except liabilities that: (i) are incurred since the Balance Sheet Date in the ordinary course of business, (ii) are incurred in accordance with this Agreement or in connection with the transactions contemplated hereby, (iii) are disclosed in Section 4.7(d) of the Partnership Disclosure Schedule, or (iv) have not had and would not reasonably be expected to have, either individually or in the aggregate, a Partnership Material Adverse Effect.

(e) Except as set forth in Section 4.7(e) of the Partnership Disclosure Schedule, upon consummation of the Qualified Pasadena Sale or Spin-Off Transactions, as applicable, none of the Partnership Entities or any Included Subsidiary will have any material liability related to the business of any of the Pasadena Subsidiaries.

4.8 Internal Controls and Procedures. The Partnership has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Partnership, including its Included Subsidiaries, required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Partnership’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The principal executive officer and the principal financial officer of the Partnership have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Partnership SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

4.9 Absence of Certain Changes or Events.

(a) Since December 31, 2014, there has not been any change, event, development, circumstance, condition, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Since December 31, 2014 through the date of this Agreement, except for this Agreement and the transactions contemplated hereby, the Partnership Entities and their respective Subsidiaries have carried on and operated the businesses of the Partnership and its Subsidiaries in all material respects in the ordinary course of business, and none of the Partnership nor any of its Subsidiaries has undertaken any action that would be prohibited by clauses (iii), (viii), (iv) (ix), (x), (xiv) or (to the extent related to any of the foregoing clauses) (xviii) of Section 6.1(b) if such provisions were in effect at all times since December 31, 2014.

4.10 Compliance with Applicable Law; Permits.

(a) Except with respect to Tax matters (which are solely provided for in Section 4.16 and, to the extent applicable, Section 4.17) and environmental matters (which are solely provided for in Section 4.12), the Partnership and its Included Subsidiaries are, and since December 31, 2012 have been, in compliance with all, and are and were not in default under or in violation of any, applicable Law, other than any noncompliance, default or violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. The Partnership and its Included Subsidiaries have not received any written communication since December 31, 2012 and prior to the date of this Agreement from a Governmental Authority that alleges that the Partnership or any of its Included Subsidiaries is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) The Partnership Entities and their Included Subsidiaries are in possession of all franchises, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Authority necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Partnership Permits”), except where the failure to be in possession of such Partnership Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. All Partnership Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. To the Knowledge of the Partnership, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Partnership or any of its Subsidiaries under, any Partnership Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew, extend, any Partnership Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

4.11 Material Contracts.

(a) Section 4.11(a) of the Partnership Disclosure Schedule contains a complete and accurate listing of the following contracts to which (x) any of the Partnership Entities or the Included Subsidiaries is a party or bound or (y) any of the Pasadena Subsidiaries is a party that is material to the business of the Included Subsidiaries, in each case in effect on the date of this Agreement (each contract that is described in this Section 4.11(a) being a “Partnership Material Agreement”):

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) each contract that has a remaining term of more than two years and is not terminable without penalty within ninety (90) days’ notice;

(iii) each contract under which there have or are expected to be annual payments to, or receipts by, the Partnership and its Included Subsidiaries of $750,000 or more;

(iv) each contract that is with a Governmental Authority;

(v) each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets or properties requiring the payment of an annual amount by the Partnership or its Included Subsidiaries, in excess of $750,000;

(vi) each agreement that constitutes a commitment relating to Indebtedness by the Partnership or the Included Subsidiaries in excess of $750,000, other than agreements solely between or among the Partnership and its Included Subsidiaries;

(vii) each contract for lease of personal property or real property involving aggregate payments in excess of $750,000 in any calendar year that are not terminable within sixty (60) days;

(viii) each contract that remains in effect as of the date of this Agreement and that provides for indemnification by the Partnership or any of its Included Subsidiaries with respect to liabilities in connection with previous sales of their businesses, assets or properties for consideration in excess of $750,000;

(ix) each contract that (A) contains a non-compete or similar type of provision that, following the Closing, by virtue of Parent owning the Partnership Entities or any of the Included Subsidiaries as a result of this transaction, would by its terms materially restrict the ability of Parent to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing; (B) imposes any material restriction on the right or ability of any of the Partnership Entities or the Included Subsidiaries to compete with any other Person or acquire or dispose of another Person or (C) contains an exclusivity or “most favored nation” clause that restricts the business of any of the Partnership Entities or the Included Subsidiaries in any material manner;

(x) each contract for futures, swap, collar, put, call, floor, cap, option, or other contract that is intended to reduce or eliminate the fluctuations in the prices of commodities (each contract described in this Section 4.11(a)(x), a “Derivative Instrument”) that will be binding on the Partnership or its Included Subsidiaries after the Closing;

(xi) each material partnership, joint venture or strategic alliance;

(xii) any contract obligating any of the Partnership Entities or the Included Subsidiaries to source the entirety of its requirements for any product from a single supplier or to sell the entirety of its production of any particular commodity to a single off-taker;

(xiii) each contract expressly limiting or restricting the ability of any of the Partnership Entities or Included Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(xiv) any contract in the nature of a “take-or-pay-contract”;

(xv) each collective bargaining agreement or any other material contract with a labor union;

(xvi) each agreement under which the Partnership Entities or any of the Included Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $50,000; and

(xvii) each contract to which any Partnership Entity or Included Subsidiary is a party, and any Pasadena Subsidiary is a counterparty.

(b) Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity, and provided that any indemnity, contribution and exoneration provisions contained in any such Partnership Material Agreement may be limited by applicable Law and public policy, each of the Partnership Material Agreements (i) constitutes the valid and binding obligation of the Partnership or its Included Subsidiaries and, to the Knowledge of the Partnership, constitutes the valid and binding obligation of the other parties thereto and (ii) is in full force and effect as of the date of this Agreement, in each case, unless the failure to be so has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) There is not under any Partnership Material Agreement, any material default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, or any notice of termination, cancellation or material modification, in each case, except such events of default, other events, notices or modifications as to which requisite waivers or consents have been obtained or that have not had or would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

4.12 Environmental Matters.

(a) Except as reflected in the Partnership Financial Statements:

(i) To the Knowledge of the Partnership, the Partnership and its Included Subsidiaries are in compliance in all material respects with all Environmental Laws and Environmental Permits held thereunder;

(ii) Since January 1, 2011, the Partnership has not, and each of its Included Subsidiaries has not, received any unresolved written notice from any Governmental Authority alleging the Partnership or its Included Subsidiaries are in material violation of or subject to material liability under any Environmental Law or any Environmental Permits held thereunder, with respect to the Partnership’s assets, real properties (whether owned or leased) and operations;

(iii) There are no actions, suits, proceedings (including civil, administrative and dispute resolution proceedings), claims, or orders that are pending, or, to the Knowledge of the Partnership, threatened in writing by a Governmental Authority or other Person against the Partnership or its Included Subsidiaries which allege a material violation of or material liability under any Environmental Law;

(iv) Since January 1, 2011, there has been no Release of any Hazardous Material on any real property owned or leased by the Partnership or its Included Subsidiaries or at any other location as a result of the operations of the Partnership or its Included Subsidiaries that has not been remediated as required by any Environmental Law or otherwise adequately reserved for in the Partnership Financial Statements;

(v) To the Knowledge of the Partnership, since January 1, 2011, there has been no exposure of any Person or property to Hazardous Materials in connection with the properties or operations of the Included Subsidiaries that could reasonably be expected to form the basis of a material claim for damages or compensation;

(vi) Neither the Partnership nor any of its Included Subsidiaries has received any written notice that it has been identified by any Governmental Authority as a potentially responsible party under CERCLA; and

(vii) The Partnership and its Included Subsidiaries have made available to Parent all material environmental reports and correspondence addressing material environmental matters that are in the possession or control of the Partnership or its Included Subsidiaries and that have been prepared since January 1, 2011.

(b) This Section 4.12 constitutes the sole and exclusive representation and warranty of the Partnership with respect to Environmental Permits, Hazardous Materials and Environmental Law.

4.13 Title to Properties.

(a) The Partnership and its Included Subsidiaries have good and marketable title to all real and personal properties which are material to the business of Partnership and its Included Subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except (i) such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Partnership and its Included Subsidiaries, (ii) for Permitted Encumbrances and (iii) such as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) The Qualified Pasadena Sale or the Spin-Off Transaction, as applicable, will not result in the Partnership and the Included Subsidiaries failing to hold all the properties, assets, personnel and rights used in the conduct of the business of the Partnership Entities and the Included Subsidiaries as conducted by the Partnership Entities and the Included Subsidiaries prior to the date of this Agreement.

4.14 Litigation. There are no civil, criminal or administrative actions, suits, litigations, claims, causes of action, arbitrations, mediations or other proceedings (collectively, “Proceedings”) pending or, to the Knowledge of the Partnership, threatened, against the Partnership or its Subsidiaries, except for Proceedings that have not had or would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. To the Knowledge of the Partnership, there is no investigation by a Governmental Authority against the Partnership or its Subsidiaries, except for investigations that have not had or would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

4.15 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership specifically for inclusion in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement (which will be included as a prospectus in the Registration Statement) will, on the date the Proxy Statement is first mailed to Partnership Unitholders, and at the time of the Partnership Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to information supplied by or on behalf of Parent or the Merger Subs for inclusion or incorporation by reference in any of the foregoing documents.

4.16 Tax Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect:

(i) each of the Partnership, its Subsidiaries and Partnership GP has duly and timely filed (taking into account any applicable extensions of time within which to file) all Tax Returns required to be filed by it, and all such Tax Returns are complete and accurate in all respects;

(ii) all Taxes owed by the Partnership, its Subsidiaries and Partnership GP (whether or not shown on any Tax Return) have been duly and timely paid in full;

(iii) there is no Proceeding now pending against the Partnership, any of its Subsidiaries or Partnership GP in respect of any Tax or Tax Return, nor has any written adjustment with respect to a Tax Return or written claim for additional Tax been received by the Partnership, any of its Subsidiaries, or Partnership GP that is still pending;

(iv) no written claim has been made by any Tax authority to the Partnership, any of its Subsidiaries, the Partnership GP or the applicable Partnership Parent (in its capacity as owner of the Partnership GP) in a jurisdiction where the Partnership, any of its Subsidiaries or Partnership GP (respectively) does not currently file a Tax Return that it is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by the Partnership, any of its Subsidiaries, Partnership GP or such Partnership Parent;

(v) there is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from the Partnership, any of its Subsidiaries or Partnership GP;

(vi) each of the Partnership, its Subsidiaries and Partnership GP has complied in all respects with all applicable Law relating to the payment and withholding of Taxes and has duly and timely withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other party;

(vii) the Partnership is classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly classified as such since its formation;

(viii) Partnership GP is currently (and has been since the date of its formation) properly treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes in accordance with Treasury Regulation Section 301.7701-3(b) and each Subsidiary (except Finance Corp.) of the Partnership is currently (and has been since the date of its formation or acquisition, as applicable, by the Partnership) either (i) properly classified as a partnership for U.S. federal income tax purposes, or (ii) properly treated as an entity disregarded as separate from its respective owner for U.S. federal income tax purposes, in either case in accordance with Treasury Regulation Section 301.7701-3(b);

(ix) the Partnership and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code;

(x) Finance Corp. was formed by the Partnership for the sole purpose of issuing the Second Lien Notes, except to the extent related to the Second Lien Notes, holds no assets, has no liabilities, and is not a party to any Contract other than its charter documents, and at no time since its formation conducted any business activities or operations of any kind;

(xi) none of the Partnership, any of its Subsidiaries or Partnership GP (nor any of their respective predecessors) has participated or engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (and all relevant predecessor regulations) that could affect its Tax liabilities or the Tax liabilities of its owner(s) (to the extent applicable) for any taxable period for which the period for audit and assessment has not expired; and

(xii) none of the Partnership, any of its Subsidiaries or Partnership GP has any liability for the Taxes of another person under Treasury Regulations Section 1.1502-6 (or any comparable provision of foreign, state or local Tax Law), including any predecessor of the Partnership, any of its Subsidiaries or Partnership GP, or as a transferee or successor or by contract. None of the Partnership, its Subsidiaries or Partnership GP is a party to or bound by any Tax allocation, indemnification or sharing agreement other than any Tax allocation or sharing provisions contained in commercial contracts not primarily relating to Taxes and entered into by the Partnership, its Subsidiaries or Partnership GP in the ordinary course of business.

(b) This Section 4.16 and Section 4.17 (to the extent involving Tax matters) constitute the sole and exclusive representations and warranties of the Partnership with respect to Tax matters.

4.17 Employee Benefits; Employment Matters.

(a) Section 4.17(a) of the Partnership Disclosure Schedule sets forth a complete and accurate list of each Employee Benefit Plan sponsored, maintained, contributed to or required to be contributed to by the Partnership, the Partnership GP or the Included Subsidiaries for the benefit of any current or former Partnership Service Provider or his or her beneficiaries, or with respect to which the Partnership, the Partnership GP or their Included Subsidiaries has any obligation or liability (whether direct, indirect, actual or contingent) (each, a “Partnership Employee Benefit Plan”).

(b) With respect to each Partnership Employee Benefit Plan, the Partnership has heretofore made available to Parent a true and complete copy, as applicable, of (i) each Partnership Employee Benefit Plan (or a summary thereof if no plan document exists), all amendments thereto and related trust documents, and all administrative service agreements and group insurance contracts relating to each Partnership Employee Benefit Plan, (ii) the most recent summary plan description, (iii) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service, (iv) the two most recently prepared annual reports (Form 5500 series) filed with the Internal Revenue Service, (v) the most recent actuarial report, and (vi) all filings within the past three (3) years under the IRS’ Employee Plans Compliance Resolution System Program or the Department of Labor Delinquent Filer Program.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, each Partnership Employee Benefit Plan has been administered in all respects in accordance with its terms and in compliance with the applicable provisions of all Laws applicable to such Partnership Employee Benefit Plan, including the filing of all required reports and disclosures to any applicable government agency. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, as of the date of this Agreement, there are no proceedings or other claims (except routine claims for benefits in the ordinary course) pending or, to the Knowledge of the Partnership, threatened against or involving any Partnership Employee Benefit Plan.

(d) Except as set forth on Section 4.17(d) of the Partnership Disclosure Schedule, neither the Partnership, the Partnership GP, nor any entity that would be deemed a “single employer” with the Partnership or the Partnership GP under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) sponsors, maintains, contributes to, has any obligation to contribute to, or has, within the past six (6) years, contributed to or had any obligation to contribute to, any single employer pension plan, multiemployer plan (within the meaning of Section 3(37) of ERISA), or multiple employer plan (within the meaning of Section 413(c) of the Code), in any case, that is subject to Title IV of ERISA or Section 302 of ERISA. With respect to any Partnership Employee Benefit Plan which is subject to Title IV or Section 302 of ERISA (each, a “Pension Plan”) to which the Partnership, the Partnership GP or any ERISA Affiliate made, or was required to make, contributions during the past six (6) years, except as has not had and would not reasonably be expected to have, individually, or in the aggregate, a Partnership Material Adverse Effect: (i) no Pension Plan has failed to satisfy the minimum funding standards set forth in Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred within the past six (6) years; (iii) no liability to the Pension Benefit Guaranty Corporation has been incurred by the Partnership, the Partnership GP or, to the Knowledge of the Partnership, any ERISA Affiliate (other than for non-delinquent premiums); (iv) no liability or contingent liability (including liability pursuant to Section 4069 of ERISA) under Title IV of ERISA has been or is reasonably expected to be incurred by the Partnership, the Partnership GP or, to the Knowledge of the Partnership, any ERISA Affiliate; (v) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Pension Plan and, to the Knowledge of the Partnership, no such proceedings are threatened and no event has occurred which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such Pension Plan; (vi) there has been no application for a waiver of the minimum funding standards imposed by Section 412 of the Code; and (vii) no Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430(i)(4)(A) of the Code).

(e) No Partnership Employee Benefit Plan, considered individually or considered collectively with any other such plans, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code (a “Section 280G Payment”) as a result of the transactions contemplated by this Agreement. There is no contract, agreement, plan or arrangement to which the Partnership, the Partnership GP or the Included Subsidiaries is a party to or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code due to a Section 280G Payment.

(f) Except as set forth on Section 4.17(f) of the Partnership Disclosure Schedule or as expressly contemplated by this Agreement, the consummation of the Mergers and the other transactions contemplated hereby alone, or in combination with any other event, will not (i) give rise to any material liability under any Partnership Employee Benefit Plan, (ii) accelerate the time of payment or vesting, or increase the amount or require the funding, of compensation or benefits due to any current or former Partnership Service Provider or their beneficiaries, or (iii) limit or restrict the right to merge, amend, terminate or transfer the assets of any Partnership Employee Benefit Plan on or following the Closing.

(g) All payments related to each Partnership Employee Benefit Plan (including, without limitation, all contributions, insurance premiums or intercompany charges) with respect to any Partnership Service Provider have been made or, to the extent not yet due, accrued in accordance with GAAP, by the Partnership, the Partnership GP or their Included Subsidiaries in accordance with the provisions of each of the Partnership Employee Benefit Plans and applicable Law.

(h) No Partnership Employee Benefit Plan is currently under, and neither the Partnership, the Partnership GP nor their Included Subsidiaries has received any written notice of any pending audit or investigation by the IRS, Department of Labor or any other Governmental Authority.

(i) There has been no amendment to, written interpretation of or binding commitment made by the Partnership, the Partnership GP or the Partnership Ultimate Parent relating to, or change in, employee participation or coverage under, any Partnership Employee Benefit Plan that would increase materially the expense of maintaining such plan above the level or expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(j) Except to the extent limited by applicable Law, the terms of any Partnership Employee Benefit Plan as in effect as of the date hereof, or the terms of any applicable collective bargaining agreement, each Partnership Employee Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to the Partnership, the Partnership GP or their Included Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder).

(k) No Partnership Employee Benefit Plan provides post-termination or retiree welfare benefits to any person, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA (“COBRA”), or other applicable Law, and neither the Partnership, the Partnership GP nor Included Subsidiaries has any liability to provide post-termination or retiree welfare benefits to any Person or has contracted with any current or former Partnership Service Provider (either individually or as a group) that such Partnership Service Provider(s) would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law, and, in any case, except for (i) the continuation of benefits through the month in which a Partnership Service Provider’s service terminates, or (ii) subsidized COBRA premiums pursuant to any employment or similar service agreement.

(l) As of the date of this Agreement, and since at least January 1, 2015, the Partnership and the Partnership GP and their Included Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment practices and labor, including all such applicable Laws relating to wages, hours, worker classification, collective bargaining, non-discrimination, non-retaliation, recordkeeping, immigration, civil rights, payment of employment-related taxes, safety and health and workers’ compensation.

(m) Section 4.17(m) of the Partnership Disclosure Schedule sets forth a complete and accurate list of each collective bargaining agreement or other contract with a labor union with respect to Employees by which the Partnership, the Partnership GP or the Included Subsidiaries is bound (collectively, the “Partnership CBAs”). Except as set forth on Section 4.17(m) of the Partnership Disclosure Schedule, none of the Partnership, the Partnership GP or the Included Subsidiaries is a party to, or bound by, any collective bargaining agreement with respect to any Employees. Following the earlier to occur of (i) a Qualified Pasadena Sale or (ii) the Spin-Off Transaction, the only Partnership CBA to which any Partnership Entity or Included Subsidiary will be a party or bound will be the East Dubuque CBA.

(n) No strike, slowdown, picketing, work stoppage or other organized labor disruption is pending or, to the Knowledge of the Partnership, threatened with respect to any Employee.

4.18 Financial Advisor. Neither the Partnership nor its Subsidiaries have incurred any liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which the Partnership or its Included Subsidiaries will have any responsibility or liability whatsoever, excluding fees to be paid to the Partnership Financial Advisor, pursuant to letter agreements, the existence of which have been heretofore disclosed to Parent and which fees have been disclosed to Parent.

4.19 Opinion of Financial Advisor. The Partnership Board has received the opinion of the Partnership Financial Advisor to the effect that, as of the date of the opinion and based upon and subject to the assumptions, limitations, qualifications, conditions and other matters considered, the Merger Consideration is fair from a financial point of view to the Partnership Unitholders other than Partnership Ultimate Parent and Parent and its Affiliates (the “Partnership Fairness Opinion”).

4.20 Related Party Transactions. As of the date of this Agreement, none of the Partnership Entities or any of their respective Subsidiaries are party to any transaction or arrangement under which any (a) present or former executive officer or director of the Partnership or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of any class of equity of the Partnership or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon the Partnership or any of its Subsidiaries or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Partnership pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (a “Partnership Related Party Transaction”).

4.21 Intellectual Property. The Partnership Entities and their Included Subsidiaries own or have the right to use all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the “Partnership Intellectual Property”) free and clear of all encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property has not had and would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. The use of the Partnership Intellectual Property by the Partnership Entities and their Included Subsidiaries in the operation of the their businesses as presently conducted does not infringe upon or misappropriate any intellectual property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

4.22 Insurance. The Partnership Entities and their Included Subsidiaries maintain, or are entitled to the benefits of, third-party insurance in such amounts and against such risks substantially as they believe to be customary for the industries in which the Partnership Entities and their Included Subsidiaries operate. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (a) all material insurance policies maintained by or on behalf of the Partnership Entities and their Included Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by the Partnership Entities and their Included Subsidiaries, and (b) the Partnership Entities and their Included Subsidiaries are in compliance in all material respects with the terms and provisions of all insurance policies maintained by or on behalf of the Partnership Entities and their Included Subsidiaries as of the date of this Agreement, and none of the Partnership Entities or their Included Subsidiaries are in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies.

4.23 Standstill Agreements. All of the “standstill” provisions, if any, included in each effective confidentiality agreement that the Partnership or the Partnership GP entered into prior to the date hereof automatically terminate upon entry into this Agreement by the terms of such confidentiality agreements.

4.24 Pasadena Subsidiaries.

(a) The Partnership Entities have provided Parent with true and complete copies of the Pasadena Unaudited Financial Statements. The Pasadena Unaudited Financial Statements (i) have been prepared in accordance with GAAP in all material respects applied on a consistent basis during the periods presented thereby, and (ii) fairly present in all material respects the consolidated financial position and operating results and cash flows of Pasadena Holdings and its Subsidiaries, on a consolidated basis, as of, and for the periods ended on, the respective dates thereof, subject, however, to the absence of required footnotes and normal year-end audit adjustments.

(b) Except as set forth on Section 4.24(b) of the Partnership Disclosure Schedule, the Pasadena Subsidiaries, on the one hand, and the Parent Entities and the Included Subsidiaries, on the other hand (each a “Group”), (i) do not own or lease any real or personal property that is used by the other Group in more than de minimis respects, (ii) have independent cash management operations, including independent bank accounts that are used exclusively to hold the funds of each such Group or a member of such Group, (iii) are not parties to, operate under, receive benefits pursuant to or have obligations or liabilities under, any of the same contracts, excluding with respect to insurance, (iv) do not share any employees, (v) do not guarantee and are not otherwise liable for any Indebtedness of a member of the other Group, and (vi) are not joint defendants in, or operate businesses that are jointly subject to, any pending Proceedings.

(c) Upon the consummation of a Qualified Pasadena Sale or the Spin-Off Transaction, as applicable, the Partnership Entities and the Included Subsidiaries will have no Pasadena Liabilities.

4.25 No Other Representations and Warranties. Except for the representations and warranties set forth in this Article IV, neither the Partnership nor its Subsidiaries nor any other Person makes or has made any express or implied representation or warranty, at law or in equity, with respect to the Partnership or its Subsidiaries or any of the Partnership’s or its Subsidiaries’ respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise) or with respect to any other information provided to Parent or the Merger Subs in connection with the Mergers or the other transactions contemplated hereby. Without limiting the generality of the foregoing (except to the extent expressly stated in the representations and warranties set forth in this Article IV), neither the Partnership nor its Subsidiaries nor any other Person will have or be subject to any liability or other obligation to Parent, the Merger Subs or any other Person resulting from the distribution to Parent or the Merger Subs (including their respective Representatives), or Parent’s or the Merger Subs’ (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or the Merger Subs in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Mergers or the other transactions contemplated hereby. Except for the representations and warranties set forth in this Article IV, Parent and the Merger Subs specifically disclaim that they are relying upon or have relied upon any representations or warranties, and acknowledge and agree that the Partnership has specifically disclaimed and does hereby specifically disclaim any such representation or warranty made by any Person. Parent and the Merger Subs specifically disclaim any obligation or duty by the Partnership or any other Person to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article IV.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUBS

Except as set forth in (a) all Parent SEC Documents filed by Parent with the SEC on its Electronic Data Gathering, Analysis and Retrieval system under the Exchange Act or the Securities Act since January 1, 2014 and on or prior to the date of this Agreement, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any historical factual information contained within such headings, disclosure or statements)) or (b) the Parent Disclosure Schedule prior to the execution of this Agreement (provided that (i) disclosure in any section of such Parent Disclosure Schedule is deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of the Parent Disclosure Schedule that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect), Parent and the Merger Subs represent and warrant to the Partnership as follows:

5.1 Organization, General Authority and Standing. Parent is a limited partnership validly existing and in good standing under the Laws of the State of Delaware and each Merger Sub is a limited liability company validly existing and in good standing under the Laws of the State of Delaware. Section 5.1 of the Parent Disclosure Schedule sets forth a true and complete list of the respective Subsidiaries of the Parent and the Parent GP. The Parent Entities have all requisite power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted and each are duly licensed or qualified to do business and in good standing to do business as a foreign limited partnership in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except in each case as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent’s Subsidiaries is (a) a limited partnership, corporation or limited liability company, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) duly licensed or qualified to do business and in good standing to do business as a foreign limited partnership, corporation or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except in the case of clauses (b) and (c), such jurisdictions where the failure to be so licensed, qualified or in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Copies of the Organizational Documents of each Parent Entity and its Subsidiaries, as in effect as of the date hereof, have been made available to the Partnership and such Organizational Documents are in full force and effect as of the date hereof. Neither a Parent Entity nor any of its Subsidiaries is in violation of its respective Organizational Documents.

5.2 Capitalization.

(a) The authorized equity interests of Parent consist solely of Parent Common Units and a general partner interest in Parent. As of the date hereof, there are 73,122,997 Parent Common Units issued and outstanding and 241,558 phantom units, and all such Parent Common Units and phantom units and the limited partner interest represented thereby were duly authorized and are validly issued in accordance with the Parent Agreement, and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). As of the date of this Agreement, the Parent has reserved 4,820,215 for issuance pursuant to awards under the Parent LTIP, of which 241,558 are covered by outstanding phantom units and 4,820,215 remain available for new awards under the Parent LTIP. Parent GP is the sole general partner of

Parent, owning all of the outstanding general partner units and incentive distribution rights in Parent, and such general partner units and incentive distribution rights were duly authorized and validly issued in accordance with the Parent Agreement.

(b) Upon issuance, each Parent Common Unit issued as part of this Agreement (i) will be duly authorized and validly issued in accordance with applicable Laws and the Parent Agreement, as applicable and (ii) registered under the Securities Act pursuant to the Registration Statement. At the Effective Time, each such Parent Common Unit shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) All of the issued and outstanding member interests in the Merger Subs (i) are as of the date hereof, and immediately prior to the Effective Time will be, owned by Parent, free and clear of any Liens and (ii) have been duly authorized and validly issued in accordance with the Organizational Documents of Merger Sub 1 and Merger Sub 2, respectively. The Merger Subs were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and have engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby. Each Merger Sub has no assets, liabilities or obligations of any nature other than those incident to its formation and capitalization pursuant to this Agreement and the transactions contemplated hereby.

(d) As of the date hereof, except as set forth above in Section 5.2(a) or on Section 5.2(d) of the Parent Disclosure Schedule, (i) there are no partner interests, member interests or other equity securities of Parent Entities or any of their Subsidiaries issued or authorized and reserved for issuance, (ii) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating any Parent Entity or any of its Subsidiaries to issue, transfer or sell any partnership or other equity interest of the Parent Entity or such Subsidiary or any securities convertible into or exchangeable for such partner interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (iii) there are no contractual obligations of any Parent Entity or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partner interest or other equity interest in the Parent Entity or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence.

(e) Neither Parent Entity nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Parent Unitholders on any matter.

(f) There are no voting trusts or other agreements or understandings to which a Parent Entity or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of a Parent Entity or any of its Subsidiaries.

5.3 Equity Interests in other Entities. Other than ownership interests in its Subsidiaries as set forth on Section 5.1 of the Parent Disclosure Schedule, Parent does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind. Parent owns such interests in its Subsidiaries free and clear of all Liens except for Permitted Encumbrances.

5.4 Power, Authority and Approvals of Transactions.

(a) Each of the Parent Entities has the requisite limited partnership or limited liability company power and authority, as applicable, to execute, deliver and perform its obligations under this Agreement and, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent Entities and, assuming due authorization, execution and delivery by the Other Parties thereto, constitutes the valid and binding obligations for each of the Parent Entities, enforceable against each of the Parent Entities in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles).

(b) This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate, limited partnership or limited liability company action, as applicable, by each of the Parent Entities. The vote or consent of Parent as the sole member of each Merger Sub, and the vote or consent of the Parent Board, are the only votes or consents of the Parent Entities and their respective stockholders, limited partners, general partners or members, as applicable, necessary for the Parent Entities to enter into and adopt this Agreement and approve the transactions contemplated hereby.

(c) As of the date hereof, none of the Parent Entities or any of their respective Subsidiaries holds any partner interests, member interests or other equity securities of the Partnership Entities or any of their respective Subsidiaries.

5.5 No Violations or Defaults. Subject to required filings under federal and state securities Laws and with the NYSE, assuming the other consents and approvals contemplated by Section 5.6 are duly obtained, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Parent Entities do not and will not (a) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture agreement or other instrument or obligation to which a Parent Entity or any of its respective Subsidiaries is a party or by which a Parent Entity or any of its Subsidiaries or properties is subject to or bound, except for such breaches, violations, defaults, terminations, cancellations or accelerations that have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (b) constitute a breach or violation of, or a default under the Organizational Documents of any of the Parent Entities, (c) materially contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to Parent Entities or any of their Subsidiaries or (d) result in the creation of any material Lien on any of the assets of Parent Entities or any of their Subsidiaries’ assets.

5.6 Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary to be obtained by Parent Entities or any of their Subsidiaries in connection with (a) the execution and delivery by Parent and the Merger Subs of this Agreement or (b) the consummation by Parent or the Merger Subs of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of the registration statement on Form S-4 by Parent in connection with the issuance of Parent Common Units to the Partnership Unitholders in connection with the Mergers, in which the Proxy Statement will be included (as amended or supplemented from time to time, the “Registration Statement”) and other filings required under federal and state securities Laws, (ii) the filing and effectiveness of the Certificates of Merger with the Secretary of State of the State of Delaware, (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (iv) such filings and approvals as may be required to be made or obtained under the Antitrust Laws, and (v) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.7 Financial Reports and Parent SEC Documents; Absence of Undisclosed Liabilities.

(a) Since January 1, 2014, Parent has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act (such forms, reports, schedules and statements, the “Parent SEC Documents”). At the time filed (except to the extent amended by a subsequently filed Parent SEC Document prior to the date hereof, in which case as of the date of such amendment), each Parent SEC Document complied in all material respects with the applicable requirements of the Securities Act, Exchange Act and the Sarbanes-Oxley Act, as the case may be, and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of Parent and its Subsidiaries included in the Parent SEC Documents (the “Parent Financial Statements”) as of their respective dates (if amended, as of the date of the last such amendment) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP in all material respects applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto, to the extent permitted by applicable SEC regulations), and (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments which are not, individually or in the aggregate, material).

(c) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

(d) Except as reflected or reserved against in Parent’s consolidated balance sheet as of the Balance Sheet Date (or notes thereto) included in Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended the Balance Sheet Date, neither Parent nor any of its consolidated Subsidiaries had at the Balance Sheet Date or has incurred since that date, any liabilities that would be required by GAAP to be reflected on a consolidated balance sheet of Parent, except liabilities that: (i) are incurred since the Balance Sheet Date in the ordinary course of business, (ii) are incurred in accordance with this Agreement or in connection with the transactions contemplated hereby, (iii) are disclosed in Section 5.7(d) the Parent Disclosure Schedule, or (iv) have not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

5.8 Internal Controls and Procedures. Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its Subsidiaries, required to be disclosed by Parent, including its Subsidiaries, in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Parent SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

5.9 Absence of Certain Changes or Events.

(a) Since December 31, 2014, there has not been any change, event, development, circumstance, condition, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Since December 31, 2014 through the date of this Agreement, except for this Agreement and the transactions contemplated hereby, Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business, and none of Parent nor any of its Subsidiaries has undertaken any action that would be prohibited by clauses (iii), (iv), (vi), (vii), (viii) or (to the extent related to any of the foregoing clauses) (x) of Section 6.2(b) if such provisions were in effect at all times since December 31, 2014.

5.10 Compliance with Applicable Law; Permits.

(a) Except with respect to Tax matters (which are solely provided for in Section 5.16) and environmental matters (which are solely provided for in Section 5.12), Parent and its Subsidiaries are, and since December 31, 2012 have been, in compliance with all, and are and were not in default under or in violation of any, applicable Law, other than any noncompliance, default or violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written communication since December 31, 2012 and prior to the date of this Agreement from a Governmental Authority that alleges that Parent or any of its Subsidiaries is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries are in possession of all franchises, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Authority necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Parent Permits”), except where the failure to be in possession of such Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew, extend, any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.11 Material Contracts.

(a) Section 5.11(a) of the Parent Disclosure Schedule contains a complete and accurate listing of the following contracts to which Parent, Parent GP or any of their Subsidiaries is a party in effect on the date of this Agreement (each contract that is described in this Section 5.11(a) being a “Parent Material Agreement”):

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) each contract under which there have or are expected to be annual payments to, or receipts by, Parent and its Subsidiaries of $1,500,000 or more;

(iii) each contract that is with a Governmental Authority;

(iv) each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets or properties requiring the payment of an annual amount by Parent or its Subsidiaries, in excess of $1,500,000;

(v) each agreement that constitutes a commitment relating to Indebtedness by Parent or its Subsidiaries in excess of $1,500,000, other than agreements solely between or among Parent and its Subsidiaries;

(vi) each contract for lease of personal property or real property involving aggregate payments in excess of $1,500,000 in any calendar year that are not terminable within sixty (60) days;

(vii) each contract that remains in effect as of the date of this Agreement and that provides for indemnification by Parent or any of its Subsidiaries with respect to liabilities in connection with previous sales of their businesses, assets or properties for consideration in excess of $1,500,000;

(viii) a Derivative Instrument;

(ix) each material partnership, joint venture or strategic alliance;

(x) each collective bargaining agreement or any other material contract with a labor union; and

(xi) each agreement under which Parent or its Subsidiaries have advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $50,000.

(b) Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity, and provided that any indemnity, contribution and exoneration provisions contained in any such Parent Material Agreement may be limited by applicable Law and public policy, each of the Parent Material Agreements (i) constitutes the valid and binding obligation of Parent or its Subsidiaries and, to the Knowledge of the Parent, constitutes the valid and binding obligation of the other parties thereto and (ii) is in full force and effect as of the date of this Agreement, in each case unless the failure to be so has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) There is not under any Parent Material Agreement, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, or any notice of termination, cancellation or material modification, in each case, except such events of default, other events, notices or modifications as to which requisite waivers or consents have been obtained or that have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.12 Environmental Matters.

(a) Except as reflected in the Parent Financial Statements:

(i) To the Knowledge of Parent, Parent and its Subsidiaries are in compliance in all material respects with all Environmental Laws and Environmental Permits held thereunder;

(ii) Since January 1, 2011, Parent has not, and each of its Subsidiaries has not, received any unresolved written notice from any Governmental Authority alleging the Parent or its Subsidiaries’ are in material violation of or subject to material liability under any Environmental Law or any Environmental Permits held thereunder, with respect to Parent’s assets, real properties (whether owned or leased) and operations;

(iii) There are no actions, suits, proceedings (including civil, administrative and dispute resolution proceedings), claims, or orders that are pending, or, to the Knowledge of Parent, threatened in writing by a Governmental Authority or other Person against Parent or any of its Subsidiaries which allege a material violation of or material liability under any Environmental Law;

(iv) Since January 1, 2011, there has been no Release of any Hazardous Material on any real property owned or leased by Parent or its Subsidiaries or at any other location as a result of the operations of Parent or its Subsidiaries that has not been remediated as required by any Environmental Law or otherwise adequately reserved for in the Parent Financial Statements;

(v) To the Knowledge of Parent, since January 1, 2011, there has been no exposure of any Person or property to Hazardous Materials in connection with the properties or operations of its Subsidiaries that could reasonably be expected to form the basis of a material claim for damages or compensation;

(vi) Neither Parent nor any of its Subsidiaries has received any written notice that it has been identified by any Governmental Authority as a potentially responsible party under CERCLA; and

(vii) Parent and its Subsidiaries have made available to the Partnership all material environmental reports and correspondence addressing material environmental matters that are in the possession or control of Parent or its Subsidiaries and that have been prepared since January 1, 2011.

(b) This Section 5.12 constitutes the sole and exclusive representation and warranty of Parent and the Merger Subs with respect to Environmental Permits, Hazardous Materials and Environmental Law.

5.13 Title to Properties. Parent and its Subsidiaries have good and marketable title to all real and personal properties which are material to the business of Parent and its Subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except (a) such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Parent and its Subsidiaries, (b) for Permitted Encumbrances and (c) such as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.14 Litigation. There are no Proceedings pending or, to the Knowledge of Parent, threatened, against any Parent Entity or any of its Subsidiaries, except for Proceedings that have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, there is no investigation by a Governmental Authority against Parent or its Subsidiaries, except for investigations that have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.15 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent or its Subsidiaries specifically for inclusion in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement (which will be included as a prospectus in the Registration Statement) will, on the date the Proxy Statement is first mailed to the Partnership Unitholders, and at the time of the Partnership Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the applicable requirements of the Securities Act. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

5.16 Tax Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) each of Parent and its Subsidiaries has duly and timely filed (taking into account any applicable extensions of time within which to file) all Tax Returns required to be filed by it, and all such Tax Returns are complete and accurate in all respects;

(ii) all Taxes owed by Parent and its Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid in full;

(iii) there is no Proceeding now pending against Parent or any of its Subsidiaries in respect of any Tax or Tax Return, nor has any written adjustment with respect to a Tax Return or written claim for additional Tax been received by Parent or any of its Subsidiaries that is still pending;

(iv) no written claim has been made by any Tax authority to either Parent or any of its Subsidiaries in a jurisdiction where Parent or any of its Subsidiaries (respectively) does not currently file a Tax Return that it is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by Parent or any of its Subsidiaries;

(v) there is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from Parent or any of its Subsidiaries;

(vi) each of Parent and its Subsidiaries has complied in all respects with all applicable Law relating to the payment and withholding of Taxes and has duly and timely withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other party;

(vii) Parent is classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly classified as such since its formation;

(viii) each Subsidiary of Parent is currently (and has been since the date of its formation or acquisition, as applicable, by Parent) either (i) properly classified as a partnership for U.S. federal income tax purposes, or (ii) properly treated as an entity disregarded as separate from its respective owner for U.S. federal income tax purposes, in either case in accordance with Treasury Regulation Section 301.7701-3(b);

(ix) Parent and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code;

(x) neither Parent nor its any of its Subsidiaries (nor any of their respective predecessors) has participated or engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (and all relevant predecessor regulations) that could affect its Tax liabilities or the Tax liabilities of its owner(s) (to the extent applicable) for any taxable period for which the period for audit and assessment has not expired; and

(xi) neither Parent nor its any of its Subsidiaries has any liability for the Taxes of another person under Treasury Regulations Section 1.1502-6 (or any comparable provision of foreign, state or local Tax Law), including any predecessor of Parent or any of its Subsidiaries, or as a transferee or successor or by contract. Neither Parent nor any of its Subsidiaries is a party to or bound by any Tax allocation, indemnification or sharing agreement other than any Tax allocation or sharing provisions contained in commercial contracts not primarily relating to Taxes and entered into by Parent or its Subsidiaries in the ordinary course of business.

(b) This Section 5.16 constitutes the sole and exclusive representation and warranty of Parent with respect to Tax matters.

5.17 Financial Advisor. Neither Parent nor its Subsidiaries have incurred any liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which the Partnership or Parent will have any responsibility or liability whatsoever, pursuant to letter agreements, the existence of which have been heretofore disclosed to the Partnership and which fees have been disclosed to the Partnership.

5.18 Available Funds. Parent and the Merger Subs have available to them, and as of the Effective Time will have available to them, sufficient funds to pay the entire Cash Consideration, to repay amounts outstanding as of the date of this Agreement under the GE Credit Facility, and to pay all transaction fees, costs and expenses required to be paid by them under this Agreement.

5.19 Related Party Transactions. As of the date of this Agreement, none of Parent or any of its Subsidiaries are party to any transaction or arrangement under which any (a) present or former executive officer or director of Parent or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of any class of equity of Parent or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon Parent or any of its Subsidiaries or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by Parent pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

5.20 Intellectual Property. The Parent Entities and their Subsidiaries own or have the right to use all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the “Parent Intellectual Property”) free and clear of all encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property has not had and would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. The use of the Parent Intellectual Property by the Parent Entities and their Subsidiaries in the operation of the their businesses as presently conducted does not infringe upon or misappropriate any intellectual property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.21 Insurance. The Parent Entities and their Subsidiaries maintain, or are entitled to the benefits of, third-party insurance in such amounts and against such risks substantially as they believe to be customary for the industries in which the Parent Entities and their Subsidiaries operate. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) all material insurance policies maintained by or on behalf of the Parent Entities and their Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by the Parent Entities and their Subsidiaries, and (b) the Parent Entities and their Subsidiaries are in compliance in all material respects with the terms and provisions of all insurance policies maintained by or on behalf of the Parent Entities and their Subsidiaries as of the date of this Agreement, and none of the Parent Entities or their Subsidiaries are in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies.

5.22 Ultimate Parent Entity. To the Knowledge of Parent, as of the date of this Agreement, the “ultimate parent entity” of Parent for purposes of the HSR Act, and its Affiliates, do not directly or indirectly own any fertilizer businesses or assets other than through the Parent and its Subsidiaries.

5.23 No Other Representations and Warranties. Except for the representations and warranties set forth in this Article V, neither Parent nor its Subsidiaries nor any other Person makes or has made any express or implied representation or warranty, at law or in equity, with respect to Parent or its Subsidiaries or any of Parent’s or its Subsidiaries’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise) or with respect to any other information provided to the Partnership in connection with the Mergers or the other transactions contemplated hereby. Without limiting the generality of the foregoing (except to the extent expressly stated in the representations and warranties set forth in this Article V), neither Parent nor its Subsidiaries nor any other Person will have or be subject to any liability or other obligation to the Partnership or any other Person resulting from the distribution to the Partnership (including its respective Representatives), or the Partnership’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other material made available to the Partnership in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with , the Mergers or the other transactions contemplated hereby. Except for the representations and warranties set forth in this Article V, the Partnership specifically disclaims that it is relying upon or has relied upon any representations or warranties, and acknowledges and agrees that Parent and the Merger Subs have specifically disclaimed and do hereby specifically disclaim any such representation or warranty made by any Person. The Partnership specifically disclaims any obligation or duty by Parent or either Merger Sub to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article V.

ARTICLE VI

COVENANTS

6.1 Conduct of Business by the Partnership Entities.

(a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII (the “Pre-Closing Period”), the Partnership Entities shall, and shall cause each of their Included Subsidiaries to, (i) conduct their businesses in all material respects in the ordinary course consistent with past practice and (ii) use commercially reasonable efforts to preserve intact their respective business organization, goodwill and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, employees and business associates.

(b) Without limiting the provisions of Section 6.1(a), and except (A) as expressly contemplated or permitted by this Agreement, (B) as may be required by applicable Law or the terms of any Partnership Employee Benefit Plan, (C) as set forth in the corresponding section of the Partnership Disclosure Schedule, or (D) with the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, the Partnership Entities will not, and will cause each of their Subsidiaries not to:

(i) in the case of the Partnership Entities and their Included Subsidiaries, (A) issue or sell, or authorize the creation of, any additional equity interests or any additional options, warrants, convertible securities or exchangeable securities (other than ordinary course grants of awards in accordance with the terms of the Partnership LTIP) or (B) enter into any agreement with respect to the foregoing;

(ii) in the case of the Partnership Entities and their Included Subsidiaries, (A) split, combine or reclassify any of its equity, or (B) repurchase, redeem or otherwise acquire any membership, partnership or other equity interests or options, warrants, convertible securities or exchangeable securities, except upon the forfeiture of Phantom Units, the settlement of Phantom Units in accordance with the terms thereof or the withholding of Partnership Common Units to satisfy any Tax withholding obligations with respect to awards granted pursuant to the Partnership LTIP;

(iii) (A) sell, lease, dispose of, license or convey all or any portion of their assets, business or properties, other than (1) distributions permitted under Section 6.1(b)(iv), (2) in the ordinary course of business consistent with past practice, (3) the exchange of equipment between the Included Subsidiaries and the Pasadena Subsidiaries with a value not in excess of $500,000 in the aggregate or (4) by virtue of the consummation of any Qualified Pasadena Sale or Spin-Off Transaction, (B) sell, lease, dispose of, license or convey any individual capital asset for consideration in excess of $750,000, (C) acquire, by merger or otherwise, all or substantially all of the business or property of any other entity or (D) convert from a limited partnership, limited liability company or corporation, as the case may be, to any other business entity;

(iv) make or declare dividends or distributions, other than distributions by the Subsidiaries of the Partnership to their respective equityholders in the ordinary course of business and distributions to the Partnership Unitholders (A) permitted under the Existing Partnership Agreement by reason of regular quarterly cash distributions made out of the cash available for distribution of the Partnership, calculated in accordance with Section 6.1(b)(iv) of the Partnership Disclosure Schedule and rounded up or down to the nearest cent per Partnership Common Unit, (B) of Pasadena Sale Net Proceeds in accordance with Section 6.18(c) or (C) of SpinCo Common Units in the Pasadena Distribution, in each case to the extent permitted under the Partnership Material Contracts;

(v) amend the Organizational Documents of any Partnership Entity or any of the Included Subsidiaries;

(vi) enter into any contract, agreement or arrangement that would be a Partnership Material Agreement, other than such contracts, agreements or arrangements with a term of not more than one year entered into in the ordinary course of business consistent with past practice;

(vii) modify, amend, terminate or assign any Partnership Material Agreement in any material respect outside the ordinary course of business and in a manner which is materially adverse to any of the Partnership Entities, the Included Subsidiaries or their respective businesses, taken as a whole, or which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(viii) waive, release, assign, settle or compromise any Proceeding, other than waivers, releases, assignments, settlements or compromises (A) equal to or less than the amounts reserved with respect thereto on the Partnership Financial Statements, (B) except as provided in clause (A), that do not impose liability to the Partnership or the Included Subsidiaries in excess of $750,000 in the aggregate (not including amounts covered by insurance) or (C) without limiting clause (B), that require the payment of monetary damages that will be paid solely by the Pasadena Subsidiaries and/or impose non-monetary remedies that will be applicable solely to the Pasadena Subsidiaries;

(ix) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(x) (A) except with respect to the Pasadena Subsidiaries in connection with a Qualified Pasadena Sale, change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (B) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (C) change in any material respect any of its methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(xi) except as required by applicable Law or the terms of any Partnership Employee Benefit Plan or collective bargaining agreement in effect as of the date hereof, (A) materially increase, or accelerate the payment or vesting of, any compensation or benefits payable to any Partnership Service Provider, (B) grant any equity awards, retention or transaction bonuses, or any severance or termination pay to any current or former Partnership Service Provider, (C) establish, adopt, enter into or materially amend any Partnership Employee Benefit Plan, (D) hire any new employees, except (1) in the ordinary course of business consistent with past practice with respect to employees with an annual base salary and annual cash bonus opportunity not to exceed, in the aggregate, $125,000 or (2) the hiring of new employees to replace employees who terminate employment after the date hereof for compensation that is comparable to that of the replaced employee, (E) provide any written communication to Employees regarding the compensation and benefits that they will receive in connection with the Mergers, unless any such communications are consistent with the terms of any Partnership Employee Benefit Plan in existence as of the date hereof and/or consistent with any written script or talking points approved by Parent (not to be unreasonably withheld, delayed or conditioned), or (F) transfer the employment of any Employee or terminate the employment of an Employee unless for cause and consistent with past practice;

(xii) with respect to the Partnership Entities and the Included Subsidiaries, (A) incur, assume, guarantee or otherwise become liable for any Indebtedness, other than borrowings under the GE Credit Facility, the proceeds of which are not used to fund the business or operations of the Pasadena Subsidiaries, (B) create any Lien on its property in connection with Indebtedness, or (C) make or commit to make any capital expenditures other than such capital expenditures as are contemplated in the 2015 forecast or the 2016 forecast, as applicable, as disclosed in the Partnership Disclosure Schedule;

(xiii) enter into any Partnership Related Party Transaction, other than (A) as permitted by Section 6.1(b)(xi) or (B) any Qualified Pasadena Sale to an Affiliate of the Partnership;

(xiv) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(xv) take any action that has the effect of (A) transferring any assets of the Partnership Entities or the Included Subsidiaries thereof to any Pasadena Subsidiary, or transferring any liabilities of the Pasadena Subsidiaries to any Partnership Entity or Included Subsidiary thereof or (B) causing any Partnership Entity or Included Subsidiary thereof to assume liability (contingent or otherwise) with respect to (1) the Pasadena Subsidiaries or their respective businesses and, in the event of a Spin-Off Transaction, SpinCo, (2) the Spin-Off Transactions or the Qualified Pasadena Sale, as applicable, or (3) the pre-Closing or post-Closing activities of SpinCo (if applicable) and the Pasadena Subsidiaries;

(xvi) in the case of the Partnership Entities and their Included Subsidiaries and their respective assets and businesses, fail to make the maintenance capital expenditures and other maintenance expenditures as are contemplated in the 2015 capital forecast or 2016 capital forecast, as applicable, as disclosed in the Partnership Disclosure Schedule, other than deviations from such capital forecast that are not more than 15% of the aggregate expenditures described in such annual forecast;

(xvii) knowingly take any action that would reasonably be expected to materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement; or

(xviii) agree or commit to do anything prohibited by clauses (i) through (xvii) of this Section 6.1.

6.2 Conduct of Business by Parent Entities.

(a) For the duration of the Pre-Closing Period, the Parent Entities shall, and shall cause each of their Subsidiaries to, (i) conduct their businesses all material respects in the ordinary course consistent with past practice, and (ii) use commercially reasonable efforts to preserve intact their respective business organization, goodwill and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, employees and business associates.

(b) Without limiting the provisions of Section 6.2(a), and except (A) as expressly contemplated or permitted by this Agreement, (B) as may be required by applicable Law, (C) as set forth in Section 6.2(b) of the Parent Disclosure Schedule, (D) as required by any Parent Material Agreement in effect as of the date of this Agreement, including the Parent Agreement, (E) with the prior written consent of the Partnership (which consent will not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, the Parent Entities will not, and will cause each of their Subsidiaries not to:

(i) (A) issue or sell, or authorize the creation of, any additional equity interests or any additional options, warrants, convertible securities or exchangeable securities (other than ordinary course grants of awards in accordance with the terms of Parent’s Employee Benefit Plans) or (B) enter into any agreement with respect to the foregoing;

(ii) (A) split, combine or reclassify any of its equity, or (B) repurchase, redeem or otherwise acquire any of its membership, partnership or other of its equity interests or options, warrants, convertible securities or exchangeable securities, except upon the forfeiture of units, the settlement of units in accordance with the terms thereof or for the withholding of units to satisfy any Tax withholding obligations with respect to awards granted pursuant to any of Parent’s existing Employee Benefit Plan sponsored, maintained or contributed to by Parent for the benefit of any of its or its Affiliates’ employees;

(iii) (A) sell, lease, dispose of, license or convey all or any material portion of its capital assets, business or properties other than in the ordinary course of business consistent with past practice, including distributions permitted under Section 6.2(b)(iv) or (B) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;

(iv) make or declare dividends or distributions to the holders of Parent Common Units, other than distributions permitted under the Parent Agreement by reason of regular quarterly cash distributions made out of the cash available for distribution of Parent, calculated in accordance with Section 6.2(b)(iv) of the Parent Disclosure Schedule and rounded up or down to the nearest cent per Parent Common Unit;

(v) make any amendment to the Parent Agreement or any Organizational Documents of Parent’s Subsidiaries as in effect on the date of this Agreement other than in a manner that would not reasonably be expected to affect the holders of Parent Common Units issued as Equity Consideration in a manner different than Parent Unitholders prior to the Closing;

(vi) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(vii) (A) change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (B) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (C) change in any material respect any of its methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(viii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(ix) knowingly take any action that would reasonably be expected to materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement; or

(x) agree or commit to do anything prohibited by clauses (i) through (ix) of this Section 6.2.

6.3 Consummation of the Mergers.

(a) Subject to the terms and conditions of this Agreement (including Section 6.3(d)), during the Pre-Closing Period, each of the Parent Entities, on the one hand, and the Partnership Entities, on the other hand, will cooperate with the other and use (and will cause their respective Subsidiaries to use) its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner reasonably practicable, the Mergers, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents with or to applicable Governmental Authorities (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) obtain all necessary consents, approvals or waivers from third parties. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall require the Partnership Entities or the Parent Entities to pay any consideration to a third party from whom consent, approval or waiver is requested. For purposes of this Agreement, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(b) In furtherance and not in limitation of the foregoing, each Party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days after the date of this Agreement and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its commercially reasonable efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 6.3 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date). Parent will pay any HSR Act filing fee.

(c) Each of the Parties hereto will use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private Person, (ii) promptly inform the Other Parties of (and supply to the Other Parties) any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding the transactions contemplated by this Agreement, (iii) permit the Other Parties to review in advance and incorporate the Other Parties’ reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) where reasonably practicable, consult with the Other Parties in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, where reasonably practicable, give the Other Parties the opportunity to attend and participate in such meetings and teleconferences. The Parties will take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.3(c) in a manner so as to preserve the applicable privilege.

(d) Parent agrees to take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made (including by its Subsidiaries), any and all undertakings necessary to resolve objections, if any, that a Governmental Authority may assert under any Antitrust Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date. Notwithstanding the foregoing, Parent will be under no obligation to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets, equity interests, product lines or properties of Parent (or any of its Subsidiaries) or the Surviving Entities (or any of their Subsidiaries) or any equity interest in any joint venture held by Parent (or any of its Subsidiaries) or the Surviving Entities. Notwithstanding the foregoing, any agreement entered into by Parent prior to the Closing with respect to any action that limits the Surviving Entities’ (or any of their Subsidiaries’) freedom of action with respect to, or ability to conduct, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of the Surviving Entities (or any of their Subsidiaries) or any equity interest in any joint venture held by the Surviving Entities (or any of their Subsidiaries) (each, a “Compliance Action”) shall provide that the consummation of the transactions provided for in any such agreement for a Compliance Action will be conditioned upon the Closing or satisfaction of all of the conditions to the Closing in a case where the Closing will occur immediately following such Compliance Action (and where Parent has irrevocably committed to effect the Closing immediately following such Compliance Action). Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6.3 or elsewhere in this Agreement shall require Parent or any of its Affiliates to take or agree to take any action that would reasonably be expected to have a material and adverse effect on Parent, its Subsidiaries, the Partnership and its Subsidiaries and their respective businesses, taken as a whole.

(e) In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.3, if any administrative or judicial action or proceeding, including any proceeding by a private Person, is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Partnership will use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, each of Parent and the Partnership shall reasonably cooperate and consult each other in good faith on any material decisions in the defense of the transactions contemplated by this Agreement through any investigation or litigation by, or negotiation with, any Governmental Authority or private Person, including pursuant to any Antitrust Laws (and with respect thereto, including any determination in respect of the scope of any offered remedy and the timing of any such offer), provided that Parent shall have the right to take any of the actions described in this subclause (e), if after good faith efforts to secure agreement from the Partnership, the parties fail to reach an agreement.

(f) In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.3, if any administrative or judicial action or proceeding, including any proceeding by a private Person, is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement other than such actions or proceedings contemplated by Section 6.3(e) (“Transaction Litigation”), such Party against whom the action or proceeding has been brought or that has knowledge of such action or proceeding, shall promptly notify the Other Party thereof. Each of Parent and the Partnership shall reasonably cooperate and consult each other in good faith on any material decisions in the defense of any Transaction Litigation, and neither Parent or the Partnership Entities shall settle, compromise, come to an arrangement regarding or agree to settle, compromise or come to an arrangement regarding any such Transaction Litigation, without the Other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that the Partnership may settle any Transaction Litigation without the prior written consent of Parent if such settlement provides (i) for a complete release of the claims, if any, related to or against the Partnership Entities, all directors and officers of the Partnership Entities, and all other Indemnitees, and the Parent, Parent GP and all of their respective directors, officers and Affiliates and (ii) that the sole remedy shall be monetary damages not to exceed $750,000 (not including amounts covered by insurance).

6.4 Registration Statement; Proxy Statement.

(a) As soon as practicable following the date of this Agreement (but no later than twenty (20) Business Days after the date of this Agreement unless otherwise mutually agreed by the Parties), the Partnership and Parent will prepare and file with the SEC the Proxy Statement, and the Partnership and Parent will prepare and Parent will file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of the Partnership and Parent will use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated hereby. Parent also agrees to use commercially reasonable efforts to obtain any necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Partnership will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Partnership Unitholders as promptly as practicable after the Registration Statement is declared effective under the

Securities Act. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Partnership without providing the Other Parties a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information will promptly notify the Other Parties hereto and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Partnership Unitholders. The Parties will (i) notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information, (ii) use commercially reasonable efforts to promptly respond to such comments and (iii) will supply each other with copies of (A) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the transactions contemplated hereby and (B) all orders of the SEC relating to the Registration Statement.

(b) The Partnership will, as soon as reasonably practicable following the date of this Agreement, establish a record date for, and as soon as reasonably practicable following the Registration Statement being declared effective by the SEC, duly call, give notice of, convene and hold, the Partnership Meeting. The Partnership Meeting shall be held as promptly as practicable, and, if reasonably practicable, shall be held within forty-five (45) days after the mailing of the Proxy Statement. Subject to Section 6.5, the Partnership will, through the Partnership Board, (x) determine that it is in the best interests of the Partnership and the Partnership Unitholders, and declare it advisable, to enter into this Agreement and (y) recommend adoption of this Agreement by the Partnership Unitholders (the “Partnership Board Recommendation”). The Proxy Statement shall include (i) a copy of the Partnership Fairness Opinion and (ii) subject to Section 6.5, the Partnership Board Recommendation. Subject to the termination of this Agreement pursuant to Article VIII, the Partnership’s obligations to call, give notice of and hold the Partnership Meeting in accordance with this Section 6.4 shall not be limited by the making, commencement, disclosure, announcement or submission of any Superior Proposal or Alternative Proposal, or by any Partnership Change in Recommendation. Without limiting the generality of the foregoing, the Partnership agrees that: (A) unless this Agreement is validly terminated in accordance with Article VIII (including, if applicable, upon payment of the fees and expenses required by Article VIII), the Partnership shall not submit any Alternative Proposal (other than one proposed by the Parent Entities) to a vote of the Partnership Unitholders; and (B) it shall not adjourn, postpone or cancel (or propose, publicly or otherwise, or resolve to, to adjourn, postpone or cancel) the Partnership Meeting, except: (1) in the absence of proxies sufficient to obtain the Partnership Unitholder Approval, to solicit additional proxies for the purpose of obtaining Partnership Unitholder Approval, (2) in the absence of a quorum or (3) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Partnership has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Partnership Unitholders prior to Partnership Meeting; provided, however, that in each case, the Partnership shall not be permitted to adjourn, postpone or delay the Partnership Meeting to a date after the date that is two (2) Business Days prior to the Outside Date. Notwithstanding anything to the contrary in this Agreement, if there occurs a Partnership Change in Recommendation, the Partnership shall remain required to call, hold and convene the Partnership Meeting unless this Agreement has been terminated in accordance with its terms.

6.5 Alternative Proposals; Change in Recommendation.

(a) The Partnership Entities will, and will cause their respective Subsidiaries and directors, officers, and employees, and will use commercially reasonable efforts to cause their respective other Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Proposal. Except as permitted by this Section 6.5, the Partnership Entities will not, and will cause their respective Subsidiaries and directors, officers and employees not to, and will use commercially reasonable efforts to cause their respective other Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by providing information or granting any waiver, amendment or release under any Takeover Law) any inquiry, proposal or offer that would reasonably be expected to lead to an Alternative Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish (or afford access to) to any Person (other than the Parent Entities and their Representatives) any non-public information that could reasonably be expected to give rise to any Alternative Proposal. The Partnership Entities agree that any such discussions or negotiations (other than negotiations with the Parent Entities and their Representatives) in progress as of the date of this Agreement have been terminated prior to the execution and delivery of this Agreement. Promptly following the date hereof, the Partnership Entities shall: (A) withdraw and terminate access that was granted to any Person (other than the Parent Entities and their Representatives) to any “data room” (virtual or physical) that was established in connection with the transactions contemplated by this Agreement and (B) exercise any contractual rights available to any of them to cause each Person (other than the Parent Entities and their Representatives) who received non-public or confidential information of any of the Partnership Entities or any of their Subsidiaries to cause such Persons to promptly return to the Partnership Entities or destroy such information. Notwithstanding anything to the contrary contained in this Section 6.5, if at any time following the date of this Agreement and prior to obtaining the Partnership Unitholder Approval, (1) the Partnership has received a written Alternative Proposal, which was not solicited after the date of this Agreement, that the Partnership Board believes is bona fide and did not result from a breach of this Section 6.5 and (2) the Partnership Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal, then the Partnership may, subject to clauses (x) and (y) below, (I) furnish information, including confidential information, with respect to the Partnership and its Subsidiaries to the Person making such Alternative Proposal and (II) participate in discussions or negotiations regarding such Alternative Proposal; provided that (x) (I) at least 24 hours prior to furnishing non-public information to, or entering into discussions or negotiations with, such Person, the Partnership gives Parent written notice of the identity of such Person, and the Partnership’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person and (II) the Partnership received from such Person, and delivers to Parent a copy of, an executed confidentiality agreement containing provisions, including limitations on the use and disclosure of non-public written and oral information furnished to such Person by or on behalf of the Partnership, not materially less favorable to the Partnership than the provisions of the Confidentiality Agreements and (y) the Partnership will provide to Parent any non-public information about the Partnership and its Subsidiaries that was not previously provided or made available to Parent prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(b) In addition to the obligations of the Partnership set forth in this Section 6.5, the Partnership will promptly (and in no event later than twenty-four (24) hours after receipt) advise Parent in writing if any proposal, offer or inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated with, the Partnership Entities in respect of any Alternative Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, or inquiry and the terms and conditions of any proposals or offers (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Partnership Entities shall promptly, and in any event within twenty-four (24) hours, provide Parent with copies of any additional written materials received by the Partnership Entities or that the Partnership Entities have delivered to any third party making an Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations. The Partnership Entities agree that neither Partnership Entity nor any of the Subsidiaries of the Partnership will enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Partnership from providing any information to Parent in accordance with this Section 6.5.

(c) Except as otherwise expressly provided in this Section 6.5, the Partnership Board will not: (i) (A) withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) in any manner adverse to Parent, the Partnership Board Recommendation, (B) fail to include the Partnership Board Recommendation in the Proxy Statement or (C) publicly approve or recommend, or publicly propose to approve or recommend, any Alternative Proposal (any action described in this Section 6.5(c)(i) being referred to as a “Partnership Change in Recommendation”); (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Partnership or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Alternative Proposal; or (iii) resolve, agree or publicly propose to, or permit the Partnership or any Representative of the Partnership to agree or publicly propose to take any of the actions referred to in this Section 6.5(c). For the avoidance of doubt, a public statement that describes the Partnership’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Partnership Change in Recommendation.

(d) Notwithstanding the foregoing, if, prior to obtaining the Partnership Unitholder Approval, the Partnership receives a written Alternative Proposal (and such proposal is not withdrawn) that the Partnership Board believes is bona fide, did not result from any breach of this Section 6.5 and the Partnership Board, after consultation with its financial advisors and outside legal counsel, concludes that such Alternative Proposal constitutes a Superior Proposal, and that the failure to effect a Partnership Change in Recommendation would result in a breach of its duties under applicable Law, then the Partnership Board may at any time prior to obtaining the Partnership Unitholder Approval, effect a Partnership Change in Recommendation; provided, however, that the Partnership Board may not take such action pursuant to the foregoing unless:

(i) the Partnership has provided prior written notice to Parent specifying in reasonable detail the reasons for such action (including a description of the material terms of such Superior Proposal) and delivering to Parent a copy of the proposed definitive agreement providing for the Alternative Proposal for such Superior Proposal in the form to be entered into and any other relevant proposed transaction agreements, at least three (3) Business Days in advance of its intention to take such action with respect to a Partnership Change in Recommendation, unless at the time such notice is otherwise required to be given there are less than three (3) Business Days prior to the Partnership Meeting, in which case the Partnership will provide as much notice as is reasonably practicable (the period inclusive of all such days, the “Notice Period”) (it being understood and agreed that any material amendment to the terms of Alternative Proposal shall require a new notice pursuant to this Section 6.5(d) and a new Notice Period, except that such new Notice Period in connection with any such amendment shall be for two (2) Business Days from the time Parent receives such notice (as opposed to three (3) Business Days)); and

(ii) during the Notice Period the Partnership has negotiated (and has used its commercially reasonable efforts to cause its financial and legal advisors to negotiate) with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the determination of the Partnership Board, after consultation with its financial advisors and outside legal counsel) a Superior Proposal.

(e) Nothing contained in this Agreement will prevent the Partnership or the Partnership Board from taking and disclosing to the Partnership Unitholders a position with respect to an Alternative Proposal initiated by a Person other than the Parent Entities contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Partnership Unitholders) or from making any legally required disclosure to Partnership Unitholders. Any “stop-look-and-listen” communication by the Partnership or the Partnership Board to the Partnership Unitholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Partnership Unitholders) will not (to the extent required or reasonably advisable under applicable Law to be made by the Partnership or the Partnership Board) in and of itself be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Parent, the Partnership Board Recommendation.

(f) For purposes of this Agreement:

(i) “Alternative Proposal” means any proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Partnership equal to 15% or more of the consolidated assets of the Partnership or to which 15% or more of the Partnership’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 15% or more of any class of the Partnership’s equity securities, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of the Partnership’s equity securities, or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership or its Subsidiaries which is structured to permit such Person or group to acquire beneficial ownership of at least 15% of the Partnership’s consolidated assets or equity interests; in each case, other than the transactions contemplated hereby. Notwithstanding the foregoing, an “Alternative Proposal” shall not include any proposal or offer relating solely to a Qualified Pasadena Sale and not involving, directly or indirectly, the transfer of any assets of or interests in the Included Subsidiaries.

(ii) “Superior Proposal” means an unsolicited written offer, obtained after the date of this Agreement and not obtained as a result of a breach of this Section 6.5, to acquire, directly or indirectly, and which is not subject to any financing condition, more than 75% of the outstanding equity securities of the Partnership or more than 75% of the assets of the Partnership and its Subsidiaries, made by a third party, which is on terms and conditions which the Partnership Board determines in good faith, after consultation with its financial advisors and outside legal counsel, to be more favorable from a financial point of view to the Partnership Unitholders than the transactions contemplated by this Agreement, taking into account at the time of determination, (A) relevant financial considerations, (B) the identity of the Person making such offer, (C) the anticipated timing, conditions and prospectus for completion of the transactions contemplated by such offer, (D) the other terms and conditions of such offer and the implications thereof on the Partnership, including relevant legal, regulatory and other aspects of such offer, and (E) any changes to the terms of this Agreement that as of that time had been committed to be made by Parent in writing.

(g) All of the “standstill” provisions, if any, included in each effective confidentiality agreement that the Partnership or the Partnership GP entered into prior to the date hereof automatically terminate upon entry into this Agreement by the terms of such confidentiality agreements.

6.6 Access to Information; Confidentiality.

(a) Upon reasonable notice, each Party shall, and shall cause each of its Subsidiaries to afford to the Other Parties and their Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, books, contracts and records, officers, accountants, counsel, financial advisors and other Representatives. Any request for access to any facility-level employee of a Party or any of such Party’s Subsidiaries shall be submitted or directed exclusively to (and shall be subject to the prior consent of) (i) with respect to facility-level employees of the Partnership or its Subsidiaries, Joe Herold or such other individuals as the Partnership may designate in writing from time to time and (ii) with respect to facility-level employees of Parent or its Subsidiaries, William White or such other individuals as Parent may designate in writing from time to time. Each Party shall furnish promptly to the Other Parties (A) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by such Party from the SEC concerning compliance with securities Laws and (B) all other information concerning its and its Subsidiaries’ business, properties and personnel in its possession or control as the Other Parties may reasonably request (including information necessary to prepare the Proxy Statement and the Registration Statement).

(b) This Section 6.6 shall not require either Party to permit any access, or to disclose any information, that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of such Party would reasonably be expected to result in (i) any violation of any contract or Law to which such Party or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that such Party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such Party’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect such Party’s position in any pending or, what such Party believes in good faith (after consultation with counsel, which may be in-house counsel) is reasonably expected to be, future litigation or (ii) if such Party or any of its Subsidiaries, on the one hand, and the Other Parties or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of clause (i), the Parties hereto shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (A) would not (in the good faith belief of the Party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) reasonably be expected to result in the violation of any such contract or Law or reasonably be expected to cause such privilege to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the Party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of the Other Parties shall be provided access to such information; provided, further, that the Party being requested to disclose the information shall (x) notify the Other Parties that such disclosures are reasonably expected to violate its or its Subsidiaries’ obligations under any such contract or Law or are reasonably expected to cause such privilege to be undermined and (y) communicate to the Other Parties in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 6.6(b)). Notwithstanding the foregoing, nothing in this Section 6.6 shall require any Party to permit any access for Phase II environmental site assessments or other environmental sampling.

6.7 Public Statements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Parent and the Partnership will not, and each of the foregoing will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without the prior written approval of the Parties; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by applicable Law or the rules of any stock exchange upon which such Party’s or its parent entity’s capital stock is traded, provided such Party uses commercially reasonable efforts to afford the Other Parties an opportunity to first review the content of the proposed disclosure and provide reasonable comments regarding same; provided, however, that this Section 6.7 shall not be deemed to restrict in any manner the Partnership’s ability to communicate with its employees and that the Partnership shall not be required by this Section 6.7 to consult with any Other Parties with respect to a public announcement in connection with the receipt and existence of an Alternative Proposal and matters related thereto or a Partnership Change in Recommendation. Notwithstanding the foregoing, nothing in this Section 6.7 limits the obligations of the Partnership under Section 6.5.

6.8 Confidentiality. The obligations of the applicable Affiliate of Parent and the Partnership Entities under the Confidentiality Agreements shall remain in full force and effect and all information provided to Parent or its Representatives pursuant to or in connection with this Agreement is deemed to be “Evaluation Material” as defined under the Confidentiality Agreements; provided, however, that nothing in the Confidentiality Agreements shall be deemed to restrict the performance by the Parties of their respective obligations under this Agreement, and in the case of any conflict between the terms of this Agreement and the terms of the Confidentiality Agreements the terms of this Agreement shall control.

6.9 Takeover Laws. Neither the Partnership nor Parent will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, or grant any waiver under any Takeover Law with respect to any Alternative Proposal or other transaction with a third party, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from the Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

6.10 Parent Common Units Listed; Partnership Common Units De-Listed. Parent will use its commercially reasonable efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, the Parent Common Units included in the Merger Consideration. The Parties shall use their commercially reasonable efforts to take such actions reasonably required under applicable Law (including the rules and regulations of the NYSE) to cause the Partnership Common Units to be de-listed from the NYSE and de-registered under the Exchange Act at or as soon as practicable following the Effective Time.

6.11 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Existing Partnership Agreement, the Director and Officer Indemnification Agreements, this Agreement or, if applicable, similar organizational documents or agreements of any of the Partnership’s Subsidiaries, commencing from and after the Effective Time and continuing for six (6) years thereafter, Parent and the Surviving Entities, jointly and severally, will: (i) indemnify and hold harmless each person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership GP, the Partnership or any of its Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership, but with respect to all such other positions and other entities and enterprises, only to the extent listed on Section 6.11 of the Partnership Disclosure Schedule) serving at the express request of or on behalf of the Partnership GP, the Partnership or any of its Subsidiaries and together with such Person’s heirs, executors or administrators (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law in connection with any Claim or Action against any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within fifteen (15) days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim or Action in advance of the final disposition of such Claim or Action, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject, in each and every case, to Parent’s receipt of an undertaking by such Indemnified Party to repay all such advanced amounts if it is ultimately determined that such Indemnified Party is not entitled to be indemnified. The indemnification and advancement obligations of Parent and the Surviving Entities pursuant to this Section 6.11(a) extend to acts or omissions occurring at or before the Effective Time and any Claim or Action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim or Action relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to any Indemnified Party who has ceased to be a director or officer of the Partnership or any of its Subsidiaries after the date hereof and inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 6.11: (x) the term “Claim” means any threatened, asserted, pending or completed action or proceeding, whether instituted by any Party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such

Indemnified Party’s duties or service as a director or officer of the Partnership GP or of any of its Subsidiaries or as a trustee of (or in a similar capacity with) any compensation and benefit plan of any thereof; (y) the term “Indemnification Expenses” means documented out-of-pocket attorneys’ fees and all other documented out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is sought pursuant to this Section 6.11(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party; and (z) the phrase “to the fullest extent authorized or permitted by applicable Law” includes, but is not limited to (1) to the fullest extent authorized or permitted by any provision of the DRULPA and the DLLCA that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of the DRULPA and the DLLCA and (2) to the fullest extent authorized or permitted by any amendments to or replacements of the DRULPA and the DLLCA adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors, officers, trustees, employees, agents, or fiduciaries or persons serving in any capacity in which any Indemnified Party serves. Any amendment, alteration or repeal of the DRULPA or the DLLCA that adversely affects any right of any Indemnified Party will be prospective only and does not limit or eliminate any such right with respect to any Claim or Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Neither Parent nor the Surviving Entities will settle, compromise or consent to the entry of any judgment in any actual or threatened Claim or Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Parent and the Merger Subs agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the Existing Partnership Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Partnership GP or the Partnership’s Subsidiaries) and indemnification agreements (including, without limitation, the Director and Officer Indemnification Agreements) of the Partnership GP, the Partnership or any of its Subsidiaries will be assumed by the Surviving Entities and Parent in the Mergers, without further action, at the Effective Time and will survive the Mergers and continue in full force and effect in accordance with their terms. Notwithstanding the foregoing, the rights to indemnification and advancement of expenses of the direct and indirect owners or controlling persons of the Partnership GP pursuant to this Section 6.11(b) will be limited to claims against such Persons by the Partnership Unitholders (directly or derivatively) and the Partnership, to the extent they relate to claims against such Persons in their capacities as owners or controlling persons of the Partnership GP.

(c) For a period of six (6) years from the Effective Time, the Organizational Documents of the Partnership and its Subsidiaries will contain provisions no less favorable with respect to indemnification, advancement of expenses, exculpation and limitations on liability of directors and officers than are set forth in the Existing Partnership Agreement, and Director and Officer Indemnification Agreements, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification is required by applicable Law and then only to the minimum extent required by applicable Law; provided, however, that, to the fullest extent permitted by Law, any such modification shall be prospective only and shall not limit or eliminate any such right with respect to any Claim or Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to modification; and provided, further, that, to the fullest extent permitted by Law, all rights to indemnification in respect of any Action pending or asserted or any Claim made within such period continue until the disposition of such Action or resolution of such Claim.

(d) For a period of six (6) years from the Effective Time, Parent will maintain (or will cause to be maintained) in effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the Indemnified Parties (but may substitute therefor other policies (including “tail” policies with a claims period of six (6) years from the Effective Time) of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the Effective Time, but Parent is not required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date hereof and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this Section 6.11(d) would cost in excess of that amount.

(e) If Parent, the Surviving Entities or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Entities assume the obligations set forth in this Section 6.11.

(f) From and after the Effective Time, each Partnership Entity hereby releases and forever discharges Partnership Parents and their respective Affiliates (collectively, the “Releasees”) from any and all Claims which any of the Partnership Entities now has or have ever had or may hereafter have against the respective Releasees arising prior to the Effective Time or on account of or arising out of any matter, cause or event occurring prior to the Effective Time, whether pursuant to their respective Organizational Documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Effective Time; provided, however, that nothing in this Section 6.11(f) shall release any Releasee from liability with respect to, or restrict the ability of any Person to make a Claim in any circumstance where such Releasee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Releasee’s knowledge was criminal.

(g) Parent will cause the Surviving Entities to perform all of the obligations of the Surviving Entities under this Section 6.11.

(h) This Section 6.11 survives the consummation of the Mergers and is intended to be for the benefit of, and to be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and will be binding on Parent, the Surviving Entities and their respective successors and assigns.

6.12 Notification of Certain Matters. The Partnership shall give prompt notice to Parent, and Parent shall give prompt notice to the Partnership, to the extent in each case it obtains Knowledge thereof of (a) any notice or other communication received by such Party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Partnership or Parent, (b) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries and that relate to the transactions contemplated by this Agreement, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VII and (d) any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VII; provided that in the case of clauses (a) and (b), the failure to comply with this Section 6.12 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VII, or give rise to any right to terminate this Agreement under Article VIII, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

6.13 Section 16 Matters. Prior to the Effective Time, Parent and the Partnership will take all such steps as may be required (to the extent reasonably necessary and permitted under applicable Law) to cause any dispositions of Partnership Common Units (including derivative securities with respect to Partnership Common Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.14 Distributions. Each of the Partnership and Parent will consult with the Other Parties regarding the declaration and payment of distributions in respect of Partnership Common Units, and the Parent Common Units and the record and payment dates relating thereto, so that no Partnership Unitholder receives two (2) distributions, or fails to receive one (1) distribution, for any single calendar quarter with respect to its applicable Partnership Common Units, or any Parent Common Units any such Partnership Unitholder receives in exchange therefor pursuant to the transactions contemplated by this Agreement.

6.15 Employee Benefits.

(a) During the period commencing as of the Effective Time and ending no earlier than December 31, 2016 (the “Post-Closing Period”), Parent shall, and shall cause its Affiliates to, provide each Employee who is not a Union Employee (as defined below) (each, a “Non-Union Employee”) and who continues in the employment of Parent or any of its Affiliates (including the Partnership or the Partnership GP) following the Effective Time (each, a “Non-Union Continuing Employee”) with (i) a base salary or hourly wage rate, as applicable, and bonus opportunity that are no less than such Non-Union Continuing Employee’s base salary or hourly wage rate, as applicable, and bonus opportunity as of immediately prior to the Effective Time, and (ii) employee benefits (including, health, welfare and retirement benefits, but expressly excluding fringe benefits, equity-based incentives, defined benefit pension plan benefits, retiree medical benefits and nonqualified deferred compensation plan benefits) that are no less favorable, in the aggregate, to those provided to such Non-Union Continuing Employee immediately prior to the Effective Time. Without limiting the foregoing, during the Post-Closing Period, Parent shall, and shall cause its Affiliates to, maintain and honor in accordance with its existing terms, and not to amend or modify, the RNP 2015 Transaction Severance Policy for Non-Bargaining Unit Employees for the benefit of each Non-Union Continuing Employee.

(b) Without limiting the foregoing or any other provision hereof, as of the Effective Time, Parent shall be bound by the Partnership CBAs and responsible for all liabilities and obligations thereunder, and shall perform all duties and obligations thereunder in accordance with the terms of the applicable Partnership CBA. With respect to each Employee who is covered by the East Dubuque CBA (each, a “Union Employee”) and who continues in the employment of the Partnership GP following the Effective Time (each, a “Union Continuing Employee” and, together with the Non-Union Continuing Employees, the “Continuing Employees”), his or her employment will continue to be subject to the terms of the East Dubuque CBA, as it may exist and be amended from time to time.

(c) For purposes of eligibility, participation, benefit accruals and vesting (but not benefit accruals under defined benefit pension plans) under Parent Employee Benefit Plans providing employee benefits to Continuing Employees after the Closing Date, each Continuing Employee shall be credited with his or her years of service with the Partnership, the Partnership GP and/or the Included Subsidiaries (and their predecessors) prior to the Closing Date to the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such service under Partnership Employee Benefit Plans, except to the extent providing such credit would result in any duplication of benefits. In addition, Parent shall (or shall cause an Affiliate of Parent to) use commercially reasonable efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Employee Benefit Plans to the extent such Continuing Employee would have been then-eligible to participate in a comparable Partnership Employee Benefit Plan; (ii) each Parent Employee Benefit Plan providing medical, dental, hospital, pharmaceutical or vision benefits to any employee, to waive all pre-existing condition exclusions and actively at work requirements (to the extent permissible under any applicable insurance contracts) of such Parent Employee Benefit Plan for such Continuing Employee and his or her covered dependents (except to the extent that such exclusions or requirements applied to the Continuing Employee under comparable Partnership Employee Benefit Plans); and (iii) any deductibles and other eligible expenses (including co-payments) incurred by such Continuing Employee and/or his or her covered dependents during the plan year ending on the Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year of each comparable Parent Employee Benefit Plan (to the extent such credit would have been given under comparable Partnership Employee Benefit Plans prior to the Effective Time).

(d) For purposes of determining the number of vacation days and other paid time off to which each Continuing Employee is entitled during the calendar year in which the Effective Time occurs, Parent will assume and honor all vacation and other paid time off days accrued or earned but not yet taken by such Continuing Employee as of the Effective Time (subject to the terms of any applicable Partnership CBA in the case of any Union Continuing Employee).

(e) If requested by Parent at least ten (10) Business Days prior to the Closing Date, the Partnership shall terminate any and all Partnership Employee Benefit Plans intended to qualify under Section 401(a) of the Code that include a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code, effective not later than immediately preceding the Effective Time. In the event that Parent requests that such 401(k) plan(s) be terminated, the Partnership shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to a duly adopted resolution of the Partnership or Partnership GP (the form and substance of which shall be subject to review and approval by Parent, which approval shall not be unreasonably conditioned, withheld or delayed) not later than the day immediately preceding the Effective Time. If Parent requires the Partnership to terminate its 401(k) plan(s), Parent shall make available to all Continuing Employees (to the extent such Continuing Employees were eligible to participate in any such terminated 401(k) plan), a 401(k) plan of Parent or one of its Affiliates in which (i) such Continuing Employees are entitled to participate as of the Effective Time on terms and conditions no less favorable, in the aggregate, than the terms and conditions applicable to such Continuing Employees under the applicable terminated 401(k) plan, and (ii) each such Continuing Employee who receives an “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from the Partnership’s 401(k) plan(s) shall be eligible to rollover such distribution (including an in-kind rollover of non-defaulted, outstanding notes associated with plan loans) to such 401(k) plan of Parent or one of its Affiliates in accordance with the terms of such plan.

(f) Within sixty (60) days after the execution of this Agreement, the Partnership will provide Parent with a list of all persons who are Employees and individual independent contractors of the Partnership, the Partnership GP and the Included Subsidiaries as of the date such list is provided, including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and that sets forth for each such individual the following: (i) name of employing entity(ies); (ii) employee number and principal location of employment; (iii) title or position (including whether full or part time); (iv) employment status (e.g., full-time, part-time, temporary, or independent contractor); (v) hire date; (vii) status as exempt or non-exempt under the FLCA; (vii) whether or not such individual is subject to any collective bargaining agreement; (viii) current annual base compensation rate; (ix) commission, bonus or other incentive-based compensation opportunity for which he or she is eligible for the year in which such list is provided; (x) the employee’s leave status (including type of leave and expected duration or return date, if known) and (xi) service credited for purposes of vesting, eligibility, participation, and benefit accruals, under any Partnership Employee Benefit Plan. The Partnership shall provide Parent with an updated list at least three (3) days prior to the Closing Date.

(g) Notwithstanding anything in this Section 6.15 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Parent Employee Benefit Plan, or shall limit the right of Parent to amend, terminate or otherwise modify any Parent Employee Benefit Plan following the Effective Time. The provisions of this Section 6.15 are for the sole benefit of the Parties to this Agreement and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person any right (including, for the avoidance of doubt, any current or former employee of Parent, the Partnership GP, the Partnership or any of their respective Affiliates, other than the Parties hereto).

6.16 Fees and Expenses. Except as expressly provided herein (including under Section 8.4), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, will be the obligation of the respective Party incurring such fees and expenses.

6.17 Tax Representation Letters. Each of the Parent and the Partnership shall use its commercially reasonable efforts to deliver to each of Vinson & Elkins L.L.P., counsel to the Parent (“Vinson & Elkins”), or other nationally recognized tax counsel reasonably satisfactory to Parent (which Parent agrees for the purposes of this Section 6.17 shall include Latham & Watkins), and Latham & Watkins, counsel to the Partnership, or other nationally recognized tax counsel reasonably satisfactory to the Partnership (which the Partnership agrees for purposes of this Section 6.17 shall include Vinson & Elkins), a certificate, dated as of the Closing Date and signed by an officer of Parent or the Partnership, as the case may be, containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable Vinson & Elkins and Latham & Watkins or such other satisfactory counsel to render the respective opinions described in Section 7.2(d) and Section 7.3(f) of this Agreement (each an “Officer’s Certificate”). Parent and the Partnership shall use their respective commercially reasonable efforts to further cause Vinson & Elkins and Latham & Watkins or such other satisfactory counsel to render the respective opinions described in Section 7.2(d) and Section 7.3(f) of this Agreement.

6.18 Pasadena Facility.

(a) From the date of this Agreement to the Spin-Off Trigger Date (or, in the discretion of the Partnership, after such date), the Partnership will use commercially reasonable efforts to consummate the sale for cash of all of the limited liability company interests in Pasadena Holdings to a Person other than the Partnership or its Subsidiaries in a manner that would not impose or leave outstanding any continuing liabilities or obligations related to or arising out of the ownership of operation of the business of the Pasadena Subsidiaries on the Partnership or its Included Subsidiaries after the Effective Time (a “Qualified Pasadena Sale”). A Qualified Pasadena Sale in accordance with the provisions of this Section 6.18 shall not be a breach or violation of this Agreement. The Partnership shall keep Parent reasonably apprised regarding the status of the Pasadena Sale and Parent shall have the right to review, comment upon and approve the definitive transaction documents for such Pasadena Sale (such approval not to be unreasonably withheld, delayed or conditioned); provided, however, that any withholding of approval by Parent shall be unreasonable if the definitive transaction documents would not impose any material continuing liabilities or obligations on Parent, the Partnership or its Included Subsidiaries after the Effective Time (including contingent liabilities or obligations due to purchase price adjustment, earnout or other similar provisions set forth in such documents). Upon the execution of any definitive transaction documents with respect to a Qualified Pasadena Sale, the Partnership (i) shall, and shall cause its Subsidiaries to use commercially reasonable efforts to, perform their respective obligations thereunder and cause the closing conditions with respect thereto to be timely satisfied and (ii) shall not, and shall not permit any of its Subsidiaries to, modify, amend or waive any provision of such definitive transaction documents in a manner adverse to the Partnership or the Included Subsidiaries, or terminate or assign any such document, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).

(b) Not less than two (2) Business Days prior to the date of consummation of a Qualified Pasadena Sale, if any, the Partnership shall deliver to Parent its good faith calculation of the Pasadena Sale Net Proceeds, together with reasonable supporting documentation with respect thereto (the “Initial Pasadena Statement”). Parent and the Partnership will negotiate in good faith with regards to any objections that Parent has to the Partnership’s calculation of the Pasadena Sale Net Proceeds, and endeavor to agree in writing on the amount of such Pasadena Sale Net Proceeds within thirty (30) days of the consummation of any Qualified Pasadena Sale or, if earlier, seven (7) Business Days prior to the date of the Partnership Meeting (the “Target Resolution Date”). During such period, the Partnership Entities shall and shall cause their respective Subsidiaries to, provide Parent with reasonable access to information, books and records of the Partnership and its Subsidiaries in accordance with Section 6.6. In the event that any amount of the Pasadena Sale Net Proceeds is in dispute on the Target Resolution Date (such amount, which shall be the aggregate of all Disputed Items, the “Disputed Amount”), the Partnership shall be permitted to distribute any and all amounts of the Pasadena Sale Net Proceeds that are not Disputed Amounts to the Partnership Unitholders in accordance with Section 6.18(c).

(c) Upon the determination of the Pasadena Sale Net Proceeds in accordance with Section 6.18(b), the Partnership shall be permitted, subject to applicable Law and any obligations in the Partnership Material Contracts, to distribute pro rata to the Partnership Unitholders all or any portion of such Pasadena Sale Net Proceeds. If a Qualified Pasadena Sale is consummated prior to the Closing and any of the Pasadena Sale Net Proceeds have been retained by the Partnership as cash (excluding any Disputed Amounts) or applied to reduce amounts outstanding under the GE Credit Facility or repurchase or repay the Second Lien Notes, then the Cash Consideration per Partnership Common Unit shall be increased by the amount of the Pasadena Sale Net Proceeds so retained or applied, divided by the number of Partnership Common Units outstanding immediately prior to the Effective Time. To the extent that there remain any Disputed Amounts as of the Closing, such amounts shall be placed into escrow, and Parent shall instruct the escrow agent to transfer any portion of the Disputed Amounts ultimately determined to be Pasadena Sale Net Proceeds in accordance with Section 6.18(e), if any, to be disbursed to the Exchange Agent for further disbursement to the Partnership Unitholders, and all remaining amounts, if any, to be disbursed to Parent.

(d) Prior to or substantially concurrently with the consummation of a Qualified Pasadena Sale, the Partnership shall take and cause its Subsidiaries to take all actions reasonably necessary to cause (i) all of the Pasadena Liabilities to be transferred to and assumed by, or otherwise retained by, the Pasadena Subsidiaries and (ii) any assets of the Pasadena Subsidiaries other than the Pasadena Assets, to be transferred to the Partnership, in the case of each (i) and (ii), to the fullest extent permitted by applicable Law. The Partnership shall keep Parent reasonably apprised of such transfer of the Pasadena Liabilities, including by providing Parent with copies of any definitive transaction documents with respect thereto, or any other information or access to personnel requested in accordance with Section 6.6.

(e) In the event the Parties have not agreed on the Pasadena Sale Net Proceeds as of the Target Resolution Date, Parent shall deliver written notice (a “Dispute Notice”) to the Partnership of each outstanding disputed item (the disputed items being the “Disputed Items”), to the Partnership within ten (10) days following such Target Resolution Notice, which Dispute Notice shall: (i) set forth Parent’s proposed resolution of the Disputed Items, (ii) specify in reasonable detail Parent’s basis for disagreement with the Disputed Items and (iii) include materials showing in reasonable detail Parent’s support for such position. Any matters set forth in the Initial Pasadena Statement that are not adjusted in a manner agreed to in writing by the Parties prior to the Target Resolution Date or included as Disputed Items in a timely delivered Dispute Notice shall be deemed accepted by Parent and shall be binding and final for all purposes of this Agreement. If Parent and the Partnership are unable to agree upon the Disputed Items within ten (10) days after the delivery of a Dispute Notice by Parent to the Partnership, then the Disputed Items (but no others) may be referred by Parent or the Partnership for determination to KPMG LLP (or, if KPMG LLP is unable or unwilling to serve or if Parent and the Partnership otherwise agree, another nationally recognized accounting firm that has not had a material engagement with any Party or its Affiliates during the one (1) year prior to the date of the Dispute Notice, that is mutually selected by Parent and the Partnership). If Parent and the Partnership are unable to select a nationally recognized accounting firm within ten (10) Business Days of KPMG LLP declining to accept such engagement or because KPMG LLP is not independent as described in the prior sentence, either the Partnership or Parent may thereafter request that the American Arbitration Association make such selection (as applicable, KPMG LLP, the firm selected by the Partnership and Parent or the firm mutually selected by the American Arbitration Association is referred to herein as the “Independent Accountant”). Parent and the Partnership shall provide the Independent Accountant and the other Party with a statement of its position as to the amount for each Disputed Item within fifteen

(15) days from the date of the appointment of the Independent Accountant. The Independent Accountant shall make a written determination as promptly as practicable, but in any event within thirty (30) days after the date on which the dispute is referred to the Independent Accountant, by selecting from the position of either Parent or the Partnership as to each Disputed Item. The Independent Accountant shall be authorized to select only the position as to each Disputed Item as presented by either Parent or the Partnership. If at any time Parent or the Partnership resolve their dispute, then, notwithstanding the preceding provisions of this Section 6.18(e), the Independent Accountant’s involvement promptly shall be discontinued and the calculations of Pasadena Sale Net Proceeds shall be revised, if necessary, to reflect such resolution and thereupon shall be final and binding for all purposes of this Agreement. The Parties shall make readily available to the Independent Accountant all relevant books and records relating to the Pasadena Sale Net Proceeds and all other items reasonably requested by the Independent Accountant in connection with resolving the Disputed Items. The costs and expenses of the Independent Accountant shall be allocated between Parent, on the one hand, and the Partnership, on the other hand, in the same proportion that the aggregate amount of Disputed Items so submitted to the Independent Accountant that are ultimately unsuccessfully disputed by each such Party (as finally determined by the Independent Accountant) bears to the total amount of Disputed Items so submitted. The decision of the Independent Accountant shall be final and binding for all purposes of this Agreement.

(f) Parent acknowledges and agrees that the Partnership Ultimate Parent, from and after Closing, shall be entitled to participate in, and control, the resolution of any Disputed Items on behalf of the Partnership.

6.19 Financing Cooperation.

(a) Upon the request of Parent, the Partnership and its Subsidiaries shall execute and deliver, at the Closing, one or more supplemental indentures, officers’ certificates, board resolutions or other documents or instruments required for the due assumption of, and succession to, the Second Lien Notes and related guarantees, security documents, intercreditor agreements and other similar agreements and instruments (collectively, the “Second Lien Notes Documents”) to the extent required by the terms of such Second Lien Notes Documents, and the Partnership and its Subsidiaries shall provide, at the sole cost of Parent, all assistance reasonably required by Parent in connection with obtaining the execution of such instruments by any other required parties.

(b) In the event that Parent desires to consummate an exchange offer, tender offer, repurchase offer, consent solicitation, discharge, defeasance, redemption or similar transaction, or any combination thereof (collectively, the “Debt Transactions”) with respect to the Second Lien Notes, the Partnership and its Subsidiaries shall use their respective commercially reasonable efforts to, and shall use commercially reasonable efforts to cause their respective Representatives (including the trustee and collateral trustee for the Second Lien Notes) to, cooperate in good faith to permit such Debt Transactions to be effected on such terms, conditions and timing as reasonably requested by Parent, including if so requested by Parent, causing the Debt Transactions to be consummated substantially concurrently with, but not prior to, the Closing. Upon request of Parent, the Partnership and its Subsidiaries shall execute and deliver one or more supplemental indentures, board resolutions, officers’ certificates or other documents or instruments reasonably required in connection therewith (it being understood such documentation may be required to be executed and delivered and such amendments to the Second Lien Notes Documents may be required to be effectuated prior to Closing so long as any such amendments cease to be effective if Closing does not occur). For the avoidance of doubt, the consummation of any Debt Transaction shall not be a condition to Closing.

(c) Parent shall prepare all necessary and appropriate documentation in connection with any Debt Transactions, and the Partnership shall have a reasonable opportunity to review and comment upon such documents (the “Offer Documents”). The parties hereto shall, and shall cause their respective Subsidiaries and Representatives to, reasonably cooperate with each other in the preparation of the Offer Documents. If, at any time prior to the completion of the Debt Transactions, the Partnership or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall use commercially reasonable efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Partnership or its Subsidiaries to the holders of the Second Lien Notes.

(d) In connection with any Debt Transaction, Parent may select one or more dealer managers, information agents, solicitation agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Partnership, to provide assistance in connection therewith, and the Partnership shall, and shall cause its Subsidiaries to, enter into customary agreements with such parties so selected; provided, that neither the Partnership nor any of its Subsidiaries shall be required to indemnify, defend or hold harmless, or pay the fees or reimburse the costs and expenses of, any such party, which indemnification, fee and reimbursement obligations shall be borne by Parent pursuant to separate agreements with such parties to which neither the Partnership nor any of its Subsidiaries shall be a party or have any obligations under.

(e) The Partnership shall, and shall cause its Subsidiaries to, at the reasonable request of Parent, deliver all notices and to take all other actions required to facilitate (i) the termination of commitments in respect of the GE Credit Facility and (ii) the repayment in full of all obligations for borrowed money outstanding thereunder and the release of any Liens securing such indebtedness and guarantees in connection therewith on the Closing Date. In furtherance of the foregoing, the Partnership and its Subsidiaries that are party to the GE Credit Facility shall deliver to Parent on the Closing Date a payoff letter and related lien release documentation with respect to such indebtedness in form and substance customary for transactions of this type from General Electric Capital Corporation, as agent on behalf of the lenders under the GE Credit Facility, which payoff letter and related lien release documentation shall, among other things, include the payoff amount and provide that liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Partnership and its Subsidiaries that are party to the GE Credit Facility securing such indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the applicable payoff letter at or substantially concurrently with the Closing, be released and terminated, provided, that Parent shall provide all funds required to effect all such repayments at or substantially concurrently with the Closing.

(f) From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, the Partnership shall, and the Partnership shall cause each of its Included Subsidiaries, and shall use commercially reasonable efforts to cause their Representatives (including their auditors) to, use commercially reasonable efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding the Included Subsidiaries for use in marketing and offering documents and assisting in the preparation of pro forma financial statements) as reasonably requested by Parent to assist Parent in (i) the arrangement of any bank debt financing or any capital markets debt financing for the purposes of financing the payment of the Cash Consideration and (ii) any other amounts required to be paid in connection with the consummation of such transactions, any repayment of refinancing of debt contemplated by this Agreement or required in connection with the transactions contemplated by this Agreement; provided, however, that (x) no obligation or liability of the Included Subsidiaries under such bank debt financing or any capital markets debt financing shall be effective prior to the Closing and (y) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operation of the Partnership and its Included Subsidiaries.

(g) Notwithstanding any other provision of this Agreement, Parent shall indemnify and hold harmless the Partnership and each of its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorneys’ fees) interest, awards, judgments and penalties suffered or incurred in connection with any and all of the matters contemplated by this Section 6.19 (other than arising from a material misstatement or omission on the part of the Partnership or its Subsidiaries), whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated. Parent shall, promptly upon request by the Partnership, reimburse the Partnership for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Partnership or its Subsidiaries in connection with this Section 6.19, whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated.

(h) Parent shall provide the Partnership with true and correct copies of any material documents in connection with any consent solicitation, tender offer, bank debt financing or capital markets debt financing proposed or entered into for the purposes of financing the payment of the Cash Consideration. As and when requested by the Partnership, Parent shall keep the Partnership reasonably informed of any material developments with respect to any such transaction (including by providing copies to the Partnership of any amendments or supplements to, or replacements of, the any material documents in connection with any such transaction) until the first to occur of the Closing Date and the termination of this Agreement in accordance with its terms.

(i) The Parent Entities acknowledge and agree that obtaining any consent solicitation, tender offer, bank debt financing or capital markets debt financing is not a condition to their obligations to effect the Closing and the Mergers. For the avoidance of doubt, if any financing, has not been obtained, the Parent Entities shall each continue to be obligated, subject to satisfaction or waiver of the conditions set forth in Article II, to consummate the Mergers and the other transactions contemplated by this Agreement.

6.20 Spin-Off Transactions.

(a) If the Partnership has not consummated a Qualified Pasadena Sale by the date that is sixty (60) days from the date of this Agreement (the “Spin-Off Trigger Date” and such non-consummation of a Qualified Pasadena Sale by the Spin-Off Trigger Date, a “Spin-Off Trigger Event”), (i) the Partnership shall promptly take, or cause its Subsidiaries to take, such actions as are reasonably necessary to form SpinCo and (if SpinCo is a limited partnership) the general partner of SpinCo (“SpinCo GP”) and (ii) the Partnership, the Partnership GP, SpinCo and (if SpinCo is a limited partnership) SpinCo GP shall enter into a Separation and Distribution Agreement in substantially the form attached hereto as Annex A, with only such changes thereto as consented to by Parent (such consent not to be unreasonably withheld, conditioned or delayed) (the “Separation Agreement”), pursuant to which, on the terms and conditions set forth therein, (A) the Partnership will contribute, transfer, assign, convey and deliver all of its direct or indirect right, title and interest in and to the Transferred Assets (as defined in the Separation Agreement) (the “Transferred Assets”) to SpinCo, and SpinCo shall accept, assume and agree faithfully to perform, discharge and fulfill the Assumed Liabilities (as defined in the Separation Agreement) (the “Separation”), and (B) the Partnership will effect a distribution of SpinCo Common Units representing a 100% limited partnership or limited liability company interest in SpinCo to the Partnership Unitholders pursuant to a special distribution (the “Pasadena Distribution” and, together with the Separation, the “Spin-Off Transaction”). For the avoidance of doubt, the Partnership may continue to pursue a Qualified Pasadena Sale after the Spin-Off Trigger Event has occurred.

(b) In the event of a Spin-Off Trigger Event, from and after the Spin-Off Trigger Date, subject to the terms and conditions of the Separation Agreement, the Partnership shall use its commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Spin-Off Transaction and the other transactions contemplated by the Separation Agreement, in coordination with the Closing. Without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), none of Partnership, Partnership GP, SpinCo or (if SpinCo is a limited partnership) SpinCo GP shall (i) terminate the Separation Agreement, (ii) amend or waive any provision of the Separation Agreement in a manner that is materially adverse to the Partnership, Partnership GP or Parent or any of its Affiliates or that would prevent or materially impede or delay the consummation of the Merger or (iii) agree to any place of arbitration other than Wilmington, Delaware under Section 4.4(d) of the Separation Agreement.

(c) As promptly as practicable following the date of this Agreement, the Partnership will take such actions as are reasonably necessary to prepare a Form 10 with respect to the Spin-Off Transaction, including by preparing any financial statements required to be included therein with respect to SpinCo and its business. In the event of a Spin-Off Trigger Event, the Partnership will, and will cause the Spin-Off Companies to, file with the SEC a Form 10 with respect to the Spin-Off Transaction as soon as practicable following the Spin-Off Trigger Date; provided, however, that the Partnership may elect to file such Form 10 at an earlier date.

(d) Parent will cooperate with and use commercially reasonable efforts to facilitate the Spin-Off Transaction as contemplated in the Separation Agreement.

(e) Subject to the terms and conditions of this Agreement, unless a Qualified Pasadena Sale is consummated, during the Pre-Closing Period, each of the Parent Entities, on the one hand, and the Partnership Entities, on the other hand, will cooperate with the other and use (and will cause their respective Subsidiaries to use) commercially reasonable efforts to consummate the Spin-Off Transaction in a manner that complies with any applicable Partnership Material Contracts, including by taking the actions contemplated by Section 6.20(e) of the Parent Disclosure Schedule.

6.21 Services Agreement. At or prior to the Closing, the Partnership Entities shall enter into, and shall cause their respective Included Subsidiaries to enter into, a termination and release agreement with Partnership Parents pursuant to which the Services Agreement shall be terminated without any further liability to the parties thereto and the Partnership Entities and their respective Included Subsidiaries, on the one hand, and each Partnership Parent on behalf of itself and its Affiliates (other than the Partnership Entities and their Subsidiaries), on the other hand, shall release each other from all liabilities arising prior to Closing thereunder; provided, however, that the obligations of the Partnership and the Included Subsidiaries to reimburse Partnership Parents or their Affiliates for reasonable out-of-pocket costs under the Services Agreement incurred prior to the date of such termination shall survive such termination.

6.22 Assignment of Certain Merger Consideration by Partnership Parent. Parent acknowledges that it has been advised by Partnership Parents that, contemporaneous with the execution of this Agreement and the Merger Agreement, Partnership Parents are entering into an agreement with certain investment funds affiliated with or managed by GSO Capital Partners LP (the “GSO Funds”) that presently hold outstanding equity securities and term loans issued or incurred by Partnership Parents or their Affiliates (the “Existing GSO Investment”) pursuant to which, among other things, conditioned upon the Closing, Partnership Parents have agreed to exchange certain of the Unit Consideration receivable by them with the GSO Funds in exchange for a portion of the Existing GSO Investment (the “GSO Exchange”). In connection with the GSO Exchange, Parent agrees, and agrees to cause its Subsidiaries and the Exchange Agent, upon the written request of Partnership Parents, to cause such Unit Consideration to be directly issued to, and recorded in the name of, the GSO Funds as directed by the Partnership Parents, such issuance to be effected on the books of Parent and its transfer agent on the Closing Date. The Parties agree that such assignment shall be in lieu of Parent issuing such Unit Consideration to the Partnership Parents and the Partnership Parents transferring such Unit Consideration to the GSO Funds in exchange for a portion of the Existing GSO Investment.

6.23 Transition Services Agreement. In order to ensure the orderly transition of the business of the Partnership and its Included Subsidiaries to Parent, Partnership shall negotiate in good faith with the Partnership Parents a Transition Services Agreement (the “Transition Services Agreement”) between the Partnership and the Partnership Parents or its Affiliates, pursuant to which the Partnership Parents or their Affiliates shall provide customary human resources, information technology and financial reporting, tax, treasury, insurance, legal and other general support services to the Partnership, and which shall be executed and delivered by the parties thereto and become effective as of the Closing. The service fee for such services shall include all direct and indirect costs incurred by a service provider other than share-based compensation, subject to escalation, advance notice of termination and other terms as mutually agreed upon by the parties.

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGERS

7.1 Mutual Closing Conditions. The obligations of each of the Parties to consummate the Mergers are conditioned upon the satisfaction at or prior to the Closing (or, waiver by both the Partnership and Parent to the extent permitted by applicable Law) of each of the following conditions:

(a) This Agreement and the Mergers shall have been approved by the affirmative vote or consent of holders, as of the record date for the Partnership Meeting, of a majority of the outstanding Partnership Common Units (the “Partnership Unitholder Approval”).

(b) All applicable waiting periods under the HSR Act shall have expired or been terminated.

(c) No Law, order, judgment or injunction (whether preliminary or permanent) shall have been issued, enacted or promulgated by a court of competent jurisdiction or other Governmental Authority restraining or prohibiting a Party from consummating the transactions contemplated by this Agreement (brought by a Third Party) is in effect.

(d) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) The Parent Common Units deliverable to the holders of Partnership Common Units as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

7.2 Additional Partnership Conditions to Closing. The obligation of the Partnership Entities to consummate the Mergers is further conditioned upon satisfaction (or waiver by the Partnership to the extent permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) (i) The representations and warranties of Parent contained in this Agreement (other than in Sections 5.1, 5.2, 5.3, 5.4 and 5.9(a)) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) the representations and warranties of Parent contained in Sections 5.1, 5.3 and 5.4 shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) in all material respects as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties of Parent contained in Section 5.2 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies and (iv) the representations and warranties of Parent contained in Section 5.9(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such time.

(b) Each and all of the agreements and covenants of the Parent Entities to be performed and complied with pursuant to this Agreement on or prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) The Partnership shall have received a certificate signed by the Chief Executive Officer of Parent, dated as of the Closing Date, to the effect set forth in Section 7.2(a) and Section 7.2(b).

(d) The Partnership shall have received opinions of Latham & Watkins or other nationally recognized tax counsel reasonably satisfactory to the Partnership (which the Partnership agrees for purposes of this Section 7.2(d) shall include Vinson & Elkins) dated as of the Closing Date to the effect that for U.S. federal income tax purposes,

(i) except to the extent that the Section 707 Consideration causes the transaction to be treated as a Disguised Sale, holders of Public Common Units (other than holder of Parent Affiliate Units) will not recognize any income or gain as a result of the Partnership Merger (other than any gain resulting from (A) any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code, or (B) any liabilities incurred other than in the ordinary course of business of Partnership or a Subsidiary of the Partnership); provided that such opinion shall not extend to any holder who acquired Common Units from the Partnership in exchange for property other than cash; and

(ii) at least 90% of the gross income of the Partnership for all of the calendar year prior to the year including the Closing Date and all calendar quarters of the calendar year including the Closing Date ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

In rendering such opinions, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the Parent Entities and the Partnership and any of their respective Affiliates, including those contained in this Agreement and in the Officer’s Certificates described in Section 6.17.

7.3 Additional Parent Conditions to Closing. The obligations of the Parent Entities to consummate the Mergers is further conditioned on satisfaction (or waiver by Parent to the extent permitted by applicable Law) at or prior to the Closing of each of the following conditions; provided, however, that the condition set forth in Section 7.3(g) may not be waived by Parent):

(a) (i) The representations and warranties of the Partnership contained in this Agreement (other than in Sections 4.1, 4.2, 4.3, 4.4, 4.7(e), 4.9(a) and 4.18) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (ii) the representations and warranties of the Partnership contained in Sections 4.1, 4.4, 4.7(e) and 4.18 shall be true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) in all material respects as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties of the Partnership contained in Sections 4.2 and 4.3 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies and (iv) the representations and warranties of the Partnership contained in Section 4.9(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such time.

(b) Each and all of the agreements and covenants of the Partnership Entities to be performed and complied with pursuant to this Agreement on or prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Parent shall have received a certificate signed by the Chief Executive Officer of the Partnership, dated the Closing Date, to the effect set forth in Section 7.3(a) and Section 7.3(b).

(d) Partnership Parents shall have executed and delivered to Parent a counterpart of the Transition Services Agreement.

(e) There shall not exist and be continuing an event of default under the Second Lien Indenture, other than any event of default resulting from the consummation of the Spin-Off Transaction in the manner specified on Section 6.20(e) of the Parent Disclosure Schedule.

(f) Parent shall have received an opinion from Vinson & Elkins or other nationally recognized tax counsel reasonably satisfactory to Parent (which Parent agrees for purposes of this Section 7.3(f) shall include Latham & Watkins) dated as of the Closing Date to the effect that for U.S. federal income tax purposes,

(i) Parent will not recognize any income or gain as a result of the Mergers (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code);

(ii) no gain or loss will be recognized by holders of Parent Common Units as a result of the Mergers (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code); and

(iii) at least 90% of the combined gross income of Parent and the Partnership for all of the calendar year prior to the year including the Closing Date and all calendar quarters of the calendar year including the Closing Date ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the Parent Entities and the Partnership and any of their respective Affiliates, including those contained in this Agreement and in the Officer’s Certificates described in Section 6.17.

(g) Either (i) a Qualified Pasadena Sale shall have been consummated or (ii) the Spin-Off Transactions shall have been consummated, in each case, in accordance with the provisions of this Agreement and, if applicable, the Separation Agreement.

(h) Parent shall have received from each of the Partnership Ultimate Parent and Rentech Nitrogen Holdings, Inc. a properly executed certification of non-foreign status in the form prescribed in Treasury Regulations Section 1.1445-2(b)(2).

(i) Parent shall have received the written resignation of each member of the Partnership Board and each officer of the Partnership GP, dated and effective as of the Effective Time.

ARTICLE VIII TERMINATION

8.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by the mutual written consent of the Partnership and Parent;

(b) by the Partnership or Parent if there is in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the Parties from consummating the transactions contemplated by this Agreement; provided, that the right to terminate this Agreement under this Section 8.1(b) is not available to the Partnership, on the one hand, or Parent, on the other hand, if such order was primarily due to the failure of any Partnership Entity, on the one hand, or any of Parent or the Merger Subs, on the other hand, to perform any of its obligations under this Agreement;

(c) by Parent if (i) any Partnership Entity has breached or failed to perform any of its covenants or agreements set forth in this Agreement, or (ii) if any representation or warranty of the Partnership is or becomes untrue, and, with respect to either (i) or (ii) above, the conditions set forth in Sections 7.3(a) or (b) would not be satisfied and such breach, failure to perform or untruth is incapable of being cured (or become true) or, if capable of being cured (or become true), is not cured (or become true) by the earlier of (x) the Outside Date or (y) thirty (30) days following receipt by the Partnership of notice of such breach, failure or untruth from Parent;

(d) by the Partnership if (i) Parent or either Merger Sub has breached or failed to perform any of its covenants or agreements set forth in this Agreement, or (ii) if any representation or warranty of Parent or the Merger Subs is or becomes untrue, and, with respect to either (i) or (ii) above, the conditions set forth in Sections 7.2(a) or (b) would not be satisfied and such breach, failure to perform or untruth is incapable of being cured (or become true) or, if capable of being cured (or become true), is not cured (or become true) by the earlier of (x) the Outside Date or (y) thirty (30) days following receipt by Parent of notice of such breach from the Partnership;

(e) by the Partnership or Parent if the Closing does not occur on or before April 30, 2016 (as such date may be extended in accordance with this Agreement, the “Outside Date”); provided, however, that if at the Outside Date, all of the conditions set forth in Article VII have been satisfied or shall be capable of being satisfied at such time other than the conditions set forth in Section 7.3(g), the Outside Date may be extended by either Parent or the Partnership by written notice to the other Party to May 31, 2016, which shall thereafter be deemed to be the Outside Date; provided, further, that neither Parent nor the Partnership may terminate this Agreement or extend the Outside Date pursuant to this Section 8.1(e) if the failure of the Closing to occur is due to the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Party prior to the Closing;

(f) by the Partnership or Parent if the Partnership Meeting has concluded and the Partnership Unitholder Approval has not been obtained;

(g) by Parent, if a Partnership Change in Recommendation has occurred;

(h) by the Partnership, prior to the Partnership Meeting, in order to enter into a binding definitive agreement relating to a Superior Proposal; provided that the Partnership would be permitted to effect a Partnership Change in Recommendation under Section 6.5, has complied with its obligations in Section 6.5 and paid the Termination Fee in accordance with Section 8.4(d)); or

(i) by Parent, if (A) the Partnership shall have committed a Willful Breach of its obligations under Section 6.5, or (B) Partnership Ultimate Parent committed a Willful Breach of its obligations under the Partnership Support Agreement.

8.2 Procedure Upon Termination. In the event of termination of this Agreement by Parent or the Partnership, or both, pursuant to Section 8.1, written notice thereof will forthwith be given to the Other Parties, and this Agreement will terminate without further action by Parent or the Partnership.

8.3 Effect of Termination. In the event that this Agreement is validly terminated as provided in Section 8.1, then each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to Parent or the Partnership; provided, that the agreements and obligations of the Parties set forth in this Section 8.3, Section 6.8, Section 6.16, Section 6.19(g), Section 8.4 and Article IX hereof will survive any such termination and are enforceable hereunder; provided further, that nothing in this Section 8.3 relieves any of Parent or the Partnership of any liability for fraud or any Willful Breach of any covenant or agreement contained herein occurring prior to termination, or a breach of the Confidentiality Agreements, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity (including, in the case of Parent, liability for damages arising out of such fraud or Willful Breach of any covenant or agreement contained herein based on the Merger Consideration that would have otherwise been payable to the Partnership Unitholders up to the amount of the Termination Fee). “Willful

Breach” means a material breach that is the consequence of an act or omission by a Party with the actual knowledge of such party that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of (x) this Agreement or (y) in the case of Section 8.1(i)(B), the Support Agreement.

8.4 Fees and Expenses.

(a) In the event this Agreement is terminated by (i) the Partnership or Parent pursuant to Section 8.1(e) (Outside Date) and, at the time of such termination, the condition set forth in Section 7.3(g) (Qualified Pasadena Sale or Spin Out Transactions) has not been satisfied, (ii) the Partnership or Parent pursuant to Section 8.1(f) (No Partnership Unitholder Approval), or (iii) by Parent pursuant to Section 8.1(c) (Partnership Entity Breach) or Section 8.1(i) (Breach of No Shop), the Partnership shall pay Parent (or its designated Affiliate) an amount equal to $10,000,000 (as a reimbursement of expenses) (the “Parent Expenses Amount”) within two (2) Business Days after such termination; provided, however, that in no event shall the Partnership have any obligation to make any such payment if, at the time of such termination, this Agreement was terminable by the Partnership pursuant to Section 8.1(d) (Parent Entity Breach). In the event this Agreement is terminated by the Partnership pursuant to Section 8.1(d) (Parent Entity Breach), Parent shall pay the Partnership (or its designated Affiliate) an amount equal to $10,000,000 (as a reimbursement of expenses) (the “Partnership Expenses Amount”) within two (2) Business Days after such termination; provided, however, that in no event shall Parent have any obligation to make any such payment if, at the time of such termination, this Agreement was terminable by Parent pursuant to Section 8.1(c) (Partnership Entity Breach).

(b) In the event that (i) an Alternative Proposal is publicly proposed or publicly disclosed or otherwise communicated to the Partnership Board prior to, and not withdrawn prior to the date of the Partnership Meeting, (ii) this Agreement is terminated by the Partnership or Parent pursuant to Section 8.1(f) (No Partnership Unitholder Approval), and (iii) the Partnership enters into a definitive agreement with respect to an Alternative Proposal or an Alternative Proposal is consummated within twelve (12) months after the date this Agreement is terminated, then the Partnership will pay to Parent (or its designated Affiliate) the Termination Fee, plus, if not previously paid pursuant to Section 8.4(a), the Parent Expenses Amount, upon the consummation of any such transaction. For purposes of this Section 8.4(b), the term “Alternative Proposal” has the meaning assigned to such term in Section 6.5(f)(i), except that the references to “15% or more” are deemed to be references to “more than 50%.”

(c) In the event that (i) this Agreement is terminated by (A) Parent pursuant to Section 8.1(c) (Partnership Entity Breach) or (B) either Parent or the Partnership pursuant to Section 8.1(e) (Outside Date), (ii) an Alternative Proposal is publicly proposed or publicly disclosed or otherwise communicated to the Partnership Board prior to, and not withdrawn at the time of, such termination, and (iii) the Partnership enters into a definitive agreement with respect to an Alternative Proposal or an Alternative Proposal is consummated within twelve (12) months after the date this Agreement is terminated, then the Partnership will pay to Parent (or its designated Affiliate) the Termination Fee, plus, if not previously paid pursuant to Section 8.4(a), the Parent Expenses Amount, upon the consummation of any such transaction. For purposes of this Section 8.4(c), the term “Alternative Proposal” has the meaning assigned to such term in Section 6.5(f)(i), except that the references to “15% or more” are deemed to be references to “more than 50%.”

(d) In the event this Agreement is terminated by Parent pursuant to Section 8.1(g) (Partnership Change in Recommendation), then the Partnership will pay to Parent (or its designated Affiliate) the Termination Fee, plus the Parent Expenses Amount, within two (2) Business Days of such termination by Parent.

(e) In the event this Agreement is terminated by the Partnership pursuant to Section 8.1(h) (Superior Proposal), then the Partnership will immediately prior to or simultaneously with such termination pay to Parent (or its designated Affiliate) the Termination Fee, plus the Parent Expenses Amount.

(f) In the event that (i) this Agreement is terminated (A) by either Parent or the Partnership pursuant to Section 8.1(e) (Outside Date) and, at the time of such termination, the condition set forth in Section 7.3(g)

(Qualified Pasadena Sale or Spin Out Transactions) has not been satisfied, or (B) by Parent pursuant to Section 8.1(i) (Breach of No Shop), and (ii) the Partnership enters into a definitive agreement with respect to an Alternative Proposal or an Alternative Proposal is consummated within twelve (12) months after the date this Agreement is terminated, then the Partnership will pay to Parent (or its designated Affiliate) the Termination Fee, plus, if not previously paid pursuant to Section 8.4(a), the Parent Expenses Amount, upon the consummation of any such transaction. For purposes of this Section 8.4(f), the term “Alternative Proposal” has the meaning assigned to such term in Section 6.5(f)(i), except that the references to “15% or more” are deemed to be references to “more than 50%.”

(g) Any payment of the Termination Fee, the Parent Expenses Amount or the Partnership Expenses Amount will be made in cash by wire transfer of same day funds to an account designated in writing by the recipient of such payment. In no event shall the Partnership be required under any circumstances to pay the Parent Expenses Amount more than once hereunder or the Termination Fee more than once hereunder.

(h) Each of the Parties acknowledges that the provisions of this Section 8.4 are an integral part of the transactions contemplated hereby and that, without these agreements, the Other Parties would not enter into this Agreement. The Parties agree that in the event that the Partnership pays (i) the Parent Expenses Amount to Parent (or its designated Affiliate) pursuant to Section 8.4(a) or (ii) both the Parent Expense Amount and the Termination Fee to Parent (or its designated Affiliate), in each case the Partnership will have no further liability to Parent of any kind in respect of this Agreement and the transactions contemplated hereby (except in the case of clause (i), for any payment of the Termination Fee under Section 8.4(b), 8.4(c) or 8.4(f)), and that, in the event that Parent pays the Partnership Expenses Amount to the Partnership (or its designated Affiliate), Parent will have no further liability to the Partnership of any kind in respect of this Agreement and the transactions contemplated hereby; provided, however, that none of the payment of the Termination Fee, the Parent Expenses Amount or the Partnership Expenses Amount nor anything else in this Section 8.4 shall relieve any Party or any of their respective Affiliates of any liability for fraud or any Willful Breach occurring prior to termination of this Agreement.

(i) As used herein, “Termination Fee” means a cash amount equal to $31,200,000.

(j) If in order to obtain any payment of the Termination Fee or the Parent Expenses Amount, in the case of Parent, or the Partnership Expenses Amount, in the case of the Partnership, Parent or the Partnership, as applicable, commences a suit that results in judgment for such Party, then Other Party shall also pay such Party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit.

ARTICLE IX MISCELLANEOUS

9.1 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval, by written agreement of the Parties hereto, by action taken or authorized by the Partnership Board or the Parent Board, as applicable; provided, however, that following receipt of the Partnership Unitholder Approval, there will be no amendment or change to the provisions of this Agreement that by applicable Law would require further approval by the Partnership Unitholders without such further approval. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., pdf) will be effective as delivery of a manually executed counterpart hereof.

9.3 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.

9.4 Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by facsimile transmission, or mailed through a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as specified by like notice, provided, that notices of a change of address will be effective only upon receipt thereof):

(a)	If to Parent or the Merger Subs, to:

CVR GP, LLC

10 East Cambridge Circle Drive, Suite 250

Kansas City, Kansas 66103

Attention: General Counsel

Facsimile: (913) 982-0976

With copies to (which does not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Jeffery B. Floyd and E. Ramey Layne

Facsimile: (713) 615-5660

(b)	If to the Partnership, to:

Rentech Nitrogen Partners, L.P.

10877 Wilshire Boulevard, 10th Floor

Los Angeles, California

Attention: Chief Financial Officer and General Counsel

Facsimile: 310-208-7165

With copies to (which does not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Anthony J. Richmond and David A. Zaheer

Facsimile: (650) 463-2600

Notices will be deemed to have been received (x) on the date of receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery) or (y) on the date five (5) Business Days after dispatch by certified or registered mail.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the Parties without the prior written consent of the Other Parties. Any purported assignment not permitted under this Section 9.5 shall be null and void. Notwithstanding the other provisions of this Section 9.5, each Party shall be entitled to assign all or a portion of its rights described in Article VIII to one or more Affiliates of such Party.

9.6 Entire Understanding; No Third-Party Beneficiaries. This Agreement (including the Partnership Disclosure Schedule, the Parent Disclosure Schedule and any certificates delivered by any Party pursuant this Agreement) together with the Confidentiality Agreements, the Registration Rights Agreement, the Separation Agreement, the Transition Services Agreement, the Transaction Agreement and the Partnership Support Agreement, constitute the entire agreement and understanding of the Parties with respect to the matters herein and therein and supersede all prior agreements and understandings on such matters. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Mergers and the other transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the Mergers or the other transactions contemplated hereby shall be those remedies available at law or in equity for breach of contract only; and the Parties hereby agree that neither Party shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement. The provisions of this Agreement are binding upon, inure solely to the benefit of the Parties hereto and their respective successors and assigns, and no provision of this Agreement is intended to or should confer any rights, benefits, remedies, or claims hereunder upon any Person other than the Parties hereto and their respective successors and permitted assigns and, except (a) as provided in Section 6.11 (which will be to the benefit of the Persons referred to in such Section), (b) as provided in Section 9.10 (which will be to the benefit of Nonparty Affiliates referred to in such Section), (c) following the Effective Time, as provided in Section 3.5(a) (which will be to the benefit of the Continuing Employees referred to in such Section), (d) the rights of the Partnership to pursue claims for damages and other relief, including equitable relief, for Parent’s or any Merger Sub’s breach or wrongful termination of this Agreement, including for fraud or Willful Breach as provided in Section 8.3, and (e) following the Effective Time, the rights of holders of Partnership Common Units to receive the Merger Consideration; provided, however, that the rights granted pursuant to clause (d) are enforceable only by the Partnership, on behalf of the holders of Partnership Common Units, in the Partnership’s sole discretion, and any damages, settlements or other amounts recovered or received by the Partnership with respect to such rights may, in the Partnership’s sole discretion, be (i) distributed, in whole or in part, by the Partnership to the holders of Partnership Common Units of record as of any date determined by the Partnership or (ii) retained by the Partnership for the use and benefit of the Partnership on behalf of tis unitholders in any manner the Partnership deems fit.

9.7 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

9.8 Exclusive Jurisdiction in Delaware.

(a) Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim shall be heard and determined in such Delaware court or in such Federal court, as applicable. The Parties agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

(b) Each of the Parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court located in the State of Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.

9.9 Waiver of Jury Trial. To the extent not prohibited by applicable Law that cannot be waived, each Party hereby irrevocably waives and covenants that it will not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any issue, claim, demand, action or cause of action arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, whether now existing or hereafter arising and whether sounding in tort or contract or otherwise. Any Party may file an original counterpart or a copy of this Section 9.9 with any court as written evidence of the consent of each such Party to the waiver of its right to trial by jury.

9.10 No Recourse. This Agreement may only be enforced against, and any claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) may only be made against, the entities that are expressly identified as Parties hereto. No Person who is not a Party, including without limitation any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of, and any financial advisor or lender to, any Party, or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”) shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach. To the maximum extent permitted by applicable Law, each Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by applicable Law, (a) each Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

9.11 Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.11 in the Delaware Court of Chancery or any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) such Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.12 Survival. If the Closing occurs, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing, except Article I, Article II, Article III, Section 6.8, Section 6.10, Section 6.11, Section 6.13, Section 6.15, Section 6.16, the last sentence of Section 6.18(c), Section 6.18(e), Section 6.18(f), Section 6.19(g) and Article IX will survive the Closing.

(signature pages follow)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

CVR PARTNERS, LP

By: CVR GP, LLC, its general partner

By:	/s/ Mark A. Pytosh
Name:	Mark A. Pytosh
Title:	Chief Executive Officer and President

LUX MERGER SUB 1 LLC

By:	/s/ Mark A. Pytosh
Name:	Mark A. Pytosh
Title:	Chief Executive Officer and President

LUX MERGER SUB 1 LLC

By:	/s/ Mark A. Pytosh
Name:	Mark A. Pytosh
Title:	Chief Executive Officer and President

Signature Page to Merger Agreement

RENTECH NITROGEN PARTNERS, L.P.

By: Rentech Nitrogen GP, LLC, its general partner

By:	/s/ Keith B. Forman
Name:	Keith B. Forman
Title:	Chief Executive Officer

RENTECH NITROGEN GP, LLC

By:	/s/ Keith B. Forman
Name:	Keith B. Forman
Title:	Chief Executive Officer

Signature Page to Merger Agreement

Annex B

August 9, 2015

Board of Directors

Rentech Nitrogen Partners, L.P.

10877 Wilshire Boulevard, 10th Floor

Los Angeles, California

Members of the Board:

We understand that Rentech Nitrogen Partners, L.P. (“RNF” or the “Partnership”), Rentech Nitrogen GP, LLC, the general partner of the Partnership (“RNF GP”), CVR Partners LP (the “Buyer”) and two wholly owned subsidiaries of the Buyer (“MergerSub 1” and “MergerSub 2”, respectively) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which would provide, among other things, for the mergers of (i) MergerSub 1 with and into RNF GP and (ii) MergerSub 2 with and into the Partnership (the “Merger”), with RNF GP and the Partnership as the surviving entities. Pursuant to the Merger, each outstanding common unit representing limited partner interests of the Partnership (the “Partnership Common Units”), other than common units held by the Buyer, the Partnership or any wholly owned subsidiary of the Buyer or the Partnership, will be converted into the right to receive $2.57 in cash (the “Cash Consideration”) and 1.04 common units (the “Unit Consideration”, and together with the Cash Consideration, the “Merger Consideration”) representing limited partner interests of the Buyer (the “Buyer Common Units”), subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We further understand that approximately 60% of the outstanding Partnership Common Units are owned by indirect wholly owned subsidiaries of Rentech, Inc. (“Rentech”).

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of the Partnership Common Units pursuant to the Merger Agreement is fair from a financial point of view to the holders of the Partnership Common Units (other than Rentech and the Buyer and its affiliates).

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Partnership and the Buyer, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Partnership and the Buyer, respectively;

3)	Reviewed certain financial projections prepared by the management of the Partnership (the “Partnership Projections”);

4)	Reviewed certain financial projections prepared by the management of the Buyer (the “Buyer Projections”);

5)	Discussed the past and current operations and financial condition and the prospects of the Partnership, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Partnership;

6)	Discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

7)	Reviewed the reported prices and trading activity for the Partnership Common Units and the Buyer Common Units;

8)	Compared the financial performance of the Partnership and the Buyer and the prices and trading activity of the Partnership Common Units and the Buyer Common Units with that of certain other publicly-traded companies and master limited partnerships comparable with the Partnership and the Buyer, respectively, and their securities;

9)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

10)	Participated in certain discussions and negotiations among representatives of the Partnership and the Buyer and certain parties and their financial and legal advisors;

11)	Reviewed the Merger Agreement and certain related documents; and

12)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Partnership and the Buyer, and formed a substantial basis for this opinion. With respect to the Partnership Projections and the Buyer Projections (collectively, the “Projections”) and with respect to the information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Partnership and the Buyer of the future financial performance of the Partnership and the Buyer. At your direction, our analysis relating to the business and financial prospects of the Partnership and the Buyer for purposes of this opinion has been made on the bases of (i) the Partnership Projections and (ii) the Buyer Projections first provided to us on August 4, 2015, respectively. We have been advised by you, and have assumed, with your consent, that the Partnership Projections and the Buyer Projections first provided to us on August 4, 2015 are reasonable bases upon which to evaluate the business and financial prospects of the Partnership and the Buyer, respectively, and to disregard any previous Buyer Projections. We express no view as to the Partnership Projections and the Buyer Projections or the assumptions on which they were based, including the selection of the research analyst reports and financial projections from which such Projections were derived. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Partnership divest its interests in Rentech Nitrogen Pasadena Holdings, LLC or spin off the related assets and liabilities, and that the final Merger Agreement will not differ in any material respects from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, regulatory or actuarial advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Partnership and their legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory or actuarial matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Partnership’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of the Partnership Common Units in the transaction. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. We have not made any independent valuation or appraisal of the assets or liabilities of the Partnership or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Partnership in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Buyer or its affiliates and have received fees in connection with such services. Morgan Stanley may also seek to provide other financial advisory and financing services to the Buyer or the Partnership in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Partnership, or any other company or partnership, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Partnership only and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Partnership is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Units will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the unitholders of the Partnership should vote at the unitholder meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of Partnership Common Units pursuant to the Merger Agreement is fair from a financial point of view to the holders Partnership Common Units other than Rentech and the Buyer and its affiliates.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Richard Robinson
Richard Robinson Managing Director

RENTECH NITROGEN PARTNERS, L.P. 10877 WILSHIRE BLVD 10TH FLOOR LOS ANGELES, CA 90024

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CONTROL #

SHARES           123,456,789,012.12345

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                            123,456,789,012.12345

                            123,456,789,012.12345

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The Board of Directors recommends you vote FOR proposals 1 and 2.	For	Against	Abstain
1 To approve and adopt the Agreement and Plan of Merger, dated as of August 9, 2015, and the transactions contemplated thereby	☐	☐	☐

2      To approve, on an advisory, non-binding basis, the merger-related compensation payments that may be paid or become payable to Rentech Nitrogen's named executive officers in connection with the mergers

	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

RENTECH NITROGEN PARTNERS, L.P. Special Meeting of Unitholders February 15, 2016 10:00 AM, PT This proxy is solicited by the Board of Directors

The unitholder(s) hereby appoint(s) Colin M. Morris and Keith B. Forman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common units of RENTECH NITROGEN PARTNERS, L.P. that the unitholder(s) is/are entitled to vote at the Special Meeting of Unitholders to be held at 10:00 AM, PT on February 15, 2016 at the Company’s offices at 10877 Wilshire Blvd., 10th Floor, Los Angeles, California, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side